Exhibit 10.1

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
Dated as of April 18, 2013
among
AMH INTERMEDIATE HOLDINGS CORP.
(f/k/a CAREY INTERMEDIATE HOLDINGS CORP.),
as Holdings,
ASSOCIATED MATERIALS, LLC,
GENTEK HOLDINGS, LLC and
GENTEK BUILDING PRODUCTS, INC.,
as US Borrowers,
ASSOCIATED MATERIALS CANADA LIMITED,
GENTEK CANADA HOLDINGS LIMITED and
GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP,
as Canadian Borrowers,
The Several Lenders
from Time to Time Parties Hereto,
UBS AG, STAMFORD BRANCH,
as US Administrative Agent, US Collateral Agent, as a US Letter of Credit Issuer
and as a Canadian Letter of Credit Issuer,
UBS AG CANADA BRANCH,
as Canadian Administrative Agent and Canadian Collateral Agent,
WELLS FARGO CAPITAL FINANCE, LLC,
as Co-Collateral Agent,
UBS LOAN FINANCE LLC,
as Swingline Lender,

DEUTSCHE BANK AG NEW YORK BRANCH,
as a US Letter of Credit Issuer,

DEUTSCHE BANK AG CANADA BRANCH
as a Canadian Letter of Credit Issuer,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a US Letter of Credit Issuer and as a Canadian Letter of Credit Issuer,
_____________________________________________________________________________________________

UBS SECURITIES LLC,
DEUTSCHE BANK SECURITIES INC. and
WELLS FARGO CAPITAL FINANCE, LLC,
as Joint Lead Arrangers and Joint Bookrunners
and
DEUTSCHE BANK SECURITIES INC. and
WELLS FARGO CAPITAL FINANCE, LLC,
as Co-Syndication Agents

i

v

SCHEDULES

Schedule 1.1(a)	Commitments and Addresses of Lenders
Schedule 1.1(b)	Mortgaged Property
Schedule 1.1(c)	Existing Letters of Credit
Schedule 8.11(b)	Canadian Pension Plans
Schedule 8.12	Subsidiaries
Schedule 8.15	Owned Real Property
Schedule 9.17	Post-Closing Covenants
Schedule 10.1	Indebtedness
Schedule 10.2	Liens
Schedule 10.4	Dispositions
Schedule 10.5	Investments
Schedule 10.9	Negative Pledge Clauses
Schedule 10.12	Transactions with Affiliates
Schedule 13.2	Addresses for Notices

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	[RESERVED]
Exhibit B-2	[RESERVED]
Exhibit C-1	Form of US Mortgage
Exhibit C-2	Form of Canadian Mortgage
Exhibit D	Form of Perfection Certificate
Exhibit E-1	[RESERVED]
Exhibit E-2	[RESERVED]
Exhibit E-3	[RESERVED]
Exhibit E-4	[RESERVED]
Exhibit E-5	[RESERVED]
Exhibit F-1	Form of Notice of Borrowing
Exhibit F-2	Form of Letter of Credit Request
Exhibit G-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit G-2	Form of Osler, Hoskin & Harcourt LLP
Exhibit H	Form of Closing Certificate
Exhibit I	Form of Promissory Note (Revolving Credit and Swingline Loans)
Exhibit J-1	Form of US Intercompany Note
Exhibit J-2	Form of Canadian Intercompany Note
Exhibit K	Form of Borrowing Base Certificate
Exhibit L	[RESERVED]
Exhibit M	Form of Joinder Agreement
Exhibit N	Form of Solvency Certificate
Exhibit O	[RESERVED]
Exhibit P	Form of United States Tax Compliance Certificate

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (as may be further amended, modified and/or restated from time to time, this “Agreement”), dated as of April 18, 2013, among AMH INTERMEDIATE HOLDINGS CORP. (f/k/a CAREY INTERMEDIATE HOLDINGS CORP.), a Delaware corporation (“Holdings”, as hereinafter further defined), AMH NEW FINANCE, Inc. (f/k/a CAREY NEW FINANCE, INC.), ASSOCIATED MATERIALS, LLC, a Delaware limited liability company (the “Company”), GENTEK HOLDINGS, LLC, a Delaware limited liability company, and GENTEK BUILDING PRODUCTS, INC., a Delaware corporation (each together with the Company, individually, a “US Borrower” and collectively, the “US Borrowers”, as hereinafter further defined), ASSOCIATED MATERIALS CANADA LIMITED, an Ontario corporation, GENTEK CANADA HOLDINGS LIMITED, an Ontario corporation, and GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP, an Ontario limited partnership (each individually, a “Canadian Borrower” and, collectively, the “Canadian Borrowers”, as hereinafter further defined; the Canadian Borrowers, together with the US Borrowers, each individually, a “Borrower” and, collectively, the “Borrowers”), the banks, financial institutions and other institutional lenders and investors from time to time parties hereto (each individually, a “Lender” and collectively, the “Lenders”), UBS LOAN FINANCE LLC, as Swingline Lender, UBS AG, STAMFORD BRANCH, as US Administrative Agent, US Collateral Agent, as a US Letter of Credit Issuer and a Canadian Letter of Credit Issuer, UBS AG CANADA BRANCH, as Canadian Administrative Agent and Canadian Collateral Agent, WELLS FARGO CAPITAL FINANCE, LLC, as Co-Collateral Agent, DEUTSCHE BANK AG NEW YORK BRANCH, as a US Letter of Credit Issuer, DEUTSCHE BANK AG CANADA BRANCH, as a Canadian Letter of Credit Issuer, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as a US Letter of Credit Issuer and as a Canadian Letter of Credit Issuer.
RECITALS:
WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, the Borrowers, Holdings, the financial institutions signatory thereto as lenders (the “Existing Lenders”) and UBS AG, Stamford Branch, as US administrative agent and UBS AG Canada Branch, as Canadian administrative agent, in each case, for the applicable Existing Lenders, are party to a Revolving Credit Agreement, dated as of October 13, 2010 (as amended by Amendment No.1 and as otherwise amended prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, certain Existing Lenders and each of the other parties hereto wishes to and agrees to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein, including to extend the Maturity Date thereunder and to continue to make loans and other extensions of credit to the Borrowers on the terms and conditions set forth herein;
WHEREAS, in connection with such amendment and restatement, the Borrowers and Holdings have requested that the Lenders, Swingline Lender and Letter of Credit Issuers make available Revolving Credit Loans, Letters of Credit and/or Swingline Loans for the purposes specified in this Agreement in the maximum aggregate principal amount of $225,000,000 (as such amount may be adjusted pursuant to the terms of this Agreement);
WHEREAS, the Borrowers desire to continue to secure all of their Obligations under the Credit Documents by the security interests and liens heretofore granted to the US Collateral Agent, Canadian Collateral Agent and/or Co-Collateral Agent, as applicable, for the benefit of the Secured Parties, upon the Collateral pursuant to the Security Agreements; and
WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement and the other Credit Documents or evidence payment of all of such obligations and liabilities, and that this Agreement amends and restates the Existing Credit Agreement in its entirety.

AGREEMENT:
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree that, effective on the Closing Date, the Existing Credit Agreement shall be and hereby is amended and restated in its entirety to read as follows:
Section 1.Definitions
1.1    Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:
“ABR” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, for purposes of calculating the Eurodollar Rate pursuant to clause (c) above, the Eurodollar Rate for any day shall be based on the rate per annum appearing at approximately 11:00 a.m. (London time) on such day on the Reuters Screen LIBOR01 page for a period equal to one-month. If the US Administrative Agent is unable to ascertain the Federal Funds Effective Rate due to its inability to obtain sufficient quotations in accordance with the definition thereof, after notice is provided to the Company, the ABR shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate for an Interest Period of one month shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.
“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a)(i) and, in any event, shall include all Swingline Loans denominated in US Dollars.
“Additional Agreement” shall have the meaning provided in Section 2.19(c).
“Account Debtor” shall mean an “account debtor” as defined in Article 9 of the UCC or any Person who may become obligated to any Borrower under, with respect to, or on account of, an Account, chattel paper, intangibles or general intangibles of such Borrower (including a payment intangible) or any guarantor of performance of an Account.
“Accounts” shall mean all “accounts,” as such term is defined in the UCC or PPSA, as applicable, now owned or hereafter acquired by any Borrower, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper or instruments), (including any such obligations that may be characterized as an account or contract right under the UCC or the PPSA, as applicable), (b) all of each Borrower’s rights in, to and under all purchase orders or receipts for merchandise, goods or services, (c) all of each Borrower’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Borrower for property sold, leased, licensed, assigned or otherwise Disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of such Borrower), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.
“Acquired EBITDA” shall mean, with respect to any Pro Forma Entity for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Company and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its Subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.
“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
“Activation Notice” shall mean a US Activation Notice or a Canadian Activation Notice, as the context may require.
“Adjusted Total Revolving Credit Commitment” shall mean, at any time, the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.
“Adjusted Total Tranche A Revolving Credit Commitment” shall mean, at any time, (i) the sum of the US Tranche A Total Revolving Credit Commitment and the Canadian Tranche A Total Revolving Credit Commitment less (ii) the aggregate US Tranche A Revolving Credit Commitments and Canadian Tranche A Revolving Credit Commitments of all Defaulting Lenders.
“Adjusted Total Tranche B Revolving Credit Commitment” shall mean, at any time, (i) the sum of the US Tranche B Total Revolving Credit Commitment and the Canadian Tranche B Total Revolving Credit Commitment less (ii) the aggregate US Tranche B Revolving Credit Commitments and Canadian Tranche B Revolving Credit Commitments of all Defaulting Lenders.
“Adjustment Date” shall mean with respect to the determinations of the Applicable Margin, the Average Excess Tranche A Availability and the Average Tranche A Revolving Credit Loan Utilization, the last Business Day of each March, June, September and December.
“Administrative Agents” shall mean the US Administrative Agent and/or the Canadian Administrative Agent, as context may require.
“Administrative Agents Fee Letter” shall mean the fee letter dated the Original Closing Date addressed to the Company from the US Administrative Agent and the Canadian Administrative Agent and accepted by the Company on October 13, 2010, with respect to certain fees to be paid from time to time to the Administrative Agents.
“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agents” shall mean the US Administrative Agent, the US Collateral Agent, the Canadian Administrative Agent, the Canadian Collateral Agent and the Co-Collateral Agent.
“Agreement” shall have the meaning assigned to it in the preamble.
“Amendment No. 1” shall mean that certain Amendment No. 1 to Revolving Credit Agreement and US Security Agreement dated as of April 26, 2012, among the Borrowers, the lenders party thereto and the Agents.
“Annual Tranche B Clean-Down Period” shall have the meaning provided in Section 5.2(f).

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Applicable Margin” shall mean, for any day, with respect to any Eurodollar Loan, ABR Loan, Canadian Base Rate Loan or CDOR Rate Loan, (i) prior to the Closing Date, the “Applicable Margin” as defined in the Existing Credit Agreement and, (ii) on and after the Closing Date, the applicable percentage per annum set forth below under the caption “Applicable Eurodollar Rate Margin”, “Applicable ABR Rate Margin” and “Applicable Canadian Base Rate Margin” and “Applicable CDOR Rate Margin”, as the case may be, based upon the Average Excess Tranche A Availability as of the most recent Adjustment Date:

Tier	Average Excess Tranche A Availability	Applicable Eurodollar Rate Margin	Applicable ABR Rate Margin and Applicable Canadian Base Rate Margin	Applicable CDOR Rate Margin
1	> 66%	1.75%	0.75%	1.75%
2	< 66% but > 33%	2.00%	1.00%	2.00%
3	< 33%	2.25%	1.25%	2.25%

The Applicable Margin shall be adjusted every three months on each Adjustment Date based upon the Average Excess Tranche A Availability in accordance with the table above. Notwithstanding the foregoing, the Applicable Margin for any Eurodollar Loan, ABR Loan, Canadian Base Rate Loan or CDOR Rate Loan which is a US Tranche B Revolving Credit Loan or a Canadian Tranche B Revolving Credit Loan, shall be the Applicable Margin as determined above in this definition plus 2.00%.
“Approved Fund” shall have the meaning provided in Section 13.6(b).
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee and approved by the parties that are required to consent to such Assignment and Acceptance in accordance with Section 13.6(b) and substantially in the form of Exhibit A.
“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant Treasurer, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, any other senior officer of Holdings, the Borrowers or any other Credit Party designated as such in writing to the US Administrative Agent and the Canadian Administrative Agent by Holdings, the Borrow-

ers or any other Credit Party, as applicable, and, with respect to any document (other than the solvency certificate) delivered on the Closing Date, the Secretary or the Assistant Secretary of any Credit Party. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Holdings, the Borrowers or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.
“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).
“Available Tranche A Revolving Credit Commitment” shall mean, at any time, with respect to any Lender, the sum of the US Tranche A Revolving Credit Commitment and the Canadian Tranche A Revolving Credit Commitment of such Lender then in effect minus the sum of the US Tranche A Revolving Credit Exposure and the Canadian Tranche A Revolving Credit Exposure of such Lender at such time; provided that, in calculating the US Tranche A Revolving Credit Exposure and the Canadian Tranche A Revolving Credit Exposure for purposes of determining the Available Tranche A Revolving Credit Commitment pursuant to Section 4.1(a), the aggregate principal amount of Swingline Loans and Permitted Overadvances shall be deemed to be zero.
“Available Tranche B Revolving Credit Commitment” shall mean, at any time, with respect to any Lender, the sum of the US Tranche B Revolving Credit Commitment and the Canadian Tranche B Revolving Credit Commitment of such Lender then in effect minus the sum of the US Tranche B Revolving Credit Exposure and the Canadian Tranche B Revolving Credit Exposure of such Lender at such time.
“Average Excess Tranche A Availability” shall mean, at any Adjustment Date, the sum of (a) the daily average of the US Tranche A Excess Availability and (b) the daily average of the Canadian Tranche A Excess Availability, expressed as a percentage of the sum of (a) the US Tranche A Maximum Amount and (b) the Canadian Tranche A Maximum Amount for the three-month period immediately preceding such Adjustment Date.
“Average Tranche A Revolving Credit Loan Utilization” shall mean, at any Adjustment Date, the average daily aggregate US Tranche A Revolving Credit Exposure and Canadian Tranche A Revolving Credit Exposure of all Lenders (excluding any US Tranche A Revolving Credit Exposure or Canadian Tranche A Revolving Credit Exposure resulting from any outstanding Swingline Loans or Permitted Overadvances) for the three-month period immediately preceding such Adjustment Date (or, if less, the period from the Closing Date to such Adjustment Date), divided by the sum of the US Tranche A Total Revolving Credit Commitment and the Canadian Tranche A Total Revolving Credit Commitment.
“Bank Product Reserve” shall mean a Reserve in respect of the then-outstanding Obligations of the types described in clauses (d) and (e) of the definition of “US Obligations” or “Canadian Obligations,” as applicable, as established from time to time by the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent, in any case upon the request of the Company.
“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state, foreign, provincial or territorial law for the relief of debtors, including the BIA and the Companies Creditors Arrangement AC (Canada) and the Winding Up and Restructuring Act (Canada).

“Basel III” shall mean, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary U.S. federal banking regulatory authority or primary non-U.S. financial regulatory authority, as applicable.
“BIA” means Bankruptcy and Insolvency Act (Canada).
“Blocked Accounts” shall have the meaning provided in Section 9.16(a).
“Bond Issuance” shall mean the receipt by the Credit Parties of aggregate gross proceeds of at least $75,000,000 from the issuance or incurrence of any Indebtedness after the Closing Date (a) which Indebtedness does not include Obligations evidenced by this Agreement or the other Credit Documents and (b) that is either (i) permitted to be incurred pursuant to Sections 10.1(i)(A), 10.1(t) or 10.1(w) or (ii) otherwise consisting of the proceeds of borrowings of term loans or from the issuance of bonds, notes, debentures or similar instruments or securities, in any such case, whether incurred or issued in one or multiple transactions.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrowers” shall mean, collectively, the Canadian Borrowers and the US Borrowers.
“Borrowing” shall mean and include (a) the incurrence of one Type and Class of US Revolving Credit Loan or Canadian Revolving Credit Loan on a given date (or resulting from conversions of US Revolving Credit Loans or Canadian Revolving Credit Loans on a given date) having, in the case of Eurodollar Loans or CDOR Rate Loans, the same Interest Period (provided that ABR Loans and Canadian Base Rate Loans incurred pursuant to Section 2.10 shall be considered part of any related Borrowing of Eurodollar Loans or CDOR Rate Loans, as applicable), (b) the incurrence of Swingline Loans from the Swingline Lender on a given date and (c) any Permitted Overadvance.
“Borrowing Base” shall mean, as of any date, an amount equal to the sum at such time of (without duplication) the US Tranche A Borrowing Base, the US Tranche B Borrowing Base, the Canadian Tranche A Borrowing Base and the Canadian Tranche B Borrowing Base.
“Borrowing Base Certificate” shall mean a certificate, executed by an Authorized Officer of the Company, substantially in the form of (or in such other form as may be mutually agreed upon by the Company, the US Administrative Agent, the Canadian Administrative Agent and the Co-Collateral Agent), and containing the information prescribed by, Exhibit K, delivered to the US Administrative Agent, the Canadian Administrative Agent and the Co-Collateral Agent and setting forth the Company’s calculation of the Borrowing Base in accordance with Section 9.1(k).
“Business Day” shall mean (a) any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, (b) if the applicable Business Day relates to any Eurodollar Loans, any day on which dealings in deposits in US Dollars are carried on in the London interbank eurodollar market and (c) if the applicable day relates to the Canadian Credit Facility, the term “Business Day” shall also exclude any day that shall be in Toronto, Canada a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

“Canadian Activation Notice” shall have the meaning provided in Section 9.16(b)(i).
“Canadian Administrative Agent” shall mean UBS AG Canada Branch, or any successor to UBS AG Canada Branch appointed in accordance with the provisions of Section 12.11, together with its affiliates, as the Canadian Administrative Agent for the Lenders under this Agreement and the other Credit Documents.
“Canadian Administrative Agent’s Office” shall mean the office of the Canadian Administrative Agent located at c/o UBS AG, Stamford Branch, 677 Washington Boulevard, Stamford, Connecticut 06901, or such other office as the Canadian Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“Canadian Base Rate” shall mean, at any time, the annual rate of interest equal to the greater of (a) the annual rate from time to time publicly announced by the Canadian Reference Bank as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada or (b) the annual rate of interest equal to the sum of the 30-day CDOR Rate at such time plus 1% percent per annum.
“Canadian Base Rate Loans” shall mean each Loan bearing interest at the rate provided in Section 2.8(a)(ii) and, in any event, shall include all Swingline Loans denominated in Canadian Dollars.
“Canadian Borrowers” shall mean (a) Associated Materials Canada Limited, (b) Gentek Canada Holdings Limited, (c) Gentek Building Products Limited Partnership and (d) any other Person that at any time after the Closing Date becomes a Canadian Borrower pursuant to the terms of Section 9.10.
“Canadian Collateral Agent” shall mean UBS AG Canada Branch, or any successor thereto appointed in accordance with the provisions of Section 12.11, together with its affiliates, as the Canadian Collateral Agent for the Secured Parties under this Agreement and the other Credit Documents.
“Canadian Collection Account” shall have the meaning provided in Section 9.16(b)(i).
“Canadian Concentration Account” shall have the meaning provided in Section 9.16(b)(i).
“Canadian Concentration Account Bank” shall have the meaning provided in Section 9.16(b)(i).
“Canadian Credit Facilities” shall mean, collectively, the Canadian Tranche A Credit Facility and the Canadian Tranche B Credit Facility; each sometimes referred to as a “Canadian Credit Facility”.
“Canadian Credit Parties” shall mean the Canadian Borrowers and the Canadian Guarantors; each sometimes being referred to individually as a “Canadian Credit Party”.
“Canadian Defined Benefit Plan” shall mean any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(l) of the Income Tax Act (Canada).
“Canadian Dollars” or “Cdn$” shall mean dollars in lawful currency of Canada.

“Canadian Guarantee” shall mean the Guarantee dated as of the Original Closing Date, made by each Canadian Guarantor in favor of the Canadian Collateral Agent for the benefit of the Secured Parties.
“Canadian Guarantors” shall mean (a) each Canadian Subsidiary (other than an Excluded Subsidiary) on the Closing Date, and (b) each Canadian Subsidiary (other than an Excluded Subsidiary) that becomes a party to the Canadian Guarantee after the Closing Date pursuant to Section 9.10.
“Canadian Intercompany Note” shall mean the Intercompany Subordinated Note, dated as of the Original Closing Date, executed by Holdings, the Company and each other Restricted Subsidiary of the Company.
“Canadian Lender” shall mean any Canadian Tranche A Lender or Canadian Tranche B Lender; sometimes being referred to herein collectively as “Canadian Lenders”.
“Canadian Letter of Credit” shall have the meaning provided in Section 3.1(a).
“Canadian Letter of Credit Exposure” shall mean, with respect to any Canadian Tranche A Lender, at any time, the sum of (a) the US Dollar Equivalent of the amount of any Canadian Unpaid Drawings in respect of which such Canadian Tranche A Lender has made (or is required to have made) Canadian Tranche A Revolving Credit Loans pursuant to Section 3.4(b) at such time and (b) such Canadian Tranche A Lender’s Revolving Credit Commitment Percentage of the Canadian Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Canadian Unpaid Drawings in respect of which the Canadian Tranche A Lenders have made (or are required to have made) Canadian Tranche A Revolving Credit Loans pursuant to Section 3.4(b)).
“Canadian Letter of Credit Issuer” shall mean (a) UBS AG, Stamford Branch, (b) Wells Fargo Bank, National Association for the Canadian Letters of Credit on Schedule 1.1(c) only, (c) Deutsche Bank AG Canada Branch and (d) in each case, any one or more Persons who shall become a Canadian Letter of Credit Issuer pursuant to Section 3.6. Any Canadian Letter of Credit Issuer may, in its discretion, arrange for one or more Canadian Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, and in each such case the term “Canadian Letter of Credit Issuer” shall include any such Affiliate with respect to Canadian Letters of Credit issued by such Affiliate. In the event that there is more than one Canadian Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Canadian Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Canadian Letter of Credit or to all Canadian Letter of Credit Issuers, as the context requires. For the avoidance of doubt, Wells Fargo Bank, National Association will be under no obligation to issue any Canadian Letters of Credit other than the Canadian Letters of Credit listed on Schedule 1.1(c).
“Canadian Letter of Credit Participants” shall have the meaning provided in Section 3.3(a).
“Canadian Letter of Credit Participation” shall have the meaning provided in Section 3.3(a).
“Canadian Letter of Credit Sub-Limit” shall mean $3,000,000, as the same may be reduced from time to time pursuant to Section 4.2.
“Canadian Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the US Dollar Equivalent of the aggregate Stated Amount of all outstanding Canadian

Letters of Credit and (b) the US Dollar Equivalent of the aggregate amount of all Canadian Unpaid Drawings in respect of all Canadian Letters of Credit.
“Canadian Obligations” shall mean the collective reference to:
(a)    the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Canadian Borrowers, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by a Canadian Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide Cash Collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Canadian Borrowers or any other Canadian Credit Party to any of the Secured Parties under this Agreement and the other Credit Documents,
(b)     the due and punctual performance of all covenants, agreements, obligations and liabilities of the Canadian Borrowers under or pursuant to this Agreement and the other Credit Documents,
(c)    the due and punctual payment and performance of all the covenants, agreements, and liabilities of each Canadian Credit Party or any Restricted Subsidiary thereof under or pursuant to this Agreement or the other Credit Documents,
(d)     the due and punctual payment and performance of all Cash Management Obligations of a Canadian Credit Party or any Restricted Subsidiary thereof under each Secured Cash Management Agreement and
(e)    the due and punctual payment and performance of all Hedging Obligations of a Canadian Credit Party or any Restricted Subsidiary thereof under each Secured Hedging Agreement.
Notwithstanding the foregoing, (i) the obligations of a Canadian Credit Party or any Restricted Subsidiary thereof under any Secured Cash Management Agreement and Secured Hedging Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guarantees only to the extent that, and for so long as, the other Canadian Obligations are so secured and guaranteed, (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Document shall not require the consent of the holders of the Cash Management Obligations under Secured Cash Management Agreements or the consent of the holders of the Hedging Obligations under Secured Hedging Agreements and (iii) Canadian Obligations shall in no event include any Excluded Swap Obligations.
“Canadian Omnibus Amendment” shall mean that certain Omnibus Amendment to Canadian Loan Documents dated as of April 26, 2012, among the Canadian Borrowers and the Canadian Collateral Agent.

“Canadian Pension Plan” shall mean each pension plan required to be registered under Canadian federal or provincial law which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or Guarantor in respect of any Person’s employment in Canada with such Borrower or Guarantor, but does not include (a) the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively; or (b) plans to which any Borrower or Guarantor contributes which are not maintained or administered by the Borrower or Guarantor or any of its Affiliates.
“Canadian Pension Plan Reserve” means Priority Payables or Reserves with respect to (a) employer contributions required to be made with respect to Canadian Defined Benefit Plans (including, for greater certainty, normal cost contributions and any special payments); and (b) any amounts representing any Canadian Wind Up Deficiency with respect to any Canadian Defined Benefit Plan, in each case to the extent that a trust or deemed trust to provide for payment or a Lien capable of ranking prior to or pari passu with Liens securing the Obligations under Applicable Laws of Canada has been or may be imposed provided that the amount of the Priority Payable or Reserve established or maintained in respect of such required contributions or Canadian Wind Up Deficiency shall be calculated as follows:
(i) if (A) no Wind Up Triggering Event has occurred which is continuing or remains in effect, and (B) no Event of Default has occurred which is continuing or remains in effect, such amount shall be equal to the lesser of: (x) the aggregate amount of employer normal cost contributions with respect to defined benefit liabilities under the Canadian Defined Benefit Plans in respect of a six week period and one month’s special payments, in each case, required to be made or paid as reflected in the most recently filed actuarial valuation; and (y) an amount agreed to by the Canadian Administrative Agent and the Co-Collateral Agent;
(ii) if either (A) a Wind Up Triggering Event has occurred which is continuing or remains in effect or (B) an Event of Default has occurred which is continuing or remains in effect, such amount shall be equal to an amount (not exceeding the amount of the related Canadian Wind Up Deficiency) as determined by the Canadian Administrative Agent and the Co-Collateral Agent, each acting in its Permitted Discretion, including after taking into account the type of Wind Up Triggering Event that has occurred and the jurisdiction of the affected Canadian Defined Benefit Plan; provided that to the extent that a Wind Up Triggering Event relates to a partial wind up or termination of a Canadian Defined Benefit Plan, the Canadian Wind Up Deficiency in respect of the non-wound up or non-terminated component of such Canadian Defined Benefit Plan shall not be included in such amount;
(iii) unless the Bond Issuance has occurred, if, on any date after the six month anniversary of the Closing Date, Excess Availability (Tranche A) is less than $20,000,000, in addition to and without duplication of any Priority Payables or Reserves established pursuant to clauses (i) or (ii) above, such amount shall be equal to an amount (not exceeding the amount of the Canadian Wind Up Deficiency from time to time) as determined by the Canadian Administrative Agent and the Co-Collateral Agent, each acting in its Permitted Discretion, including after taking into account the jurisdiction of the affected Canadian Defined Benefit Plan; and
(iv) an additional amount as determined by the Borrower in its sole discretion including to avoid a Lien coming into effect that may not otherwise be a Canadian Permitted Lien.
It is understood that no Canadian Pension Plan Reserve may be established and any previously established Canadian Pension Plan Reserve shall be released, removed and terminated immediately upon the termination of the Canadian Credit Facilities.

“Canadian Pension Termination Event” shall mean, with respect to any Canadian Defined Benefit Plan, the occurrence of a Wind Up Triggering Event, other than an event described in item (iv) of the definition of the term “Wind Up Triggering Event”.

“Canadian Permitted Liens” shall mean:
(a)    the reservations, limitations, provisos and conditions expressed in any original grants from Her Majesty the Queen in Right of Canada, her agency or authority, in respect of real or immoveable property;
(b)    Purchase Money Security Interests (as defined in the PPSA);
(c)    unregistered Liens, charges, claims, security interests or other encumbrances of any nature claimed or held by Her Majesty the Queen in Right of Canada, her agency or authority, any province, any municipality or any political subdivision thereof, under or pursuant to any Applicable Law, other than unregistered Liens for public utilities and realty taxes, workplace safety payments, payroll, health care, income and other similar taxes which are due and payable;
(d)    the exceptions and qualifications contained in paragraphs 6 and 7 of Section 44(1) of the Land Titles Act (Ontario), other than paragraphs 1, 2, 3, 4 and 11 thereof; and
(e)    Liens arising under Canadian pension benefits statutes: (i) to the extent that the amount secured by such Liens does not exceed the amount of Priority Payables or Canadian Pension Plan Reserve maintained hereunder in respect of pension related Liens, or permitted to be maintained hereunder; (ii) as a result of a wind up or partial wind up of a Canadian Defined Benefit Plan absent the occurrence of any Event of Default under Section 11.6(b) which is continuing; or (iii) that arise in the ordinary course absent any wind up or partial wind up or failure to make a contribution to a Canadian Pension Plan when due, including in respect of employee contributions not yet remitted to a Canadian Pension Plan.
“Canadian Pledge Agreement” shall mean, collectively, the Canadian Pledge Agreement – Canadian Credit Parties and the Canadian Pledge Agreement – US Credit Parties.
“Canadian Pledge Agreement - Canadian Credit Parties” shall mean the Canadian Pledge Agreement dated as of the Original Closing Date and as amended by the Canadian Omnibus Amendment, entered into by the Canadian Borrowers, the other pledgors party thereto and the Canadian Collateral Agent for the benefit of the Secured Parties.
“Canadian Pledge Agreement - US Credit Parties” shall mean the Canadian Pledge Agreement dated as of the Original Closing Date and as amended by the Canadian Omnibus Amendment, entered into by Gentek Building Products, Inc. and the US Collateral Agent for the benefit of the Secured Parties.
“Canadian Reference Bank” shall mean Toronto Dominion Bank (Toronto).
“Canadian Revolving Credit Loan” shall mean any Canadian Tranche A Revolving Credit Loan or any Canadian Tranche B Revolving Credit Loan; sometimes being referred herein collectively as “Canadian Revolving Credit Loans”.
“Canadian Security Agreement” shall mean the collective reference to (a) the Canadian Security Agreement dated as of the Original Closing Date and as amended by the Canadian Omnibus

Amendment, entered into by the Canadian Borrowers, the other grantors party thereto and the Canadian Collateral Agent for the benefit of the Secured Parties, and (b) any Deed of Hypothec, Bond and Pledge referred to in Section 12.1.
“Canadian Subsidiary” shall mean each Subsidiary of the Company that is organized under the Applicable Laws of Canada or any province or territory thereof.
“Canadian Tranche A Adjusted Total Revolving Credit Commitment” shall mean, at any time, the Canadian Tranche A Total Revolving Credit Commitment less the aggregate Canadian Tranche A Revolving Credit Commitments of all Defaulting Lenders.
“Canadian Tranche A Borrowing Base” shall mean, as of any date, an amount equal to the sum at such time of (without duplication):
(a)    85% multiplied by the book value of the Canadian Borrowers’ Eligible Accounts at such time; plus
(b)    85% multiplied by the Net Orderly Liquidation Value Percentage of the Canadian Borrowers’ Eligible Inventory; plus
(c)    the Fixed Asset Loan Value of the Canadian Borrowers multiplied by the FALV Amortization Factor; provided that in no event shall the amount calculated pursuant to this clause (c) exceed $20.0 million, plus
(d)    at the option of the Company, an amount not to exceed the amount, if any, by which the US Tranche A Borrowing Base at such time exceeds the US Tranche A Total Revolving Credit Outstandings; provided that, for purposes of determining Excess Availability (Tranche A) and making other determinations pursuant to this Agreement, amounts included pursuant to this clause (d) may not be included in the US Tranche A Borrowing Base, in each case, without duplication, less (i) any Priority Payables and (ii) any Reserve established or modified from time to time by the Canadian Administrative Agent and the Co-Collateral Agent in the exercise of their Permitted Discretion in accordance with the provisions of Section 2.14.
The Canadian Tranche A Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofor delivered to the Canadian Administrative Agent and the Co-Collateral Agent with such adjustments as the Canadian Administrative Agent and the Co-Collateral Agent deem appropriate in their Permitted Discretion to assure that the Canadian Tranche A Borrowing Base is calculated in accordance with the terms of this Agreement.
“Canadian Tranche A Credit Facility” shall mean the Canadian Tranche A Revolving Credit Loans and Canadian Letters of Credit provided to or for the benefit of the Canadian Borrowers pursuant to Sections 2 and 3 hereof.
“Canadian Tranche A Excess Availability” shall mean an amount equal to the Canadian Tranche A Maximum Amount less the Canadian Tranche A Total Revolving Credit Outstandings.
“Canadian Tranche A Lender” shall mean, at any time, each Lender having a Canadian Tranche A Revolving Credit Commitment or holding a Canadian Tranche A Revolving Credit Loan (or Canadian Letter of Credit Exposure) made to any Canadian Borrower owing to it at such time; sometimes being referred to herein collectively as “Canadian Tranche A Lenders”.
“Canadian Tranche A Maximum Amount” shall mean the lesser of (i) the US Dollar Equivalent of the Canadian Tranche A Borrowing Base in effect from time to time and (ii) the Canadian Tranche A Total Revolving Credit Commitment in effect from time to time.

“Canadian Tranche A Permitted Overadvance” shall have the meaning provided in Section 2.1(d)(ii).
“Canadian Tranche A Revolving Credit Commitment” shall mean (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Canadian Tranche A Revolving Credit Commitment”, (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Canadian Tranche A Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Canadian Tranche A Total Revolving Credit Commitment and (c) in the case of any Lender that increases its Canadian Tranche A Revolving Credit Commitment or becomes a New Canadian Revolving Credit Lender having a Canadian Tranche A Revolving Credit Commitment, in each case pursuant to Section 2.15 the amount specified in the applicable Joinder Agreement, in either case as such Canadian Tranche A Revolving Credit Commitment may be reduced or increased from time to time as permitted hereunder. The aggregate amount of the Canadian Tranche A Revolving Credit Commitments as of the Closing Date is $71,500,000.
“Canadian Tranche A Revolving Credit Exposure” shall mean, with respect to any Canadian Tranche A Lender at any time, the sum of (a) the aggregate principal amount of the Canadian Tranche A Revolving Credit Loans of such Canadian Tranche A Lender then outstanding and (b) such Canadian Lender’s Canadian Letter of Credit Exposure at such time.
“Canadian Tranche A Revolving Credit Loan” shall have the meaning provided in Section 2.1(a)(iii).
“Canadian Tranche A Swingline Commitment” shall mean $3,000,000.
“Canadian Tranche A Swingline Exposure” shall mean, with respect to any Canadian Tranche A Lender, at any time, such Canadian Tranche A Lender’s Canadian Tranche A Revolving Credit Commitment Percentage of the Canadian Tranche A Swingline Loans outstanding at such time.
“Canadian Tranche A Swingline Loan” and “Canadian Tranche A Swingline Loans” shall have the meanings provided in Section 2.1(c).
“Canadian Tranche A Total Revolving Credit Commitment” shall mean the sum of the Canadian Tranche A Revolving Credit Commitments of all the Canadian Tranche A Lenders.
“Canadian Tranche A Total Revolving Credit Outstandings” shall mean, at any date, the sum of all Canadian Tranche A Lenders’ Canadian Tranche A Revolving Credit Exposure and Canadian Tranche A Swingline Exposure.
“Canadian Tranche B Adjusted Total Revolving Credit Commitment” shall mean, at any time, the Canadian Tranche B Total Revolving Credit Commitment less the aggregate Canadian Tranche B Revolving Credit Commitments of all Defaulting Lenders.
“Canadian Tranche B Borrowing Base” shall mean, as of any date, an amount equal to the sum at such time of (without duplication):
(a)    5% multiplied by the book value of the Canadian Borrowers’ Eligible Accounts at such time; plus
(b)    5% multiplied by the Net Orderly Liquidation Value Percentage of the Canadian Borrowers’ Eligible Inventory.
The Canadian Tranche B Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofor delivered to the Canadian Administrative Agent and the Co-Collateral Agent with such adjustments as the Canadian Administrative Agent and the Co-Collateral Agent deem appropriate in their Permitted Discretion to assure that the Canadian Tranche B Borrowing Base is calculated in accordance with the terms of this Agreement.
“Canadian Tranche B Credit Facility” shall mean the Canadian Tranche B Revolving Credit Loans provided to the Canadian Borrowers pursuant to Section 2 hereof.
“Canadian Tranche B Lender” shall mean, at any time, each Lender having a Canadian Tranche B Revolving Credit Commitment or holding a Canadian Tranche B Revolving Credit Loan made to any Canadian Borrower owing to it at such time; sometimes being referred to herein collectively as “Canadian Tranche B Lenders”.
“Canadian Tranche B Maximum Amount” shall mean the lesser of (i) the US Dollar Equivalent of the Canadian Tranche B Borrowing Base in effect from time to time and (ii) the Canadian Tranche B Total Revolving Credit Commitment in effect from time to time.
“Canadian Tranche B Revolving Credit Commitment” shall mean (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Canadian Tranche B Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Canadian Tranche B Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Canadian Tranche B Total Revolving Credit Commitment, in each case as such Canadian Tranche B Revolving Credit Commitment may be reduced from time to time as permitted hereunder. The aggregate amount of the Canadian Tranche B Revolving Credit Commitments as of the Closing Date is $3,500,000.
“Canadian Tranche B Revolving Credit Exposure” shall mean, with respect to any Canadian Tranche B Lender at any time, the aggregate principal amount of the Canadian Tranche B Revolving Credit Loans of such Canadian Tranche B Lender then outstanding.
“Canadian Tranche B Revolving Credit Loan” shall have the meaning provided in Section 2.1(a)(iv).
“Canadian Tranche B Total Revolving Credit Commitment” shall mean the sum of the Canadian Tranche B Revolving Credit Commitments of all the Canadian Tranche B Lenders.
“Canadian Tranche B Total Revolving Credit Outstandings” shall mean, at any date, the sum of all Canadian Tranche B Lenders’ Canadian Tranche B Revolving Credit Exposure.
“Canadian Unpaid Drawings” shall have the meaning provided in Section 3.4(b).
“Canadian Wind Up Deficiency” means, with respect to any Canadian Defined Benefit Plan, the amount representing the wind up deficiency or position with respect to a Canadian Defined Ben-

efit Plan as reflected in the most recently filed actuarial valuation until such time as the actual wind up deficiency or position for such Canadian Defined Benefit Plan is finalized in accordance with the terms thereof and Applicable Law and, thereafter, such finalized amount.
“Capital Expenditures” shall mean, for any period, the aggregate of, without duplication, (a) all expenditures paid in cash by the Company and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Company and its Restricted Subsidiaries and (b) all fixed asset additions financed through Capitalized Lease Obligations incurred by the Company and its Restricted Subsidiaries and recorded on the balance sheet in accordance with GAAP during such period; provided that the term “Capital Expenditures” shall not include:
(i)    expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a Recovery Event,
(ii)    the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,
(iii)    the purchase of plant, property or equipment to the extent financed with the proceeds of Dispositions,
(iv)    expenditures that constitute any part of Consolidated Lease Expense,
(v)    expenditures that are accounted for as capital expenditures by the Company or any Restricted Subsidiary and that actually are paid for by a Person other than the Company or any Restricted Subsidiary and for which neither the Company nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by the Company or any Restricted Subsidiary in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period),
(vi)    the book value of any asset owned by the Company or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired,
(vii)    any expenditures that constitute Permitted Acquisitions (or transaction similar to Permitted Acquisitions that are Investments permitted by the Credit Documents) and expenditures made in connection with the Transactions or
(viii)    any capitalized interest and internal costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Company and its Restricted Subsidiaries for such period.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and including membership interests and partnership interests.
“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP; provided that obligations that are recharacterized as Capitalized Lease

Obligations due to a change in GAAP after the Closing Date shall not be treated as Capitalized Lease Obligations for any purposes under this Agreement.
“Capitalized Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases of such Person; provided that leases that are recharacterized as Capitalized Leases due to a change in GAAP after the Closing Date shall not be treated as Capitalized Leases for any purposes under this Agreement.
“Cash Collateral Account” shall mean a deposit account or securities account in the name of any Borrower or any Guarantor and under the sole control (as defined in the applicable UCC or PPSA) of the US Collateral Agent or Canadian Collateral Agent, as applicable, for the benefit of the Secured Parties.
“Cash Collateralize” shall have the meaning provided in Section 3.7.
“Cash Dominion Event” shall mean the occurrence of either of the following events: (a) the Excess Availability (Tranche A) is (for a period of five consecutive Business Days) less than the greater of (1) $20,000,000 and (2) 12.5% (and after the Tranche B Termination Date, 10.0%) of the sum of (x) the lesser of (I) the US Tranche A Total Revolving Credit Commitment at such time and (II) the then-applicable US Tranche A Borrowing Base and (y) the lesser of (I) the Canadian Tranche A Total Revolving Credit Commitment at such time and (II) the then applicable Canadian Tranche A Borrowing Base or (b) an Event of Default shall occur and be continuing; provided that, to the extent that the Cash Dominion Event has occurred due to clause (a) of this definition, the Cash Dominion Event shall be deemed to be over if Excess Availability (Tranche A) shall be equal to or greater than the greater of (1) $20,000,000 million and (2) 12.5% (and after the Tranche B Termination Date, 10.0%) of the sum of (x) the lesser of (I) the US Tranche A Total Revolving Credit Commitment at such time and (II) the then-applicable US Tranche A Borrowing Base and (y) the lesser of (I) the aggregate Canadian Tranche A Total Revolving Credit Commitment at such time and (II) the then applicable Canadian Tranche A Borrowing Base for at least 30 consecutive days and, to the extent that the Cash Dominion Event has occurred due to clause (b) of this definition the Cash Dominion Event shall be deemed to be over on the date on which such Event of Default is cured or waived or otherwise ceases to exist. At any time that a Cash Dominion Event shall be deemed to be over or otherwise cease to exist, the US Collateral Agent and the Canadian Collateral Agent, as applicable, shall take such actions, including delivering such notices and directions to depositary institutions at which Blocked Accounts are established, to terminate the cash sweeps and other transfers existing pursuant to Section 2.5(b) as a result of any Activation Notice or other notices or directions given by US Collateral Agent or the Canadian Collateral Agent, as applicable, during the continuance of such Cash Dominion Event.
“Cash Management Agreement” shall mean any agreement entered into from time to time by the Company or one of its Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time it provides any Cash Management Services or that is a Lender, an Agent or an Affiliate of a Lender or an Agent at any time after it has provided any Cash Management Services.
“Cash Management Obligations” shall mean obligations owed by Holdings, the Borrowers or any Guarantor to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.
“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including under Cash Management Agreements.
“Cash Management Systems” shall have the meaning provided in Section 9.16(b).
“CDN Dollar Equivalent” shall mean, at any time, as to any amount denominated in US Dollars, the equivalent amount in Canadian Dollars based on the Exchange Rate in effect on the Business Day of determination.
“CDOR Rate” shall mean, on any day, the annual rate of interest which is the rate equal to the average rate for 30 day Canadian Dollar bankers’ acceptances issued on such day for a term equal or comparable for the purpose of calculating the interest rate applicable as such rate appears on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2006 definitions, as modified and amended from time to time) rounded to the nearest 1/100th of 1% (with 0.005% being rounded up), as of 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided that if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be the average of the rates applicable to 30 day Canadian Dollar bankers’ acceptances quoted by banks listed in Schedule I of the Bank Act (Canada) of 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.
“CDOR Rate Loan” shall mean each Loan bearing interest determined by reference to the CDOR Rate.
“Change” shall have the meaning provided for in Section 2.14.
“Change of Control” shall mean and be deemed to have occurred if
(a)    (i) at any time prior to a Qualifying IPO, the Permitted Holders shall at any time cease to have the power to vote or direct the voting of Capital Stock having at least 35% of the ordinary voting power for the election of directors of Holdings and/or (ii) at any time on and after a Qualifying IPO, any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person, entity or “group” and its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders (or any holding company parent of Holdings owned directly or indirectly by the Permitted Holders), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of Capital Stock having the power to vote or direct the voting of such Capital Stock having more than the greater of (A) 35% of the ordinary voting power for the election of directors of Holdings and (B) the percentage of the ordinary voting power for the election of directors of Holdings owned in the aggregate, directly or indirectly, beneficially, by the Permitted Holders, unless in the case of either clause (i) or (ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings; and/or
(b)    at any time Continuing Directors shall not constitute at least a majority of the Board of Directors of Holdings; and/or
(c)    any Person other than Holdings shall acquire direct ownership, beneficially or of record, of any Capital Stock of the Borrower; and/or
(d)    a “change of control” or any comparable term under, and as defined in, the Senior Secured Notes Indenture (or in the documentation governing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness) shall have occurred.
“Claim” shall have the meaning provided in the definition of the term “Environmental Claims”.
“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are US Tranche A Revolving Credit Loans, US Tranche B Revolving Credit Loans, Canadian Tranche A Revolving Credit Loans, Canadian Tranche B Revolving Credit Loans, Extended US Revolving Credit Loans (of the same Extension Series), Extended Canadian Revolving Credit Loans (of the same Extension Series) or Swingline Loans or Permitted Overadvances and, when used in reference to any Commitment, refers to whether such Commitment is a US Tranche A Revolving Credit Commitment, US Tranche B Revolving Credit Commitment, Canadian Tranche A Revolving Credit Commitment, Canadian Tranche B Revolving Credit Commitment, an Extended US Revolving Credit Commitment (of the same Extension Series), an Extended Canadian Revolving Credit Commitment (of the same Extension Series) or a Swingline Commitment.
“Closing Date” shall mean the date of the initial Credit Event hereunder, which date is April 18, 2013.
“Closing Date Indebtedness” shall mean Indebtedness described on Schedule 10.1.
“Co-Collateral Agent” shall mean Wells Fargo Capital Finance, LLC, or any successor thereto appointed in accordance with the provisions of Section 12.11, together with its affiliates, as the co-collateral agent for the Secured Parties under this Agreement and the other Credit Documents.
“Co-Collateral Agent Fee Letter ” shall mean the fee letter, dated the Original Closing Date, addressed to the Company from the Co-Collateral Agent and accepted by the Company on October 13, 2010, with respect to certain fees to be paid from time to time to the Co-Collateral Agent.
“Co-Syndication Agents ” shall mean each of Deutsche Bank Securities Inc. and Wells Fargo Capital Finance, LLC.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning provided to such term in each of the Security Documents.
“Collateral Access Agreement” shall mean a landlord waiver, bailee letter or any other agreement reasonably requested by and reasonably acceptable to the US Administrative Agent or the Canadian Administrative Agent, as applicable, and the Co-Collateral Agent, as the case may be.
“Collateral Agents” shall mean the US Collateral Agent and/or the Canadian Collateral Agent, as context may require.
“Commitment” shall mean, with respect to each Lender, such Lender’s Revolving Credit Commitment, New Revolving Credit Commitments, Extended Canadian Revolving Credit Commitments, Extended US Revolving Credit Commitments or Swingline Commitment.
“Commitment Fee” shall have the meaning provided in Section 4.1(a).
“Commitment Fee Tranche A Rate” shall mean, with respect to US Tranche A Revolving Credit Commitments and Canadian Tranche A Revolving Credit Commitments, 0.375%.
“Commitment Fee Tranche B Rate” shall mean, with respect to US Tranche B Revolving Credit Commitments and Canadian Tranche B Revolving Credit Commitments, 0.75% per annum.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” shall have the meaning provided in the preamble to this Agreement.
“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period, plus:
(a)    without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i)    total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income (other than interest income on aged Accounts from customers that is otherwise included in Consolidated Net Income) and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,
(ii)    provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period,
(iii)    depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs),
(iv)    Non-Cash Charges,
(v)    extraordinary losses in accordance with GAAP,

(vi)    unusual or non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), severance costs, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs and costs related to closure/consolidation of facilities,
(vii)    restructuring charges, accruals or reserves (including restructuring costs related to acquisitions before and after the Closing Date),
(viii)    the amount of any minority interest expense (or income (loss) allocable to non-controlling interests) consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back in such period to Consolidated Net Income),
(ix)    (A) the amount of management, monitoring, consulting and advisory fees (including termination and transaction fees), indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor and (B) the amount of expenses relating to payments made to option holders of the Company or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in the case of each of clause (A) and (B) above to the extent permitted in this Agreement,
(x)    any losses attributable to asset Dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other Disposition of any equity interests of any Person, other than in the ordinary course of business,
(xi)    the amount of “run rate” cost savings projected by the Company in good faith to be realized as a result of actions taken or to be taken, in either case, within 12 months after the consummation of any acquisition, amalgamation, merger or operational change and prior to or during such period (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable and quantifiable, (B) no cost savings shall be added pursuant to this clause (xi) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clauses (vi) and (vii) above or in the definition of the term “Pro Forma Adjustment” (provided that the adjustments pursuant to this clause (xi) may be incremental to the “Pro Forma Adjustment”) and (C) the aggregate amount of cost savings added pursuant to this clause (xi), together with any restructuring charges, accruals or reserves added back pursuant to clause (vii) above, shall not exceed 10% of Consolidated EBITDA for any Test Period (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); provided that adjustments pursuant to this clause (xi) shall be independent of any adjustments or projected cost savings reflected in the Consolidated EBITDA amounts set forth in the last paragraph of this definition of “Consolidated EBITDA”.
(xii)    the amount of any net losses from discontinued operations in accordance with GAAP,
(xiii)    any non-cash loss attributable to the mark to market movement in the valuation of Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Accounting Standards Codification 815,
(xiv)    any loss relating to amounts paid in cash prior to the stated settlement date of any Hedging Obligation (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income for such period,
(xv)    any gain relating to Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b)(v) and (b)(vi) below,
(xvi)    cash receipts (or any netting arrangements resulting in reduced cash expenses) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back,
(xvii)    any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Company has received notification from the applicable carrier that it intends to indemnify or reimburse such expenses, charges or losses and such amount is in fact indemnified or reimbursed within 180 days of such notification, and
(xviii)    to the extent covered by insurance and actually reimbursed, or, so long as the Company has received notification from the insurer such amount will be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 180 days of the date of such notification, expenses, charges or losses with respect to liability or casualty events or business interruption;
less
(b)    without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i)    extraordinary gains and unusual or non-recurring gains,
(ii)    non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),
(iii)    any gains attributable to asset Dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other Disposition of any equity interests of any Person other than in the ordinary course of business,
(iv)    the amount of any net income from discontinued operations in accordance with GAAP,
(v)    any non-cash gain attributable to the mark to market movement in the valuation of Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Accounting Standards Codification 815,
(vi)    any gain relating to amounts received in cash prior to the stated settlement date of any Hedging Obligation (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income in such period,

(vii)    any loss relating to Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xiii) and (a)(xiv) above;
(viii)    the amount of any minority interest income (or income (loss) allocable to non-controlling interest) consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added (and not deducted in such period to Consolidated Net Income), and
(ix)    cash expenses (or any netting arrangements resulting in increased cash receipts) not deducted in arriving at the calculation of Consolidated EBITDA or Consolidated Net Income in any period to the extent the non-cash losses relating to such expenses were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (a) above for any previous period and not added back, in each case, as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP; provided that,
(i)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency transaction gains and losses (including the net loss or gain resulting from Hedging Agreements for currency exchange risk),
(ii)    there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise Disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and not subsequently so Disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment equal to the amount of the Pro Forma Adjustment for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the US Administrative Agent (for further delivery to the Lenders); and
(iii)    there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis.
“Consolidated Fixed Charges” shall mean for any period, the sum, determined on a consolidated basis for the Company and its Restricted Subsidiaries and, without duplication, of (i) Consolidated Interest Expense, (ii) the aggregate amount of scheduled payments of principal of Consolidated Total Debt of the Company and its Restricted Subsidiaries made during such period (other than payments made by the Company or any Subsidiary to the Company or a Subsidiary) and (iii) any payments on account of Disqualified Capital Stock or Preferred Capital Stock (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made in such period.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense paid during such period (including the interest component attributable to Capitalized Leases), net of cash interest income (other than interest income on aged Accounts from customers that is otherwise included in Consolidated Net Income), of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Company and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net payments, if any, made (less net payments, if any, received) pursuant to obligations under Hedging Agreements with respect to Indebtedness, but excluding, for the avoidance of doubt,
(i)    amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, pay-in-kind interest expense, the amortization of original issue discount resulting from the issuance of Indebtedness below par and any other amounts of non-cash interest (including as a result of the effects of purchase accounting),
(ii)    the accretion or accrual of discounted liabilities during such period,
(iii)    any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof,
(iv)    non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to Accounting Standards Codification 815,
(v)    any one-time cash costs associated with breakage in respect of Hedging Agreements for interest rates,
(vi)    all additional interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with re-
spect to other securities designed to compensate the holders thereof for a failure to publicly register such securities,
(vii)    any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting, and
(viii)    any expensing of commitment and other financing fees.
“Consolidated Lease Expense” shall mean, for any period, all rental expenses of the Company and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), but excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income; provided that Consolidated Lease Expense shall not include (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to the Transactions and pursuant to a Permitted Acquisition or transaction similar to Permitted Acquisitions that are Investments permitted by the Credit Documents to the extent that such rental expenses relate to operating leases (i) in effect at the time of (and immediately prior to) such acquisition and (ii) related to periods prior to such acquisition, (c) Capitalized Lease Obligations and (d) the effects from applying recapitalization accounting or, if applicable, purchase accounting, all as determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,
(a)    extraordinary items for such period shall be excluded;

(b)    the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;
(c)    in the case of any period that includes a period ending prior to or during the fiscal quarter ending March 31, 2014, Transaction Expenses shall be excluded;
(d)    the Consolidated Net Income for such period of any Person that is not a Subsidiary or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or to the extent converted into cash or Permitted Investments) to the Company or a Restricted Subsidiary thereof in respect of such period and the net losses of any such Person shall only be included to the extent funded with cash from the Company or any Restricted Subsidiary;
(e)    effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other non-cash charges in the Company’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof shall be excluded;

(f)    any Non-Cash Compensation Expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration, or payout of equity interests by management of the Company or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;
(g)    any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, sale or Disposition, recapitalization, investment, issuance, incurrence or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case, whether or not successful, shall be excluded;
(h)    any income (loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Agreements or other derivative instruments shall be excluded;
(i)    accruals and reserves that were established or adjusted within twelve months after the Original Closing Date that were so required to be established or adjusted as a result of the transactions contemplated by the Existing Credit Agreement (or that are established within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;
(j)    any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge obligations for currency exchange risk) and any other monetary assets and liabilities shall be excluded; and
(k)    effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded.
There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. In addition, to the extent not already included in the Consolidated Net Income of the Company and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other Disposition of assets permitted under this Agreement.
“Consolidated Secured Indebtedness” shall mean, as of any date of determination, Consolidated Total Debt that is secured by a Lien on any assets of the Company and its Restricted Subsidiaries.
“Consolidated Total Assets” shall mean, as of any date of determination, the total amount of all assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.
“Consolidated Total Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any dis-

counting of indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition or any similar Investments), consisting of indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Permitted Investments (in each case, free and clear of all Liens, other than Permitted Liens and other non-consensual Liens permitted by Section 10.2, Liens permitted under Sections 10.2(a), 10.2(g), 10.2(h), 10.2(j) and 10.2(m) and Liens permitted under clauses (i) and (ii) of Section 10.2(n)), excluding cash and Permitted Investments which are listed as “restricted” on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date.
“Continuing Director” shall mean, at any date, an individual (a) who is a member of the Board of Directors of Holdings on the Closing Date, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months, (c) who has been nominated, elected or designated to be a member of such Board of Directors, directly or indirectly, by the Permitted Holders or Persons nominated, elected or designated by the Permitted Holders or (d) who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.
“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” shall mean a Deposit Account Control Agreement or a Securities Account Control Agreement.
“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
“Covenant Testing Trigger Event” shall have the meaning provided in Section 11.11(a).
“Credit Documents” shall mean this Agreement, the Security Documents, the Guarantees, the Intercreditor Agreement, the Fee Letter, the Administrative Agent Fee Letter and the Co-Collateral Agent Fee Letter, each Letter of Credit and any promissory notes issued by the Borrowers hereunder.
“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan or the issuance, amendment or extension of a Letter of Credit (including an Auto-Extension Letter of Credit).
“Credit Facilities” shall mean, collectively, the US Tranche A Credit Facility, the US Tranche B Credit Facility, the Canadian Tranche A Credit Facility and the Canadian Tranche B Credit Facility; each sometimes referred to as a “Credit Facility”.
“Credit Party” shall mean each of the Canadian Credit Parties and each of the US Credit Parties.

“Cure Amount” shall have the meaning provided in Section 11.11(a).
“Cure Right” shall have the meaning provided in Section 11.11(a).
“Currency” shall mean US Dollars or Canadian Dollars.
“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”
“Deposit Account Control Agreement” shall have the meaning provided in the Security Agreement.
“Designated Disbursement Account” shall have the meaning provided in Section 9.16(b)(iv).
“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with a Disposition pursuant to Section 10.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Company, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).
“Discharge of Notes Obligations” shall have the meaning provided in the Intercreditor Agreement.
“Disclosed Documents” shall mean collectively the Inventory Appraisal and the field examinations and collateral audits conducted prior to the Closing Date.
“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Company and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.
“Disposition” shall have the meaning provided in Section 10.4. The term “Disposed” will have a correlative meaning.
“Disqualified Capital Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is putable or exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock) pursuant to a sinking fund obligation or otherwise, other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Cash Management Obligations under Secured Cash Management Agreements, Hedging Obligations under Secured Hedging Agreements or contingent indemnification obligations) or (b) is redeemable or exchangeable at the option of the holder thereof (other than sole-

ly for Qualified Capital Stock), other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Cash Management Obligations under Secured Cash Management Agreements, Hedging Obligations under Secured Hedge Agreements or contingent indemnification obligations), in whole or in part or (c) provides for the scheduled payment of dividends in cash, in each case prior to the date that is ninety-one (91) days after the Revolving Credit Maturity Date at the time of the issuance of such Capital Stock; provided that if such Capital Stock is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof), the Company or any of its respective Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Distressed Person” shall have the meaning provided in the definition of the term “Lender-Related Distressed Event.”
“Dividends” shall have the meaning provided in Section 10.6.
“Dollars”, “$” and “US Dollars” shall mean dollars in lawful currency of the United States of America.
“Domestic Subsidiary” shall mean each Subsidiary of the Company that is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia.
“Drawing” shall have the meaning provided in Section 3.4(c).
“E-Fax” shall mean any system used to receive or transmit faxes electronically.
“Eligible Accounts” shall mean at any date of determination, the aggregate amount of all Accounts of the Borrowers that are not ineligible for inclusion in the calculation of the US Tranche A Borrowing Base, the US Tranche B Borrowing Base, the Canadian Tranche A Borrowing Base or the Canadian Tranche B Borrowing Base pursuant to any of clauses (a) through (v) below. Eligible Accounts shall not include, without duplication, any Account of any Borrower:
(a)    that does not arise from the sale of goods or the performance of services by such Borrower in the ordinary course of its business;
(b) (i)    upon which such Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, (ii) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;
(c)    with respect to which the Account Debtor is a creditor of any Borrower or any Subsidiary of any Borrower, has or has asserted any defense, counterclaim, right of setoff or has disputed its obligation to pay all or any portion of the Account, but only to the extent of such defense, claim, counterclaim, right of setoff or dispute, unless (i) the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent, in their Permitted Discretion, has established an appropriate Reserve and determines to include such Account as El-
igible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent to waive such rights;
(d)    that comprises finance charges;

(e)    that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor,
(f)     with respect to which an invoice, reasonably acceptable to the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent in form and substance (or otherwise in the form required by any Account Party), has not been sent to the applicable Account Debtor;
(g)    that (i) is not owned by a Borrower or (ii) as to which the US Collateral Agent’s Lien or Canadian Collateral Agent’s Lien, as applicable, on behalf of itself and the Secured Parties, is not a first priority perfected Lien or is subject to any Lien of any other Person, other than (A) Liens in favor of the US Collateral Agent or Canadian Collateral Agent, on behalf of itself and the Secured Parties or Note Liens or (B) Liens permitted by Section 10.2 for so long as such Liens do not have priority over the Lien of the Collateral Agents and, in the case of Liens permitted pursuant to Section 10.2(g) or Section 10.2(w), the holders of the obligations secured by such Liens (or a representative or trustee on their behalf) shall have entered into the Intercreditor Agreement or another intercreditor agreement reasonably satisfactory to the US Administrative Agent and the Company providing that the Liens on such Accounts securing such obligations shall rank junior to the Liens securing the Obligations;
(h)    that arises from a sale to any director, officer, other employee or Affiliate of any Borrower;
(i)    that is the obligation of an Account Debtor that is the United States or Canadian government or a political subdivision thereof, or any state, province, territory, county or municipality or department, agency or instrumentality thereof unless such Borrower has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, the Financial Administration Act (Canada) or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation, in each case to the US Administrative Agent’s or Canadian Administrative Agent’s, as applicable, and the Co-Collateral Agent’s reasonable satisfaction;
(j)    that is the obligation of an Account Debtor whose chief executive office is not in the United States or Canada or who is not organized under the laws of the United States, any state or territory thereof, Canada or any province or territory thereof unless payment thereof is assured by a letter of credit or other credit support, reasonably satisfactory to the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent as to form, amount and issuer and delivered to the US Administrative Agent or Canadian Administrative Agent, as applicable; provided that up to $1,000,000 (or the CDN Dollar Equivalent thereof) of such Accounts outstanding at any time that are otherwise Eligible Accounts and that are identified by the Company to the US Administrative Agent or Canadian Administrative Agent, as applicable, and the US Collateral Agent or Canadian Administrative Agent, as applicable, in writing may be included in Eligible Accounts without such letter of credit support and which has been assigned;

(k)    to the extent such Borrower is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower or any Subsidiary thereof but only to the extent of the potential liability;
(l)    that arises with respect to goods that are delivered on a bill and hold, cash on delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;
(m)    that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:
(i)    the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or
(ii)    a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;
(n)    that is the obligation of an Account Debtor if 50% or more of the US Dollar Equivalent amount of all Accounts owing by that Account Debtor are, based on the most recent Borrowing Base Certificate, ineligible under the other criteria set forth in this definition;
(o)    as to which any of the representations or warranties in the Credit Documents with respect to such Account are not true in any material respect;
(p)    to the extent such Account is evidenced by an instrument or chattel paper (other than instruments or chattel paper that has been delivered to the US Collateral Agent or Canadian Collateral Agent, as applicable, under the Security Documents);
(q)    which is not paid within the earlier of 60 days following its original due date or 120 days following its original invoice date, or which has been written off the books of the Borrowers or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor which is not paid within the earlier of 60 days following its original due date or 120 days following its original invoice date);
(r)    with respect to which the Account Debtor is located in a state, province or jurisdiction (e.g., New Jersey, Minnesota and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other similar report or form, or take one or more other actions, unless the applicable Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges). The foregoing shall not apply (i) to the extent that the applicable Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account or (ii) to the requirement for a creditor to extra-provincially register in a province or territory of Canada to the extent that the applicable Borrower may, in the opinion of Canadian Administrative Agent and the Co-Collateral Agent, subse-

quently become extra-provincially registered without incurring such cost or penalty referred to above;
(s)    to the extent such Account was created as a new receivable for the unpaid portion of an outstanding Account (including chargebacks, debit memos or other adjustments for unauthorized deductions);
(t)    that does not comply in all material respects with the requirements of all Applicable Laws and regulations, whether federal, state, provincial, territorial, local or foreign, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
(u)    to the extent that such Account, together with all other Accounts owing to such Account Debtor and its Affiliates as of any date of determination exceed 20% of all Eligible Accounts (but the portion of the Accounts not in excess of such percentage that otherwise satisfy the criteria herein will be deemed Eligible Accounts and it being understood that such 20% limitation shall apply to the Eligible Accounts of the US Borrowers and the Canadian Borrowers collectively); provided that, for the avoidance of any doubt, for purposes of this clause (u), each individual “Dealer” shall be treated as a single Account Debtor; or
(v)    that is payable in any currency other than US Dollars or Canadian Dollars.
Subject to Sections 2.14 and 13.1(c) and the definition of the US Tranche A Borrowing Base, the US Tranche B Borrowing Base, the Canadian Tranche A Borrowing Base and the Canadian Tranche B Borrowing Base, the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent may modify the foregoing in their Permitted Discretion.
“Eligible Assignee” shall mean any Person to whom any Loans or Commitments may be assigned pursuant to Section 13.6(b); provided that “Eligible Assignee” shall not include the Company or any of its Affiliates or Subsidiaries or any natural Person.
“Eligible Equipment” shall mean Equipment owned by any Canadian Borrower that is located in Canada and that is in each case included in an appraisal of Equipment received by the Canadian Administrative Agent and the Co-Collateral Agent in accordance with the reasonable requirements of the Canadian Administrative Agent and the Co-Collateral Agent, which Equipment is in good order, repair, running and marketable condition (ordinary wear and tear excepted) which in each case satisfy the criteria set forth below. Eligible Equipment shall not include:
(a)    Equipment at premises other than those owned or leased and controlled by any Canadian Borrower; provided that, as to locations that are leased by a Canadian Borrower, if the Canadian Collateral Agent shall not have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor (or the Canadian Administrative Agent and the Co-Collateral Agent shall have reasonably determined to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise reasonably required by the Canadian Administrative Agent and the Co-Collateral Agent), the Canadian Administrative Agent and the Co-Collateral Agent may, at their option, establish such Reserves (including Landlord Lien Reserves) in respect of amounts at any time due or to become due to the owner and lessor thereof not to exceed the aggregate amount payable for the next three (3) months to the owner or lessor of such locations;

(b)    Equipment subject to a Lien in favor of any Person other than the Canadian Collateral Agent except for Liens permitted by Section 10.2;
(c)    Equipment that is not located in Canada;
(d)    Equipment that is not subject to the first priority, valid and perfected Lien in favor of the Canadian Collateral Agent;
(e)     worn-out, obsolete, damaged or defective Equipment or Equipment not in good order and repair and used or usable in the ordinary course of such Borrower’s business as presently conducted;
(f)    computer hardware; or
(g)    Equipment that is or becomes a fixture to any Real Property.
Subject to Sections 2.14 and 13.1(c) and the definition of Canadian Tranche A Borrowing Base, the Canadian Administrative Agent and the Co-Collateral Agent may modify the foregoing in their Permitted Discretion.
“Eligible Inventory” shall mean Inventory of the Borrowers that is not ineligible for inclusion in the calculation of the US Tranche A Borrowing Base, the US Tranche B Borrowing Base, the Canadian Tranche A Borrowing Base or the Canadian Tranche B Borrowing Base pursuant to any of clauses (a) through (n) below. Eligible Inventory shall not include, without duplication, any Inventory of any Borrower that:
(a) (i)    is not owned by a Borrower or (ii) as to which the US Collateral Agent’s or Canadian Collateral Agent’s, as applicable, Lien thereon on behalf of itself and the Secured Parties is not a first priority Lien or is subject to any other Lien of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory) other than (A) the Liens in favor of the US Collateral Agent or Canadian Collateral Agent, as applicable, on behalf of itself and the Secured Parties, and Note Liens and (B) Liens permitted by Section 10.2 for so long as such Liens do not have priority over the Lien of the US Collateral Agent or Canadian Collateral Agent and, in the cases of Liens permitted pursuant to Section 10.2(g) or Section 10.2(w), the holders of the obligations secured by such Liens (or a representative or trustee on their behalf) shall have entered into the Intercreditor Agreement or another intercreditor agreement reasonably satisfactory to the US Administrative Agent and the Company providing that the Liens on such Inventory securing such obligations shall rank junior to the Liens securing the Obligations;
(b) (i)    unless in transit, is not located on premises owned, leased or rented by the Borrowers or (ii) is stored at a leased location, unless the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent have given their prior consent thereto or unless (A) the lessor has delivered to the US Collateral Agent or Canadian Collateral Agent, as applicable, a Collateral Access Agreement or (B) a Reserve (and, without duplication, Landlord Lien Reserve) for rent, charges and other amounts due or to become due with respect to such locations has been established by the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent in their Permitted Discretion not to exceed the aggregate amount payable for the next three (3) months to the owner or lessor of such locations, or (iii) other than in respect of Inventory with an aggregate value of up to $1,000,000 or the CDN Dollar Equivalent at such time, so long as no Default or Event of Default has occurred or is con-

tinuing, is stored with a bailee or third party warehouseman unless (A) such warehouseman or bailee has delivered to the US Collateral Agent or Canadian Collateral Agent, as applicable, a Collateral Access Agreement and such other documentation as the US Administrative Agent or the Canadian Administrative Agent, as applicable, and the Co-Collateral Agent may reasonably require or is evidenced by a Document (as defined in the UCC) that has been delivered to the US Collateral Agent or Canadian Collateral Agent, as applicable, or (B) an appropriate Reserve has been established by the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent in their Permitted Discretion or (iv) is located at an owned location subject to a mortgage in favor of a lender other than the US Collateral Agent, the Canadian Collateral Agent and the Notes Collateral Agent, unless a reasonably satisfactory mortgagee waiver has been delivered to the US Collateral Agent or Canadian Collateral Agent, as applicable, or (v) is located at any site if the aggregate book value of Inventory at any such location is less than $100,000 or the CDN Dollar Equivalent thereof;
(c)    is placed on consignment or is in transit, except for Inventory in transit between US or Canadian locations of the Borrowers as to which the US Collateral Agent’s or the Canadian Collateral Agent’s, as applicable, Liens have been perfected at origin and destination;
(d)    is covered by a negotiable document of title, unless such document has been delivered to the US Collateral Agent or Canadian Collateral Agent, as applicable, with all necessary endorsements, free and clear of all Liens, except those in favor of the US Collateral Agent, the Canadian Collateral Agent and the Secured Parties and the Notes Collateral Agent;
(e)    consists of display items or packing or shipping materials, manufacturing supplies, work in process Inventory (other than Painted Coil and Window Plant WIP) or replacement parts;
(f)    consists of goods which have been returned by the buyer other than goods that are undamaged and are able to be resold in the ordinary course of business;
(g)    is not of a type held for sale in the ordinary course of a Borrower’s business;
(h)    breaches any of the representations or warranties in any material respect pertaining to Inventory set forth in the Credit Documents;
(i)    consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;
(j)    is not located in the United States or Canada;
(k)    is obsolete or unmarketable, defective or unfit for sale or which does not conform in all material respects to all standards imposed by any Governmental Authority having regulatory authority over such Borrower;
(l)    is not covered by casualty insurance which complies with the requirements of Section 9.3;
(m)    which contains or bears any intellectual property rights licensed to a Borrower unless the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent are reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor in any material respect, (ii) violating any mate-

rial contract with such licensor or (iii) incurring any material liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement; or
(n)    such portion of Eligible Inventory that is applicable to intercompany profits.
Subject to Sections 2.14 and 13.1(c) and the definition of US Tranche A Borrowing Base, US Tranche B Borrowing Base, Canadian Tranche A Borrowing Base and Canadian Tranche B Borrowing Base, the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent may modify the foregoing in their Permitted Discretion.
“Eligible Real Property” shall mean Real Property owned by a Canadian Borrower included in an appraisal of Real Property received by the Canadian Administrative Agent and the Co-Collateral Agent in accordance with the requirements of the Canadian Administrative Agent and the Co-Collateral Agent and in each case which satisfies the criteria set forth below. Eligible Real Property shall not include:
(a)    Real Property which is not owned and operated by a Canadian Borrower;
(b)    Real Property subject to a Lien in favor of any Person, other than Canadian Collateral Agent, except for Liens permitted by Section 10.2 (but not including for the purpose of this exception (i) any purchase money security interests or financial liens that may be permitted under this Agreement, or (ii) other security interests or financial liens that would have priority over the security interests of the Canadian Collateral Agent or are not subject to an intercreditor agreement in form and substance reasonably satisfactory to the Canadian Administrative Agent and the Company; provided that the Liens on such Real Property securing such obligations shall rank junior to the Liens securing the Obligations);
(c)    Real Property that is not located in Canada;
(d)    Real Property that is not subject to a valid, enforceable and registered, first priority (subject to Liens permitted by Section 10.2 and as provided in clause (b) above), perfected Lien in favor of the Canadian Collateral Agent, and for which the Canadian Collateral Agent has not received a local opinion of counsel with respect to the enforceability of the applicable mortgage or hypothec creating the aforesaid perfected Lien;
(e)    Real Property in respect of which the Canadian Administrative Agent and the Co-Collateral Agent have not received (i) an appraisal by an appraiser reasonably acceptable to the Canadian Administrative Agent and the Co-Collateral Agent and (ii) a lender’s title insurance policy that complies with the requirements of Section 9.14(c), each in form and substance reasonably satisfactory to the Canadian Administrative Agent and the Co-Collateral Agent and by an appraiser reasonably acceptable to the Canadian Administrative Agent and the Co-Collateral Agent;
(f)    Real Property where the Canadian Administrative Agent and the Co-Collateral Agent reasonably determine in their Permitted Discretion that issues relating to compliance with Environmental Laws materially and adversely affect the value thereof or the ability of Canadian Collateral Agent to sell or otherwise Dispose thereof (but subject to the right of the Canadian Administrative Agent and the Co-Collateral Agent to establish Reserves upon the inclusion of such Real Property as Eligible Real Property in the calculation of the Fixed Asset Loan Value to reflect such adverse affect); and

(g)    Real Property improved with residential housing.
Any Real Property that is not Eligible Real Property shall nevertheless be part of the Collateral to the extent required by the Credit Documents, except that there shall be no obligation to register mortgages on title to Real Property that is not Eligible Real Property.
The following are deemed to satisfy the requirements for an appraisal set out above in respect of the applicable Real Properties: (A) Real estate appraisal report of an industrial building located at 1001 Corporate Drive, Burlington, Ontario with a valuation date of February 20, 2013 prepared by Cushman & Wakefield Ltd.; (B) Real estate appraisal report of an industrial building located at 6320 Colonel Talbot Road, London, Ontario with a valuation date of February 20, 2013 prepared by Cushman & Wakefield Ltd.; and (C) Real estate appraisal report of an industrial building located at 2501 Trans-Canada Highway, Pointe-Claire, Quebec with a valuation date of February 18, 2013 prepared by Cushman & Wakefield Ltd..
“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Company or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
“Environmental Law” shall mean any applicable federal, state, provincial, territorial, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, in each case relating to the protection of the environment (including ambient air, indoor air, surface water, ground water, land and subsurface strata and natural resources such as wetlands, flora and fauna) or of human health or safety (to the extent relating to exposure to Hazardous Materials).
“Equipment” shall mean, as to each Canadian Borrower, all of such Borrower’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with Holdings, the Company or a Subsidiary thereof would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“E-System” shall mean any electronic system, including SyndTrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the US Administrative Agent, any of its Related Parties, or any of such Person’s respective officers, directors, employees, attorneys, agents and representatives or any other Person, providing for access to data protected by passcodes or other security system.
“Eurocurrency Liabilities” shall have the meaning provided in the definition of the term “Statutory Reserve Rate.”
“Eurodollar Base Rate” shall mean, with respect to any Interest Period for any Eurodollar Loan the rate per annum for deposits in US Dollars for the applicable Interest Period appearing on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) two Business Days prior to the first day in such Interest Period. In the event that the rate referred to above does not appear on the Reuters Screen LIBOR01 page at such time, the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in US Dollars in the London interbank market as may be agreed upon by the US Administrative Agent and the Company or, in the absence of such agreement, the “Eurodollar Base Rate” for the purposes of this paragraph shall instead be the rate per annum notified to the US Administrative Agent by the Reference Lender as the rate at which the Reference Lender is offered US Dollar deposits at or about 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where the Eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period availability, such other method to determine such offered rate as may be selected by the US Administrative Agent in its sole discretion.
“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.
“Eurodollar Rate” shall mean, with respect to any Interest Period and for any Eurodollar Loan, an interest rate per annum determined as the ratio of (a) the Eurodollar Base Rate with respect to such Interest Period for such Eurodollar Loan to (b) the Statutory Reserve Rate with respect to such Interest Period and for such Eurodollar Loan.
“Event of Default” shall have the meaning provided in Section 11.
“Excess Availability (Tranche A)” shall mean, as of any date of determination, an amount equal to the sum of US Tranche A Excess Availability and the Canadian Tranche A Excess Availability.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Rate” shall mean, on any day with respect to any currency (other than US Dollars), the rate at which such currency may be exchanged into any other currency (including US Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the US Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the US Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.
“Excluded Capital Stock” shall mean
(a)    any Capital Stock with respect to which, in the reasonable judgment of the US Administrative Agent or the Canadian Administrative Agent, as applicable, (confirmed in writing by notice to the Company and the US Collateral Agent or the Canadian Collateral Agent, as applicable), the cost or other consequences (including any material adverse tax consequences) of pledging such Capital Stock shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom,
(b)    solely in the case of any pledge of Capital Stock of any Foreign Subsidiary or any Domestic Subsidiary treated as a disregarded entity for US federal income tax purposes if substantially all of its assets consist of Capital Stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code to secure the US Obligations, any Capital Stock that is Voting Stock of such Foreign Subsidiary in excess of 65% of the outstanding Capital Stock of such class,
(c)    any Capital Stock to the extent the pledge thereof would be prohibited by any (i) Applicable Law or (ii) Contractual Obligations existing on the Closing Date or (other than with respect to Capital Stock of a wholly owned Subsidiary) on the date on which such Capital Stock is acquired or the date that the issuer of such Capital Stock is created,
(d)    the Capital Stock of any Subsidiary that is not wholly owned by the Company and its Subsidiaries at the time such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-wholly owned Subsidiary) to the extent that the pledge of such Capital Stock is prohibited by the terms of such Subsidiary’s Organizational Documents or joint venture documents,
(e)    the Capital Stock of any Immaterial Subsidiary or any Unrestricted Subsidiary,
(f)    solely in the case of any pledge of Capital Stock of any Foreign Subsidiary to secure the US Obligations, the Capital Stock of any Subsidiary of a Foreign Subsidiary, and
(g)    any Capital Stock of any Subsidiary to the extent that the pledge of such Capital Stock would result in materially adverse tax consequences to Holdings, the Borrowers or any Subsidiary as reasonably determined by the Company in writing delivered to the applicable Collateral Agent.
“Excluded Subsidiary” shall mean
(a)    any Subsidiary that is not a wholly owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.10 (for so long as such Subsidiary remains a non-wholly owned Subsidiary) other than a Domestic Subsidiary or Canadian Subsidiary that is a non-wholly owned Subsidiary if such non-wholly owned Subsidiary guarantees or issues other capital markets debt securities of any Borrower or any Guarantor,
(b)    any Subsidiary that is prohibited by Applicable Law or Contractual Obligation existing on the Closing Date or at the time such Subsidiary becomes a Restricted Subsidiary from guaranteeing the Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect) or which would require consent, approval, license or authorization of a Governmental Authority to provide a guarantee of the Obligations unless such consent, approval, license or authorization has been received (or is received after commercially reasonable efforts to obtain same, which efforts may be requested by the US Administrative Agent or Canadian Administrative Agent, as applicable),
(c)     any Domestic Subsidiary that is (i) treated as a disregarded entity for US federal income tax purposes if substantially all of its assets consist of Capital Stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code or (ii) a direct or indirect Subsidiary of a Foreign Subsidiary (other than a Canadian Subsidiary),
(d)    any Immaterial Subsidiary, including Associated Materials Finance, Inc., (provided that the Company shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Obligations to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by clause this clause (d) exceeds 5.0% of the consolidated gross revenues of the Company and its Restricted Subsidiaries for the most recent Test Period ended prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (d) exceeds 5.0% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries as at the end of the most recent Test Period ended prior to the date of determination),
(e)    any other Subsidiary with respect to which, in the reasonable judgment of the US Administrative Agent or the Canadian Administrative Agent, as applicable, (confirmed in writing by notice to the Company and the US Collateral Agent or the Canadian Collateral Agent, as applicable), the cost or other consequences (including any material adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom,
(f)    each Foreign Subsidiary (other than a Canadian Subsidiary) and each Unrestricted Subsidiary, and
(g)    any Subsidiary to the extent that the guarantee of the Obligations would result in material adverse tax consequences to Holdings, the Borrowers or any Subsidiary as reasonably determined by the Company.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (any such obligation, a “Swap Obligation”), if, and to the extent that, all or a portion of the guarantee of such Guarantor pursuant to the Guarantee of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee pursuant to the Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Existing Canadian Revolving Credit Commitments” shall have the meaning provided in Section 2.19(a).

“Existing Canadian Revolving Credit Loans” shall have the meaning provided in Section 2.19(a).
“Existing Class” shall mean each Class of Existing US Revolving Credit Commitments or Existing Canadian Revolving Credit Commitments.
“Existing Credit Agreement” shall have the meaning provided in the recitals to this Agreement.
“Existing Lenders” shall have the meaning provided in the recitals to this Agreement.
“Existing Letters of Credit” shall mean the Letters of Credit listed on Schedule 1.1(c).
“Existing US Revolving Credit Commitments” shall have the meaning provided in Section 2.19(a).
“Existing US Revolving Credit Loans” shall have the meaning provided in Section 2.19(a).
“Extended Canadian Revolving Credit Commitments” shall have the meaning provided in Section 2.19(a).
“Extended Canadian Revolving Credit Loans” shall have the meaning provided in Section 2.19(a).
“Extended Loans/Commitments” shall mean Extended US Revolving Credit Loans and/or Extended US Revolving Credit Commitments and Extended Canadian Revolving Credit Loans and/or Extended Canadian Revolving Credit Commitments.
“Extended US Revolving Credit Commitments” shall have the meaning provided in Section 2.19(a).
“Extended US Revolving Credit Loans” shall have the meaning provided in Section 2.19(a).
“Extending Lender” shall have the meaning provided in Section 2.19(b).
“Extension Agreement” shall have the meaning provided in Section 2.19(c).
“Extension Election” shall have the meaning provided in Section 2.19(b).
“Extension Request” shall have the meaning provided in Section 2.19(a).
“Extension Series” shall mean all Extended US Revolving Credit Commitments or Extended Canadian Revolving Credit Commitments that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended US Revolving Credit Commitments or Extended Canadian Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Company.
“FALV Amortization Factor” shall mean 1 minus a fraction, the numerator of which is the number of calendar months elapsed as of any date of determination since March 31, 2013 but in no event more than 60) and the denominator of which is 60.
“FCCR Threshold” shall have the meaning provided in Section 10.11.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” shall mean the fee letter addressed to Company from UBS Securities LLC and accepted by Company on April 18, 2013, with respect to certain fees to be paid.
“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.
“Field Examination Event” shall mean (a) on or prior to the Tranche B Termination Date, a Notice Event, and (b) thereafter, if the Excess Availability (Tranche A) is (for a period of five consecutive Business Days) less than the greater of (1) $40.0 million and (2) 30.0% of the sum of (x) the lesser of (I) the US Tranche A Total Revolving Credit Commitment at such time and (II) the then-applicable US Tranche A Borrowing Base and (y) the lesser of (I) the Canadian Tranche A Total Revolving Credit Commitment at such time and (II) the then applicable Canadian Tranche A Borrowing Base; provided that, the Field Examination Event shall be deemed to be over if Excess Availability (Tranche A) shall be equal to or greater than the greater of (1) $40.0 million and (2) 30.0% of the sum of (x) the lesser of (I) the US Tranche A Total Revolving Credit Commitment at such time and (II) the then-applicable US Tranche A Borrowing Base and (y) the lesser of (I) the Canadian Tranche A Total Revolving Credit Commitment at such time and (II) the then applicable Canadian Tranche A Borrowing Base for at least 30 consecutive days.
“Financial Covenant” shall mean the covenant of the Company set forth in Section 10.11.
“Fixed Asset Loan Value” shall mean for each Canadian Borrower an amount equal to the sum of (a) 85% multiplied by the Net Orderly Liquidation Value Percentage multiplied by the Canadian Borrowers’ Eligible Equipment as of the Closing Date plus (b) 70% multiplied by the appraised Fair Market Value of the Canadian Borrowers’ Eligible Real Property as of the Closing Date; provided that (A) after the Closing Date the Fixed Asset Loan Value  may never increase and (B) the Canadian Administrative Agent may reappraise Eligible Real Property not more than once per year pursuant to Section 9.2(b) and the Fixed Asset Loan Value with respect to such Real Property may be recalculated on such date to reflect the difference, if negative of (a) the Fair Market Value shown by such appraisal multiplied by 70%  less  (b) the appraised Fair Market Value of such Real Property per the immediately prior appraisal  multiplied by 70%  multiplied by the FALV Amortization Factor on such date.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA for the most recent Test Period ended on or prior to such date of determination, minus, without duplication, (ii) Capital Expenditures incurred during such Test Period (other than Capital Expenditures financed with the proceeds of Indebtedness (other than proceeds of Loans), issuances of Capital Stock or proceeds from Dispositions outside the ordinary course of business), minus, (iii) taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes, net of cash refunds received, of the Company and its Restricted Subsidiaries paid in cash during such Test Period to (b) Consolidated Fixed Charges payable by the Company and its Restricted Subsidiaries in cash during such Test Period; provided that, for purposes of calculating the Fixed Charge Coverage Ratio for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be with respect to all amounts of Consolidated Interest Expense, an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.
In calculating the Fixed Charge Coverage Ratio in connection with the making of any Specified Payment (other than with regard to Investments) at any time when Excess Availability (Tranche A) on a Pro Forma Basis is less than 45% of the sum of (x) the lesser of (i) the US Tranche A Total Revolving Credit Commitment at such time and (ii) the then-applicable US Tranche A Borrowing Base and (y) the lesser of (i) the Canadian Tranche A Total Revolving Credit Commitment at such time and (ii) the then-applicable Canadian Tranche A Borrowing Base, the amount of Consolidated Fixed Charges included in clause (b) above shall include, without duplication of any payments already constituting Consolidated Fixed Charges, the amount of such Specified Payment actually made on such date of determination.
In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, repays, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has not been permanently repaid) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated, but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee, repayment, redemption, retirement or extinguishing of Indebtedness as if the same had occurred at the beginning of the applicable Test Period.
“Foreign Subsidiary” shall mean each Subsidiary of the Company that is not a Domestic Subsidiary.
“Fronting Fee” shall have the meaning provided in Section 4.1(b).
“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Company notifies the US Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the US Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
“Governmental Authority” shall mean the government of the United States, Canada or any foreign country or any multinational authority, or any state, provincial, territorial or political subdivi-

sion thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.
“Guarantees” shall mean, collectively, the Canadian Guarantee and the US Guarantee.
“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors” shall mean, collectively, the US Guarantors and the Canadian Guarantors.
“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos or asbestos containing material, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials, wastes or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material, waste, pollutant, contaminant or substance, which is prohibited, limited or regulated by any Environmental Law.
“Hedge Bank” shall mean any Person that is a Lender, an Agent or an Affiliate of a Lender or an Agent and that is a counterparty to a Hedging Agreement with a Credit Party or one of its Restricted Subsidiaries, in its capacity as such; provided that such Person shall have delivered (except in the case of an Agent) written notice to the US Collateral Agent or the Canadian Collateral Agent, as applicable, at or prior to the time that such Hedging Agreement is entered into or, if later, at the time such Lender becomes a party to this Agreement, that such a transaction has been entered into and that such Person constitutes a Hedge Bank entitled to the benefits of the Security Documents and the Intercreditor Agreement. For the avoidance of doubt, each Agent shall constitute a Hedge Bank to the extent it has entered into a Hedging Agreement.
“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.
“Historical Financial Statements” shall mean the audited consolidated balance sheets of the Company as at December 31, 2011, January 1, 2011 and January 2, 2010 and related statements of income and cash flows of the Company for the fiscal years ended at December 31, 2011, January 1, 2011 and January 2, 2010.
“Holdings” shall mean AMH INTERMEDIATE HOLDINGS CORP. (f/k/a Carey Intermediate Holdings Corp.), a Delaware corporation, or, after the Closing Date, any other Person (the “New Holdings”) that is a Subsidiary of AMH INTERMEDIATE HOLDINGS, CORP. (or the previous New Holdings as the case may be) (the “Previous Holdings”); provided that (a) such New Holdings owns 100% of Voting Stock of the Borrower, (b) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the US Administrative Agent, (c) the New Holdings shall have delivered to the US Administrative Agent an officer’s certificate stating that such substitution and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (d) if reasonably requested by the US Administrative Agent, an opinion of counsel to the effect that such substitution does not violate this Agreement or any other Credit Document, (e) all assets of the Previous Holdings are contributed or otherwise transferred to such New Holdings and (f) no Default or Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Default or Event of Default or material tax liability; provided, further, that if the foregoing are satisfied, the Previous Holdings shall be automatically released of all its obligations under the Credit Documents and any reference to “Holdings” in the Credit Documents shall be meant to refer to the “New Holdings”.
“Immaterial Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary of the Company (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) at the last day of the most recent Test Period ended on or prior to such determination date were less than 2% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries, taken as a whole, at such date and (b) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) for such Test Period were less than 2% of the consolidated gross revenues of the Company and its Restricted Subsidiaries, taken as a whole, for such period, in each case determined in accordance with GAAP.
“Increased Amount Date” shall have the meaning provided in Section 2.15.
“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)    net Hedging Obligations of such Person;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) accrued expenses and current trade liabilities (but not any refinancings, extensions, renewals, or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof except if such trade liabilities bear interest and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Capitalized Lease Obligations; and
(g)    all Guarantee Obligations of such Person in respect of any of the foregoing;
provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset.
For all purposes hereof, the Indebtedness of any Person shall in the case of Holdings, the Company and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Parties” shall have the meaning provided in Section 13.5(a).
“Information” shall have the meaning provided in Section 13.16.
“Intercompany Notes” shall mean, collectively, the Canadian Intercompany Note and the US Intercompany Note.
“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Original Closing Date, among the US Collateral Agent and the Notes Collateral Agent, and acknowledged and agreed by Holdings, the Company and the other US Guarantors.
“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.
“Inventory” shall mean any “inventory,” as such term is defined in the UCC or PPSA, as applicable, now owned or hereafter acquired by any Borrower, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Borrower’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.
“Inventory Appraisal” shall mean (a) on the Closing Date, the appraisal prepared by Great American Group dated December 2012 and (b) thereafter, the most recent inventory appraisal conducted by an independent appraiser firm pursuant to Section 9.2(b).
“Investment” shall have the meaning provided in Section 10.5.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by a Letter of Credit Issuer and applicable Borrower (or any Restricted Subsidiary) or in favor of a Letter of Credit Issuer and relating to such Letter of Credit.
“Joinder Agreement” means an agreement substantially in the form of Exhibit M.
“Joint Bookrunners” shall mean UBS Securities LLC, Deutsche Bank Securities Inc. and Wells Fargo Capital Finance, LLC.
“Joint Lead Arrangers” shall mean UBS Securities LLC, Deutsche Bank Securities Inc. and Wells Fargo Capital Finance, LLC.
“Landlord Lien Reserve” shall mean an amount equal to up to 3 months’ rent for all of the Borrowers’ leased locations where Eligible Inventory or Eligible Equipment is located in each Landlord Lien State, other than (a) leased locations with respect to which the US Collateral Agent or Canadian Collateral Agent, as applicable, shall have received a landlord’s waiver of subordination of lien in form reasonably satisfactory to the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent and (b) any leased location in respect of which such Inventory or Equipment at all such locations in the aggregate has a value of $7,000,000 or the CDN Dollar Equivalent thereof or less.
“Landlord Lien State” shall mean (i) each of Washington, Virginia and Pennsylvania and (ii) such other state(s) or Province(s) of Canada in which a landlord’s claim for rent has priority by operation of law over the Lien of the US Collateral Agent or Canadian Collateral Agent, as applicable, on any of the Collateral consisting of Eligible Inventory.
“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” means (a) the refusal (which may be given verbally or in writing and that has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans or participations, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) the failure of any Lender to pay over to the US Administrative Agent or Canadian Administrative Agent, any Letter of Credit Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due or (c) any Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.
“Lender-Related Distress Event” mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Capital Stock in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.
“Letter of Credit” shall have the meaning provided in Section 3.1(a).
“Letter of Credit Borrowing” shall mean an extension of credit resulting from a Drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced as a Borrowing.
“Letter of Credit Exposure” shall mean the sum of the US Letter of Credit Exposure and the Canadian Letter of Credit Exposure.
“Letter of Credit Issuers” shall mean, collectively, the US Letter of Credit Issuers and the Canadian Letter of Credit Issuers.
“Letter of Credit Maturity Date” shall mean the date that is 5 Business Days prior to the Revolving Credit Maturity Date.
“Letter of Credit Participant” shall have the meaning provided in Section 3.3(a).
“Letter of Credit Participation” shall have the meaning provided in Section 3.3(a).
“Letter of Credit Request” shall have the meaning provided in Section 3.2(a).
“Letter of Credit Sub-Limit” shall mean the sum of the US Letter of Credit Sub-Limit and the Canadian Letter of Credit Sub-Limit.
“Letters of Credit Outstanding” shall mean the sum of the US Letters of Credit Outstanding and the Canadian Letters of Credit Outstanding.
“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (in-

cluding zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to be a Lien.
“Loan” shall mean any Revolving Credit Loan, Swingline Loan, New Revolving Credit Loan or Extended Revolving Credit Loan made by any Lender hereunder.
“Loss Sharing Agreement” means the Amended and Restated Loss Sharing Agreement dated as of April 26, 2012 and executed by the Lenders.
“Management Investors” shall mean the officers, directors and employees of Holdings, the Company and the Restricted Subsidiaries who become investors in Holdings, any of its direct or indirect parent entities or in the Company.
“Mandatory Borrowing” shall have the meaning provided in Section 2.1(c)(ii).
“Master Agreement” shall have the meaning provided in the definition of the term “Hedging Agreement.”
“Material Adverse Effect” shall mean an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse effect on (a) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and the Restricted Subsidiaries, taken as a whole, (b) the legality, validity or enforceability of any Credit Document, (c) the ability of the Credit Parties (taken as a whole) to perform their respective obligations under the Credit Documents or (d) the rights and remedies of the US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent or the Lenders under the Credit Documents.
“Maturity Date” shall mean the Revolving Credit Maturity Date, the Letter of Credit Maturity Date, the Swingline Maturity Date or maturity date related to any Extension Series of Extended US Revolving Credit Commitments or Extended Canadian Revolving Credit Commitments, as applicable.
“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of Revolving Credit Loans, $1,000,000 or CDN $1,000,000, and (b) with respect to a Borrowing of Swingline Loans, $100,000 or CDN $100,000.
“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Company or any Restricted Subsidiary owns Capital Stock.
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property with, or in favor of, the US Collateral Agent or Canadian Collateral Agent, as applicable, for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit C-1 for Mortgaged Property located in the United States and in the form of Exhibit C-2 for Mortgaged Property located in Canada (in each case, with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Company, the US Collateral Agent or the Canadian Collateral Agent.

“Mortgage Supporting Documents” shall mean the documents that are to be delivered under Section 9.14(c) with respect to any Mortgage for any Mortgaged Property.
“Mortgaged Property” shall mean, initially, each parcel of Real Property owned by a Credit Party and identified on Schedule 1.1(b), and each other parcel of Real Property with respect to which a Mortgage is required to be granted pursuant to Section 9.14(b).
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to ERISA to which the Company, a Subsidiary or an ERISA Affiliate had an obligation to contribute over the five preceding calendar years. For the avoidance of doubt, the Multiemployer Plans do not include the Canadian Pension Plans.
“Net Cash Proceeds” shall mean, with respect to any issuance or incurrence of Indebtedness (a) the gross cash proceeds actually received by any Credit Party (excluding, for the avoidance of any doubt, any amounts constituting original issue discount or similar amount) less (b) reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and search and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees), issuance costs, discounts and other costs and expenses paid by any Credit Party in connection with such issuance or incurrence, but only to the extent not already deducted in arriving at the amount referred to in clause (a) above.
“Net Orderly Liquidation Value Percentage” shall mean, (a) with respect to Eligible Inventory, the value of Eligible Inventory that is estimated to be recoverable in an orderly liquidation thereof, net of all costs of liquidation thereof, based upon the most recent Inventory Appraisal conducted in accordance with this Agreement and expressed as a percentage of cost of such Eligible Inventory and (b) with respect to Eligible Equipment, the value of Eligible Equipment that is estimated to be recoverable in an orderly liquidation thereof, net of all costs of liquidation thereof, based upon the most recent appraisal conducted in accordance with this Agreement and expressed as a percentage of cost of such Eligible Equipment.
“New Canadian Revolving Credit Lender” shall have the meaning provided in Section 2.15.
“New Canadian Tranche A Revolving Credit Commitments” shall have the meaning provided in Section 2.15.
“New Canadian Tranche A Revolving Credit Loan” shall have the meaning provided in Section 2.15.
“New Holdings” shall have the meaning provided in the definition of the term “Holdings.”
“New Revolving Credit Loans” shall have the meaning provided in Section 2.15.
“New Revolving Credit Commitments” shall have the meaning provided in Section 2.15.
“New Revolving Credit Lender” shall have the meaning provided in Section 2.15.
“New US Revolving Credit Lender” shall have the meaning provided in Section 2.15.

“New US Tranche A Revolving Credit Commitments” shall have the meaning provided in Section 2.15.
“New US Tranche A Revolving Credit Loan” shall have the meaning provided in Section 2.15.
“Non-Cash Charges” shall mean (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase accounting, (e) the non-cash impact of accounting changes or restatements and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).
“Non-Cash Compensation Expense” shall mean any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.
“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).
“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).
“Non-US Lender” shall have the meaning provided in Section 5.4(e).
“Notes Collateral Agent” shall have the meaning provided in the Intercreditor Agreement.
“Note Liens” shall mean Liens securing the Notes Obligations.
“Notes Obligations” shall have the meaning provided in the Intercreditor Agreement.
“Notes Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.
“Notice Event” shall mean the occurrence of any one of the following events: (a) the Excess Availability (Tranche A) is (for a period of five consecutive Business Days) less than the greater of (1) $20.0 million and (2) 15.0% of the sum of (x) the lesser of (I) the US Tranche A Total Revolving Credit Commitment at such time and (II) the then-applicable US Tranche A Borrowing Base and (y) the lesser of (I) the Canadian Tranche A Total Revolving Credit Commitment at such time and (II) the then applicable Canadian Tranche A Borrowing Base or (b) an Event of Default shall occur and be continuing; provided that, to the extent that a Notice Event has occurred due to clause (a) of this definition the Notice Event shall be deemed to be over if Excess Availability (Tranche A) shall be equal to or greater than the greater of (1) $20.0 million and (2) 15.0% of the sum of (x) the lesser of (I) the US Tranche A Total Revolving Credit Commitment at such time and (II) the then-applicable US Tranche A Borrowing Base and (y) the lesser of (I) the Canadian Tranche A Total Revolving Credit Commitment at such time and (II) the then applicable Canadian Tranche A Borrowing Base for at least 30 consecutive days and to the extent that the Notice Event has occurred due to clause (b) of this definition, the Notice Event shall be deemed to be over on the date such Event of Default is cured or waived or otherwise ceases to exist.
“Notice of Borrowing” shall mean a request of a Borrower in accordance with the terms of Section 2.3 and substantially in the form of Exhibit F-1 or such other form as shall be approved by the US Administrative Agent or Canadian Administrative Agent, as applicable (in each case, acting reasonably) .
“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.
“Obligations” shall mean, collectively, the US Obligations and the Canadian Obligations.
“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and (d) with respect to an unlimited liability company, the memorandum of association and articles of association, and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Closing Date” shall mean October 13, 2010.
“Other Taxes” shall have the meaning provided in Section 5.4(b).
“Painted Coil” shall mean raw material Inventory consisting of uncut aluminum and steel coil that has been painted.
“Parent” shall mean AMH Investment Holdings Corp. (f/k/a Carey Investment Holdings Corp.), a Delaware corporation.
“Parent Loan” shall mean the $5,000,000 in initial aggregate principal amount of subordinated convertible promissory notes of the Parent issued to the Sponsor on the Original Closing Date.
“Participant” shall have the meaning provided in Section 13.6(c)(i).
“PATRIOT ACT” shall have the meaning provided in Section 13.18.
“Payment Conditions” shall mean, at any time of determination with respect to any Specified Payment, as of the date of such Specified Payment and after giving Pro Forma Effect thereto, that:
(a)    no Event of Default shall have occurred and be continuing or would result therefrom;
(b)    Excess Availability (Tranche A) after giving Pro Forma Effect to such Specified Payment shall not be and, for the 30 consecutive day period immediately prior to the making of such Specified Payment, shall not have been, less than (i) in the case of Section 10.5(x), 12.5%, (ii) in the case of Section 10.6(f), 17.5% and (iii) in the case of Section 10.7(a)(iii), 15%, in each case of the sum of (A) the lesser of (x) the US Tranche A Total Revolving Credit Commitments at such time and (y) the then-applicable US Tranche A Borrowing Base (as calculated on a Pro Forma Basis after giving effect to such Specified Payment) and (B) the lesser of (x) the Canadian Tranche A Total Revolving Credit Commitments at such time and (y) the then-applicable Canadian Tranche A Borrowing Base (as calculated on a Pro Forma Basis after giving effect to such Specified Payment); and
(c)    the Fixed Charge Coverage Ratio as of the last day of the most recent Test Period ended prior to the making of such Specified Payment, calculated on a Pro Forma Basis to give effect to such Specified Payment as if such Specified Payment had been made as of the first day of such period, shall be equal to or greater than 1.00 to 1.00; provided, that the Fixed Charge Coverage Ratio test described in this clause (c) shall not apply if Excess Availability (Tranche A) after giving pro forma effect to such Specified Payment is, and for the 30 consecutive day period immediately prior to the making of such Specified Payment, was greater than 25% of the sum of (A) the lesser of (x) the US Tranche A Total Revolving Credit Commitments at such time and (y) the then-applicable US Tranche A Borrowing Base (as calculated on a Pro Forma Basis after giving effect to such Specified Payment) and (B) the lesser of (x) the Canadian Tranche A Total Revolving Credit Commitments at such time and (y) the then-applicable Canadian Tranche A Borrowing Base (as calculated on a Pro Forma Basis after giving effect to such Specified Payment).
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Pension Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA, other than a multiemployer plan as defined in Section 4001 of ERISA) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which the Company, a Subsidiary or an ERISA Affiliate is (or, if such Pension Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA. For the avoidance of doubt, the Pension Plans do not include the Canadian Pension Plans.
“Perfection Certificate” shall mean a certificate of the Borrowers and Guarantors in the form of Exhibit D or any other form approved by the US Administrative Agent.
“Permitted Acquisition” shall mean any acquisition, by merger or otherwise, by the Company or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Capital Stock, so long as
(a)    such acquisition and all transactions related thereto shall be consummated in accordance with all Applicable Laws;
(b)    if such acquisition involves the acquisition of Capital Stock of a Person that upon such acquisition would become a Restricted Subsidiary, such acquisition shall result in the issuer of such Capital Stock becoming a Restricted Subsidiary and a Guarantor to the extent required by Section 9.10;
(c)     such acquisition shall result in the US Collateral Agent or the Canadian Collateral Agent, as applicable, for the benefit of the Secured Parties, being granted a security interest in any Capital Stock or any assets so acquired to the extent required by Sections 9.10, 9.11 and/or 9.14(b);

(d)     after giving effect to such acquisition, no Event of Default shall have occurred and be continuing;
(e)     after giving effect to such acquisition, the Company and its Restricted Subsidiaries shall be in compliance with Section 9.13;
(f)     the Fixed Charge Coverage Ratio as of the last day of the most recent Test Period ended prior to such Permitted Acquisition, calculated on a Pro Forma Basis to give effect to such Permitted Acquisition as if such Permitted Acquisition had been consummated as of the first day of such period, shall be equal to or greater than 1.00 to 1.00;
(g)     in the event that the Permitted Acquisition Consideration for all acquisitions in any fiscal year exceeds $10,000,000, Excess Availability (Tranche A) after giving Pro Forma Effect to such acquisition shall be not less than 12.5% of the sum of (i) the lesser of (x) the aggregate US Tranche A Total Revolving Credit Commitments at such time and (y) the then-applicable US Tranche A Borrowing Base (as calculated on a Pro Forma Basis after giving effect to such acquisition) and (ii) the lesser of (x) the Canadian Tranche A Total Revolving Credit Commitments at such time and (y) the then-applicable Canadian Tranche A Borrowing Base (as calculated on a pro forma basis after giving effect to such acquisition); and
(h)    the Board of Directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (unless such opposition has been publicly withdrawn).
“Permitted Acquisition Consideration” shall mean, in connection with any Permitted Acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Acquisition at the time such Permitted Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable in cash for such Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantee Obligations, “earn outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness incurred or assumed in connection with such Permitted Acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Permitted Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by Holdings, the Borrower or its Restricted Subsidiaries.
“Permitted Cure Securities” shall mean equity securities of Holdings or the Company (or any direct or indirect parent thereof) having no mandatory redemption, repurchase or similar requirements prior to 91 days after the latest Revolving Credit Maturity Date hereunder (determined at the time of issuance), and upon which all dividends or distributions (if any) shall be, prior to 91 days after such latest Revolving Credit Maturity Date hereunder, payable solely in additional shares of such equity security.
“Permitted Discretion” shall mean a determination made by the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent in good faith in the exercise of its commercially reasonable credit judgment (from the perspective of a secured asset-based lender) in accordance with its customary business practices for similar asset-based lending transactions, based upon their consideration as to any factor, event, condition or other circumstance which the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent reasonably determine: (a) will or could reasonably be expected to adversely affect the quantity, quality, mix or value of the Eligible Accounts, Eligible Inventory, Eligible Equipment and Eligible Real Property (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of the applicable Collateral Agent’s Liens thereon or the amount which the Administrative Agents, the Lenders or the Letter of Credit Issuers would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Accounts, Eligible Inventory, Eligible Equipment and Eligible Real Property or (b) that any collateral report or financial information delivered to the US Administrative Agent, the Canadian Administrative Agent or the Co-Collateral Agent by the Borrowers or any Person on behalf of thereof is incomplete, inaccurate or misleading in any material respect or (c) creates a Default or an Event of Default. In exercising such judgment, the US Administrative Agent, the Canadian Administrative Agent and the Co-Collateral Agent may consider, without duplication, factors already included in or tested by the definition of Eligible Accounts, Eligible Inventory, Eligible Equipment and Eligible Real Property, and any other criteria including: (i) changes after the Closing Date in any concentration of risk with respect to Eligible Accounts from the concentration of risk set forth in the Disclosed Documents and (ii) any other factors arising after the Closing Date that affect or that could reasonably be expected to affect the credit risk of lending to the Borrowers on the security of the Collateral. For the avoidance of doubt, the Permitted Discretion as it relates to the US Tranche A Borrowing Base and the US Tranche B Borrowing Base, will be exercised by the US Administrative Agent and the Co-Collateral Agent and as it relates to the Canadian Tranche A Borrowing Base and the Canadian Tranche B Borrowing Base, will, except where otherwise specified herein, be exercised by the Canadian Administrative Agent and the Co-Collateral Agent.
“Permitted Holders” shall mean, collectively, the Sponsor and the Management Investors.
“Permitted Investments” shall mean
(a)    US Dollars, Canadian Dollars and, with respect to any Foreign Subsidiaries, other local currencies held by such Foreign Subsidiary, in each case in the ordinary course of business;
(b)     securities issued or unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof, or the Canadian government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;
(c)     securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or Canadian province or territory or any public instrumentality thereof, in each case, having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);
(d)     commercial paper or variable or fixed rate notes issued by or guaranteed by any Lender or any bank holding company owning any Lender;
(e)     commercial paper or variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least

A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(f)     time deposits with, or domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by, any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the US Dollar Equivalent thereof) in the case of foreign banks;
(g)     repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (b), (c) and (f) above entered into with any bank meeting the qualifications specified in clause (f) above or securities dealers of recognized national standing;
(h)    marketable short-term money market and similar securities having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(i)     shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (h) above; and
(j)     in the case of investments by any Restricted Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Restricted Foreign Subsidiary is located or in which such investment is made.
“Permitted Liens” shall mean:
(a)    Liens for taxes, assessments or other governmental charges or claims that are either (i) not yet due and payable or delinquent and not subject to penalties for nonpayment or (ii) being diligently contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP,
(b)    Liens in respect of property or assets of the Company or any of its Subsidiaries imposed by law, such as landlord’s, carriers’, warehousemen’s, repairmen’s, construction contractors’, materialmen’s, workmen’s suppliers’ and mechanics’ Liens and other similar Liens, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect,
(c)    Liens arising from judgments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 11.9,
(d)    Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation and pledges or deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases (other than Capitalized Leases), government contracts, trade contracts (other than for Indebtedness), performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations) incurred in the ordinary course of business,
(e)    ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Company or where any of its Subsidiaries are located,
(f)    site plan agreements, subdivision agreements, servicing agreements, development agreements, reciprocal agreements, easements, rights-of-way, licenses, restrictions (including zoning restrictions), minor defects, exceptions or irregularities in title, encroachments, protrusions, permits, covenants, servitudes, rights of expropriation, watercourse and rights of water and other similar charges or encumbrances, in each case as do not, in the aggregate, materially detract from the value of the Real Property of the Company and its Subsidiaries, taken as a whole, or interfere in any material respect with the business of the Company and its Subsidiaries, taken as a whole, and that were not incurred in connection with and do not secure any Indebtedness, and to the extent reasonably agreed by the US Administrative Agent or Canadian Administrative Agent, as applicable, any exception on the title policies issued in connection with any Mortgaged Property,
(g)    any agreements with any Governmental Authority or utility that do not, in the aggregate, have a material adverse effect on the use or value of Real Property;
(h)    any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest relating to any lease, sublease, license or sublicense permitted by this Agreement (including any subordination of the interest of the lessee, sublessee or licensee under such lease, sublease, license or sublicense to any Liens in respect of the interest of the lessor, sublessor, licensor or sublicensor),
(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(j)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Company or any of its Subsidiaries; provided that such Lien secures only the obligations of the Company or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1,
(k)    customary licenses of intellectual property granted in the ordinary course of business,
(l)    Liens arising from precautionary UCC or PPSA financing statement or similar filings made in respect of operating leases entered into by the Company or any of its Subsidiaries,
(m)    any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of conduct of the business of the Company and its Restricted Subsidiaries as currently conducted, taken as a whole,
(n)    all rights reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit held by the applicable Credit Party or a Subsidiary of a Credit Party or affecting the relevant Real Property and that does not materially interfere with the ordinary course of conduct of the Credit Parties and their Subsidiaries (taken as a whole) or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or periodic payments as a condition of the continuance thereof or to distrain against or to obtain a Lien on any property or assets of the applicable Credit Party or Subsidiary of a Credit Party in the event of failure to make such annual or other periodic payments, so long as in each event such annual or other periodic payments are being made,
(o)    the Canadian Permitted Liens,
(q)    Liens arising out of any license, sublicense or cross-license or intellectual property permitted by Section 10.4,
(r)    Liens on vehicles and equipment of the Company or any Subsidiary granted in the ordinary course of business, and
(s)    Deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers.
“Permitted Overadvance” shall have the meaning provided in Section 2.1(d).
“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”) any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”) such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(a), 10.1(g), 10.1(i) or 10.1(k), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed, (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 10.1(c), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness and (D) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(a), 10.1(g), 10.1(i) or 10.1(k), the terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, fees, funding discounts and redemption or prepayment premiums); provided that a certificate of an Authorized Officer of the Company delivered to the US Administrative Agent at least 10 Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the US Administrative Agent notifies Holdings and the Company within such 10 Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).
“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Company or any of the Restricted Subsidiaries pursuant to Section 10.4(g).
“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, unlimited liability corporation or company, limited partnership, trust or other enterprise or any Governmental Authority.
“Pledge Agreements” shall mean, collectively, the US Pledge Agreement, the Canadian Pledge Agreement - Canadian Credit Parties and the Canadian Pledge Agreement - US Credit Parties.

“Post-Acquisition Period” shall mean, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.
“PPSA” shall mean the Personal Property Security Act (Ontario), the Civil Code of Québec or any other applicable Canadian federal, provincial or territorial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.
“Preferred Capital Stock” shall mean any Capital Stock with preferential rights of payments on dividends or upon liquidation, dissolution or winding up.
“Previous Holdings” shall have the meaning provided in the definition of the term “Holdings.”
“Prime Rate” shall mean the rate of interest per annum published by the Wall Street Journal from time to time, as the prime lending rate.
“Priority Payables” shall mean, as to any Canadian Borrower at any time, (a) the full amount of the liabilities of such Canadian Borrower at such time which (i) have a trust imposed or provide for payment or a Lien ranking or capable of ranking senior to or pari passu with Liens securing the Obligations under Applicable Laws of Canada or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under Applicable Laws of Canada; including claims for unremitted and/or accelerated rents, taxes, wages, withholding taxes, harmonized sales tax, goods and services tax, provincial and territorial sales taxes, and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, workers’ compensation obligations, government royalties and pension fund obligations (other than in respect of the types of obligations which are the subject matter of the Canadian Pension Plan Reserve); (b) the Canadian Pension Plan Reserve in effect at such time, in the case of clause (a), to the extent such trust or statutory deemed trust or Lien has been or may be imposed, and (c) at any time after an Event of Default which is continuing, the amount equal to the percentage applicable to Inventory included in the calculation of the Canadian Tranche A Borrowing Base (other than amounts included by virtue of clause (d) thereof) multiplied by the aggregate Fair Market Value of the Eligible Inventory included in the calculation of the Canadian Tranche A Borrowing Base (other than amounts included by virtue of clause (d) thereof) which is subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any similar Applicable Laws of Canada granting revendication or similar rights to unpaid suppliers (provided that, to the extent such Inventory has been identified and has been excluded from Eligible Inventory, the amount owing to the supplier shall not be considered a Priority Payable).
“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Company, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Company in good faith as a result of (a) actions taken, prior to or during such Post-Acquisition Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred prior to or during such Post-Acquisition Period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Company and its Restricted Subsidiaries; provided that so long as such actions are taken prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs will be incurred during the entirety of such Test Period; and provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.
“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(j) or setting forth the information described in clause (iv) to Section 9.1(e).
“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Capital Stock in any Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of the term “Specified Transaction”, shall be included, (b) any retirement or repayment of Indebtedness and (c) any Indebtedness incurred or assumed by the Company or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of the term “Pro Forma Adjustment”.
“Pro Forma Entity” shall mean any Acquired Entity or Business or any Converted Restricted Subsidiary.
“Pro Rata Share” shall mean, with respect to any Lender at any time, the percentage obtained by dividing (a) the sum of the US Tranche A Revolving Credit Commitments, US Tranche B Revolving Credit Commitments, Canadian Tranche A Revolving Credit Commitments or Canadian Tranche B Revolving Credit Commitments, as applicable (or, if such US Tranche A Revolving Credit Commitments, US Tranche B Revolving Credit Commitments, Canadian Tranche A Revolving Credit Commitments or Canadian Tranche B Revolving Credit Commitments, as applicable, are terminated, the US Tranche A Revolving Credit Exposure, US Tranche B Revolving Credit Exposure, Canadian Tranche A Revolving Credit Exposure or Canadian Tranche B Revolving Credit Exposure, as applicable, therein), of such Lender then in effect by (b) the sum of the US Tranche A Revolving Credit Commitments, US

Tranche B Revolving Credit Commitments, Canadian Tranche A Revolving Credit Commitments or Canadian Tranche B Revolving Credit Commitments, as applicable (or, if such US Tranche A Revolving Credit Commitments, US Tranche B Revolving Credit Commitments, Canadian Tranche A Revolving Credit Commitments or Canadian Tranche B Revolving Credit Commitments, as applicable, are terminated, the US Tranche A Revolving Credit Exposure, US Tranche B Revolving Credit Exposure, Canadian Tranche A Revolving Credit Exposure or Canadian Tranche B Revolving Credit Exposure, as applicable, therein) of all US Lenders or Canadian Lenders, as applicable, then in effect; provided, however, that, if there are no US Tranche A Revolving Credit Commitments, US Tranche B Revolving Credit Commitments, Canadian Tranche A Revolving Credit Commitments or Canadian Tranche B Revolving Credit Commitments, as applicable, and no US Tranche A Revolving Credit Exposure, US Tranche B Revolving Credit Exposure, Canadian Tranche A Revolving Credit Exposure or Canadian Tranche B Revolving Credit Exposure, as applicable, such Lender’s Pro Rata Share shall be determined based on the Pro Rata Share most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to Section 13.6.
“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.
“Qualifying IPO” shall mean the issuance by Holdings (or any direct or indirect parent of Holdings) or the Company of its common Capital Stock generating (individually or in the aggregate together with any prior initial public offering) gross proceeds exceeding $100,000,000, in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).
“Real Property” shall mean all now owned and hereafter acquired real property of the Company and its Restricted Subsidiaries, including leasehold interests, together with all right, title and interest of the Company and its Restricted Subsidiaries in (a) the buildings, structures, and other improvements located thereon and (b) all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets of each Borrower and Guarantor more particularly described in the Mortgages, but excluding all operating fixtures and Equipment, whether or not incorporated in the buildings, structures and improvements.
“Recipient” shall have the meaning provided in Section 13.16.
“Recovery Event” shall mean (a) any damage to, destruction of or other casualty or loss involving any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset.
“Reference Lender” shall mean UBS AG, Stamford Branch.
“Refinance” shall have the meaning provided in the definition of the term “Permitted Refinancing Indebtedness”.
“Refinancing” shall have the meaning provided in the definition of the term “Permitted Refinancing Indebtedness”.
“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, advisors and other representatives of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Release” shall mean any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the environment, or into any structure.
“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) and (o) of Section 414 of the Code).
“Required Canadian Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of the Canadian Tranche A Adjusted Total Revolving Credit Commitment and the Canadian Tranche B Adjusted Total Revolving Credit Commitment at such time (or, if the Total Revolving Credit Commitment for any Class of Commitments has been terminated at such time, with respect to such Class of Commitments, the outstanding principal amount of the Revolving Credit Loans and, if applicable, Letter of Credit Exposure (excluding the Letter of Credit Exposure of Defaulting Lenders) for such Class of Commitments at such time).
“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the Adjusted Total Revolving Credit Commitment at such time (or, if the Total Revolving Credit Commitment for any Class of Commitments has been terminated at such time, with respect to such Class of Commitments, the outstanding principal amount of the Revolving Credit Loans and, if applicable, Letter of Credit Exposure (excluding the Letter of Credit Exposure of Defaulting Lenders) for such Class of Commitments at such time).
“Required Tranche A Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the Adjusted Total Tranche A Revolving Credit Commitment at such time (or, if the Total Revolving Credit Commitment for any Class of Commitments has been terminated at such time, with respect to such Class of Commitments, the outstanding principal amount of the Revolving Credit Loans and, if applicable, Letter of Credit Exposure (excluding the Letter of Credit Exposure of Defaulting Lenders) for such Class of Commitments at such time).
“Required Tranche B Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the Adjusted Total Tranche A Revolving Credit Commitment at such time (or, if the Total Revolving Credit Commitment for any Class of Commitments has been terminated at such time, with respect to such Class of Commitments, the outstanding principal amount of the Revolving Credit Loans for such Class of Commitments at such time).
“Required US Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of the US Tranche A Adjusted Total Revolving Credit Commitment and the US Tranche B Adjusted Total Revolving Credit Commitment at such time (or, if the Total Revolving Credit Commitment for any Class of Commitments has been terminated at such time, with respect to such Class of Commitments, the outstanding principal amount of the Revolving Credit Loans and, if applicable, Letter of Credit Exposure (excluding the Letter of Credit Exposure of Defaulting Lenders) for such Class of Commitments at such time).
“Required Reimbursement Date” shall have the meaning provided in Section 3.4(a).
“Reserves” shall mean reserves deemed necessary by the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent in their Permitted Discretion (a) on the Closing Date as set forth in the Borrowing Base Certificate delivered to the Administrative Agents and the Co-Collateral Agent on or prior to the Closing Date and (b) thereafter, from time to time, established against the gross amount of Eligible Accounts, Eligible Inventory, Eligible Real Property and Eligible Equipment in accordance with Section 2.14 (including, without limitation, the aggregate amount of Bank Product Reserves which have been consented to by the Company). Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued and unpaid interest pursuant to this Agreement shall be deemed to be a reasonable exercise of the applicable Administrative Agent’s and the Co-Collateral Agent’s Permitted Discretion. For the avoidance of doubt, the Reserves established on the US Tranche A Borrowing Base will be set by the US Administrative Agent and the Co-Collateral Agent and the Reserves established on the Canadian Tranche A Borrowing Base will be established by the Canadian Administrative Agent and the Co-Collateral Agent. Notwithstanding anything in this Agreement to the contrary, Reserves in respect of Canadian Defined Benefit Plans shall be limited to the Canadian Pension Plan Reserve in effect at such time.
“Restricted Debt Payment” shall have the meaning provided in Section 10.7(a).
“Restricted Foreign Subsidiary” shall mean each Restricted Subsidiary that is also a Foreign Subsidiary.
“Restricted Subsidiary” shall mean any Subsidiary of the Company other than an Unrestricted Subsidiary.
“Revolving Credit Commitment” shall mean, at any time, as to any Lender, the aggregate of such Lender’s US Tranche A Revolving Credit Commitment, US Tranche B Revolving Credit Commitment, Canadian Tranche A Revolving Credit Commitment and Canadian Tranche B Revolving Credit Commitment. The aggregate amount of the Revolving Credit Commitments as of the Closing Date is $225,000,000.
“Revolving Credit Commitment Percentage” shall mean at any time, (i) when used in respect to the US Tranche A Credit Facility, for each US Tranche A Lender, the percentage obtained by dividing (a) such US Tranche A Lender’s US Tranche A Revolving Credit Commitment by (b) the aggregate amount of US Tranche A Revolving Credit Commitments of all US Tranche A Lenders; provided that at any time when the US Tranche A Total Revolving Credit Commitment shall have been terminated, each US Tranche A Lender’s US Tranche A Revolving Credit Commitment Percentage shall be its US Tranche A Revolving Credit Commitment Percentage as in effect immediately prior to such termination,

(ii) when used in respect to the US Tranche B Credit Facility, for each US Tranche B Lender, the percentage obtained by dividing (a) such US Tranche B Lender’s US Tranche B Revolving Credit Commitment by (b) the aggregate amount of US Tranche B Revolving Credit Commitments of all US Tranche B Lenders; provided that at any time when the US Tranche B Total Revolving Credit Commitment shall have been terminated, each US Tranche B Lender’s US Tranche B Revolving Credit Commitment Percentage shall be its US Tranche B Revolving Credit Commitment Percentage as in effect immediately prior to such termination, (iii) when used in respect to the Canadian Tranche A Credit Facility, for each Canadian Tranche A Lender, the percentage obtained by dividing (a) such Canadian Tranche A Lender’s Canadian Tranche A Revolving Credit Commitment by (b) the aggregate amount of Canadian Tranche A Revolving Credit Commitments of all Canadian Tranche A Lenders; provided that at any time when the Canadian Tranche A Total Revolving Credit Commitment shall have been terminated, each Canadian Tranche A Lender’s Canadian Tranche A Revolving Credit Commitment Percentage shall be its Canadian Tranche A Revolving Credit Commitment Percentage as in effect immediately prior to such termination, (iv) when used in respect to the Canadian Tranche B Credit Facility, for each Canadian Tranche B Lender, the percentage obtained by dividing (a) such Canadian Tranche B Lender’s Canadian Tranche B Revolving Credit Commitment by (b) the aggregate amount of Canadian Tranche B Revolving Credit Commitments of all Canadian Tranche B Lenders; provided that at any time when the Canadian Tranche B Total Revolving Credit Commitment shall have been terminated, each Canadian Tranche B Lender’s Canadian Tranche B Revolving Credit Commitment Percentage shall be its Canadian Tranche B Revolving Credit Commitment Percentage as in effect immediately prior to such termination and (v) when used in respect to all of the Credit Facilities, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment by (b) the aggregate amount of Revolving Credit Commitments of all Lenders; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.
“Revolving Credit Loans” shall mean, collectively, US Revolving Credit Loans and Canadian Revolving Credit Loans.
“Revolving Credit Maturity Date” shall mean the date that is the earlier of (i) five years after the Closing Date and (ii) 90 days prior to the maturity date of the Senior Secured Notes, or, if such date is not a Business Day, the next preceding Business Day.
“Revolving Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.
“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Company or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or 9.1(b), together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(e).
“Secured Cash Management Agreement” shall mean any agreement relating to Cash Management Services that is entered into by and between Holdings, any Borrower or any Restricted Subsidiary and a Cash Management Bank.
“Secured Hedging Agreement” shall mean any Hedging Agreement that is entered into by and between Holdings, any Borrower or any Restricted Subsidiary and a Hedge Bank.
“Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.
“Secured Parties” shall mean (a) the Lenders, (b) the Letter of Credit Issuers, (c) the Swingline Lender, (d) the US Administrative Agent, (e) the Canadian Administrative Agent, (f) the US Collateral Agent, (g) the Canadian Collateral Agent, (h) the Co-Collateral Agent, (i) each Cash Management Bank, (j) each Hedge Bank, (k) the beneficiaries of each indemnification obligation undertaken by any US Credit Party or Canadian Credit Party under the Credit Documents and (l) any successors, endorsees, transferees and assigns of each of the foregoing.
“Securities Account Control Agreement” has the meaning specified in the Security Agreement.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Agreements” shall mean, collectively, the US Security Agreement and the Canadian Security Agreement.
“Security Documents” shall mean, collectively, the Security Agreements, the Pledge Agreements, the Mortgages, the Loss Sharing Agreement, the Intercreditor Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 9.10, Section 9.11 or Section 9.14 or pursuant to any of the Security Documents to secure or perfect the security interest securing any or all of the Obligations.
“Senior Secured Notes” shall mean those 9⅛% senior secured notes due 2017 issued by the Company and co-issued by Carey New Finance, Inc. under the Senior Secured Notes Indenture in an initial aggregate principal amount of $730,000,000, including any “Exchange Note” issued in an “Exchange Offer” therefor (as such term is defined in the Senior Secured Notes Indenture).
“Senior Secured Notes Documents” shall mean the Senior Secured Notes Indenture and the other credit documents referred to therein (including the related guarantee, security, pledge, mortgage and other collateral documents, the notes, the notes purchase agreement and the registration rights agreements).
“Senior Secured Notes Indenture” shall mean the indenture for the Senior Secured Notes, dated as of October 13, 2010 among the Company, Carey New Finance, Inc. and Wells Fargo Bank, National Association, as trustee.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
“Solvent” shall mean, with respect to any Person, at any date, that (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
“Specified Existing Revolving Credit Commitment Classes” shall have the meaning provided in Section 2.19(a).
“Specified Obligations” shall mean Obligations consisting of (a) the principal of and interest on Loans and (b) Unpaid Drawings in respect of Letters of Credit.
“Specified Payment” shall mean any Investment pursuant to Section 10.5(x), any Dividend pursuant to Section 10.6(f) and any Restricted Debt Payment pursuant to Section 10.7(a)(iii).
“Specified Subsidiary” shall mean, (a) any Restricted Subsidiary whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) at the last day of the most recent Test Period ended on or prior to such date of determination were equal to or greater than 5% of the Consolidated Total Assets of the Company and the Restricted Subsidiaries at such date, (b) any Restricted Subsidiary whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Company and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP or (c) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total assets or gross revenues (when combined with the total assets or revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Restricted Subsidiary (when combined with the total assets or revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in Section 11.5 would constitute a “Specified Subsidiary” under clause (a) or (b) above.
“Specified Transaction” shall mean, with respect to any period, any Permitted Acquisition or Investment (including acquisitions), sale, transfer or other Disposition of assets or property, incurrence or repayment of Indebtedness, provision of New Revolving Credit Commitments, Dividend, Subsidiary designation or other event that by the terms of the Credit Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.
“Sponsor” shall mean Hellman & Friedman LLC and/or its Affiliates.
“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Statutory Reserve Rate” shall mean for any day as applied to any Eurodollar Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the US Administrative Agent is subject, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” shall mean any Indebtedness for borrowed money of any Credit Party or any Restricted Subsidiary of any Credit Party that is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder.
“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.
“Subsidiary Guarantor” shall mean each Guarantor that is a Subsidiary of the Company.
“Successor Borrower” shall have the meaning provided in Section 10.3(a).
“Supermajority Tranche A Lenders” shall mean, at any date, Non-Defaulting Lenders having in excess of 66 2/3% of the Adjusted Total Tranche A Revolving Credit Commitment at such time (or, if the Total Revolving Credit Commitment for any Class of Commitments has been terminated at such time, with respect to such Class of Commitments, the outstanding principal amount of the Revolving Credit Loans and Letter of Credit Exposure (excluding the Letter of Credit Exposure of Defaulting Lenders) for such Class of Commitments at such time)
“Supermajority Tranche B Lenders” shall mean, at any date, Non-Defaulting Lenders having in excess of 66 2/3% of the Adjusted Total Tranche B Revolving Credit Commitment at such time (or, if the Total Revolving Credit Commitment for any Class of Commitments has been terminated at such time, with respect to such Class of Commitments, the outstanding principal amount of the Revolving Credit Loans for such Class of Commitments at such time).
“Swap Obligation” has the meaning set forth in the definition of “Excluded Swap Obligation”.
“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily availa-

ble quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
“Swingline Commitment” shall mean the sum of the US Tranche A Swingline Commitment and the Canadian Tranche A Swingline Commitment.
“Swingline Exposure” shall mean, collectively, the US Tranche A Swingline Exposure and the Canadian Tranche A Swingline Exposure.
“Swingline Lender” shall mean UBS Loan Finance LLC in its capacity as lender of Swingline Loans hereunder, or such other financial institution who, after the date hereof, shall agree to act in the capacity of lender of Swingline Loans hereunder.
“Swingline Loans” shall mean, collectively, US Tranche A Swingline Loans and Canadian Tranche A Swingline Loans.
“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Revolving Credit Maturity Date.
“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Company then last ended and for which Section 9.1 Financials have been delivered to the Administrative Agent.
“Total Revolving Credit Commitment” shall mean the sum of the US Tranche A Total Revolving Credit Commitment, the US Tranche B Total Revolving Credit Commitment, the Canadian Tranche A Total Revolving Credit Commitment and the Canadian Tranche B Total Revolving Credit Commitment.
“Tranche B Termination Date” shall mean the date on which pursuant to Section 4.3(c), the US Tranche B Total Revolving Credit Commitments and the Canadian Tranche B Total Revolving Credit Commitments are terminated and the US Tranche B Total Revolving Credit Outstandings and the Canadian Tranche B Total Revolving Credit Outstandings are repaid in full in cash.
“Transaction Expenses” shall mean any fees or expenses incurred or paid by Sponsor, Parent, Holdings, the Borrowers, any of their Subsidiaries or any of their respective Affiliates in connection with the Transactions and the transactions contemplated hereby and thereby.
“Transactions” shall mean (a) the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement on the Closing Date, (b) the consummation of any other transactions connected with the foregoing and (c) the payment of Transaction Expenses.
“Transferee” shall have the meaning provided in Section 13.6(e).
“Type” shall mean (i) as to any US Revolving Credit Loan, its nature as an ABR Loan or a Eurodollar Loan or (ii) as to any Canadian Revolving Credit Loan, its nature as a Canadian Base Rate Loan, ABR Loan, Eurodollar Loan or CDOR Rate Loan.
“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided that to the extent that the UCC is used to define any term herein or in any Credit Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; pro-

vided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the US Collateral Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“Uncontrolled Cash” shall mean all amounts from time to time on deposit in the Designated Disbursement Accounts.
“Unfunded Current Liability” of any Pension Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Pension Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the Closing Date, based upon the actuarial assumptions that would be used by the Pension Plan’s actuary in a termination of the Pension Plan, exceeds the Fair Market Value of the assets allocable thereto.
“Unpaid Drawing” shall have the meaning provided in Section 3.4(b).
“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Company that is formed or acquired after the Closing Date and is designated as an Unrestricted Subsidiary by the Company pursuant to Section 9.15 subsequent to the Closing Date, (b) any existing Restricted Subsidiary of the Company that is designated as an Unrestricted Subsidiary by the Company pursuant to Section 9.15 subsequent to the Closing Date and (c) any Subsidiary of an Unrestricted Subsidiary.
“US Activation Notice” shall have the meaning provided in Section 9.16(b)(i).
“US Administrative Agent” shall mean UBS AG, Stamford Branch, or any successor to UBS AG, Stamford Branch appointed in accordance with the provisions of Section 12.11, together with its affiliates, as the US administrative agent for the Lenders under this Agreement and the other Credit Documents.
“US Administrative Agent’s Office” shall mean the office of the US Administrative Agent located at 677 Washington Boulevard, Stamford, Connecticut 06901, or such other office as the US Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“US Borrowers” shall mean (a) the Company, (b) Gentek Holdings, LLC, (c) Gentek Building Products, Inc. and (c) any other Person that at any time after the Closing Date becomes a US Borrower pursuant to the terms of Section 9.10.
“US Collateral Agent” shall mean UBS AG, Stamford Branch, or any successor thereto appointed in accordance with the provisions of Section 12.11, together with its affiliates, as the US collateral agent for the Secured Parties under this Agreement and the other Credit Documents.
“US Collection Account” shall have the meaning provided in Section 9.16(b)(i).
“US Concentration Account” shall have the meaning provided in Section 9.16(b)(i).
“US Concentration Account Bank” shall have the meaning provided in Section 9.16(b)(i).

“US Credit Facilities” shall mean, collectively, the US Tranche A Credit Facility and the US Tranche B Credit Facility; each sometimes referred to as a “US Credit Facility”.
“US Credit Parties” shall mean US Guarantors and US Borrowers; each sometimes being referred to individually as a “US Credit Party.”
“US Dollar Equivalent” shall mean, at any time, (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars based on the Exchange Rate in effect on the Business Day of determination.
“US Guarantee” shall mean the Guarantee dated as of the Original Closing Date, made by each US Guarantor in favor of the US Collateral Agent for the benefit of the Secured Parties.
“US Guarantors” shall mean (a) Holdings, (b) the Company, (c) each Domestic Subsidiary (other than an Excluded Subsidiary) on the Closing Date and (d) each Domestic Subsidiary (other than an Excluded Subsidiary) that becomes a party to the US Guarantee after the Closing Date pursuant to Section 9.10.
“US Intercompany Note” shall mean the Intercompany Subordinated Note, dated as of the Original Closing Date, executed by Holdings, the Company and each other Restricted Subsidiary of the Company.
“US Lender” shall mean any US Tranche A Lender or US Tranche B Lender; sometimes being referred to herein collectively as “US Lenders”.
“US Letter of Credit” shall have the meaning provided in Section 3.1(a).
“US Letter of Credit Exposure” shall mean, with respect to any US Tranche A Lender, at any time, the sum of (a) the amount of any US Unpaid Drawings in respect of which such US Tranche A Lender has made (or is required to have made) US Tranche A Revolving Credit Loans pursuant to Section 3.4(a) at such time and (b) such US Tranche A Lender’s Revolving Credit Commitment Percentage of the US Letters of Credit Outstanding at such time (excluding the portion thereof consisting of US Unpaid Drawings in respect of which the US Tranche A Lenders have made (or are required to have made) US Tranche A Revolving Credit Loans pursuant to Section 3.4(a).
“US Letter of Credit Issuer” shall mean (a) UBS AG, Stamford Branch, (b) Wells Fargo Bank, National Association, (c) Deutsche Bank AG New York and (d) in each case, any one or more Persons who shall become a US Letter of Credit Issuer pursuant to Section 3.6. Any US Letter of Credit Issuer may, in its discretion, arrange for one or more US Letters of Credit to be issued by Affiliates of the US Letter of Credit Issuer, and in each such case the term “US Letter of Credit Issuer” shall include any such Affiliate with respect to US Letters of Credit issued by such Affiliate. In the event that there is more than one US Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the US Letter of Credit Issuer shall be deemed to refer to the US Letter of Credit Issuer in respect of the applicable US Letter of Credit or to all US Letter of Credit Issuers, as the context requires.
“US Letter of Credit Participants” shall have the meaning provided in Section 3.3(a).
“US Letter of Credit Participation” shall have the meaning provided in Section 3.3(a).

“US Letter of Credit Sub-Limit” shall mean $22,000,000, as the same may be reduced from time to time pursuant to Section 4.2.
“US Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding US Letters of Credit and (b) the aggregate amount of all US Unpaid Drawings in respect of all US Letters of Credit.
“US Obligations” shall mean the collective reference to:
(a)    the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the US Borrowers, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by a US Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide Cash Collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the US Borrowers or any other US Credit Party to any of the Secured Parties under this Agreement and the other Credit Documents,
(b)     the due and punctual performance of all covenants, agreements, obligations and liabilities of the US Borrowers under or pursuant to this Agreement and the other Credit Documents,
(c)     the due and punctual payment and performance of all the covenants, agreements, and liabilities of each US Credit Party under or pursuant to this Agreement or the other Credit Documents,
(d)     the due and punctual payment and performance of all Cash Management Obligations of a US Credit Party under each Secured Cash Management Agreement and
(e)     the due and punctual payment and performance of all Hedging Obligations of a US Credit Party under each Secured Hedging Agreement.
Notwithstanding the foregoing, (i) the obligations of a US Credit Party under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guarantees only to the extent that, and for so long as, the other US Obligations are so secured and guaranteed, (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Document shall not require the consent of the holders of the Cash Management Obligations under Secured Cash Management Agreements or the holders of the Hedging Obligations under Secured Hedging Agreements and (iii) US Obligations shall in no event include any Excluded Swap Obligations.
“US Pledge Agreement” shall mean the US Pledge Agreement dated as of the Original Closing Date, entered into by Holdings, the US Borrowers, the other pledgors party thereto and the US Collateral Agent for the benefit of the Secured Parties.

“US Revolving Credit Loan” shall mean any US Tranche A Revolving Credit Loan or US Tranche B Revolving Credit Loan; sometimes being referred to herein collectively as US Revolving Credit Loans.
“US Security Agreement” shall mean the US Security Agreement dated as of the Original Closing Date and as amended by Amendment No. 1, entered into by Holdings, the US Borrowers, the other grantors party thereto and the US Collateral Agent for the benefit of the Secured Parties.
“US Subsidiary Guarantor” shall mean each US Guarantor other than Holdings and the Company.
“US Tranche A Adjusted Total Revolving Credit Commitment” shall mean, at any time, the US Tranche A Total Revolving Credit Commitment less the aggregate US Tranche A Revolving Credit Commitments of all Defaulting Lenders.
“US Tranche A Borrowing Base” shall mean, as of any date, an amount equal to the sum at such time of (without duplication):
(a)    85% multiplied by the book value of the US Borrowers’ Eligible Accounts at such time; plus
(b)    85% multiplied by the Net Orderly Liquidation Value Percentage multiplied by the US Borrowers’ Eligible Inventory, in each case, less any Reserve established or modified from time to time by the US Administrative Agent or the Co-Collateral Agent in the exercise of their Permitted Discretion in accordance with the provisions of Section 2.14.
The US Tranche A Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofor delivered to the Co-Collateral Agent and the US Administrative Agent with such adjustments as the US Administrative Agent and the Co-Collateral Agent deem reasonably appropriate in their Permitted Discretion to assure that the US Tranche A Borrowing Base is calculated in accordance with the terms of this Agreement.
“US Tranche A Credit Facility” shall mean the US Tranche A Revolving Credit Loans and US Letters of Credit provided to or for the benefit of any US Borrower pursuant to Sections 2 and 3 hereof.
“US Tranche A Excess Availability” shall mean an amount equal to the US Tranche A Maximum Amount less the US Tranche A Total Revolving Credit Outstandings.
“US Tranche A Lender” shall mean, at any time, each Lender having a US Tranche A Revolving Credit Commitment or a US Tranche A Revolving Credit Loan (or US Letter of Credit Exposure) made to any US Borrower owing to it at such time; sometimes being referred to herein collectively as “US Tranche A Lenders”.
“US Tranche A Maximum Amount” shall mean the lesser of (i) the US Tranche A Borrowing Base in effect from time to time and (ii) the US Tranche A Total Revolving Credit Commitment in effect from time to time.

“US Tranche A Permitted Overadvance” shall have the meaning provided in Section 2.1(d)(i).
“US Tranche A Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “US Tranche A Revolving Credit Commitment”, (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “US Tranche A Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the US Tranche A Total Revolving Credit Commitment and (c) in the case of any Lender that increases its US Tranche A Revolving Credit Commitments or becomes a New US Revolving Credit Lender having a US Tranche A Revolving Credit Commitment, in either case pursuant to Section 2.15, the amount specified in the applicable Joinder Agreement, in each case as such US Tranche A Revolving Credit Commitment may be reduced or increased from time to time as permitted hereunder. The aggregate amount of the US Tranche A Revolving Credit Commitments as of the Closing Date is $141,500,000.
“US Tranche A Revolving Credit Exposure” shall mean, with respect to any US Tranche A Lender at any time, the sum of (a) the aggregate principal amount of the US Tranche A Revolving Credit Loans of such US Tranche A Lender then outstanding and (b) such US Tranche A Lender’s US Letter of Credit Exposure at such time.
“US Tranche A Revolving Credit Loan” shall have the meaning provided in Section 2.1(a)(i).
“US Tranche A Swingline Commitment” shall mean $22,000,000.
“US Tranche A Swingline Exposure” shall mean, with respect to any US Tranche A Lender, at any time, such US Tranche A Lender’s US Tranche A Revolving Credit Commitment Percentage of the US Tranche A Swingline Loans outstanding at such time.
“US Tranche A Swingline Loan” and “US Tranche A Swingline Loans” shall have the meanings provided in Section 2.1(c).
“US Tranche A Total Revolving Credit Commitment” shall mean the sum of the US Tranche A Revolving Credit Commitments of all the US Tranche A Lenders.
“US Tranche A Total Revolving Credit Outstandings” shall mean, at any date, the sum of all US Tranche A Lenders’ US Tranche A Revolving Credit Exposure and US Tranche A Swingline Exposure.
“US Tranche B Adjusted Total Revolving Credit Commitment” shall mean, at any time, the US Tranche B Total Revolving Credit Commitment less the aggregate US Tranche B Revolving Credit Commitments of all Defaulting Lenders.
“US Tranche B Borrowing Base” shall mean, as of any date, an amount equal to the sum at such time of (without duplication):
(a)    5% multiplied by the book value of the US Borrowers’ Eligible Accounts at such time; plus

(b)    5% multiplied by the Net Orderly Liquidation Value Percentage multiplied by the US Borrowers’ Eligible Inventory.
The US Tranche B Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofor delivered to the Co-Collateral Agent and the US Administrative Agent with such adjustments as the US Administrative Agent and the Co-Collateral Agent deem reasonably appropriate in their Permitted Discretion to assure that the US Tranche B Borrowing Base is calculated in accordance with the terms of this Agreement.
“US Tranche B Credit Facility” shall mean the US Tranche B Revolving Credit Loans provided to any US Borrower pursuant to Section 2 hereof.
“US Tranche B Lender” shall mean, at any time, each Lender having a US Tranche B Revolving Credit Commitment or a US Tranche B Revolving Credit Loan made to any US Borrower owing to it at such time; sometimes being referred to herein collectively as “US Tranche B Lenders”.
“US Tranche B Maximum Amount” shall mean the lesser of (i) the US Tranche B Borrowing Base in effect from time to time and (ii) the US Tranche B Total Revolving Credit Commitment in effect from time to time.
“US Tranche B Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “US Tranche B Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “US Tranche B Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the US Tranche B Total Revolving Credit Commitment, in each case as such US Tranche B Revolving Credit Commitment may be reduced from time to time as permitted hereunder. The aggregate amount of the US Tranche B Revolving Credit Commitments as of the Closing Date is $8,500,000.
“US Tranche B Revolving Credit Exposure” shall mean, with respect to any US Tranche B Lender at any time, the aggregate principal amount of the US Tranche B Revolving Credit Loans of such US Tranche B Lender then outstanding.
“US Tranche B Revolving Credit Loan” shall have the meaning provided in Section 2.1(a)(ii).
“US Tranche B Total Revolving Credit Commitment” shall mean the sum of the US Tranche B Revolving Credit Commitments of all the US Tranche B Lenders.
“US Tranche B Total Revolving Credit Outstandings” shall mean, at any date, the sum of all US Tranche B Lenders’ US Tranche B Revolving Credit Exposure.
“US Unpaid Drawings” shall have the meaning provided in Section 3.4(a).
“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors of such Person under ordinary circumstances.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required pay-

ments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Window Plant WIP” shall mean “work in progress” Inventory staged at the front of window lines before assembly.
“Wind Up Triggering Event” shall mean the occurrence of any of the following: (i) The board of directors of any Borrower or Guarantor passes a resolution to terminate or wind-up in whole or in part any Canadian Defined Benefit Plan or any Borrower or Guarantor otherwise initiates any action or filing to voluntarily terminate or wind up in whole or in part any Canadian Defined Benefit Plan; (ii) the institution of proceedings by any Governmental Authority to terminate in whole or in part any Canadian Defined Benefit Plan, including notice being given by the Superintendent of Financial Services or another Governmental Authority that it intends to proceed to wind-up in whole or in part a Borrower’s or Guarantor’s Canadian Defined Benefit Plan; (iii) there is a cessation or suspension of contributions to the fund of a Canadian Defined Benefit Plan by a Borrower or Guarantor (other than a cessation or suspension of contributions that is due to (a) an administrative error or (b) the taking of contribution holidays in accordance with applicable law); (iv) the receipt by a Borrower or Guarantor of correspondence from any Governmental Authority related to the likely wind up or termination (in whole or in part) of any Canadian Defined Benefit Plan; and (v) the wind up or partial wind up of a Canadian Defined Benefit Plan. Notwithstanding anything to the contrary herein, a Wind Up Triggering Event shall not include any event that relates to the partial wind up or termination of solely a defined contribution component of a Canadian Defined Benefit Plan.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
1.2    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
(c)    Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
1.3    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein.
(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Fixed Charge Coverage Ratio and the Secured Leverage Ratio (to the extent necessary) shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.
1.4    Rounding. Any financial ratios required to be maintained or complied with by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.5    References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Credit Documents and the Senior Secured Notes Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
1.6    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.7    Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.
1.8    Currency Equivalents Generally.
(a)    For purposes of determining compliance under Sections 10.4, 10.5, 10.6 and 10.11 with respect to any amount denominated in any currency other than US Dollars (other than with respect to (a) any amount derived from the financial statements of the Company and the Subsidiaries of the Company and (b) any Indebtedness), such amount shall be deemed to equal the US Dollar Equivalent thereof based on the average Exchange Rate for such other currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with

Sections 10.1, 10.2 and 10.5, with respect to any amount of Indebtedness in a currency other than US Dollars, compliance will be determined at the date of incurrence thereof using the US Dollar Equivalent thereof at the Exchange Rate in effect at the date of such incurrence.
(b)    The US Administrative Agent shall determine the US Dollar Equivalent of (x) the Canadian Revolving Credit Exposure (i) as of the end of each fiscal quarter of the Company, (ii) on or about the date of the related notice requesting any extension of credit under the Canadian Credit Facility and (iii) on any other date, in its reasonable discretion and (y) any other amount to be converted into US Dollars in accordance with the provisions of this Agreement.
1.9    UCC Terms. The following terms have the meanings given to them in the applicable UCC: “chattel paper”, “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary” and “security entitlement”.
1.10    PPSA Terms. The following terms have the meanings given to them in the applicable PPSA “chattel paper”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “futures account”, “futures contract”, “goods”, “intangible”, “instrument”, “inventory”, “investment property”, “money”, “securities account”, “securities intermediary” and “security entitlement”.
1.11    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”).
1.12    Interpretation in Québec. For all purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall include “movable property”, (ii) “real property” shall include “immovable property”, (iii) “tangible property” shall include “corporeal property”, (iv) “intangible property” shall include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (vi) all references to filing, registering or recording under the UCC or PPSA shall include publication under Register of Personal and Movable Real Rights of Québec, (vii) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (ix) “goods” shall include corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall include a “mandatary”, (xi) “construction liens” shall include “legal hypothecs”, (xii) “joint and several” shall include solitary, (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall include “ownership on behalf of another as mandatory”, (xv) “easement” shall include “servitude”, (xvi) “priority” shall include “prior claim”, (xvii) “survey” shall include “certificate of location and plan”, (xviii) “fee simple title” shall include “absolute ownership” and (xix) “leasehold interest” shall include “valid lease”.
SECTION 2.    Amount and Terms of Credit Facility
2.1    Loans.
(a)    Subject to and upon the terms and conditions herein set forth, (i) each US Tranche A Lender severally agrees to make a loan or loans in US Dollars (each, a “US Tranche A Re-

volving Credit Loan”) to the US Borrowers, which US Tranche A Revolving Credit Loans (A) shall not exceed the US Tranche A Revolving Credit Commitment of such US Tranche A Lender (after giving effect thereto and to the application of the proceeds thereof), (B) shall not, after giving effect thereto and to the application of the proceeds thereof, at any time result in the US Tranche A Total Revolving Credit Outstandings at such time exceeding the US Tranche A Maximum Amount then in effect, (C) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (D) may, at the option of the US Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; provided that all US Tranche A Revolving Credit Loans made by each of the US Tranche A Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of US Tranche A Revolving Credit Loans of the same Type, (E) may be repaid and reborrowed in accordance with the provisions hereof, and (F) shall not be made unless, after giving effect to any US Tranche B Revolving Credit Loans being made on such date, the US Tranche B Total Revolving Credit Outstandings is at least equal to the US Tranche B Maximum Amount, provided that this clause (F) shall not be applicable during any Annual Tranche B Clean-Down Period, (ii) each US Tranche B Lender severally agrees to make a loan or loans in US Dollars (each, a “US Tranche B Revolving Credit Loan”) to the US Borrowers, which US Tranche B Revolving Credit Loans (A) shall not exceed the US Tranche B Revolving Credit Commitment of such US Tranche B Lender (after giving effect thereto and to the application of the proceeds thereof), (B) shall not, after giving effect thereto and to the application of the proceeds thereof, at any time result in the US Tranche B Total Revolving Credit Outstandings at such time exceeding the US Tranche B Maximum Amount then in effect, (C) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date (other than during any Annual Tranche B Clean Down Period), (D) may, at the option of the US Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; provided that all US Tranche B Revolving Credit Loans made by each of the US Tranche B Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of US Tranche B Revolving Credit Loans of the same Type and (E) may be repaid and reborrowed in accordance with the provisions hereof, (iii) each Canadian Tranche A Lender severally agrees to make a loan or loans in either US Dollars or Canadian Dollars (each, a “Canadian Tranche A Revolving Credit Loan”) to the Canadian Borrowers, which Canadian Tranche A Revolving Credit Loans (A) the US Dollar Equivalent of such Canadian Tranche A Revolving Credit Loans shall not exceed the Canadian Tranche A Revolving Credit Commitment of such Canadian Tranche A Lender (after giving effect thereto and to the application of the proceeds thereof), (B) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the US Dollar Equivalent of the Canadian Tranche A Total Revolving Credit Outstandings at such time exceeding the Canadian Tranche A Maximum Amount then in effect, (C) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (D) may, at the option of the applicable Canadian Borrower, in the case of Canadian Tranche A Revolving Credit Loans made in Canadian Dollars be incurred and maintained as, and/or converted into, Canadian Base Rate Loans or CDOR Rate Loans, and, in the case of Canadian Tranche A Revolving Credit Loans made in US Dollars, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; provided that all Canadian Tranche A Revolving Credit Loans made by each of the Canadian Lenders in the same Currency and pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Canadian Tranche A Revolving Credit Loans of the same Type, (E) may be repaid and reborrowed in accordance with the provisions hereof, and (F) shall not be made unless, after giving effect to any Canadian Tranche B Revolving Credit Loans being made on such date, the Canadian Tranche B Total Revolving Credit Outstandings is at least equal to the Canadian Tranche B Maximum Amount, provided that this clause (F) shall not be applicable during any Annual Tranche B Clean-Down Period, and (iv) each Canadian Tranche B Lender severally agrees to make a loan or loans in either US Dollars or Canadian Dollars (each, a “Canadian Tranche B Revolving Credit Loan”) to the Canadian Borrowers, which Canadian Tranche B Revolving Credit Loans (A) the US Dollar Equivalent of such Canadian Tranche B Revolving Credit Loans shall not exceed the Canadian Tranche B Revolving Credit Commitment of such Canadian Tranche B Lender (after giving effect thereto and to the application of the proceeds thereof), (B) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the US Dollar Equivalent of the Canadian Tranche B Total Revolving Credit Outstandings at such time exceeding the Canadian Tranche B Maximum Amount then in effect, (C) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date (other than during any Annual Tranche B Clean Down Period), (D) may, at the option of the applicable Canadian Borrower, in the case of Canadian Tranche B Revolving Credit Loans made in Canadian Dollars be incurred and maintained as, and/or converted into, Canadian Base Rate Loans or CDOR Rate Loans, and, in the case of Canadian Tranche B Revolving Credit Loans made in US Dollars, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; provided that all Canadian Tranche B Revolving Credit Loans made by each of the Canadian Lenders in the same Currency and pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Canadian Tranche B Revolving Credit Loans of the same Type and (E) may be repaid and reborrowed in accordance with the provisions hereof. On the Revolving Credit Maturity Date, all outstanding Revolving Credit Loans shall be repaid in full. The obligations of each Lender hereunder shall be several and not joint.
(b)    Each US Lender or Canadian Lender, as applicable, may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrowers resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).
(c)    (i) Subject to and upon the terms and conditions herein set forth, (x) the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans to the US Borrowers in Dollars (each, a “US Tranche A Swingline Loan” and collectively, the “US Tranche A Swingline Loans”) which such US Tranche A Swingline Loans (A) shall be ABR Loans, (B) shall have the benefit of the provisions of Section 2.1(c)(ii), (C) shall not exceed at any time outstanding the US Tranche A Swingline Commitment, (D) shall not exceed, for any such US Tranche A Lender, the US Tranche A Revolving Credit Commitment of such US Tranche A Lender, (E) shall not, after giving effect thereto and to the application of the proceeds thereof, (i) result in the US Tranche A Total Revolving Credit Outstandings at such time exceeding the US Tranche A Maximum Amount then in effect, and (F) may be repaid and reborrowed in accordance with the provisions hereof and (y) the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans to the Canadian Borrowers in Dollars or Canadian Dollars (each, a “Canadian Tranche A Swingline Loan” and collectively, the “Canadian Tranche A Swingline Loans”, and, together with the US Tranche A Swingline Loans, the “Swingline Loans”) which such Canadian Tranche A Swingline Loans (A) shall be ABR Loans in the case of Canadian Tranche A Swingline Loans denominated in Dollars and Canadian Base Rate Loans in the case of Canadian Tranche A Swingline Loans denominated in Canadian Dollars, (B) shall have the benefit of the provisions of Section 2.1(c)(ii), (C) shall not exceed at any time outstanding the Canadian Tranche A Swingline Commitment, (D) shall not exceed for any such Canadian Tranche A Lender, the Canadian Tranche A Revolving Credit Commitment of such Canadian Tranche A Lender, (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the US Dollar Equivalent of the Canadian Tranche A Total Revolving Credit Outstandings at such time exceeding the Canadian Tranche A Maximum Amount then in effect, and (F) may be repaid and reborrowed in accordance with the provisions hereof. On the Swingline Maturity Date, all outstanding Swingline Loans shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Company, the US Administrative Agent or Canadian Administrative Agent stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (x) rescission of all such notices from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or that such Default or Event of Default is no longer continuing.
(ii)    On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders, with a copy to the Company, that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans, in which case, to the extent any US Tranche A Swingline Loans are outstanding, US Tranche A Revolving Credit Loans constituting ABR Loans shall be funded and, to the extent any Canadian Tranche A Swingline Loans are outstanding, Canadian Tranche A Revolving Credit Loans constituting Canadian Base Rate Loans, in the case of Canadian Tranche A Swingline Loans made in Canadian Dollars, or constituting ABR Loans, in the case of Canadian Tranche A Swingline Loans made in US Dollars, shall be funded, in each case, as determined by the Swingline Lender (each such Borrowing, a “Mandatory Borrowing”) and shall be made on the same Business Day (provided that such notice is given to the Lenders by the Swingline Lender before 1:00 p.m. (New York Time), or otherwise, on the next Business Day) by all Lenders of the applicable Credit Facility pro rata based on each such Lender’s Revolving Credit Commitment Percentage of the applicable Credit Facility, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each repayment of Swingline Loans shall be made in the same Currency as advanced by the Swingline Lender. Each Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Days’ notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the US Tranche A Total Revolving Credit Commitment or Canadian Tranche A Total Revolving Credit Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrowers), each Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages of the applicable Credit Facility; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing the same from and after such date of purchase.
(d)    Permitted Overadvances. Any provision of this Agreement to the contrary notwithstanding, (i) at the request of the Company, in its discretion the US Administrative Agent or the Canadian Administrative Agent, as applicable, may (but shall have absolutely no obligation to), make (i) US Tranche A Revolving Credit Loans to the US Borrowers on behalf of US Tranche A Lenders in amounts that cause the US Tranche A Total Revolving Credit Outstandings to exceed the US Tranche A Borrowing Base (any such excess US Tranche A Revolving Credit Loans are herein referred to collectively as “US Tranche A Permitted Overadvances”) and (ii) Canadian Tranche A Revolving Credit Loans in either US Dollars or Canadian Dollars to the Canadian Borrowers on behalf of Canadian Tranche A Lenders in amounts that cause the Canadian Tranche A Total Revolving Credit Outstandings to exceed the US Dollar Equivalent of the Canadian Tranche A Borrowing Base (any such excess Revolving Credit Loans are herein referred to collectively as “Canadian Tranche A Permitted Overadvances” and, together with any

US Tranche A Permitted Overadvances, “Permitted Overadvances”); provided that (A) no such event or occurrence shall cause or constitute a waiver of the US Administrative Agent’s, the Canadian Administrative Agent’s, the Swingline Lender’s or the Lenders’ right to refuse to make any further Permitted Overadvances, Swingline Loans or Revolving Credit Loans, issue any Letter of Credit or incur any Letter of Credit Exposure, as the case may be, at any time that a Permitted Overadvance exists, and (B) no Permitted Overadvance shall result in a Default or Event of Default due to a Borrower’s failure to comply with Section 5.2(b) for so long as the US Administrative Agent or the Canadian Administrative Agent, as applicable, permits such Permitted Overadvance to remain outstanding and such Permitted Overadvance has not been refinanced pursuant to Section 2.1(e), but solely with respect to the amount of such Permitted Overadvance. In addition, Permitted Overadvances may be made even if the conditions to lending set forth in Section 7 have not been met. All Permitted Overadvances shall constitute ABR Loans, in the case of Permitted Overadvances made to the US Borrowers, Canadian Base Rate Loans, in the case of Permitted Overadvances made to Canadian Borrowers made in Canadian Dollars, or ABR Loans, in the case of Permitted Overadvances made to Canadian Borrowers in US Dollars, shall bear interest at a rate equal to 2% per annum in excess of the sum of the ABR or Canadian Base Rate, as applicable, plus the Applicable Margin for ABR Loans or Canadian Base Rate Loans, as applicable, and shall be payable on the earlier of demand or the Revolving Credit Maturity Date. No Permitted Overadvance may remain outstanding for more than 45 days without the consent of the Required Tranche A Lenders. The authority of the US Administrative Agent or the Canadian Administrative Agent, as applicable, to make Permitted Overadvances is limited to 10% of the US Tranche A Borrowing Base and 10% of the Canadian Tranche A Borrowing Base, as determined on the date of such proposed Permitted Overadvance at any time, shall not cause the US Tranche A Total Revolving Credit Outstandings to exceed the US Tranche A Total Revolving Credit Commitments or the US Dollar Equivalent of the Canadian Tranche A Total Revolving Credit Outstandings to exceed the Canadian Tranche A Total Revolving Credit Commitments, and may be revoked prospectively by a written notice to the US Administrative Agent or the Canadian Administrative Agent, as applicable, signed by the Required Tranche A Lenders.
(e)    Refinancing Permitted Overadvances. The US Administrative Agent or Canadian Administrative Agent, as applicable, may at any time forward a demand to (i) each US Tranche A Lender that each US Tranche A Lender pay to the US Administrative Agent for its account, such Lender’s Pro Rata Share of all or a portion of the outstanding US Tranche A Permitted Overadvances that are US Tranche A Revolving Credit Loans and (ii) each Canadian Tranche A Lender that each Canadian Tranche A Lender pay to the Canadian Administrative Agent, for its account, such Lender’s Pro Rata Share of all or a portion of the outstanding Canadian Tranche A Permitted Overadvances that are Canadian Tranche A Revolving Credit Loans. Each Lender under the applicable Credit Facility shall pay such Pro Rata Share to the applicable Administrative Agent. Upon receipt by the applicable Administrative Agent of such payment (other than during the continuation of any Event of Default under Section 11.5), such Lender shall be deemed to have made a Revolving Credit Loan to the applicable Borrowers, which, upon receipt of such payment by the applicable Administrative Agent, the applicable Borrowers shall be deemed to have used in whole to refinance such Permitted Overadvance. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 11.5, each applicable Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Permitted Overadvance with respect to the applicable Credit Facility in an amount equal to such Lender’s Pro Rata Share of such Permitted Overadvance. If any payment made by any Lender as a result of any such demand is not deemed a Revolving Credit Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by an Administrative Agent of any payment from any Lender pursuant to this Section 2.1(e) with respect to any portion of any Permitted Overadvance, the applicable Administrative Agent shall promptly pay over to such Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) received by such Administrative Agent with respect to such portion.

(f)    Loans Under Existing Credit Agreement. (i) The US Credit Parties acknowledge and agree that as of the Closing Date (prior to the consummation of the Transactions): (A) the outstanding principal amount of US Tranche A Revolving Credit Loans under the Existing Credit Agreement equals $62,000,000 in US Dollars as of April 18, 2013 and that such US Tranche A Revolving Credit Loans are continued as US Tranche A Revolving Credit Loans hereunder; (B) the outstanding principal amount of US Tranche B Revolving Credit Loans under the Existing Credit Agreement equals $ 6,802,000 in US Dollars as of April 18, 2013 and that such US Tranche B Revolving Credit Loans are continued as US Tranche B Revolving Credit Loans hereunder; and (C) US Letters of Credit are outstanding under the Existing Credit Agreement having a stated amount of $10,897,269.00 and such US Letters of Credit are continued as US Letters of Credit hereunder and (ii) the Canadian Credit Parties acknowledge and agree that as of the Closing Date (prior to the consummation of the Transactions): (A) the outstanding principal amount of Canadian Tranche A Revolving Credit Loans under the Existing Credit Agreement equals $5,000,000 in Canadian Dollars and $15,000,000 in US Dollars as of April 18, 2013 and that such Canadian Tranche A Revolving Credit Loans are continued as Canadian Tranche A Revolving Credit Loans hereunder; (B) the outstanding principal amount of Canadian Tranche B Revolving Credit Loans under the Existing Credit Agreement equals $2,278,000 in US Dollars as of April 18, 2013 and that such Canadian Tranche B Revolving Credit Loans are continued as Canadian Tranche B Revolving Credit Loans hereunder in connection with the consummation of the Transactions; and (C) Canadian Letters of Credit are outstanding under the Existing Credit Agreement having a stated amount of $548,078.00 and such Canadian Letters of Credit are continued as Canadian Letters of Credit hereunder. All US Tranche A Revolving Credit Commitments, US Tranche B Revolving Credit Commitments, Canadian Tranche A Revolving Credit Commitments and Canadian Tranche B Revolving Credit Commitments shall hereinafter be assigned or re-allocated among the US Tranche A Revolving Credit Commitments, US Tranche B Revolving Credit Commitments, Canadian Tranche A Revolving Credit Commitments and Canadian Tranche B Revolving Credit Commitments, respectively, and after giving effect hereto, the percentages of Revolving Credit Commitments are as set forth on Schedule 1.1(a). Notwithstanding anything set forth herein to the contrary, in order to effect the continuation of outstanding Revolving Credit Loans contemplated by the preceding sentence, the amount to be funded on the Closing Date by each Lender hereunder in respect of its US Tranche A Revolving Credit Commitments, US Tranche B Revolving Credit Commitments, Canadian Tranche A Revolving Credit Commitments, and/or Canadian Tranche B Revolving Credit Commitments shall be reduced by the principal amount of such Lender’s US Tranche A Revolving Credit Loans, US Tranche B Revolving Credit Loans, Canadian Tranche A Revolving Credit Loans, and/or Canadian Tranche B Revolving Credit Loans, as applicable, under the Existing Credit Agreement outstanding on the Closing Date. Furthermore, in the event that, after giving effect to the foregoing conversions and continuations and funding of the applicable Revolving Credit Loans on the Closing Date (and except with respect to any outstanding Swingline Loans), any Lender holds any Revolving Credit Loans in excess of its applicable Revolving Credit Commitment in respect thereof, the Lenders shall effect a settlement among themselves, in such manner as the applicable Administrative Agent may direct, so as to cause each Lender to hold its pro rata share of such outstanding Revolving Credit Loans.
2.2    Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Revolving Credit Loans shall be in a multiple of $1,000,000 or Cdn$1,000,000 and Swingline Loans shall be in a multiple of $100,000 or Cdn$100,000 and in each case shall not be less than the Minimum Borrowing Amount with respect thereto (except that (i) Mandatory Borrowings shall be made in the amounts required by Section 2.1(c) and (ii) Minimum Borrowing Amount or minimum multiples hereunder shall not apply while a Cash Dominion Event is continuing and shall not apply to any Borrowing of US Tranche B Revolving Credit Loans or Canadian Tranche B Revolving Credit Loans). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than 12 Borrowings of Eurodollar Loans or 12 Borrowings of CDOR Rate Loans in either case under this Agreement.

2.3    Notice of Borrowing
(a)    Whenever a Borrower desires to incur Revolving Credit Loans hereunder (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings under Letters of Credit), the Company shall give the US Administrative Agent at the Administrative Agent’s Office, in the case of any Borrowings of US Revolving Credit Loans or the Canadian Administrative Agent at the Canadian Administrative Agent’s Office, in the case of any Borrowings of Canadian Revolving Credit Loans, (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans or CDOR Rate Loans, (ii) prior to 1:00 p.m. (New York City time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of US Tranche A Revolving Credit Loans or Canadian Tranche A Revolving Credit Loans that are to be ABR Loans or Canadian Base Rate Loans, as applicable, and (iii) prior to 10:00 a.m. (New York City time) on the same Business Day, written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of US Tranche B Revolving Credit Loans or Canadian Tranche B Revolving Credit Loans that are to be ABR Loans or Canadian Base Rate Loans, as applicable. Such notice (together with each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(b), a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall specify (i) whether such Revolving Credit Loans are to be US Tranche A Revolving Credit Loans, US Tranche B Revolving Credit Loans, Canadian Tranche A Revolving Credit Loans or Canadian Tranche B Revolving Credit Loans and if such Revolving Credit Loans are to be Canadian Revolving Credit Loans, whether such Revolving Credit Loans are to be made in US Dollars or Canadian Dollars, (ii) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (iii) the date of Borrowing (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of ABR Loans, Eurodollar Loans, Canadian Base Rate Loans or CDOR Rate Loans and, if Eurodollar Loans or CDOR Rate Loans, the Interest Period to be initially applicable thereto. The US Administrative Agent or Canadian Administrative Agent, as applicable, shall promptly give each Lender under the applicable Credit Facility written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Pro Rata Share thereof and of the other matters covered by the related Notice of Borrowing.
(b)    Whenever a Borrower desires to incur Swingline Loans hereunder, the Company shall give the Swingline Lender, with a copy to the US Administrative Agent, in the case of any Borrowings of US Tranche A Swingline Loans, or the Canadian Administrative Agent, in the case of any Borrowings of Canadian Tranche A Swingline Loans, written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 1:00 p.m. (New York City time) or such later time as may be agreed by the Swingline Lender on the date of such Borrowing. Each such notice shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the Borrowing is US Tranche A Swingline Loans or Canadian Tranche A Swingline Loans and if such Borrowing is of Canadian Tranche A Swingline Loans, whether such Revolving Credit Loans are to be made in US Dollars or Canadian Dollars.
(c)    Mandatory Borrowings shall be made upon the notice specified in Section 2.1(c)(ii), with the Borrowers under the applicable Credit Facility irrevocably agreeing, by their incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.
(d)    Borrowings of Revolving Credit Loans to reimburse Unpaid Drawings under Letters of Credit shall be made upon the notice specified in Section 3.4(a) or Section 3.4(b), as applicable.
(e)    Without in any way limiting the obligation of the Company to confirm in writing any notice it may give hereunder by telephone, the US Administra-

tive Agent or the Canadian Administrative Agent, as applicable, may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the US Administrative Agent or the Canadian Administrative Agent, as applicable, in good faith to be from an Authorized Officer of the Company. In each such case, the Company hereby waives the right to dispute the US Administrative Agent’s or Canadian Administrative Agent’s, as applicable, record of the terms of any such telephonic notice.
2.4    Disbursement of Funds.
(a)    No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender under the applicable Credit Facility will make available its Pro Rata Share, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 4:00 p.m. (New York time) on the date requested.
(b)    (i) Each US Lender or Canadian Lender, as applicable, shall make available all amounts in US Dollars (in the case of a US Revolving Credit Loan) or US Dollars or Canadian Dollars (in the case of a Canadian Revolving Credit Loan) it is to fund to the Borrowers under the applicable Credit Facility under any Borrowing in immediately available funds and in US Dollars to the US Administrative Agent at the US Administrative Agent’s Office in the case of US Revolving Credit Loans and in the requested Currency to the Canadian Administrative Agent at the Canadian Administrative Agent’s Office in the case of Canadian Revolving Credit Loans and the applicable Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings under Letters of Credit) make available to the relevant Borrower or Borrowers, by depositing to an account designated by the Company to the applicable Administrative Agent in writing, the aggregate of the amounts so made available in US Dollars or Canadian Dollars, as requested. Unless the applicable Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to such Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, such Administrative Agent may assume that such Lender has made such amount available to such Administrative Agent on such date of Borrowing, and such Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers under the applicable Credit Facility a corresponding amount. If such corresponding amount is not in fact made available to the applicable Administrative Agent by such Lender and such Administrative Agent has made available same to the relevant Borrower or Borrowers, such Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the applicable Administrative Agent’s demand therefor, such Administrative Agent shall promptly notify the relevant Borrower or Borrowers and such Borrowers shall immediately pay such corresponding amount to such Administrative Agent. The applicable Administrative Agent shall also be entitled to recover from such Lender or the relevant Borrower or Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by such Administrative Agent to the relevant Borrower or Borrowers, to the date such corresponding amount is recovered by such Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate (or, in the case of Borrowings in Canadian Dollars, the cost to the Canadian Administrative Agent of acquiring overnight funds in Canadian Dollars) or (ii) if paid by the relevant Borrower or Borrowers, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans.
(ii)    The Swingline Lender shall make available all amounts it is to fund to the US Borrowers or the Canadian Borrowers, as applicable, under any Borrowing of Swingline Loans in immediately available funds and in the requested Currency to the relevant Borrower or Borrowers, by depositing to an account designated by the Company to the Swingline Lender in writing, the aggregate of such amounts so made available in US Dollars or Canadian Dollars, as requested.

(c)    Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
2.5    Repayment of Loans; Evidence of Debt.
(a)    The US Borrowers shall repay to the US Administrative Agent, for the benefit of the applicable US Lenders, (i) on the Revolving Credit Maturity Date, all then outstanding US Revolving Credit Loans, (ii) on the Swingline Maturity Date, all then outstanding US Tranche A Swingline Loans and (iii) on the relevant maturity date for any Extension Series of Extended US Revolving Credit Commitments, all then outstanding Extended US Revolving Credit Loans of such Extension Series. The Canadian Borrowers shall repay to the Canadian Administrative Agent, for the benefit of the applicable Canadian Lenders (i) on the Revolving Credit Maturity Date, all then outstanding Canadian Revolving Credit Loans, (ii) on the Swingline Maturity Date, all their outstanding Canadian Tranche A Swingline Loans and (iii) on the relevant maturity date for any Extension Series of Extended Canadian Revolving Credit Commitments, all then outstanding Extended Canadian Revolving Credit Loans of such Extension Series. Repayments shall be made in the same Currency as advanced to the Borrowers.
(b)    At all times following the establishment of the Cash Management Systems pursuant to Section 9.16 and during any Cash Dominion Period, subject to Section 2.18, Section 5.4 of the US Security Agreement and Section 5.4 of the Canadian Security Agreement, on each Business Day, (i) the US Administrative Agent shall apply all funds credited to the US Collection Account as of 1:00 p.m., New York City time, on such Business Day (whether or not immediately available) first, to prepay any US Tranche A Permitted Overadvances that may be outstanding, second, to prepay US Tranche A Swingline Loans, third, to any prepayment of US Tranche A Revolving Credit Loans required by Section 5.2(a) or (b), fourth, to any prepayment of US Tranche B Revolving Credit Loans required by Section 5.2(f), fifth to any prepayment of US Tranche B Revolving Credit Loans required by Section 5.2(a) or (b), sixth to prepay the US Tranche A Revolving Credit Loans, seventh, to prepay the US Tranche B Revolving Credit Loans, and eight, to Cash Collateralize outstanding US Letter of Credit Exposure and (ii) the Canadian Administrative Agent shall apply all funds credited to the Canadian Collection Account as of 1:00 p.m., Toronto time, on such Business Day (whether or not immediately available) first, to prepay any Canadian Permitted Tranche A Overadvances that may be outstanding, second, to prepay Canadian Tranche A Swingline Loans, third, to any prepayment of Canadian Tranche A Revolving Credit Loans required by Section 5.2(a), (b) or (c), fourth, to any prepayment of Canadian Tranche B Revolving Credit Loans required by Section 5.2(f), fifth to any prepayment of Canadian Tranche B Revolving Credit Loans required by Section 5.2(a), (b) or (c), sixth to prepay the Canadian Tranche A Revolving Credit Loans, seventh, to prepay the Canadian Tranche B Revolving Credit Loans, and eight, to Cash Collateralize outstanding Canadian Letter of Credit Exposure; provided that if the proceeds from the Canadian Collection Account are inadequate to repay the Loans under the Canadian Credit Facilities, the US Administrative Agent shall apply any excess balance in the US Collection Account, after the application of proceeds in accordance with clause (i) above, to the repayment of Permitted Overadvances, Swingline Loans and Revolving Credit Loans and to the Cash Collateralization of Letters of Credit, in each case under the Canadian Credit Facilities in accordance with this clause (ii). Amounts paid pursuant to this Section 2.5(b) may be reborrowed subject to the terms and conditions of this Agreement.
(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrowers to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d)    The US Administrative Agent, on behalf of the applicable Borrowers, shall maintain the Register pursuant to Section 13.6(b)(v), and a subaccount for each Lender, in which the Register and the subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a US Tranche A Revolving Credit Loan, a US Tranche B Revolving Credit Loan, a Canadian Tranche A Revolving Credit Loan or a Canadian Tranche B Revolving Credit Loan or a US Tranche A Swingline Loan, a Canadian Tranche A Swingline Loan, the Type of each Loan made, the Currency of each Loan made, the Class of Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrowers to each applicable Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the US Administrative Agent and the Canadian Administrative Agent from the applicable Borrowers and each applicable Lender’s share thereof.
(e)    The entries made in the Register and accounts and subaccounts maintained pursuant to Sections 2.5(c) and 2.5(d) shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the applicable Borrowers therein recorded; provided, however, that the failure of any Lender or the US Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the applicable Borrowers to repay (with applicable interest) the Loans made to the applicable Borrowers in accordance with the terms of this Agreement.
2.6    Conversions and Continuations.
(a)    Each US Borrower shall have the option on any Business Day to convert all or a portion of the outstanding principal amount of US Tranche A Revolving Credit Loans (other than US Tranche A Swingline Loans) or US Tranche B Revolving Credit Loans, as applicable, of one Type into a Borrowing or Borrowings of another Type of US Tranche A Revolving Credit Loans or US Tranche B Revolving Credit Loans, as applicable, and each US Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period; provided that (i) with respect to the partial conversion of any US Tranche A Revolving Credit Loans, such partial conversion shall be equal to at least the Minimum Borrowing Amount, (ii) with respect to US Tranche A Revolving Credit Loans, no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (iii) ABR Loans may not be converted into Eurodollar Loans if an Event of Default is in existence on the date of the conversion and the US Administrative Agent has, or the Required US Lenders have, determined in its or their sole discretion not to permit such conversion, (iv) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the US Administrative Agent has, or the Required US Lenders have, determined in its or their sole discretion not to permit such continuation and (v) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Company giving the US Administrative Agent at the US Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type and Class of US Revolving Credit Loans to be converted or continued into and, if such US Revolving Credit Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto; provided that if no Interest Period is specified, the Company shall be deemed to have elected an Interest Period of one month. The US Administrative Agent shall give each US Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its US Revolving Credit Loans.

(b)    Each Canadian Borrower shall have the option on any Business Day to convert all or a portion of the outstanding principal amount of Canadian Tranche A Revolving Credit Loans (other than Canadian Tranche A Swingline Loans) or Canadian Tranche B Revolving Credit Loans, as applicable, made in Canadian Dollars of one Type into a Borrowing or Borrowings of another Type of Canadian Tranche A Revolving Credit Loans or Canadian Tranche B Revolving Credit Loans, as applicable, made in Canadian Dollars and each Canadian Borrower shall have the option on any Business Day to continue the outstanding principal amount of any CDOR Rate Loans as CDOR Rate Loans for an additional Interest Period; provided that (i) with respect to the partial conversion of any Canadian Tranche A Revolving Credit Loans, such partial conversion shall be equal to at least the Minimum Borrowing Amount, (ii) with respect to Canadian Tranche A Revolving Credit Loans, no partial conversion of CDOR Rate Loans shall reduce the outstanding principal amount of CDOR Rate Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (iii) Canadian Base Rate Loans may not be converted into CDOR Rate Loans if an Event of Default is in existence on the date of the conversion and the Canadian Administrative Agent has, or the Required Canadian Lenders have, determined in its or their sole discretion not to permit such conversion, (iv) CDOR Rate Loans may not be continued as CDOR Rate Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Canadian Administrative Agent has, or the Required Canadian Lenders have, determined in its or their sole discretion not to permit such continuation and (v) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Company by giving the Canadian Administrative Agent at the Canadian Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into Canadian Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) Notice of Conversion or Continuation specifying the Loans to be so converted or continued, the Type and Class of Canadian Revolving Credit Loans to be converted or continued into and, if such Canadian Revolving Credit Loans are to be converted into or continued as CDOR Rate Loans, the Interest Period to be initially applicable thereto; provided that if no Interest Period is specified, the Company shall be deemed to have elected an Interest Period of one-month. The Canadian Administrative Agent shall give each Canadian Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Canadian Revolving Credit Loans.
(c)    Each Canadian Borrower shall have the option on any Business Day to convert all or a portion of the outstanding principal amount of Canadian Tranche A Revolving Credit Loans (other than Canadian Tranche A Swingline Loans) or Canadian Tranche B Revolving Credit Loans, as applicable, made in US Dollars of one Type into a Borrowing or Borrowings of another Type of Canadian Tranche A Revolving Credit Loans or Canadian Tranche B Revolving Credit Loans, as applicable, made in US Dollars and each Canadian Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period; provided that (i) with respect to the partial conversion of any Canadian Tranche A Revolving Credit Loans, such partial conversion shall be equal to at least the Minimum Borrowing Amount, (ii) with respect to Canadian Tranche A Revolving Credit Loans, no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (iii) ABR Loans may not be converted into Eurodollar Loans if an Event of Default is in existence on the date of the conversion and the Canadian Administrative Agent has, or the Required Canadian Lenders have, determined in its or their sole discretion not to permit such conversion, (iv) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Canadian Administrative Agent has, or the Required Canadian Lenders have, determined in its or their sole discretion not to permit such continuation and (v) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Company by giving the Canadian Administrative Agent at the applicable Canadian Administrative

Agent’s Office prior to 1:00 p.m. (New York City time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) Notice of Conversion or Continuation specifying the Loans to be so converted or continued, the Type and Class of Canadian Revolving Credit Loans to be converted or continued into and, if such Canadian Revolving Credit Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto; provided that if no Interest Period is specified, the Company shall be deemed to have elected an Interest Period of one-month. The Canadian Administrative Agent shall give each Canadian Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Canadian Revolving Credit Loans.
(d)    If any Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the US Administrative Agent has, or the Required US Lenders have, determined in its or their sole discretion not to permit such continuation, Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If, upon the expiration of any Interest Period in respect of Eurodollar Loans, the Company has failed to elect a new Interest Period to be applicable thereto as provided in Section 2.6(a), the Company shall be deemed to have elected to convert such Borrowing of Eurodollar Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.
(e)    If any Event of Default is in existence at the time of any proposed continuation of any CDOR Rate Loans and the Canadian Administrative Agent has, or the Required Canadian Lenders have, determined in its or their sole discretion not to permit such continuation, CDOR Rate Loans shall be automatically converted on the last day of the current Interest Period into Canadian Base Rate Loans. If, upon the expiration of any Interest Period in respect of CDOR Rate Loans, the Company has failed to elect a new Interest Period to be applicable thereto as provided in Section 2.6(a), the Company shall be deemed to have elected to convert such Borrowing of CDOR Rate Loans into a Borrowing of Canadian Base Rate Loans, effective as of the expiration date of such current Interest Period.
(f)    If any Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Canadian Administrative Agent has, or the Required Canadian Lenders have, determined in its or their sole discretion not to permit such continuation, Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If, upon the expiration of any Interest Period in respect of Eurodollar Loans, the Company has failed to elect a new Interest Period to be applicable thereto as provided in Section 2.6(a), the Company shall be deemed to have elected to convert such Borrowing of Eurodollar Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.
2.7    Pro Rata Borrowings. Each Borrowing of Revolving Credit Loans (including US Tranche A Revolving Credit Loans, US Tranche B Revolving Credit Loans, Canadian Tranche A Revolving Credit Loans and Canadian Tranche B Revolving Credit Loans) under this Agreement shall be granted by the US Lenders or Canadian Lenders, respectively, pro rata on the basis of their then-applicable US Tranche A Revolving Credit Commitment, US Tranche B Revolving Credit Commitment, Canadian Tranche A Revolving Credit Commitment or Canadian Tranche B Revolving Credit Commitment, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8    Interest.
(a)    (i) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the ABR in effect from time to time and (ii) the unpaid principal amount of each Canadian Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the Canadian Base Rate in effect from time to time.
(b)    (i) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the Eurodollar Rate in effect from time to time and (ii) the unpaid principal amount of each CDOR Rate Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the CDOR Rate in effect from time to time.
(c)    If all or a portion of the principal amount of any Loan or any interest payable thereon or any fees or other amounts due hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) at a rate per annum that is (i) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (ii) in the case of overdue interest, fees or other amounts due hereunder, to the extent permitted by Applicable Law, the rate described in Section 2.8(a)(i) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full. All such interest shall be payable on demand.
(d)    Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan and Canadian Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan and CDOR Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan or Canadian Base Rate Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
(e)    All computations of interest hereunder shall be made in accordance with Section 5.5.
(f)    The US Administrative Agent or Canadian Administrative Agent, as applicable, upon determining the interest rate for any Borrowing of Eurodollar Loans or CDOR Rate Loans, shall promptly notify the Company and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
(g)    Subject to the provisions of Section 2.9(iii), whenever any payment hereunder or under the other Credit Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be.

2.9    Interest Periods. At the time a Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans or CDOR Rate Loans (in the case of the initial Interest Period applicable thereto) or prior to 1:00 p.m. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans or CDOR Rate Loans, as the case may be, the applicable Borrower shall have the right to elect, by giving the applicable Administrative Agent written notice (or telephonic notice promptly confirmed in writing), the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of a Borrower, be a one, two, three or six month period (or if agreed to by all Lenders participating in the applicable Credit Facility, a nine or twelve month period or a period shorter than one month); provided that, notwithstanding the foregoing parenthetical, the initial Interest Period beginning on the Closing Date may be for a period less than one month if agreed upon by the Company and the applicable Administrative Agent.
Notwithstanding anything to the contrary contained above:
(i)    the initial Interest Period for any Borrowing of Eurodollar Loans or CDOR Rate Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans or Canadian Base Rate Loans, as applicable) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(ii)    if any Interest Period relating to a Borrowing of Eurodollar Loans or CDOR Rate Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(iii)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a Eurodollar Loan or CDOR Rate Loans would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and
(iv)    a Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan or CDOR Rate Loans if such Interest Period would extend beyond the applicable Maturity Date of such Loan.
2.10    Increased Costs, Illegality, etc.
(a)    In the event that (x) in the case of clause (i) below, the US Administrative Agent or the Canadian Administrative Agent, as applicable, or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
(i)    (A) on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising any Eurodollar Loan are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate or (B) on any date for determining the CDOR Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising any CDOR Rate Loan are not generally availa-

ble in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the CDOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of CDOR Rate; or
(ii)    that, due to the adoption of any Applicable Law, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, in each case, subsequent to the Closing Date, which shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement taken into account in determining the Statutory Reserve Rate); (B) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan or CDOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (other than (1) taxes indemnified under Section 5.4, (2) net income taxes and franchise taxes (imposed in lieu of net income taxes) or, solely in the case of Loans made to a Canadian Borrower, any Canadian federal or provincial capital taxes, imposed (in each case) on any Agent or Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax (other than any such connection arising from execution or delivery of, receipt of any payments under, performance under or enforcement of, or any other transactions occurring pursuant to, this Agreement or any other Credit Document) or (3) taxes included under clause (e) of Section 5.4); or (C) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans or CDOR Rate Loans made by such Lender, the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans, CDOR Rate Loans or participating in Letters of Credit (in each case hereunder) shall increase by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or
(iii)    at any time, that the making or continuance of any Eurodollar Loan or CDOR Rate Loan has become unlawful by compliance by such Lender in good faith with any Applicable Law (or would conflict with any such Applicable Law not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank Eurodollar market or CDOR market;
then, and in any such event, such Lender (or the applicable Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Company and the applicable Administrative Agent of such determination (which notice the applicable Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans or CDOR Rate Loans shall no longer be available until such time as the applicable Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice by the applicable Administrative Agent no longer exist (which notice the applicable Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by a Borrower with respect to Eurodollar Loans or CDOR Rate Loans that have not yet been incurred shall be deemed rescinded by such Borrower, (y) in the case of clause (ii) above, the relevant Borrower shall pay to such Lender, promptly (but in any event no later than five Business Days) after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the cal-

culation thereof, submitted to the Company by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by Applicable Law.
(b)    At any time that any Eurodollar Loan or CDOR Rate Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrowers may (and in the case of a Eurodollar Loan or CDOR Rate Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan or CDOR Rate Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the applicable Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Company was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii)or (y) if the affected Eurodollar Loan or CDOR Rate Loan, as applicable, is then outstanding, upon at least three Business Days’ notice to the applicable Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan or each such CDOR Rate Loan into a Canadian Base Rate Loan, if applicable; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).
(c)    If, after the date hereof, the adoption of any Applicable Law regarding capital or liquidity adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital or liquidity adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital or liquidity adequacy), then from time to time, promptly (but no later than five Business Days) after written demand by such Lender (with a copy to the US Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Company (on its own behalf) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice. For purposes of this Section 2.10(c), (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated under Basel III, shall in each case described in clauses (x) and (y) above, be deemed to be a change in Applicable Law, regardless of the date enacted, adopted, issued or implemented; provided that increased costs as a result of any change in Applicable Law pursuant to clauses (x) and (y) above shall only be reimbursable by the Borrower to the extent the applicable Lender or Letter of Credit Issuer is generally seeking reimbursement therefor from borrowers in the U.S. leveraged loan market with respect to its similarly situated commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.10(c).
(d)    This Section 2.10 shall not apply to taxes to the extent duplicative of Section 5.4.

(e)    The agreements in this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.11    Compensation. If (a) any payment of principal of a Eurodollar Loan or CDOR Rate Loan is made by a Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan or CDOR Rate Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Loans or CDOR Rate Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan or Canadian Base Rate Loan is not converted into a Eurodollar Loan or CDOR Rate Loan, as applicable, as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan or CDOR Rate Loan is not continued as a Eurodollar Loan or CDOR Rate Loan, as applicable, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of a Eurodollar Loan or CDOR Rate Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, such Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount and, absent clearly demonstrable error, the amount requested shall be final and conclusive and binding upon all parties hereto), pay to the applicable Administrative Agent for the account of such Lender within 10 Business Days of such request any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Loan or CDOR Rate Loan.
2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Section 2.10, 3.5 or 5.4.
2.13    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Company.
2.14    Reserves, etc.
(a)    Notwithstanding anything in this Agreement to the contrary but subject to the limitations on Reserves with respect to the Canadian Defined Benefit Plans in the definition of “Reserves”, the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent may at any time and from time to time in the exercise of their Permitted Discretion (a) establish and increase or decrease Reserves and (b) adjust or modify any of the applicable eligibility criteria, establish new eligibility or ineligibility criteria and reduce advance rates (or, increase advance rates up to (i) the levels in effect on the Closing Date or (ii) if following the Closing Date, the levels in effect on the Closing Date have been amended in accordance with Section 13.1(c), the levels after giving effect to such amendments) with respect to Eligible Accounts, Eligible Inventory, Eligible Equipment and Eligible Real Property (such change in Reserves, eligibility criteria and/or advance rates a “Change”); provided that (i) the Administrative Agents or the Co-Collateral Agent shall have provided the Company at least five Business Days’ prior written notice of any such establishment, increase, decrease or adjustment and (ii) the circumstances, conditions, events or contingencies arising prior to the Closing Date and disclosed to the Joint Lead Arrangers, the US Administrative Agent or the Canadian Administrative Agent, as applicable, and the Co-Collateral Agent in the Disclosed Documents shall not be the basis for any establishment or modification of Reserves, eligibility criteria or advance rates unless (A) in the case of Reserves and eligibility criteria, such Reserves or eligibility criteria relate to taxes or (B) such circumstances, conditions, events or contingencies shall have changed since the Closing Date (including, but not limited to, with respect to magnitude, intensity, weight and scope). The amount of any Reserve established by the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent shall have a reasonable relationship to the event, condition, other circumstance or new fact that is the basis for the Reserve.
(b)    Upon the notification of any Change, the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent shall be available to discuss such Change, and the Borrowers may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such Change no longer exists. In no event shall such notice and opportunity limit the right of the US Administrative Agent or Canadian Administrative Agent, as applicable, and the Co-Collateral Agent to make a Change, unless the US Administrative Agent or the Canadian Administrative Agent, as applicable, and the Co-Collateral Agent shall have determined in their Permitted Discretion that the event, condition, other circumstance or new fact that is the basis for such Change no longer exists or has otherwise been adequately addressed by the Borrowers.
(c)    Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Account”, “Eligible Inventory”, “Eligible Equipment” or “Eligible Real Property” and vice versa, or reserves or criteria deducted in computing the cost or Fair Market Value or book value of any Eligible Account, any Eligible Inventory, any Eligible Equipment or any Eligible Real Property or the Net Orderly Liquidation Value of any Eligible Inventory or Eligible Equipment and vice versa.
(d)    Anything contained herein to the contrary notwithstanding, (i) any Reserve may be established or increased by the US Administrative Agent or the Canadian Administrative Agent, as applicable, or the Co-Collateral Agent without the consent of the other, and (ii) no Reserve may be decreased or eliminated without the consent of both the applicable Administrative Agent and the Co-Collateral Agent.
(e)    Notwithstanding anything herein to the contrary, as of any date for purposes of determining the Canadian Tranche A Borrowing Base and the Canadian Tranche B Borrowing Base, the book value of the Canadian Borrowers’ Eligible Accounts and the Net Orderly Liquidation Value Percentage of the Canadian Borrowers’ Eligible Inventory as of such date, shall be calculated on an equivalent basis.
(f)    Notwithstanding anything herein to the contrary, as of any date for purposes of determining the US Tranche A Borrowing Base and the US Tranche B Borrowing Base, the book value of the US Borrowers’ Eligible Accounts and the Net Orderly Liquidation Value Percentage of the US Borrowers’ Eligible Inventory as of such date, shall be calculated on an equivalent basis.

2.15    Incremental Facilities.
(a)    At any time and from time to time after the Closing Date, the Company may by written notice to the US Administrative Agent elect to request prior to the Revolving Credit Maturity Date, one or more increases to the existing US Tranche A Revolving Credit Commitments (any such increase, the “New US Tranche A Revolving Credit Commitments”) or Canadian Tranche A Revolving Credit Commitments (any such increase, the “New Canadian Tranche A Revolving Credit Commitments” and together with the New US Tranche A Revolving Credit Commitments, the “New Revolving Credit Commitments”), by an amount not in excess of $150,000,000 in the aggregate (which such New US Tranche A Revolving Credit Commitments may increase the US Tranche A Revolving Credit Commitments or the New Canadian Tranche A Revolving Credit Commitment may increase the Canadian Tranche A Revolving Credit Commitments or may, at the direction of the Company, be allocated in amounts specified (to equal the respective New US Tranche A Revolving Credit Commitments or New Canadian Tranche A Revolving Credit Commitments, as applicable) to the US Tranche A Revolving Credit Commitments or the Canadian Tranche A Revolving Credit Commitments, as applicable, subject to the $150,000,000 aggregate limitation above), and not less than $5,000,000 individually, and integral multiples of $1,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Company proposes that such New Revolving Credit Commitments shall be effective, (B) the identity of each US Lender or other Person that is a Person that is an Eligible Assignee (each, a “New US Revolving Credit Lender”) to whom the Company proposes any portion of such New US Tranche A Revolving Credit Commitments be allocated and the amounts of such allocations; provided that any US Lender approached to provide all or a portion of the New US Tranche A Revolving Credit Commitments may elect or decline, in its sole discretion, to provide a New US Tranche A Revolving Credit Commitment and (C) the identity of each Canadian Lender or other Person that is a Person that is an Eligible Assignee (each, a “New Canadian Revolving Credit Lender” and, together with the New US Revolving Credit Lenders, the “New Revolving Credit Lenders”) to whom the Company proposes any portion of such New Canadian Tranche A Revolving Credit Commitments be allocated and the amounts of such allocations; provided that any Canadian Lender approached to provide all or a portion of the New Canadian Tranche A Revolving Credit Commitments may elect or decline, in its sole discretion, to provide a New Canadian Tranche A Revolving Credit Commitment. Such New Revolving Credit Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Event of Default shall exist on such Increased Amount Date after giving effect to such New Revolving Credit Commitments; (2) after giving effect to the effectiveness of New Revolving Credit Commitments, each of the conditions set forth in Section 7 shall be satisfied; (3) the New Revolving Credit Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the applicable Borrowers, each New Revolving Credit Lender and the US Administrative Agent, and each of which shall be recorded in the Register; (4) the Company shall make any payments required pursuant to Section 2.11 in connection with the New Revolving Credit Commitments and (5) the Company shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the US Administrative Agent in connection with any such transaction.
(b)    On any Increased Amount Date on which New Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Credit Lenders of the applicable Credit Facility shall assign to each of the New Revolving Credit Lenders, and each of the New Revolving Credit Lenders shall purchase from each of the Lenders of the applicable Credit Facility, at the principal amount thereof, such interests in the Revolving Credit Loans of the applicable Credit Facility outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Lenders of the applicable Credit Facility and New Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments of the applicable Credit Facility after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments of the applicable Credit

Facility, (b) each New US Tranche A Revolving Credit Commitment shall be deemed for all purposes a US Tranche A Revolving Credit Commitment and each US Tranche A Revolving Credit Loan made thereunder (a “New US Tranche A Revolving Credit Loan”) shall be deemed, for all purposes, a US Tranche A Revolving Credit Loan, (c) each New Canadian Tranche A Revolving Credit Commitment shall be deemed for all purposes a Canadian Tranche A Revolving Credit Commitment and each Canadian Tranche A Revolving Credit Loan made thereunder (a “New Canadian Tranche A Revolving Credit Loan”; and together with each New US Tranche A Revolving Credit Loan, each a “New Revolving Credit Loan”) shall be deemed, for all purposes, a Canadian Tranche A Revolving Credit Loan and (d) each New Revolving Credit Lender shall become a Lender with respect to the New Revolving Credit Commitment and all matters relating thereto. The Administrative Agents and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Sections 2.2 and 5.1 of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
(c)    The US Administrative Agent shall notify Lenders promptly upon receipt of the Company’s notice of each Increased Amount Date and in respect thereof the New Revolving Loan Commitments and the New Revolving Loan Lenders, and (z) in the case of each notice to any Lender, the respective interests in such Lender’s Revolving Credit Loans, in each case subject to the assignments contemplated by this Section 2.15.
(d)    The terms and provisions of the New Revolving Credit Loans shall be identical to the Revolving Credit Loans of the applicable Credit Facility.
2.16    Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.
(a)    If any provision of this Agreement or any of the other Credit Documents would obligate the Canadian Borrower or any other Person to make any payment of interest or other amount payable to the Canadian Administrative Agent, the Canadian Collateral Agent or any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Canadian Administrative Agent, the Canadian Collateral Agent or such Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), if applicable thereto, then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by the Canadian Administrative Agent, the Canadian Collateral Agent or such Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, as follows:
(i)    first, by reducing the amount or rate of interest required to be paid to the Canadian Administrative Agent, the Canadian Collateral Agent or the applicable Lender under this Section 2.16(a); and
(ii)    thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Canadian Administrative Agent, the Canadian Collateral Agent or the applicable Lender which would constitute interest for purposes of the Criminal Code (Canada).
Notwithstanding the provisions of this Section 2.16(a), and after giving effect to all adjustments contemplated hereby, if the Canadian Administrative Agent, the Canadian Collateral Agent or the Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada) or other legal prohibition, then the Canadian Borrower or such other Person shall be entitled, by notice in writing to the Canadian Administrative Agent, the Canadian Collateral Agent or applicable Lender, as the case may be, to obtain reimbursement from the Canadian Administrative Agent, the Canadian Collateral Agent or applicable Lender, as the case may be, in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by the Cana-

dian Administrative Agent, the Canadian Collateral Agent or applicable Lender, as the case may be, to the Borrower. Any amount or rate of interest referred to in this Section 2.16(a) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Obligation remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the date of the incurrence of the Obligation to its relevant maturity date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Canadian Administrative Agent shall be conclusive for the purposes of that determination.
(b)    For the purposes of the Interest Act (Canada) and with respect to Canadian Borrowers only:
(i)    whenever any interest or fee payable by the Canadian Borrowers is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be; and
(ii)    all calculations of interest payable by the Canadian Borrowers under this Agreement or any other Credit Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.
2.17    The Company as Agent for Borrowers. Each Borrower hereby irrevocably appoints the Company as its representative, agent and attorney-in-fact for all purposes under this Agreement and each other Credit Document, and the Company hereby accepts such appointment. Each Borrower hereby irrevocably appoints and authorizes the Company (i) to provide the applicable Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement or any other Credit Document and (ii) to take such action as the Company deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Credit Documents, including, in the case of each of clauses (i) and (ii) the designation of interest rates, the delivery or receipt of communications, the preparation and delivery of Borrowing Base Certificates and financial reports, the receipt and payment of Obligations, requesting waivers, amendments or other accommodations, taking actions under the Credit Documents (including in respect of compliance with covenants), and all other dealings with the US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent, the Co-Collateral Agent, the Letter of Credit Issuers or any Lender. The US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent, the Letter of Credit Issuers, the Co-Collateral Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by the Company on behalf of any Borrower. The US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent, the Letter of Credit Issuers, the Co-Collateral Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Company on behalf of such Borrower. Each of the US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent, the Letter of Credit Issuers, the Co-Collateral Agent and the

Lenders shall have the right, in its discretion, to deal exclusively with the Company for any or all purposes under the Credit Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Company shall be binding upon and enforceable against it. Anything contained herein to the contrary notwithstanding, no Borrower (other than the Company) shall be authorized to request any Borrowing or Letter of Credit hereunder without the prior written consent of the Company.
2.18    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    the Commitment Fee shall cease to accrue on the unfunded portion of the Commitment of such Lender so long as it is a Defaulting Lender;
(b)    if any Swingline Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)    all or any part of such Swingline Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders of the applicable Credit Facility in accordance with their respective Pro Rata Share thereof but only to the extent the sum of all such Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and Letter of Credit Exposure does not exceed the total of all such Non-Defaulting Lenders’ Revolving Credit Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the applicable Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, Cash Collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Letter of Credit Exposure is outstanding;
(iii)    if any portion of such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees pursuant to Section 4.1(c) or with respect to such portion of such Defaulting Lender’s Letter of Credit Exposure so long as it is Cash Collateralized;
(iv)    if any portion of such Defaulting Lender’s Letter of Credit Exposure is reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, then any fees provided for in Section 4.1(c) with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Pro Rata Share and the Company shall not be required to pay any such fees to the Defaulting Lender with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Letter of Credit Exposure is reallocated; or
(v)    if any portion of such Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.18(b), then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Lender hereunder, the any fees provide for in Section 4.1(c) payable with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Letter of Credit Issuer until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(c)    so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Letter of Credit Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders of the applicable Credit Facility and/or Cash Collateralized in accordance with Section 2.18(b), and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Pro Rata Share (and Defaulting Lenders of the applicable Credit Facility shall not participate therein);
(d)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Supermajority Tranche A Lenders, the Supermajority Tranche B Lenders, the Required US Lenders, the Required Canadian Lenders, the Required Tranche A Lenders, the Required Tranche B Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;
(e)    to the extent permitted by Applicable Law, (i) any voluntary prepayment of Revolving Credit Loans shall, if the Company so directs at the time of making such voluntary prepayment, be applied to the Revolving Credit Loans of other Lenders as if such Defaulting Lender had no Revolving Credit Loans outstanding and the Revolving Credit Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Credit Loans shall, if the Company so directs at the time of making such mandatory prepayment, be applied to the Revolving Credit Loans of other Lenders, but not to the Revolving Credit Loans of such Defaulting Lender, it being understood and agreed that the Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Credit Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (e).
(f)    any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) may, in lieu of being distributed to such Defaulting Lender, be retained by the applicable Administrative Agent in a segregated non-interest bearing account and, subject to any Applicable Law, be applied at such time or times as may be determined by the applicable Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the applicable Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Letter of Credit Issuers or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or Cash Collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the applicable Administrative Agent, (iv) fourth, if so determined by the applicable Administrative Agent and the Company, held in such interest bearing account as Cash Collateral and released in order to satisfy any future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or Unpaid Drawings which a Defaulting Lender has funded its participation obligations, such payment shall be applied to pay the Loans of, and Unpaid Drawing owed to, all Non-Defaulting Lenders pro rata prior to being applied in the manner set forth in this Section 2.18(f).

In the event that the US Administrative Agent, the Canadian Administrative Agent, the Company, the Letter of Credit Issuers or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the applicable Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share. The rights and remedies against a Defaulting Lender under this Section 2.18 are in addition to other rights and remedies that the Company, the US Administrative Agent, the Canadian Administrative Agent, the Letter of Credit Issuers, the Swingline Lender and the Non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by Section 13.17 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.
2.19    Extensions of Revolving Credit Loans and Revolving Credit Commitments.
(a)    The Company may at any time and from time to time request that all or a portion of the US Tranche A Revolving Credit Commitments or the US Tranche B Revolving Credit Commitments (including any previously extended US Tranche A Revolving Credit Commitments or the US Tranche B Revolving Credit Commitments) existing at the time of such request (each, an “Existing US Revolving Credit Commitment” and any related revolving credit loans under any such facility, “Existing US Revolving Credit Loans”) be exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing US Revolving Credit Loans related to such Existing US Revolving Credit Commitments (any such Existing US Revolving Credit Commitments which have been so extended, “Extended US Revolving Credit Commitments” and any related revolving credit loans, “Extended US Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.19. The Company may at any time and from time to time request that all or a portion of the Canadian Tranche A Revolving Credit Commitments or the Canadian Tranche B Revolving Credit Commitments (including any previously extended Canadian Tranche A Revolving Credit Commitments or the Canadian Tranche B Revolving Credit Commitments) existing at the time of such request (each, an “Existing Canadian Revolving Credit Commitment” and any related revolving credit loans under any such facility, “Existing Canadian Revolving Credit Loans”) be exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Canadian Revolving Credit Loans related to such Existing Canadian Revolving Credit Commitments (any such Existing Canadian Revolving Credit Commitments which have been so extended, “Extended Canadian Revolving Credit Commitments” and any related revolving credit loans, “Extended Canadian Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.19. Prior to entering into any Extension Agreement with respect to any Extended US Revolving Credit Commitments or Extended Canadian Revolving Credit Commitments, the Company shall provide a notice to the US Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Credit Facility) (an “Extension Request”) setting forth the proposed terms of the Extended US Revolving Credit Commitments or Extended Canadian Revolving Credit Commitments to be established thereunder, which terms shall be identical to those applicable to the Existing US Revolving Credit Commitments or Existing Canadian Revolving Credit Commitments from which they are to be extended (the “Specified Existing Revolving Credit Commitment Classes”) except (x) all or any of the final maturity dates of such Extended US Revolving Credit Commitments or Extended Canadian Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Existing US Revolving Credit Commitments or Existing Canadian Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Classes, (y) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended US Revolving Credit Commitments or Extended Canadian Revolving Credit Commitments may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing

US Revolving Credit Commitments or Existing Canadian Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Classes and (z) the Commitment Fee with respect to the Extended US Revolving Credit Commitments or Extended Canadian Revolving Credit Commitments may be higher or lower than the Commitment Fee for Existing US Revolving Credit Commitments or Existing Canadian Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Classes, in each case, to the extent provided in the applicable Extension Agreement; provided that, notwithstanding anything to the contrary in this Section 2.19 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended US Revolving Credit Loans under any Extended US Revolving Credit Commitments or of the Extended Canadian Revolving Credit Loans under any Extended Canadian Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing US Revolving Credit Loans or Existing Canadian Revolving Credit Loans (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Credit Facility), (2) assignments and participations of Extended US Revolving Credit Commitments and Extended US Revolving Credit Loans or of Extended Canadian Revolving Credit Commitments and Extended Canadian Revolving Credit Loans shall be governed by the assignment and participation provisions set forth in Section 13.6 and (3)(I) in the case of Section 4.2, no permanent repayment of Extended US Revolving Credit Loans (and corresponding permanent reduction in the related Extended US Revolving Credit Commitments) or permanent repayment of Extended Canadian Revolving Credit Loans (and corresponding permanent reduction in related Extended Canadian Revolving Credit Commitments) shall be permitted unless all Existing US Revolving Credit Loans and all Existing US Revolving Credit Commitments or the Existing Canadian Revolving Credit Loans and the Existing Canadian Revolving Credit Commitments, in either case of the Specified Existing Revolving Credit Commitment Class, shall have been repaid in full and terminated, respectively and (II) in all other cases, no termination of Extended US Revolving Credit Commitments, no termination of Extended Canadian Revolving Credit Commitments and no repayment of Extended US Revolving Credit Loans accompanied by a corresponding permanent reduction in Extended US Revolving Credit Commitments or no repayment of Extended Canadian Revolving Credit Loans accompanied by a corresponding permanent reduction in Extended Canadian Revolving Credit Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of the Existing US Revolving Credit Loans and Existing US Revolving Credit Commitments or the Existing Canadian Revolving Credit Loans and the Existing Canadian Revolving Credit Commitments, in either case of the Specified Existing Revolving Credit Commitment Class (or all Existing US Revolving Credit Commitments of such Class and related Existing US Revolving Credit Loans shall have otherwise been terminated and repaid in full or all Existing Canadian Revolving Credit Commitments of such Class and related Existing Canadian Revolving Credit Loans shall have otherwise been terminated and repaid in full). Any Extended US Revolving Credit Commitments of any Extension Series or Extended Canadian Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing US Revolving Credit Commitments or Existing Canadian Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Classes and from any other Existing US Revolving Credit Commitments or Existing Canadian Revolving Credit Commitments (together with any other Extended US Revolving Credit Commitments or Extended Canadian Revolving Credit Commitments so established on such date); provided that in no event shall there be more than three Classes of Revolving Credit Commitments outstanding at any one time.
(b)    The Company shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Class are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving Credit Commitments (or any earlier extended Revolving Credit Commitments) of an Existing Class subject to such Extension Request exchanged into Extended Loans/Commitments shall notify the US Administrative Agent (an “Ex-

tension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Credit Commitments (and/or any earlier extended Revolving Credit Commitments) which it has elected to convert into Extended Loans/Commitments. In the event that the aggregate amount of Revolving Credit Commitments (and any earlier extended Revolving Credit Commitments) subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Revolving Credit Commitments (and any earlier extended Revolving Credit Commitments) subject to Extension Elections shall be exchanged to Extended Loans/Commitments on a pro rata basis based on the amount of Revolving Credit Commitments (and any earlier extended Revolving Credit Commitments) included in each such Extension Election. Notwithstanding the conversion of any Existing US Revolving Credit Commitment into an Extended US Revolving Credit Commitment, such Extended US Revolving Credit Commitment shall be treated identically to all Existing US Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class for purposes of the obligations of a Lender in respect of Swingline Loans under Section 2.1(c) and Letters of Credit under Section 3, except that the applicable Extension Agreement may provide that the Swingline Maturity Date and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics set forth in the applicable Extension Agreement) so long as the Swingline Lender and/or the applicable Letter of Credit Issuer, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension). Notwithstanding the conversion of any Existing Canadian Revolving Credit Commitment into an Extended Canadian Revolving Credit Commitment, such Extended Canadian Revolving Credit Commitment shall be treated identically to all Existing Canadian Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class for purposes of the obligations of the lenders thereof in respect of swingline loans and letters of credit, except that the applicable Extension Agreement may provide that the applicable swingline maturity date and/or the last day for issuing letters of credit may be extended and the related obligations to make swingline loans and issue letters of credit may be continued so long as the applicable swingline lender and/or the applicable letter of credit issuer, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).
(c)    Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Credit Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.19(c) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Credit Parties, the applicable Administrative Agent and the Extending Lenders. Notwithstanding anything to the contrary in this Section 2.19 and without limiting the generality or applicability of Section 13.1 to any Additional Agreements, any Extension Agreement may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Additional Agreement”) to this Agreement and the other Credit Documents; provided that such Additional Agreements do not become effective prior to the time that such Additional Agreements have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Loans/Commitments provided for in any Extension Agreement) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Additional Agreements to become effective in accordance with Section 13.1. In connection with any Extension Agreement, the Company shall deliver an opinion of counsel reasonably acceptable to the US Administrative Agent (i) as to the enforceability of such Extension Agreement, the Credit Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby (in the case of such other Credit Documents as contemplated by the immediately preceding sentence), (ii) to the effect that such Extension Agreement, including without limitation, the Extended Loans/Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 13.1 of this Agreement and (iii) as to any other matter reasonably requested by the US Administrative Agent.

2.20    Limitations on Additional Collateral. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, in no event shall (i) any Canadian Credit Party be liable for or have any obligation for Loans or other US Obligations of the US Credit Facility, the Company or the US Credit Parties or (ii) the proceeds of any Collateral pledged by any Canadian Credit Party be used to satisfy any US Obligations.
SECTION 3.    Letters of Credit
3.1    Issuance of Letters of Credit.
(a)    Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (i) the US Letter of Credit Issuers agree to issue (or cause its Affiliates or other financial institution with which the applicable Letter of Credit Issuer shall have entered into an agreement regarding the issuance of letters of credit hereunder, to issue on its behalf), upon the request of and for the account of the US Borrowers or for the account of any Restricted Subsidiary (provided, that a US Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each such Letter of Credit issued for the account of such Restricted Subsidiary) in US Dollars under the US Tranche A Credit Facility (each a “US Letter of Credit”) and (ii) the Canadian Letter of Credit Issuers agree to issue (or cause its Affiliates or other financial institution with which the applicable Letter of Credit Issuer shall have entered into an agreement regarding the issuance of letters of credit hereunder, to issue on its behalf), upon the request of and for the account of the Canadian Borrowers or for the account of any Restricted Subsidiary (provided, that a Canadian Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each such Letter of Credit issued for the account of such Restricted Subsidiary) in US Dollars or Canadian Dollars under the Canadian Tranche A Credit Facility (each a “Canadian Letter of Credit” and, together with the US Letters of Credit, the “Letters of Credit”) and in, each case, in such form as may be approved by the applicable Letter of Credit Issuer in its reasonable discretion.
(b)    Notwithstanding the foregoing, (i) (x) no US Letter of Credit shall be issued the Stated Amount of which, when added to the US Letters of Credit Outstanding at such time, would exceed the US Letter of Credit Sub-Limit then in effect and (y) no Canadian Letter of Credit shall be issued the US Dollar Equivalent of the Stated Amount of which, when added to the Canadian Letters of Credit Outstanding at such time, would exceed the Canadian Letter of Credit Sub-Limit then in effect, (ii) (x) no US Letter of Credit shall be issued the Stated Amount of which, when added to the US Letters of Credit Obligations and the US Tranche A Revolving Credit Loans and US Tranche A Swingline Loans outstanding at such time, would exceed the US Tranche A Maximum Amount then in effect or (y) no Canadian Letter of Credit shall be issued the US Dollar Equivalent of the Stated Amount of which, when added to the US Dollar Equivalent of the Canadian Letters of Credit Outstanding and the US Dollar Equivalent of the Canadian Tranche A Revolving Credit Loans and the US Dollar Equivalent of the Canadian Tranche A Swingline Loans outstanding at such time, would exceed the Canadian Tranche A Maximum Amount then in effect, (iii) each Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the US Administrative Agent in the case of a US Letter of Credit, the Canadian Administrative Agent in the case of Canadian Letter of Credit, and the Letter of Credit Issuer or as provided under Section 3.2(b), and (y) the Letter of Credit Maturity Date, (iv) (x) each US Letter of Credit shall be denominated in US Dollars and (y) each Canadian Letter of Credit shall be denominated in Canadian Dollars or US Dollars, (v) no Letter of Credit shall be issued if it would be illegal under any Applicable Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, (vi) the issuance of such Letter of Credit would violate one or more policies of the Letter of Credit Issuer and (vii) no Letter of Credit shall be issued after the Letter of Credit Issuer has received a written notice from any Borrower, the US Administrative Agent or the Canadian Administrative Agent stating that a Default or an Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or that such Default or Event of Default is no longer continuing.
3.2    Letter of Credit Requests.
(a)    Whenever a Borrower desires that a Letter of Credit be issued, it shall give, with respect to any US Letter of Credit, the US Administrative Agent, and with respect to any Canadian Letter of Credit, the Canadian Administrative Agent, and the applicable Letter of Credit Issuer at least two (or such lesser number as may be agreed upon by the applicable Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof. Each notice shall be executed by the applicable Borrower and shall be in the form of Exhibit F-2 (each, a “Letter of Credit Request”). The applicable Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.
(b)    The making of each Letter of Credit Request or the extension or amendment of any Letter of Credit, shall be deemed to be a representation and warranty by the applicable Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1.
(c)    If a Borrower so requests in any applicable Letter of Credit Request, the applicable Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Letter of Credit Issuer, the applicable Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the applicable Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Maturity Date; provided, however, that the applicable Letter of Credit Issuer shall not permit any such extension if (A) the applicable Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Sections 3.1(b) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is three Business Days before the Non-Extension Notice Date (1) from the applicable Administrative Agent that the applicable Required Lenders have elected not to permit such extension or (2) from the applicable Administrative Agent, the applicable Required Lenders or the applicable Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.
3.3    Letter of Credit Participations.
(a)    (i) Immediately upon the issuance by the US Letter of Credit Issuer of any US Letter of Credit, the US Letter of Credit Issuer (and on the Closing Date, with respect to the Existing Letters of Credit) shall be deemed to have sold and transferred to each other US Tranche A Lender (each such other US Tranche A Lender, in its capacity under this Section 3.3(a), a “US Letter of Credit Participant”), and each such US Letter of Credit Participant shall be deemed irrevocably and unconditionally to have purchased and received from the US Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each, a “ US Letter of Credit Participation”), to the extent of such US

Letter of Credit Participant’s US Tranche A Revolving Credit Commitment Percentage, in such US Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the US Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although fees pursuant to Section 4.1(c) will be paid directly to the US Administrative Agent for the ratable account of the US Letter of Credit Participants as provided in Section 4.1(c) and the US Letter of Credit Participants shall have no right to receive any portion of any Fronting Fees) and (ii) immediately upon the issuance by the Canadian Letter of Credit Issuer of any Canadian Letter of Credit, the Canadian Letter of Credit Issuer shall be deemed to have sold and transferred to each other Canadian Tranche A Lender (each such other Canadian Tranche A Lender, in its capacity under this Section 3.3(a), a “Canadian Letter of Credit Participant” and, together, with the US Letter of Participants, the “Letter of Credit Participants”), and each such Canadian Letter of Credit Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Canadian Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each, a “Canadian Letter of Credit Participation” and together with the US Letter of Credit Participation the, “Letter of Credit Participations”), to the extent of such Canadian Letter of Credit Participant’s Canadian Tranche A Revolving Credit Commitment Percentage, in such Canadian Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Canadian Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although fees pursuant to Section 4.1(c) will be paid directly to the Canadian Administrative Agent for the ratable account of the Canadian Letter of Credit Participants as provided in Section 4.1(c) and the Canadian Letter of Credit Participants shall have no right to receive any portion of any Fronting Fees).
(b)    In determining whether to pay under any Letter of Credit, the applicable Letter of Credit Issuer shall have no obligation relative to the applicable Letter of Credit Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the applicable Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.
(c)    Whenever the applicable Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the applicable Administrative Agent has received for the account of the applicable Letter of Credit Issuer any payments from the applicable Letter of Credit Participants, the applicable Letter of Credit Issuer shall pay to the applicable Administrative Agent and the applicable Administrative Agent shall promptly pay to each applicable Letter of Credit Participant that has paid its applicable Revolving Credit Commitment Percentage of such reimbursement obligation, in US Dollars or Canadian Dollars, as applicable, and in immediately available funds, an amount equal to such Letter of Credit Participant’s share (based upon the proportionate aggregate amount originally funded or deposited by such Letter of Credit Participant to the aggregate amount funded or deposited by all applicable Letter of Credit Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective Letter of Credit Participations.
(d)    The obligations of the applicable Letter of Credit Participants to purchase applicable Letter of Credit Participations from the Letter of Credit Issuers and make payments to the applicable Administrative Agent for the account of the Letter of Credit Issuers with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:
(i)    any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)    the existence of any claim, set-off, defense or other right that a Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the applicable Administrative Agent, the applicable Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any applicable Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between a Borrower and the beneficiary named in any such Letter of Credit);
(iii)    any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
(v)    the occurrence of any Default or Event of Default;
provided, however, that no Letter of Credit Participant shall be obligated to pay to the applicable Administrative Agent for the account of a Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.
3.4    Agreement to Repay Letter of Credit Drawings.
(a)    Each US Borrower hereby agrees to reimburse the US Letter of Credit Issuer, by making payment to the US Administrative Agent for the account of the US Letter of Credit Issuer in immediately available funds, for any payment or disbursement made by the US Letter of Credit Issuer under any US Letter of Credit issued by it (each such amount so paid until reimbursed, a “US Unpaid Drawing”) (i) within two Business Days of the date of such payment or disbursement, if the US Letter of Credit Issuer provides notice to the Company of such payment or disbursement prior to 10:00 a.m. (New York City time) on such next succeeding Business Day from the date of such payment or disbursement or (ii) if such notice is received after such time, on the second Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, the “Required Reimbursement Date”), with interest on the amount so paid or disbursed by such US Letter of Credit Issuer, (A) from and including the date of such payment or disbursement to but excluding the Required Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a)(i) and (B) from and including the Required Reimbursement Date to but excluding the date such US Letter of Credit Issuer is reimbursed therefor, at a rate per annum that shall at all times be the rate described in Section 2.8(c)(ii); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any US Letter of Credit, (i) unless the Company shall have notified the US Administrative Agent and the US Letter of Credit Issuer prior to 10:00 a.m. (New York City time) on the Required Reimbursement Date that the US Borrowers intend to reimburse the US Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of US Tranche A Revolving Credit Loans, the US Borrowers shall be deemed to have given a Notice of Borrowing requesting that the US Tranche A Lenders make US Tranche A Revolving Credit Loans (which shall be ABR Loans) on the Required Reimbursement Date in an amount equal to the amount at such drawing, and (ii) the US Administrative Agent shall promptly notify each US Letter of Credit Participant of such drawing and the amount of its US Tranche A Revolving Credit Loan to be made in respect thereof, and each US Letter of Credit Participant shall be irrevocably obligated to make a US Tranche A Revolving Credit Loan to the applicable US Borrower in the manner deemed to have been requested in the amount of its US Tranche A Revolving Credit Com-

mitment Percentage of the applicable US Unpaid Drawing by 1:00 p.m. (New York City time) on such Required Reimbursement Date by making the amount of such US Tranche A Revolving Credit Loan available to the Administrative Agent. Such US Tranche A Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The US Administrative Agent shall use the proceeds of such US Tranche A Revolving Credit Loans solely for purpose of reimbursing the US Letter of Credit Issuer for the related US Unpaid Drawing.
(b)    Each Canadian Borrower hereby agrees to reimburse the Canadian Letter of Credit Issuer, by making payment to the Canadian Administrative Agent for the account of the Canadian Letter of Credit Issuer in immediately available funds and in the same Currency as was advanced, for any payment or disbursement made by the Canadian Letter of Credit Issuer under any Canadian Letter of Credit issued by it (each such amount so paid until reimbursed, a “Canadian Unpaid Drawing” and together with the US Unpaid Drawings, “Unpaid Drawings”) (i) by the Required Reimbursement Date, with interest on the amount so paid or disbursed by such Canadian Letter of Credit Issuer, (A) from and including the date of such payment or disbursement to but excluding the Required Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a)(i) with respect to any Canadian Letter Credit issued in US Dollars or Section 2.8(a)(ii), with respect to any Canadian Letter of Credit issued in Canadian Dollars and (B) from and including the Required Reimbursement Date to but excluding the date such Canadian Letter of Credit Issuer is reimbursed therefor, at a rate per annum that shall at all times be the rate described in Section 2.8(c)(ii); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Canadian Letter of Credit, (i) unless the applicable Canadian Borrower shall have notified the Canadian Administrative Agent and the Canadian Letter of Credit Issuer prior to 10:00 a.m. (New York City time) on the Required Reimbursement Date that the Canadian Borrower intends to reimburse the Canadian Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Canadian Tranche A Revolving Credit Loans, the applicable Canadian Borrower shall be deemed to have given a Notice of Borrowing requesting that the Canadian Tranche A Lenders make Canadian Tranche A Revolving Credit Loans (which shall be Canadian Base Rate Loans if the Canadian Unpaid Drawings are in Canadian Dollars or ABR Loans if Canadian Unpaid Drawing are in US Dollars) on the Required Reimbursement Date in an amount equal to the amount at such Canadian Unpaid Drawing, and (ii) the Canadian Administrative Agent shall promptly notify each Canadian Letter of Credit Participant of such Canadian Unpaid Drawing and the amount of its Canadian Tranche A Revolving Credit Loan to be made in respect thereof, and each Canadian Letter of Credit Participant shall be irrevocably obligated to make a Canadian Tranche A Revolving Credit Loan to the applicable Canadian Borrower in the manner deemed to have been requested in the amount of its Canadian Tranche A Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 1:00 p.m. (New York time) on such Required Reimbursement Date by making the amount of such Canadian Tranche A Revolving Credit Loan available to the Canadian Administrative Agent. Such Canadian Tranche A Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Canadian Administrative Agent shall use the proceeds of such Canadian Tranche A Revolving Credit Loans solely for purpose of reimbursing the Canadian Letter of Credit Issuer for the related Canadian Unpaid Drawing.
(c)    The obligations of each applicable Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that any Borrower or any other Person may have or have had against any Letter of Credit Issuer, the US Administrative Agent, the Canadian Administrative Agent or any Lender (including in its capacity as a Letter of Credit Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that the applicable Borrower shall not be obligated to reimburse the applicable Letter of Credit Issuer for any wrongful payment made by the applicable Letter of Credit Issuer under the applicable Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.
3.5    Increased Costs. If, after the date hereof, the adoption of any Applicable Law, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by any Letter of Credit Issuer or any Letter of Credit Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, special deposit, capital adequacy or similar requirement against letters of credit issued by any Letter of Credit Issuer, or any Letter of Credit Participant’s Letter of Credit Participation therein or (b) impose on any Letter of Credit Issuer or any Letter of Credit Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or Letter of Credit Participations therein or any Letter of Credit or such Letter of Credit Participant’s Letter of Credit Participation therein, and the result of any of the foregoing is to increase the cost to any Letter of Credit Issuer or such Letter of Credit Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by any Letter of Credit Issuer or such Letter of Credit Participant hereunder (other than any such increase or reduction attributable to (i) taxes indemnified under Section 5.4, (ii) net income taxes and franchise taxes (imposed in lieu of net income taxes) or, solely in the case of Loans made to a Canadian Borrower, any Canadian federal or provincial capital taxes, imposed (in each case) on any Agent or any Letter of Credit Issuer as a result of a present or former connection between such Agent or such Letter of Credit Issuer and the jurisdiction of the Governmental Authority imposing such tax (other than any such connection arising from execution or delivery of, receipt of any payments under, performance under or enforcement of, or any other transactions occurring pursuant to, this Agreement or any other Credit Document) or (iii) taxes included under clause (e) of Section 5.4) in respect of Letters of Credit or Letter of Credit Participations therein, then, promptly after receipt of written demand to the Company by the applicable Letter of Credit Issuer or such Letter of Credit Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such Letter of Credit Participant to the Administrative Agents), the Company shall pay to the applicable Letter of Credit Issuer or such Letter of Credit Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such Letter of Credit Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a Letter of Credit Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the date hereof. A certificate submitted to the Company by the Letter of Credit Issuer or a Letter of Credit Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Letter of Credit Participant to the Administrative Agents) setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Letter of Credit Participant as aforesaid shall be conclusive and binding on the Company absent clearly demonstrable error. For purposes of this Section 3.5, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated under Basel III, shall in each case described in clauses (x) and (y) above, be deemed to be a change in Applicable Law, regardless of the date enacted, adopted, issued or implemented; provided that increased costs as a result of any change in Applicable Law pursuant to clauses (x) and (y) above shall only be reimbursable by the Borrower to the extent the applicable Lender or Letter of Credit Issuer is generally seeking reimbursement therefor from borrowers in the U.S. leveraged loan market with respect to its similarly situated commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 3.5.
3.6    New or Successor Letter of Credit Issuer.

(a)    Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the US Administrative Agent, the Lenders and the Company. Subject to the terms of the following sentence, the Company may replace any Letter of Credit Issuer for any reason upon written notice to the US Administrative Agent and the applicable Letter of Credit Issuer and the Company may add Letter of Credit Issuers at any time upon notice to the US Administrative Agent. If a Letter of Credit Issuer shall resign or be replaced, or if the Company shall decide to add a new Letter of Credit Issuer under this Agreement, then the Company may appoint a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, with the consent of the US Administrative Agent (such consent not to be unreasonably withheld), whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “US Letter of Credit Issuer” or “Canadian Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Company shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Company and the US Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “US Letter of Credit Issuer” or “Canadian Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Company, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Company shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.
(b)    To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Company, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7    Cash Collateral.
(a)    If, as of the Letter of Credit Maturity Date, there are any Letters of Credit Outstanding, the applicable Borrowers shall immediately Cash Collateralize the then Letters of Credit Outstanding.
(b)    If any Event of Default shall occur and be continuing, the Required Lenders may require that the Letter of Credit Obligations be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 11.5, the Borrowers shall immediately Cash Collateralize the applicable Letters of Credit then outstanding and no notice or request by or consent from the Required Lenders shall be required.
(c)     For purposes of this Agreement, “Cash Collateralize” means to pledge and deposit with or deliver to the US Administrative Agent, for the benefit of the applicable Letter of Credit Issuer or the Swingline Lender, as applicable, as collateral for the applicable Letter of Credit Obligations and applicable Swingline Exposure, as the case may be, cash or deposit account balances (“Cash Collateral”) in an amount equal to 100% of the amount of the applicable Letters of Credit Outstanding or outstanding applicable Swingline Exposure, as the case may be, required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the US Administrative Agent and the applicable Letter of Credit Issuer or Swingline Lender, as the case may be (which documents are hereby consented to by the Lenders). Derivatives of such terms have corresponding meanings. The applicable Borrowers hereby grant to the US Administrative Agent, for the benefit of the applicable Letter of Credit Issuer and the applicable Letter of Credit Participants and the Swingline Lender and any applicable Lenders with a Swingline Exposure, as applicable, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the US Administrative Agent.
3.8    Existing Letters of Credit. Subject to the terms and conditions hereof, each Existing Letter of Credit that is outstanding on the Closing Date and listed on Schedule 1.1(c) shall, effective as of the Closing Date and without any further action by the Company, be continued as a US Letter of Credit or Canadian Letter of Credit, as applicable, hereunder and from and after the Closing Date shall be deemed a US Letter of Credit or Canadian Letter of Credit, as applicable, for all purposes hereof and shall be subject to and governed by the terms and conditions hereof.
3.9    Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Company when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
3.10    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the term of any Issuer Document, the terms hereof shall control.
3.11    Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the applicable Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Restricted Subsidiaries.

SECTION 4.    Fees; Commitment Reductions and Terminations
4.1    Fees.
(a)    The Company agrees to pay to the US Administrative Agent, for the account of each US Lender, and to the Canadian Administrative Agent, for the account of each Canadian Lender, (i) prior to the Closing Date, the “Commitment Fee” as defined in the Existing Credit Agreement and, (ii) on and after the Closing Date a commitment fee (the “Commitment Fee”) that shall accrue (A) at the Commitment Fee Tranche A Rate on the average daily amount of the Available Tranche A Revolving Credit Commitment of such Lender from and including the Closing Date to but excluding the Revolving Credit Maturity Date, and (B) at the Commitment Fee Tranche B Rate on the average daily amount of the Available Tranche B Revolving Credit Commitment of such Lender from and including the Closing Date, to but excluding the Revolving Credit Maturity Date. Each such Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Maturity Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate.
(b)    The Company agrees to pay to each Letter of Credit Issuer a fee in respect of each Letter of Credit issued hereunder by such Letter of Credit Issuer (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum or such other amount as is agreed in a separate writing between the applicable Letter of Credit Issuer and the Company on the average daily amount of Letter of Credit Exposure attributable to Letters of Credit issued by it (excluding any portion attributable to Unpaid Drawings). The Fronting Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Letter of Credit Maturity Date.
(c)    The Company agrees to pay to the US Administrative Agent for the account of each US Tranche A Lender and to the Canadian Administrative Agent for the account of each Canadian Tranche A Lender, a participation fee with respect to its participations in US Letters of Credit and/or Canadian Letters of Credit, respectively, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans (in the case of Letters of Credit denominated in US Dollars) or CDOR Rate Loans (in the case of Letters of Credit denominated in Canadian Dollars) on the average daily amount of such Lender's Letter of Credit Exposure (excluding any portion thereof attributable to Unpaid Drawing) during the period from and including the Closing Date to but excluding the later of the Letter of Credit Maturity Date and the date on which such Lender ceases to have any Letter of Credit Exposure.
(d)    The Company agrees to pay directly to the applicable Letter of Credit Issuer upon each issuance of, drawing under and/or amendment, renewal or extension of a Letter of Credit issued by it such amount as the applicable Letter of Credit Issuer and the Company shall have agreed upon for issuances of, drawings under or amendments of, renewals or extensions of, Letters of Credit issued by it.
(e)    The Company agrees to pay to the US Administrative Agent, the Canadian Administrative Agent and the Co-Collateral Agent, as applicable, the fees in the amounts and on the dates as set forth in the Administrative Agent Fee Letter and the Co-Collateral Agent Fee Letter, as applicable.

(f)    The Company agrees to pay (or cause to be paid), on the Closing Date, to each Existing Lender that becomes a Lender under this Agreement, an extension fee in an amount equal to 0.25% of such Lender’s Total Revolving Credit Commitments hereunder.
4.2    Voluntary Reduction of Commitments. Upon at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the (i) US Administrative Agent at the US Administrative Agent’s Office (which notice the US Administrative Agent shall promptly transmit to each of the US Lenders), the Company shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the US Tranche A Revolving Credit Commitments, the US Tranche B Revolving Credit Commitments or the US Letter of Credit Sub-Limit in whole or in part or (ii) Canadian Administrative Agent at the Canadian Administrative Agent’s Office (which notice the Canadian Administrative Agent shall promptly transmit to each of the Canadian Lenders), the Company shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Canadian Tranche A Revolving Credit Commitments, the Canadian Tranche B Revolving Credit Commitments or the Canadian Letter of Credit Sub-Limit in whole or in part; provided that (a) with respect to the US Tranche A Revolving Credit Commitments or the US Tranche B Revolving Credit Commitments, as applicable, any such reduction shall apply proportionately and permanently to reduce the US Tranche A Revolving Credit Commitments or the US Tranche B Revolving Credit Commitments, as applicable, of each of the US Lenders, except that, notwithstanding the foregoing, in connection with the establishment on any date of any Extended US Revolving Credit Commitments pursuant to Section 2.19, US Tranche A Revolving Credit Commitments or US Tranche B Revolving Credit Commitments, as applicable, of any one or more US Lenders providing any such Extended US Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of US Tranche A Revolving Credit Commitments or US Tranche B Revolving Credit Commitments, as applicable, so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any US Tranche A Revolving Credit Loans or US Tranche B Revolving Credit Loans, as applicable, made on such date, (1) the US Tranche A Revolving Credit Exposure of any such US Lender does not exceed the US Tranche A Revolving Credit Commitment thereof (such US Tranche A Revolving Credit Exposure and US Tranche A Revolving Credit Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended US Revolving Credit Commitment and any exposure in respect thereof) and (2) the US Tranche B Revolving Credit Exposure of any such US Lender does not exceed the US Tranche B Revolving Credit Commitment thereof (such US Tranche B Revolving Credit Exposure and US Tranche B Revolving Credit Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended US Revolving Credit Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of US Tranche A Revolving Credit Loans or US Tranche B Revolving Credit Loans, as applicable, contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.19 of US Tranche A Revolving Credit Commitments or US Tranche B Revolving Credit Commitments, as applicable, and related Loans into Extended US Revolving Credit Commitments and Extended US Revolving Credit Loans, respectively, and prior to any reduction being made to the US Tranche A Revolving Credit Commitments or US Tranche B Revolving Credit Commitments, as applicable, of any other US Lender), (b) with respect to the Canadian Tranche A Revolving Credit Commitments or the Canadian Tranche B Revolving Credit Commitments, as applicable, any such reduction shall apply proportionately and permanently to reduce the Canadian Tranche A Revolving Credit Commitments or the Canadian Tranche B Revolving Credit Commitments, as applicable, of each of the Canadian Lenders, except that, notwithstanding the foregoing, in connection with the establishment on any date of any Extended Canadian Revolving Credit Commitments pursuant to Section 2.19, the Canadian Tranche A Revolving Credit Commitments or Canadian Tranche B Revolving Credit Commitments, as applicable, of any one or more Canadian Lenders providing any such Extended Canadian Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Canadian Tranche A Revolving Credit Commit-

ments or Canadian Tranche B Revolving Credit Commitments, as applicable, so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Canadian Tranche A Revolving Credit Loans or Canadian Tranche B Revolving Credit Loans, as applicable, made on such date, (1) the US Dollar Equivalent of the Canadian Tranche A Revolving Credit Exposure of any such Canadian Lender does not exceed the Canadian Tranche A Revolving Credit Commitment thereof (such US Dollar Equivalent of the Canadian Tranche A Revolving Credit Exposure and Canadian Tranche A Revolving Credit Commitment being determined in each case, for the avoidance of doubt, exclusive of such Canadian Lender’s Extended Canadian Revolving Credit Commitment and any exposure in respect thereof) and (2) the US Dollar Equivalent of the Canadian Tranche B Revolving Credit Exposure of any such Canadian Lender does not exceed the Canadian Tranche B Revolving Credit Commitment thereof (such US Dollar Equivalent of the Canadian Tranche B Revolving Credit Exposure and Canadian Tranche B Revolving Credit Commitment being determined in each case, for the avoidance of doubt, exclusive of such Canadian Lender’s Extended Canadian Revolving Credit Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Canadian Tranche A Revolving Credit Loans or Canadian Tranche B Revolving Credit Loans, as applicable, contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.19 of Canadian Tranche A Revolving Credit Commitments or Canadian Tranche B Revolving Credit Commitments, as applicable, and related Loans into Extended Canadian Revolving Credit Commitments and Extended Canadian Revolving Credit Loans respectively, and prior to any reduction being made to the Canadian Tranche A Revolving Credit Commitments or Canadian Tranche B Revolving Credit Commitments, as applicable, of any other Canadian Lender), (c) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000 and (d) after giving effect to such termination or reduction and to any prepayments of Revolving Credit Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment, the US Dollar Equivalent of the aggregate amount of the US Tranche A Lenders’ US Tranche A Revolving Credit Exposures shall not exceed the US Tranche A Total Revolving Credit Commitment, the US Dollar Equivalent of the aggregate amount of the US Tranche B Lenders’ US Tranche B Revolving Credit Exposures shall not exceed the US Tranche B Total Revolving Credit Commitment, the aggregate US Dollar Equivalent of the amount of Canadian Tranche A Lenders’ Canadian Tranche A Revolving Credit Exposures shall not exceed the Canadian Tranche A Total Revolving Credit Commitment, and the aggregate US Dollar Equivalent of the amount of Canadian Tranche B Lenders’ Canadian Tranche B Revolving Credit Exposures shall not exceed the Canadian Tranche B Total Revolving Credit Commitment.
4.3    Mandatory Termination of Commitments.
(a)    The Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.
(b)    The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the Swingline Maturity Date.
(c)    If, after the Closing Date, the Credit Parties receive Net Cash Proceeds in excess of $40,000,000 from the issuance or incurrence of any Indebtedness pursuant to Sections10.1(i)(A), 10.1(t) or 10.1(w) or under any New Revolving Credit Commitments, (i) the US Tranche B Total Revolving Credit Commitment and the Canadian Tranche B Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the first Business Day following such receipt and the US Tranche B Total Revolving Credit Outstandings and the Canadian Tranche B Total Revolving Credit Outstandings shall be repaid in full in cash and (ii) all references herein, in any other Credit Document, or in any other document entered into in connection with the foregoing, to, or relating to, the US Tranche B Revolving Credit Commitments, US Tranche B Revolving Credit Loans, Canadian Tranche B Revolving Credit Commitments and Canadian Tranche B Revolving Credit Loans shall, in each case, be deemed to be deleted.
SECTION 5.    Payments
5.1    Voluntary Prepayments. Each US Borrower shall have the right to prepay US Tranche A Revolving Credit Loans, US Tranche B Revolving Credit Loans and US Tranche A Swingline Loans and each Canadian Borrower shall have the right to prepay Canadian Tranche A Revolving Credit Loans, Canadian Tranche B Revolving Credit Loans and Canadian Tranche A Swingline Loans, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) with respect to any US Credit Facility, the Company shall give the US Administrative Agent at the US Administrative Agent’s Office written notice, and with respect to any Canadian Credit Facility, the Company shall give the Canadian Administrative Agent at the Canadian Administrative Agent’s Office (or, in each case, telephonic notice promptly confirmed in writing) of the intent to make such prepayment, the Class of Loans to be prepaid, the amount of such prepayment and in the case of Eurodollar Loans or CDOR Rate Loans, the specific Borrowing(s) pursuant to which made, which notice shall be given by the Company no later than (i) in the case of Revolving Credit Loans, 1:00 p.m. (New York City time) (x) one Business Day prior to (in the case of ABR Loans or Canadian Base Rate Loans) or (y) three Business Days prior to (in the case of Eurodollar Loans or CDOR Rate Loans) or (ii) in the case of Swingline Loans and Permitted Overadvances, 1:00 p.m. (New York City time) on, the date of such prepayment and shall promptly be transmitted by the applicable Administrative Agent to each of the relevant Lenders or the Swingline Lender, as the case may be, (b) each partial prepayment of any Borrowing of Revolving Credit Loans shall be in a multiple of $500,000 or Cdn $500,000 and in an aggregate principal amount of at least $1,000,000 or Cdn $1,000,000 and each partial prepayment of Swingline Loans and Permitted Overadvances shall be in a multiple of $100,000 or Cdn $100,000 and in an aggregate principal amount of at least $100,000 or Cdn $100,000; provided that no partial prepayment of Eurodollar Loans or CDOR Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans or CDOR Rate Loans, as applicable, made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans or CDOR Rate Loans, as applicable; (c) any prepayment of Eurodollar Loans or CDOR Rate Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrowers with the applicable provisions of Section 2.11, (d) with respect to the US Credit Facilities, prior to any prepayment of US Tranche B Revolving Credit Loans, US Borrower shall prepay all outstanding US Tranche A Revolving Credit Loans, provided that this clause (d) shall not be applicable during any Annual Tranche B Clean-Down Period, and (e) with respect to the Canadian Credit Facilities, prior to any prepayment of Canadian Tranche B Revolving Credit Loans, Canadian Borrower shall prepay all outstanding Canadian Tranche A Revolving Credit Loans, provided that this clause (e) shall not be applicable during any Annual Tranche B Clean-Down Period.
5.2    Mandatory Prepayments.
(a)    On any date on which (i) the US Tranche A Total Revolving Credit Outstandings exceeds the US Tranche A Total Revolving Credit Commitment, (ii) the US Tranche B Total Revolving Credit Outstandings exceeds the US Tranche B Total Revolving Credit Commitment, (iii) subject to Section 5.2(c), the US Dollar Equivalent of the Canadian Tranche A Total Revolving Credit Outstandings exceeds the Canadian Tranche A Total Revolving Credit Commitment, or (iv) subject to Section 5.2(c), the US Dollar Equivalent of the Canadian Tranche B Total Revolving Credit Outstandings exceeds the Canadian Tranche B Total Revolving Credit Commitment, the US Borrowers or Canadian Borrowers, as applicable, shall forthwith pay to the US Administrative Agent or Canadian Administrative Agent, as ap-

plicable, an amount in cash equal to such excess and such Administrative Agent shall apply it in accordance with the provisions of Section 5.2(d).
(b)    Except for Permitted Overadvances, if on any date (i) the US Tranche A Total Revolving Credit Outstandings for any reason exceed 100% of the US Tranche A Borrowing Base then in effect, (ii) the US Tranche B Total Revolving Credit Outstandings for any reason exceed 100% of the US Tranche B Borrowing Base then in effect, (iii) subject to Section 5.2(c), the US Dollar Equivalent of the Canadian Tranche A Total Revolving Credit Outstandings for any reason exceed 100% of the US Dollar Equivalent of the Canadian Tranche A Borrowing Base then in effect or (iv) subject to Section 5.2(c), the US Dollar Equivalent of the Canadian Tranche B Total Revolving Credit Outstandings for any reason exceed 100% of the US Dollar Equivalent of the Canadian Tranche B Borrowing Base then in effect, the US Borrowers or Canadian Borrowers, as applicable, shall promptly pay to the US Administrative Agent or Canadian Administrative Agent, as applicable, an amount in cash equal to such excess and such Administrative Agent shall apply it in accordance with the provisions of Section 5.2(d).
(c)    If the Canadian Administrative Agent notifies the Company at any time that (i) the US Dollar Equivalent of the Canadian Tranche A Total Revolving Credit Outstandings at such time exceeds an amount equal to 105% of the Canadian Tranche A Total Revolving Credit Commitments then in effect, or (ii) the US Dollar Equivalent of the Canadian Tranche B Total Revolving Credit Outstandings at such time exceeds an amount equal to 105% of the Canadian Tranche B Total Revolving Credit Commitments then in effect, then, within two Business Days after receipt of such notice, the Canadian Borrowers shall prepay Canadian Revolving Credit Loans and/or the Canadian Borrowers shall Cash Collateralize the Canadian Letter of Credit Obligations in an aggregate amount sufficient to reduce such amount outstanding as of such date of payment to an amount not to exceed 100% of the Canadian Tranche A Total Revolving Credit Commitments or Canadian Tranche B Total Revolving Credit Commitments then in effect, as applicable; provided, however, that, subject to the provisions of Section 2.18, the Canadian Borrowers shall not be required to Cash Collateralize the Canadian Letter of Credit Obligations pursuant to this Section 5.2(c) unless after the prepayment in full of the Canadian Tranche A Revolving Credit Loans the US Dollar Equivalent Canadian Tranche A Total Revolving Credit Outstandings exceed the Canadian Tranche A Revolving Credit Commitments then in effect. The Canadian Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.
(d)    Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans elected by the Borrowers pursuant to Section 5.1 or required by Section 2.5(b) or 5.2(a), (b) or (c), the Company may designate (i) the Types, Class and, if applicable, Currency of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Credit Loans to be prepaid; provided that (x) Eurodollar Loans and CDOR Rate Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans and CDOR Rate Loans with Interest Periods ending on such date of required prepayment and all ABR Loans and Canadian Base Rate Loans have been paid in full and (y) each prepayment of any Loans made pursuant to the same Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Company as described in the preceding sentence, the applicable Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11. The US Administrative Agent shall apply each prepayment of US Tranche A Revolving Credit Loans required by Section 5.2(a) or (b) and any payment pursuant to Section 2.5(b), first, to prepay the principal of any US Tranche A Permitted Overadvances that may be outstanding, pro rata, second, to prepay the principal of the US Tranche A Swingline Loans, pro rata, third, to prepay the principal of the US Tranche A Revolving Credit Loans and fourth to Cash Collateralize the US Letters of Credit Outstanding. The US Administrative

Agent shall apply each prepayment of US Tranche B Revolving Credit Loans required by Section 5.2(a) or (b) and any payment pursuant to Section 2.5(b), to prepay the principal of the US Tranche B Revolving Credit Loans. The Canadian Administrative Agent shall apply each prepayment of Canadian Tranche A Revolving Credit Loans required by Section 5.2(a) or (b) and any payment pursuant to Section 2.5(b), first, to prepay the principal of any Canadian Tranche A Permitted Overadvances that may be outstanding, pro rata, second, to prepay the principal of the Canadian Tranche A Swingline Loans, pro rata, third, to prepay the principal of the Canadian Tranche A Revolving Credit Loans and fourth to Cash Collateralize the Canadian Letters of Credit Outstanding. The Canadian Administrative Agent shall apply each prepayment of Canadian Tranche B Revolving Credit Loans required by Section 5.2(a) or (b) and any payment pursuant to Section 2.5(b), to prepay the principal of the Canadian Tranche B Revolving Credit Loans. Amounts prepaid may be reborrowed subject to the terms and conditions of this Agreement.
(e)    In addition to any other mandatory prepayments pursuant to this Section 5.2, each Swingline Loan will be repaid (for the avoidance of doubt, such repayment may be made with proceeds from Revolving Credit Loans) no later than the seventh day following the incurrence thereof; provided that, if the seventh day is not a Business Day, such repayment shall be made on the next succeeding Business Day.
(f)    In addition to any other mandatory prepayments pursuant to this Section 5.2, if any US Tranche B Revolving Credit Loans and/or Canadian Tranche B Revolving Credit Loans are outstanding on October 1 of any year, the US Borrowers or Canadian Borrowers, as applicable, shall on such date pay to the US Administrative Agent or the Canadian Administrative Agent, as applicable, an amount in cash equal to the principal amount of any such Loans then outstanding and such Administrative Agent shall apply it in accordance with the provisions of Section 5.2(d) (it being understood that for the period commencing on October 1 and ending on December 31 of each year (for any year such period being the “Annual Tranche B Clean-Down Period”), no US Tranche B Revolving Credit Loans or Canadian Tranche B Revolving Credit Loans shall be permitted to be borrowed or be outstanding, but beginning on January 1 of each year, may be borrowed and be outstanding in accordance with the provisions of this Agreement).
(g)    The Credit Parties shall prepay all outstanding US Tranche B Total Revolving Credit Outstandings and all outstanding Canadian Tranche B Total Revolving Credit Outstandings in accordance with Section 4.3(c).
5.3    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the applicable Borrower, without set-off, counterclaim or deduction of any kind, to, in the case of any payments under the US Credit Facilities, the US Administrative Agent, and in the case of any payments under the Canadian Credit Facilities, the Canadian Administrative Agent, in either case, for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer entitled thereto or the Swingline Lender, as the case may be, not later than 2:00 p.m. (New York City time) on the date when due and shall be made in immediately available funds in US Dollars, if paying any fees hereunder or if repaying Loans, Unpaid Drawings or making a payment in respect of interest on any Loans or Unpaid Drawings denominated in US Dollars, or Canadian Dollars, if repaying Loans, Unpaid Drawings or making a payment in respect of interest on any Loans or Unpaid Drawings denominated in Canadian Dollars, in either case, at the applicable Administrative Agent’s Office. The applicable Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the applicable Administrative Agent prior to 2:30 p.m. (New York City time) on such day and, if not, on the next Business Day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto or to the applicable Letter of Credit Issuer or the Swingline Lender, as applicable.

(b)    For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
5.4    Net Payments.
(a)    Subject to the following sentence, all payments made by or on behalf of any Credit Parties under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, additions to tax and penalties), excluding in the case of each Lender and each Agent, (1) overall net income taxes and franchise taxes (imposed in lieu of net income taxes) or, solely in the case of Loans made to a Canadian Borrower, any Canadian federal or provincial capital taxes, imposed (in each case) on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, enforced, or engaged in any other transaction pursuant to this Agreement or any other Credit Document), (2) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (1), (3) any withholding tax resulting from a Lender’s failure to comply with Section 5.4(d), (4) with respect to any US Borrower, any US federal withholding tax paid/imposed pursuant to Sections 1471-1474 of the Code as amended or any successor statute that is substantively comparable and any regulated or official interpretation thereof and (5) any Canadian federal or provincial tax imposed on an amount paid by a Canadian Borrower to a Lender or Agent that would not have been imposed but for such Lender or Agent not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with such Canadian Borrower at that time. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld by an applicable withholding agent from any amounts payable under this Agreement or any other Credit Document, the applicable Credit Parties shall increase the amounts payable to such Administrative Agent or such Lender to the extent necessary to yield to such Administrative Agent or such Lender (after payment of all Non-Excluded Taxes, including those applicable to any amounts payable under this Section 5.4) interest or any such other amounts payable hereunder at the rates or in the amounts specified in such Credit Document. Whenever any Non-Excluded Taxes are payable by any Credit Party, as promptly as possible thereafter the Borrowers shall send to the applicable Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt, if available (or other evidence acceptable to such Lender, acting reasonably) received by the Borrowers showing payment thereof. The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(b)    In addition, each Credit Party shall pay any present or future stamp, documentary, filing, mortgage recording, excise, property or intangible taxes, charges or similar levies that arise from any payment made by such Credit Party hereunder or under any other Credit Documents or from the execution, delivery or registration or recordation of, performance under, or otherwise with respect to, this Agreement or the other Credit Documents (hereinafter referred to as “Other Taxes”).
(c)    The Credit Parties shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Non-Excluded Taxes and Other Taxes imposed or asserted on such Lender or Agent (whether or not correctly or legally asserted), including with respect to any additional amounts or indemnification payments under this Section 5.4 and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.
(d)    Each Lender shall, at such times as are reasonably requested by the Company or an Administrative Agent, provide Company and the applicable Administrative Agent with any documentation prescribed by law or reasonably requested by the Company or such Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Credit Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrowers and the applicable Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the applicable Administrative Agent) or promptly notify the Borrowers and the applicable Administrative Agent of its inability to do so. Unless the Borrowers or the applicable Administrative Agent has received forms or other documents satisfactory to it indicating that payments under any Credit Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrowers or the applicable Administrative Agent (as applicable) shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Without limiting the foregoing:
1.    Each Lender that is a United States Person (as defined in Section 7701(a)(30) of the Code) shall deliver to the US Borrowers and the US Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from US federal backup withholding.
2.    Each Non-US Lender shall deliver to the US Borrowers and the US Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the US Borrowers or the US Administrative Agent) whichever of the following is applicable:
(A)    two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,
(B)    two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),
(C)    in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit P (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN,
(D)    to the extent a Non-US Lender is not the beneficial owner (for example, where the Non-US Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Non-US Lender, accompanied by a Form W-8ECI, W-8BEN, United

States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-US Lender on behalf of such beneficial owner), or
(E)    two properly completed and duly signed original copies of any other form prescribed by applicable US federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a deduction in, United States federal withholding tax on any payments to such Lender under the Credit Documents.
Each Lender shall deliver to the applicable Borrowers and the applicable Administrative Agent two further original copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the applicable Borrowers or the applicable Administrative Agent, or promptly notify the applicable Borrowers and the applicable Administrative Agent that it is unable to do so. Each Lender shall promptly notify the applicable Borrowers and the applicable Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the applicable Borrowers or the applicable Administrative Agent,
Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form that such Lender is not legally able to deliver.
(e)    Notwithstanding the foregoing, the Credit Parties shall not be required to indemnify any Lender to a US Borrower that is not organized under the laws of the United States of America, a state thereof or the District of Columbia (a “Non-US Lender”), or to pay any additional amounts to any such Non-US Lender, pursuant to paragraph (a) above, in receipt of US Federal withholding tax attributable to an obligation of a US Borrower to the extent that (i) the obligation to withhold amounts with respect to such US federal withholding tax arose under any law in effect on the date such Non-US Lender became a party to this Agreement or changed its lending office; provided, however, that this Section 5.4(e) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this Section 5.4(e))) do not exceed the indemnity payment or additional amounts that such Lender’s assignor, if any, was entitled to receive immediately prior to the assignment to such Lender or that such Lender was entitled to receive immediately prior to the change in its lending office, or (y) such assignment was requested by a Borrower.
(f)    If any Lender or an Administrative Agent determines in its sole discretion that it has received a refund of a Non-Excluded Tax or Other Taxes for which a payment has been made by any Credit Party pursuant to this Agreement, which refund in the good faith judgment of such Lender or such Administrative Agent, as the case may be, is attributable to such payment made by such Credit Party, then such Lender or such Administrative Agent, as the case may be, shall reimburse the Borrowers for such amount (together with any interest received thereon) as such Lender or such Administrative Agent, as the case may be, reasonably determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required; provided that the Borrowers, upon the request of such Lender, agrees to repay the amount paid over to the Borrowers (with any interest, additions to tax and penalties) in the event such Lender or such Administrative Agent is required to repay such refund to such Governmental Authority. Neither any Lender nor an Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computa-

tions to the Credit Parties in connection with this Section 5.4(f) or any other provision of this Section 5.4; provided, further, that nothing in this Section 5.4 shall obligate any Lender (or Transferee) or an Administrative Agent to apply for any refund.
(g)    For the avoidance of doubt, a “Lender” shall, for purposes of this Section 5.4, include a Swingline Lender and a Letter of Credit Issuer.
5.5    Computations of Interest and Fees.
(a)    Interest on Eurodollar Loans and CDOR Rate Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans and Canadian Base Rate Loans and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
(b)    Fees and Letters of Credit Outstanding shall be calculated on the basis of a 360 day year for the actual days elapsed.
5.6    Limit on Rate of Interest.
(a)    No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, but subject to Section 2.16, the Borrowers shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any Applicable Law.
(b)    Payment at Highest Lawful Rate. If the Borrowers are not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrowers shall make such payment to the maximum extent permitted by or consistent with Applicable Law.
(c)    Adjustment If Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrowers to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any Applicable Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law (in the case of the Borrowers), such adjustment to be effected, to the extent necessary, as follows:
(i)    firstly, by reducing the amount of rate of interest required to be paid by the Borrowers to the affected Lender under Section 2.8; and
(ii)    thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrower to the affected Lender.
Notwithstanding the foregoing, and after giving full effect to all adjustments contemplated thereby, if any Lender shall have received from a Borrower an amount in excess of the maximum permitted by any Applicable Law, then the applicable Borrower shall be entitled, by notice in writing to the Administrative Agents, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursements, such amount shall be deemed to be an amount payable by such Lender to the Borrower. In the event of any conflict between the terms of this Section 5.6 and Section 2.16 hereof, the terms of Section 2.16 shall prevail if it relates to the Canadian Borrowers or the Canadian Guarantors.

SECTION 6.    Conditions Precedent to Initial Credit Event
The occurrence of the initial Credit Event is subject to the satisfaction of the following conditions precedent:
6.1    Credit Documents. The Administrative Agents shall have received:
(a)     this Agreement, executed and delivered by a duly authorized officer of each of Holdings, each Borrower, each Agent, each Lender, the Swingline Lender and each Letter of Credit Issuer;
(b)    All documents and instruments, including UCC, PPSA or other applicable personal property security financing statements and Intellectual Property Security Agreements (as defined in the Security Agreements), required by Applicable Law to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the US Collateral Agent or the Canadian Collateral Agent, as applicable, in appropriate form for filing, registration or recording under the UCC, the PPSA, the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or otherwise.
(c)    The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by an Authorized Officer of each Borrower and each Guarantor, together with all attachments contemplated thereby.
6.2    Legal Opinions. The Administrative Agents shall have received the following executed legal opinions of:
(a)    Simpson Thacher & Bartlett LLP, New York counsel to Holdings, the Company and its Subsidiaries, substantially in the form of Exhibit G-1; and
(b)    Osler, Hoskin & Harcourt LLP, Canadian counsel to Holdings, the Company and its Subsidiaries, substantially in the form of Exhibit G-2.
6.3    Closing Certificates. The Administrative Agents shall have received a certificate of each Person that is a Credit Party as of the Closing Date, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 6.4 and 6.5 or confirming that there have been no amendments to such documents since April 26, 2012.
6.4    Corporate Proceedings. The Administrative Agents shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agents, of the Board of Directors or other governing body, as applicable, of each Person that is a Credit Party as of the Closing Date (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrowers, the extensions of credit contemplated hereunder and under the Credit Documents.
6.5    Corporate Documents. The Administrative Agents shall have received true and complete copies of the Organizational Documents of each Person that is a Credit Party as of the Closing Date.

6.6    Fees and Expenses. The fees payable pursuant to Section 4.1(f) and the Fee Letter on the Closing Date and all reasonable out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented at least three Business Days prior to the Closing Date shall have been paid in full (which amounts may be offset against the proceeds of the Loans).
6.7    Solvency Certificate. The Administrative Agents shall have received a certificate from the chief financial officer of the Company in the form of Exhibit N.
6.8    Financial Statements. The Administrative Agents shall have received the Historical Financial Statements.
6.9    Insurance Certificates. The Administrative Agent shall have received copies of insurance certificates evidencing the insurance required to be maintained by the Company and the Restricted Subsidiaries pursuant to Section 9.3, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s additional loss payee or additional mortgagee endorsement (as applicable) and shall name the US Collateral Agent or the Canadian Collateral Agent, as applicable, and the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent (provided that if such endorsement or amendment cannot be delivered by the Closing Date, the US Administrative Agent may consent to such endorsement or amendment being delivered at such later date as it reasonably deems appropriate in the circumstances).
6.10    Officer’s Certificate. The conditions precedent set forth in Section 7.1(a) and (b) shall have been met as of the Closing Date and the Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date and executed by an Authorized Officer, certifying such the conditions have been met as of the Closing Date.
6.11    PATRIOT ACT. The Administrative Agents shall have received all documentation and other information about the Borrowers and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by the US Administrative Agent or the Joint Lead Arrangers that either reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT ACT.
SECTION 7.    Conditions Precedent to All Credit Events
7.1    No Default; Representations and Warranties. The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings and Loans made pursuant to Section 3.3 or 3.4(a)) and the obligation of the Letter of Credit Issuers to issue, amend, extend, or renew Letters of Credit on any date is subject to the satisfaction of the condition precedent that at the time of each such Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date). The acceptance of the benefits of each such Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that the conditions contained in this Section 7.1 have been met as of such date.

7.2    Notice of Borrowing; Letter of Credit Request.
(a)    Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the US Administrative Agent or the Canadian Administrative Agent, as applicable, shall have received a Notice of Borrowing meeting the requirements of Section 2.3.
(b)    Prior to the issuance of each Letter of Credit, the US Administrative Agent or the Canadian Administrative Agent, as applicable and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
7.3    Fixed Charge Coverage Ratio. If, after the Closing Date and during the five consecutive Business Day period when Excess Availability (Tranche A) is less than the FCCR Threshold, but the financial maintenance covenant set forth in Section 10.11 is not yet applicable, the Fixed Charge Coverage Ratio as of the end of the last Test Period prior to the date of such Credit Event for which financial statements have been or are required to be delivered pursuant to Section 9.1(a) or (b), calculated on a Pro Forma Basis to give effect to such Credit Event as if such Credit Event had been consummated on the first day of such period, shall be equal to or greater than 1.00 to 1.00.
SECTION 8.    Representations, Warranties and Agreements
In order to induce the Lenders and the Letter of Credit Issuers to enter into this Agreement, make the Loans and issue, renew, amend, extend or participate in Letters of Credit as provided for herein, each of Holdings and the Borrowers make the following representations and warranties to, and agreements with, the Lenders and the Letter of Credit Issuers, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance, renewal, amendment or extension of the Letters of Credit:
8.1    Corporate Status. Holdings, the Company and each Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
8.2    Corporate Power and Authority; Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). Holdings, the Company and each of the Restricted Subsidiaries (a) is in compliance with all Applicable Laws and (b) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in each case to the extent that failure to be in compliance therewith or to have all such licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect.

8.3    No Violation. None of (a) the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party and compliance with the terms and provisions thereof or (b) the consummation of the other transactions contemplated hereby or thereby on the relevant dates therefor will (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of Holdings, the Company or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) and the Senior Secured Notes Documents pursuant to, the terms of any indenture, loan agreement, lease agreement, mortgage or deed of trust or any other Contractual Obligation to which Holdings, the Company or any of their Restricted Subsidiaries is a party or by which they or any of their property or assets is bound, except to the extent that any such conflict, breach, contravention, default, creation or imposition could not reasonably be expected to result in a Material Adverse Effect or (iii) violate any provision of the Organizational Documents of Holdings, the Company or any of their Restricted Subsidiaries.
8.4    Litigation. There are no actions, suits, investigations or proceedings (including Environmental Claims) pending or, to the knowledge of Holdings or the Company, threatened with respect to Holdings, the Borrowers or any of the Restricted Subsidiaries that (a) involve any of the Credit Documents or (b) could reasonably be expected to result in a Material Adverse Effect.
8.5    Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.
8.6    Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except, in the case of either clause (a) or (b), (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of Liens created pursuant to the Security Documents.
8.7    Investment Company Act. None of the Credit Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
8.8    True and Complete Disclosure.
(a)    None of the written information or written data (taken as a whole) heretofore or contemporaneously furnished by Holdings, the Company, any of their respective Subsidiaries or any of their respective authorized representatives to any Agent or any Lender on or before the Closing Date (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections (including financial estimates, forecasts and other forward-looking information), pro forma financial information or information of a general economic or general industry nature.
(b)    The projections and pro forma financial information contained in the information and data referred to in Section 8.8(a) were prepared in good faith based upon assumptions believed by Holdings and the Company to be reasonable at the time made; it being recognized by the Agents and the

Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Company and the Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
8.9    Financial Statements. The Historical Financial Statements present fairly in all material respects the financial position and results of operations of the Company and its consolidated Subsidiaries at the respective dates of such information and for the respective periods covered thereby and have been prepared in accordance with GAAP consistently applied, except to the extent provided in the notes thereto and subject, in the case of the unaudited financial information, to changes resulting from audit and normal year end audit adjustments and to the absence of footnotes.
8.10    Tax Returns and Payments, etc. Holdings, the Company and each of the Restricted Subsidiaries have filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have paid all material taxes and assessments payable by them that have become due (whether or not shown on a tax return), other than those not yet delinquent or being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established on the applicable financial statements in accordance with GAAP. Each of Holdings, the Company and each of the Restricted Subsidiaries have paid, or have provided adequate accruals or reserves in accordance with GAAP for the payment of, all material taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date. As of the Closing Date, none of the Company, Holdings or any of the Restricted Subsidiaries has engaged in any “listed transactions” within the meaning of the Code.
8.11    Compliance with ERISA and Canadian Pension Laws. (a) Each Pension Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Pension Plan or Multiemployer Plan; no Pension Plan or Multiemployer Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of Holdings, the Company, any of the Restricted Subsidiaries or any ERISA Affiliate; neither Holdings, the Company, any of the Restricted Subsidiaries nor any ERISA Affiliate has failed to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, or has otherwise failed to make a required contribution to a Pension Plan or Multiemployer Plan, whether or not waived, with respect to any Pension Plan or Multiemployer Plan (or is reasonably likely to fail to satisfy such minimum funding standard or make such required contribution); none of Holdings, the Company, any of the Restricted Subsidiaries or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Pension Plan or Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Pension Plan or Multiemployer Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Pension Plan or to appoint a trustee to administer any Pension Plan, and no written notice of any such proceedings has been given to any of Holdings, the Company, any of the Restricted Subsidiaries or any ERISA Affiliate; and the conditions for imposition of a Lien that could be imposed under the Code or ERISA on the assets of any of Holdings, the Company, any of the Restricted Subsidiaries or any ERISA Affiliate do not exist (or are not reasonably likely to exist) nor has Holdings, the Company, any of the Restricted Subsidiaries or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of Holdings, the Company, any of the Restricted Subsidiaries or any ERISA Affiliate on account of any Pension Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse

Effect. No Pension Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect. With respect to Multiemployer Plans, the representations and warranties in this Section 8.11(a), other than any made with respect to (x) liability under Section 4201 or 4204 of ERISA or (y) liability for termination or reorganization of such Multiemployer Plans under ERISA, are made to the best knowledge of the Company.
(b)    Schedule 8.11(b) lists all of the Canadian Pension Plans. Except as disclosed in Schedule 8.11(b), none of the Canadian Pension Plans are Canadian Defined Benefit Plans. The hypothetical wind-up deficiency, going concern deficiency and solvency deficiency of each Canadian Pension Plan that is a Canadian Defined Benefit Plan as of the date of the most recently filed actuarial valuation is set out in Schedule 8.11(b) or has otherwise been disclosed to the Canadian Administrative Agent. With respect to any Canadian Pension Plan, to the best of the knowledge of Holdings or the Borrowers, except as would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Canadian Pension Plans are duly registered under all applicable Canadian and provincial pension benefits legislation, (ii) all obligations of any Borrower or Guarantor required to be performed in connection with the Canadian Pension Plans or the funding agreements therefor have been performed in a timely fashion and there are no outstanding disputes concerning the assets held pursuant to any such funding agreement, (iii) all contributions or premiums required to be made by any Borrower or Guarantor to the Canadian Pension Plans have been made in a timely fashion in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations, (iv) all employee contributions to the Canadian Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by each Borrower or Guarantor and fully paid into the Canadian Pension Plans in a timely fashion in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations, (v) all reports and disclosures relating to the Canadian Pension Plans required by any Applicable Laws have been filed or distributed in a timely fashion, (vi) no amount is due and owing by any of the Canadian Pension Plans under the Income Tax Act (Canada) or any provincial taxation or pension benefits statute, (vii) none of the Canadian Pension Plans is the subject of an investigation, proceeding, action or claim and there exists no state of fact which after notice or lapse of time or both would reasonably be expected to give rise to any such proceedings, (viii) no trust, statutory deemed trust or Lien has arisen or been imposed on any Borrower or Guarantor or its property in connection with any Canadian Pension Plan (except deemed trusts and Liens arising in the ordinary course under pension benefits statutes absent any wind up or partial wind up or failure to make a contribution to a Canadian Pension Plan when due, including in respect of employee contributions not yet remitted to a Canadian Pension Plan), and (ix) none of the Borrower or Guarantors contributes to, or has any obligation to contribute to, any pension plan required to be registered under Canadian federal or provincial law that is not maintained or administered by the Borrower or Guarantors or any of their Affiliates.
8.12    Subsidiaries. On the Closing Date (after giving effect to the Transactions), Holdings does not have any Subsidiaries other than the Subsidiaries listed on Schedule 8.12. Schedule 8.12 sets forth, as of the Closing Date, the name and the jurisdiction of organization of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Credit Party and the designation of such Subsidiary as a Guarantor, a Restricted Subsidiary, an Unrestricted Subsidiary, a Specified Subsidiary or an Immaterial Subsidiary. The Company does not own or hold, directly or indirectly, any Capital Stock of any Person other than such Subsidiaries and Investments permitted by Section 10.5.
8.13    Intellectual Property. Each of Holdings, the Company and each of the Restricted Subsidiaries have title to, or a valid license or otherwise have a right to use, all patents, trademarks, servicemarks, trade names, copyrights and all applications therefor and licenses thereof, and all other intellectual property rights, free and clear of all Liens (other than Liens permitted by Section 10.2), that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such title, license or rights could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, to the Company’s knowledge, no patent, patent application, trademark, trademark application, copyright, copyright application, Internet domain name, other intellectual property (excluding any copyright license, patent license, or trademark license), now employed by any of the Credit Parties materially infringes upon, misappropriates, or otherwise violates any rights owned by any other Person with regard to any Intellectual Property, and no material claim or litigation regarding the foregoing is pending or, to the Company’s knowledge, threatened against it.
8.14    Environmental Laws.
(a)    Except as could not reasonably be expected to have a Material Adverse Effect, (i) Holdings, the Company and each of the Restricted Subsidiaries, and each of their respective operations and properties are and have been in compliance with all Environmental Laws (including having obtained and complied with all permits required under Environmental Laws for their current operations); (ii) there are no facts, circumstances or conditions arising out of or relating to the operations of Holdings, the Company or any of the Restricted Subsidiaries or to the knowledge of Holdings, the Company and each of the Restricted Subsidiaries, operations of any of their respective predecessors in interest or any currently or formerly owned, operated or leased Real Property that would reasonably be expected to result in Holdings, the Company or any of the Restricted Subsidiaries incurring liability under any Environmental Law; and (iii) none of Holdings, the Company or any of the Restricted Subsidiaries has become subject to any pending or, to the knowledge of Holdings or the Company, threatened Environmental Claim or, to the knowledge of the Company, any other liability under any Environmental Law.
(b)    None of Holdings, the Company or any of the Restricted Subsidiaries has treated, stored, transported or Released or arranged for disposal or treatment or the transport for disposal or treatment of Hazardous Materials at or from any currently or formerly owned, operated or leased Real Property in a manner that could reasonably be expected to have a Material Adverse Effect.
8.15    Properties, Assets and Rights.
(a)    Each of Holdings, the Company and each of the Restricted Subsidiaries have good and marketable title to, valid leasehold interest in, or easements, licenses or other limited property interests in, all properties (other than intellectual property) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect. None of such properties and assets is subject to any Lien, except for Liens permitted under Section 10.2.
(b)    Set forth on Schedule 8.15 hereto is a complete and accurate list of all Real Property owned in fee by the Credit Parties on the Closing Date after giving effect to the Transactions, showing as of the Closing Date the street address, county or other relevant jurisdiction, state and record owner thereof.
(c)    All permits required to have been issued or appropriate to enable all Real Property of the Credit Parties to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those permits the failure of which to be issued or to so enable lawful occupation and use could not reasonably be expected to have a Material Adverse Effect.
8.16    Solvency. On the Closing Date after giving effect to the Transactions, the Credit Parties and their Subsidiaries, on a consolidated basis, are Solvent.

8.17    Material Adverse Change. Since the Closing Date, there have been no events or developments that have had or could reasonably be expected to have a Material Adverse Effect.
8.18    Anti-Terrorism Laws. No Credit Party is in material violation of (a) the Trading with the Enemy Act, and each of the material foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other material enabling legislation or executive order relating thereto, (b) the PATRIOT ACT or (c) other material Applicable Laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
8.19    Senior Debt. On the Closing Date, the Obligations constitute “Senior Debt” and “Designated Senior Debt” (or any other terms of similar meaning and import) under any documentation governing Subordinated Indebtedness of the Company and its Restricted Subsidiaries (to the extent the concept of Designated Senior Debt (or similar concept) exists therein).
8.20    Use of Proceeds. The Borrowers will use the proceeds of the Revolving Credit Loans, Letters of Credit and Swingline Loans on and after the Closing Date to provide working capital and for other general corporate purposes of the Company and its Restricted Subsidiaries.
SECTION 9.    Affirmative Covenants
Each of the Borrowers hereby covenants and agrees that on the Closing Date and thereafter, until the Total Revolving Credit Commitment and all Letters of Credit have terminated (unless such Letters of Credit have been Cash Collateralized on terms and conditions set forth in Section 3.7 following the termination of the Commitments) and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred under the Credit Documents (other than Cash Management Obligations under Secured Cash Management Agreements, Hedging Obligations under Secured Hedge Agreements and contingent indemnification obligations), are paid in full:
9.1    Information Covenants. The Borrower will furnish to the US Administrative Agent for prompt further distribution to each Lender:
(a)    Annual Financial Statements. As soon as available and in any event on or before the date that is 90 days after the end of each such fiscal year, the consolidated balance sheet of the Company and its consolidated Subsidiaries and, if different, the Company and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year (or, in lieu of such audited financial statements of the Company and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Company and the Restricted Subsidiaries, on the one hand, and the Company and its consolidated Subsidiaries, on the other hand), all in reasonable detail and prepared in accordance with GAAP and, except with respect to such reconciliation, certified by independent registered public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Company and its consolidated Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Company and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to Section 10.11 (if such covenant is required to be computed at such time) that has occurred and is continuing or, if in the opinion of such accounting firm such an

Event of Default has occurred and is continuing, a statement as to the nature thereof. Notwithstanding the foregoing, the obligations in this Section 9.1(a) may be satisfied with respect to financial information of the Company and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Company’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Company and its consolidated Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under the first sentence of this Section 9.1(a), such materials are accompanied by an opinion of an independent registered public accounting firm of recognized national standing, which opinion shall not be qualified as to the scope of audit or as to the status of Holdings (or such parent) and its consolidated Subsidiaries as a going concern.
(b)    Quarterly Financial Statements. As soon as available and in any event on or before the date that is 45 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Company, the consolidated balance sheet of the Company and its consolidated Subsidiaries and, if different, the Company and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or in lieu of such audited financial statements of the Company and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Company and the Restricted Subsidiaries, on the one hand, and the Company and its consolidated Subsidiaries on the other hand), all in reasonable detail and all of which shall be certified by an Authorized Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and to the absence of footnotes. Notwithstanding the foregoing, the obligations in this Section 9.1(b) may be satisfied with respect to financial information of the Company and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Company’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-Q, filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Company and its consolidated Subsidiaries on a standalone basis, on the other hand.
(c)    Monthly Financial Statements. As soon as available and in any event on or before the date that is 30 days after the end of each of the first two months of each fiscal quarter, the consolidated balance sheet of the Company and its consolidated Subsidiaries and, if different, the Company and the Restricted Subsidiaries, in each case as at the end of such monthly period and the related consolidated statement of operations for such monthly accounting period and for the elapsed portion of the fiscal year ended with the last day of such monthly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such monthly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or in lieu of such audited financial statements of the Company and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Company and the Restricted Subsidiaries, on the one hand and the Company and its consolidated Subsidiaries on the other hand), all in reasonable detail and all of which shall be certified by an Authorized Officer of the Company as fairly presenting in all material respects the financial condition, results of operations and shareholders’ equity of the Company and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and to the absence of footnotes. Notwithstanding the foregoing, the obligations in this Section 9.1(c) may be satisfied with respect to financial information of the Company and its consolidated Subsidiaries by furnishing the applicable financial statements of Holdings (or any direct or indirect parent of Holdings); provided that, to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Company and its consolidated Subsidiaries on a standalone basis, on the other hand.
(d)    Budget. Within 90 days after the commencement of each fiscal year of the Company, a detailed budget, broken down by fiscal month, of the Company and its Restricted Subsidiaries in reasonable detail for that fiscal year as customarily prepared by management of the Company for its internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a) (but including, in any event, a projected consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income and showing estimated Excess Availability (Tranche A) broken down by fiscal month) and setting forth the principal assumptions upon which such budget is based.
(e)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and 9.1(b), a certificate of an Authorized Officer of the Company to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) if applicable, the calculations required to establish whether the Company and its Restricted Subsidiaries were in compliance with the provisions of Section 10.11 as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries, the Unrestricted Subsidiaries, the Specified Subsidiaries, the Immaterial Subsidiaries and the Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, the Unrestricted Subsidiaries, the Specified Subsidiaries, the Immaterial Subsidiaries and the Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) the calculations and basis, in reasonable detail, of any “run rate” cost savings added back to Consolidated EBITDA pursuant to the provisions of clause (a)(xi) of the definition thereof and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Company setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this Section 9.1(e), as the case may be.
(f)    Management Discussion. Concurrently with the delivery of each set of consolidated financial statements referred to in Sections 9.1(a) and 9.1(b), management’s discussion and analysis of financial condition and results of operations of the Company and its consolidated Subsidiaries.
(g)    Notice of Certain Events. Promptly after an Authorized Officer of Holdings, the Company or any of its Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action Holdings or the Company proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against Holdings, the Company or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.
(h)    Environmental Matters. Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:
(i)    any pending or threatened Environmental Claim against Holdings, the Company or any of the Restricted Subsidiaries or any Real Property;
(ii)    any condition or occurrence on, under or emanating from any Real Property that (x) results in noncompliance by Holdings, the Company or any of the Restricted Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against Holdings, the Company or any of the Restricted Subsidiaries or any Real Property;
(iii)    any condition or occurrence on, under or emanating from any Real Property that could reasonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law; and
(iv)    the taking of any removal, remedial action or other corrective action in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, under or emanating from any Real Property.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal, remedial action and the response thereto.
(i)    Other Information. Promptly upon filing thereof (or receipt in the case of clause (iv) below), (i) copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Company or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the US Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8), (ii) copies of all financial statements, proxy statements, notices and reports that the Company or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Company and/or any of the Restricted Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the US Administrative Agent for further delivery to the Lenders pursuant to this Agreement), (iii) with reasonable promptness, such other information (financial or otherwise) as the US Administrative Agent, the Canadian Administrative Agent or Co-Collateral Agent on their own behalf or on behalf of any Lender may reasonably request in writing from time to time and (iv) a copy of any “management letter” received by the Company or any of its Restricted Subsidiaries from its certified public accountants and the Company’s or any of its Restricted Subsidiaries’ responses thereto.
(j)    Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any period in which a Pro Forma Adjustment is made, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

Documents required to be delivered pursuant to Sections 9.1(a), 9.1(b) or 9.1(f) or 9.1(i) or (ii) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 13.2; or (ii) on which such documents are posted on the Company’s behalf on SyndTrak or another relevant website, if any, to which each Lender and the US Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the US Administrative Agent); provided that: (i) upon written request by the US Administrative Agent, the Company shall deliver paper copies of such documents to the US Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the US Administrative Agent and (ii) the Company shall notify (which may be by facsimile or electronic mail) the US Administrative Agent of the posting of any such documents and provide to the US Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the certificates required by Section 9.1(e) to the US Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the US Administrative Agent and maintaining its copies of such documents.
(k)    Borrowing Base Certificates. (i) As soon as available and in any event within 11 Business Days after the end of each fiscal month, a Borrowing Base Certificate, certified on behalf of the Borrowers by an Authorized Officer of the Company as complete and correct in all material respects, setting forth the US Tranche A Borrowing Base, the US Tranche B Borrowing Base, the Canadian Tranche A Borrowing Base, the Canadian Tranche B Borrowing Base, US Tranche A Excess Availability and Canadian Tranche A Excess Availability as at the last Business Day of the immediately preceding fiscal month, and (ii) in addition, after the occurrence and during the continuance of any Notice Event, on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Company’s reasonable estimate (which shall be based on the most current accounts receivable aging reasonably available and shall be calculated in a consistent manner with the most recent Borrowing Base Certificates delivered pursuant to clause (i) above) of the US Tranche A Borrowing Base, the US Tranche B Borrowing Base, the Canadian Tranche A Borrowing Base, the Canadian Tranche B Borrowing Base (but not the calculation of US Tranche A Excess Availability and Canadian Tranche A Excess Availability) as of the close of business on the last Business Day of the immediately preceding calendar week.
(l)    Inventory. At the US Administrative Agent’s or the Canadian Administrative Agent’s, as applicable, or the Co-Collateral Agent’s request, as soon as available and in any event within 15 Business Days after the end of each fiscal month, with respect to the Borrowers, a summary of Inventory by location and type with a supporting perpetual inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by the US Administrative Agent or the Canadian Administrative Agent, as applicable, or the Co-Collateral Agent in such Person’s reasonable discretion.
(m)    Aging Balance. At the US Administrative Agent’s or the Canadian Administrative Agent’s, as applicable, or the Co-Collateral Agent’s request, as soon as available and in any event within 15 Business Days after the end of each fiscal month, with respect to the Borrowers, a monthly trial balance and Accounts aging report showing Accounts outstanding aged from invoice date and/or due date accompanied by such supporting detail and documentation as shall be requested by the US Administrative Agent or the Canadian Administrative Agent, as applicable, or the Co-Collateral Agent in such Person’s reasonable discretion.

(n)    To the Administrative Agents and the Co-Collateral Agent, at the US Administrative Agent’s or the Canadian Administrative Agent, as applicable, or the Co-Collateral Agent’s request, at the time of delivery of each of the quarterly and/or annual financial statements delivered pursuant to Sections 9.1(a) and 9.1(b):
(i)    a reconciliation of the most recent Borrowing Base, general ledger and quarter-end and/or year-end Inventory reports of the Borrowers to the Company’s general ledger;
(ii)    a reconciliation of the perpetual Inventory by location to the most recent Borrowing Base Certificate to the Company’s general ledger;
(iii)    an accounts payable trial balance and a reconciliation of that accounts payable trial balance to the Company’s general ledger; and
(iv)    a reconciliation of the outstanding Loans as set forth in the quarterly loan account statement provided by the Administrative Agents to the Company’s general ledger;
provided that, if requested by any Lender, the US Administrative Agent shall make available to such Lender the documents that it has received under this Section 9.1(n);
(o)    At the US Administrative Agent’s or Canadian Administrative Agent’s, as applicable, or the Co-Collateral Agent’s request, at the time of delivery of the annual financial statements delivered pursuant to Section 9.1(a), the Company, at its own expense, shall deliver to the US Administrative Agent or the Canadian Administrative Agent, as applicable, and the Co-Collateral Agent the results of those annual physical verifications, if any, that the Borrowers may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory located at manufacturing sites where a full annual physical inventory verification was performed.
9.2    Books, Records and Inspections.
(a)    The Company will, and will cause each of the Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Company or such Restricted Subsidiary, as the case may be. The Company will, and will cause each of the Restricted Subsidiaries to, permit representatives and independent contractors of the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent and each Lender to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default or Notice Event, only the US Administrative Agent, the Canadian Administrative Agent and the Co-Collateral Agent on behalf of the Lenders may exercise rights of the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent and the Lenders under this Section 9.2(a) and the US Administrative Agent, the Canadian Administrative Agent and the Co-Collateral Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default or Notice Event at the Company’s expense; and provided, further, that, when an Event of Default or Notice Event exists, the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. The US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants.
(b)    Independently of, or in connection with, the visits and inspections provided for in Section 9.2(a), but not more than twice in any calendar year in respect of appraisals (unless an Event of Default has occurred and is continuing, in which case the US Administrative Agent may cause additional appraisals to be undertaken as it determines), upon the request of the US Administrative Agent and the Co-Collateral Agent after reasonable prior notice, the Company will permit the US Administrative Agent or Canadian Administrative Agent, as applicable, or professionals reasonably acceptable to the Company (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agents and the Co-Collateral Agent to conduct appraisals (including updates thereof), including, without limitation, (i) of the Company’s practices in the computation of the Borrowing Base and (ii) inspecting, verifying and auditing the Revolving Priority Collateral. The Company shall pay the fees and expenses of the applicable Administrative Agent, the Co-Collateral Agent or such professionals with respect to such appraisals to the extent such appraisals were conducted in compliance under the preceding sentence.
(c)    Independently of, or in connection with, the visits and inspections provided for in Section 9.2(a), but not more than once in any calendar year in respect of field examinations (unless (i) a Field Examination Event has occurred and is continuing, in which case the US Administrative Agent may cause one additional field examination to be undertaken in any calendar year or (ii) an Event of Default has occurred and is continuing, in which case the US Administrative Agent may cause additional field examinations to be undertaken as it determines), upon the request of the US Administrative Agent and the Co-Collateral Agent after reasonable prior notice, the Company will permit the US Administrative Agent or Canadian Administrative Agent, as applicable, or professionals reasonably acceptable to the Company (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agents and the Co-Collateral Agent to conduct commercial finance examinations and other evaluations (including updates thereof), including, without limitation, (i) of the Company’s practices in the computation of the Borrowing Base and (ii) inspecting, verifying and auditing the Revolving Priority Collateral. The Company shall pay the fees and expenses of the applicable Administrative Agent, the Co-Collateral Agent or such professionals with respect to such examinations and evaluations to the extent such examinations and evaluations were conducted in compliance under the preceding sentence.
9.3    Maintenance of Insurance. The Company will, and will cause each of the Restricted Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Company and the Restricted Subsidiaries; and will furnish to the US Administrative Agent for further delivery to the Lenders, upon written request from the US Administrative Agent, information presented in reasonable detail as to the insurance so carried. With respect to each Mortgaged Property in the United States, obtain and maintain flood insurance as required by Section 9.14(c). The applicable Collateral Agent and Secured Parties shall be additional insured on any liability insurance policy of the Credit Parties and the applicable Collateral Agent shall be the additional loss payee and additional mortgagee under any casualty insurance policy of the Credit Parties.

9.4    Payment of Taxes. The Company will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which such payments become due, and all lawful material claims in respect of taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Company or any of the Restricted Subsidiaries; provided that none of the Company or any of the Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being diligently contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
9.5    Consolidated Corporate Franchises. The Company will do, and will cause each of the Restricted Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights, privileges and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Company and the Restricted Subsidiaries may consummate any transaction permitted under any of Sections 10.3, 10.4 or 10.5.
9.6    Compliance with Statutes. The Company will, and will cause each of the Restricted Subsidiaries to, comply with all Applicable Laws (including Environmental Laws and permits required thereunder and the PATRIOT ACT), except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
9.7    ERISA; Canadian Pension Plans.
(a)    Promptly after the Company or any of the Restricted Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, Holdings or the Company will deliver to the US Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Company setting forth details as to such occurrence and the action, if any, that the Company, such Restricted Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Company, such Restricted Subsidiary, such ERISA Affiliate, the PBGC, or a Multiemployer Plan administrator (provided that if such notice is given by the Multiemployer Plan administrator it is given to any of the Company, or any of the Restricted Subsidiaries or any ERISA Affiliate thereof): that a Reportable Event has occurred; that an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Pension Plan; that a Pension Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Pension Plan has an Unfunded Current Liability that has or will result in a Lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Pension Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Company, a Restricted Subsidiary thereof or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the PBGC has notified the Company, any Restricted Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Pension Plan; that the Company, any Restricted Subsidiary thereof or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code or Section 515 of ERISA with respect to a Pension Plan or the failure to make any required contribution or payment; or that the Company, any Restricted Subsidiary thereof or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contin-

gent or secondary liability) to or on account of a Pension Plan or Multiemployer Plan, as applicable, pursuant to Sections 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.
(b)    (i) The Borrowers and the Guarantors shall administer the Canadian Pension Plans in accordance with the requirements of the applicable pension plan texts and funding agreements governing the Canadian Pension Plans, the Income Tax Act (Canada) and applicable federal or provincial pension benefits legislation except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect.
(ii) No Borrower or Guarantor shall without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld) (A) maintain, sponsor, administer, contribute to or participate in any Canadian Defined Benefit Plan other than the Canadian Defined Benefit Plans identified in Schedule 8.11(b), or (B) acquire assets or Capital Stock, if as a result of the acquisition thereof, the Borrowers or Guarantors may have any liability in respect of a Canadian Defined Benefit Plan that has a deficiency on a wind-up basis at the time of such acquisition, except where such liability would not be reasonably expected to have a Material Adverse Effect.
(iii) Each Borrower and Guarantor shall provide each of the Canadian Collateral Agent and the Co-Collateral Agent with (A) copies of all actuarial reports and supplemental cost certificates prepared in connection with any Canadian Pension Plans and filed with a Governmental Authority promptly after filing; (B) up to once per year if requested by such Agent acting reasonably an actuarial certification based upon the form of certification required to be provided in connection with Section 19(4) and 19(5) of the regulations under the Pension Benefits Act (Ontario) as detailed in Policy T-800-402 of the Financial Services Commission of Ontario provided that: (1) the determination date of the certification shall be as at a month end, (2) solvency liabilities used for certification purposes shall be based on the liabilities reflected in the most recently filed actuarial valuation extrapolated to the determination date reflecting discount rates and mortality based on the Canadian Institute of Actuaries Standard of Practice and Education Notes, (3) assets used for certification purposes shall be as provided by the fund custodian as at the determination date not reflecting contributions receivable, and (4) if a certification has been prepared with a determination date that is within three months of the determination date of the certification requested by such Agent such prior certification shall be accepted by such Agent and no additional certification will be required that year for the Canadian Defined Benefit Plan to which the prior certification relates; (C) any material direction, order, notice or ruling received from any Governmental Authority addressing grounds for the winding up or partial winding up of a Canadian Pension Plan promptly after receipt and immediate notice of the occurrence of any Canadian Pension Termination Event; (D) any correspondence from any Governmental Authority related to the termination or wind up, in whole or in part, of a Canadian Pension Plan, promptly after receipt; (E) notice of a failure by a Borrower or Guarantor to make contributions to its Canadian Defined Benefit Plan as required by the applicable pension benefits standards legislation promptly after a Borrower or Guarantor has knowledge of such failure; and (F) any other documents already in the possession of the Borrowers or the Guarantors related to a Canadian Pension Plan as such Agent may reasonably request.
(iv) Each Borrower and Guarantor shall notify each of the Canadian Collateral Agent and the Co-Collateral Agent within ten (10) days of an amendment to a Canadian Pension Plan that would reasonably be expected to have a Material Adverse Effect.
9.8    Good Repair. The Company will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in the industry in which the Company and the Restricted Subsidiaries conduct business and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.
9.9    End of Fiscal Years; Fiscal Quarters. The Company will, for financial reporting purposes, cause (a) each of its, and each of the Restricted Subsidiaries’, fiscal years to end on the Saturday closest to December 31 of each year and (b) each of its, and each of the Restricted Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Company’s past practice; provided, however, that the Company may, upon written notice to, and consent by, the US Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the US Administrative Agent, in which case the Company and the US Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
9.10    Additional Borrowers, Guarantors and Grantors. Subject to any applicable limitations set forth in the Guarantees, the Security Agreements and the Pledge Agreements, as applicable, the Company will cause (i) any direct or indirect Domestic Subsidiary or Canadian Subsidiary (in each case, other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any Domestic or Canadian Subsidiary of the Company that ceases to be an Excluded Subsidiary, in each case to execute (A) in the case of any US Subsidiary, (I) a supplement to the US Guarantee, the US Security Agreement, the US Pledge Agreement, substantially in the form of Annex B, Exhibit 1 or Annex A, as applicable, to the respective agreement in order to become a US Guarantor under the US Guarantee, a grantor under the US Security Agreement and a pledgor under the US Pledge Agreement and (II) a joinder to the Intercreditor Agreement and the US Intercompany Note to the respective agreement, (B) in the case of any Canadian Subsidiary, (I) a supplement to the Canadian Guarantee, the Canadian Security Agreement, the Canadian Pledge Agreement - Canadian Credit Parties, substantially in the form of Annex B, Exhibit 1 or Annex A, as applicable, to the respective agreement in order to become a Canadian Guarantor under the Canadian Guarantee, a grantor under the Canadian Security Agreement and a pledgor under the Canadian Pledge Agreement - Canadian Credit Parties and (II) a joinder to the Canadian Intercompany Note, to the respective agreement and (C) the Company may designate any Guarantor if it owns accounts or inventory that would constitute Eligible Accounts and Eligible Inventory as a “Borrower” upon five Business Days prior written notice to the applicable Administrative Agent and a certification to the applicable Administrative Agent that with respect to such new Borrower, the representations and warranties contained in Sections 8.1, 8.2, 8.3 and 8.6 shall be true and correct in all material respects on and as of the date of such certification (except where such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
9.11    Pledges of Additional Stock and Evidence of Indebtedness.
(a)    Subject to any applicable limitations set forth in the US Pledge Agreements, the US Borrowers will pledge, and, if applicable, will cause each other US Guarantor (or Person required to become a US Guarantor pursuant to Section 9.10) to pledge, to the US Collateral Agent (or their non-fiduciary agent or designee) for the benefit of the Secured Parties, (i) all the Capital Stock (other than any Excluded Capital Stock) of each Subsidiary owned by the US Borrowers or any US Guarantor (or Person required to become a US Guarantor pursuant to Section 9.10), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to a supplement to the US Pledge Agreement substantially in the form of Annex A thereto; provided that in no event shall any certificates, instruments or transfer of stock powers be required with respect to the pledge of any Capital Stock of any Foreign Subsidiary, other than a Canadian Subsidiary and (ii) except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $5,000,000 (individually) that is owing to the Company, any US Borrower or any US Guarantor (or Person required to become a US Guarantor pursuant to Section 9.10) (which shall be evidenced by a promissory note), in each case pursuant to a supplement to the US Pledge Agreement substantially in the form of Annex A thereto.
(b)    Subject to any applicable limitations set forth in the Canadian Pledge Agreement - Canadian Credit Parties, the Canadian Borrowers will pledge, and, if applicable, will cause each other Canadian Guarantor (or Person required to become a Canadian Guarantor pursuant to Section 9.10) to pledge, to the Canadian Collateral Agent for the benefit of the Secured Parties, (i) all the Capital Stock (other than any Excluded Capital Stock) of each Subsidiary owned by the Canadian Borrowers or any Canadian Guarantor (or Person required to become a Canadian Guarantor pursuant to Section 9.10), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to a supplement to the Canadian Pledge Agreement substantially in the form of Annex A thereto; provided that in no event shall any certificates, instruments or transfer of stock powers be required with respect to the pledge of any Capital Stock of any Foreign Subsidiary other than a Canadian Subsidiary and (ii) except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of the Canadian Dollar Equivalent (as determined on the date of acquisition of such Indebtedness) of $5,000,000 (individually) that is owing to any Canadian Borrower or any Canadian Guarantor (or Person required to become a Canadian Guarantor pursuant to Section 9.10) (which shall be evidenced by a promissory note), in each case pursuant to a supplement to the Canadian Pledge Agreement - Canadian Credit Parties substantially in the form of Annex A thereto.
(c)    Each of the US Borrowers agree that all Indebtedness of each US Borrower and each of their Restricted Subsidiaries that is owing to the Company, any US Borrower or any US Guarantor or a Person required to become a US Guarantor pursuant to Section 9.10 shall be evidenced by the US Intercompany Note, which promissory note shall be required to be pledged to the US Collateral Agent (or its non-fiduciary agent or designee), for the benefit of the Secured Parties, pursuant to the US Pledge Agreement.
(d)    Each of the Canadian Borrowers agree that all Indebtedness of each Canadian Borrower and each of their Restricted Subsidiaries that is owing to the Company, any Canadian Borrower or any Canadian Guarantor (or a Person required to become a Canadian Guarantor pursuant to Section 9.10 shall be evidenced by the Canadian Intercompany Note, which promissory note shall be required to be pledged to the Canadian Collateral Agent, for the benefit of the Secured Parties, pursuant to the Canadian Pledge Agreement - Canadian Credit Parties.
Notwithstanding the foregoing clauses (a) and (c), until the Discharge of Notes Obligations, to the extent the foregoing requirements relate to any Notes Priority Collateral, the Borrowers and the Guarantors shall only be required to comply with the foregoing with respect to any Notes Priority Collateral to the extent that such Notes Priority Collateral is concurrently being pledged to secure the Notes Obligations and to the extent that the Notes Collateral Agent shall have consented to, is satisfied with, or has otherwise made a determination with respect to the foregoing, the Administrative Agents, the Collateral Agents, the Lenders and the other Secured Parties shall be deemed to have consented to, be satisfied with or otherwise be deemed to have accepted any determination with any of the foregoing.
9.12    Use of Proceeds. The Borrower will use the proceeds of the Revolving Credit Loans solely as provided in Section 8.20.
9.13    Changes in Business. The Company and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole,

from the business conducted by the Company and its Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.
9.14    Further Assurances.
(a)    Subject to the applicable limitations set forth in this Agreement and the Security Documents, the Borrowers will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any Applicable Law, or which the US Administrative Agent or the US Collateral Agent, or the Canadian Administrative Agent or the Canadian Collateral Agent, as applicable, or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Company and its Restricted Subsidiaries.
(b)    Subject to any applicable limitations set forth in the Security Agreements and in any Mortgage, if any assets (including any owned Real Property or improvements thereto (but not any leased Real Property or any Real Property owned by a Canadian Subsidiary) or any interest therein) with a Fair Market Value (on the date of acquisition) in excess of $5,000,000 or the CDN Dollar Equivalent (individually) are acquired by the Company or any other Credit Party after the Closing Date (other than assets constituting Excluded Assets (as defined in the Security Agreements) and other assets constituting Collateral under the Security Agreements that become subject to the Lien of the Security Agreements upon acquisition thereof or assets subject to a Lien granted pursuant to Section 10.2(c)), the Company will notify the US Collateral Agent (who shall thereafter notify the Lenders) thereof and will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the US Collateral Agent or the Canadian Collateral Agent, as applicable, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in Section 9.14(c), all at the expense of the Credit Parties; provided that, until the Discharge of Notes Obligations to the extent that the foregoing requirements relate to any Notes Priority Collateral, the Borrowers and the Guarantors shall only be required to comply with the foregoing with respect to any Notes Priority Collateral to the extent that such Notes Priority Collateral is concurrently being pledged to secure the Notes Obligations and to the extent that the Notes Collateral Agent shall have consented to, is satisfied with, or has otherwise made a determination with respect to the foregoing, the Administrative Agents, the Collateral Agents, the Lenders and the other Secured Parties shall be deemed to have consented to, be satisfied with or otherwise be deemed to have accepted any determination with any of the foregoing; provided further that in no event shall any such assets owned by a Canadian Borrower or Canadian Guarantor secure the US Obligations.
(c)    Any Mortgage delivered to the US Collateral Agent in accordance with Section 9.14(b) shall be accompanied by (A) (i) a policy or policies of title insurance or a marked unconditional binder or commitment thereof issued by a nationally recognized title insurance company insuring the Lien of such Mortgage as a valid Lien (with the priority described therein, provided, however, in the event any Mortgaged Property is located in a jurisdiction imposing mortgage recording fees or like charges, the Lien of the corresponding Mortgage shall not exceed the Fair Market Value of such Mortgaged Property on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements and reinsurance as the US Administrative Agent or the US Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located (other than a creditor’s rights endorsement, and each of the title insurance policies in respect of properties in Canada shall: (1) be issued by a nationally recognized title insurer; (2) contain at the option of the US Collateral Agent, al “ALTA Inclusion” endorsement; and (3) otherwise in form in substance customary for a transaction similar in nature to the subject transaction), and (ii) unless the applicable Collateral Agent shall have otherwise agreed, either (A) a survey for which all necessary fees (where applicable) have been paid (1) prepared by a surveyor reasonably acceptable to the US Collateral Agent, (2) dated or re-certificated not earlier than three months prior to the date of such delivery, (3) certified to the US Administrative Agent, the US Collateral Agent and the title insurance company issuing the title insurance policy for such Mortgaged Property pursuant to clause (i), which certification shall be reasonably acceptable to the US Collateral Agent and (4) complying with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys”, jointly established and adopted by ALTA, ACSM and NSPS in

1999 (except for such deviations as are acceptable to the applicable Collateral Agent) or (B) coverage under the title insurance policy or policies referred to in clause (i) above that does not contain a general exception for survey matters and which contains survey-related endorsements reasonably acceptable to the US Collateral Agent, (B) a local opinion of counsel to the Company with respect to the enforceability and perfection of the applicable Mortgages and any related fixture filings (or in the event a Subsidiary of the Company is the mortgagor, to such Subsidiary) in form and substance reasonably satisfactory to the US Collateral Agent, (C) completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrowers and each Credit Party relating thereto); (D) proper fixture filings under the Uniform Commercial Code on Form UCC-1 for filing under the Uniform Commercial Code, desirable to perfect the security interests in fixtures purported to be created by the Mortgages in favor of the US Collateral Agent; provided, however, that to the extent local counsel opines that the Mortgages would constitute a valid and effective fixture filing in the jurisdiction in which any Mortgaged Property is located, in form and substance reasonably satisfactory to the US Collateral Agent, fixture filings shall not be required; (E) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be reasonably required to induce the title company to issue the title policies and endorsements contemplated in clause (A) above, (F) evidence reasonably acceptable to the US Collateral Agent of payment by the Company of all Mortgage title policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and issuance of the title policies above; and (G) such other documents, instruments, certificates and agreements, as the US Collateral Agent shall reasonably require to create, evidence or perfect a valid and perfected first-priority Liens on the Mortgaged Properties, subject to Liens permitted by Section 10.2 of this Agreement and to the extent that the Notes Collateral Agent shall have consent to, is satisfied with, or has otherwise made a determination with respect to the foregoing (other than in the case of clause (C) above), the Administrative Agents, the Collateral Agents, the Lenders and the other Secured Parties shall be deemed to have consented to be satisfied with or otherwise be deemed to have accepted any determination with any of the foregoing.
(d)    Notwithstanding anything herein to the contrary, if the US Collateral Agent or the Canadian Collateral Agent, as applicable, and the Company reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Secured Parties thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents (it being understood that, until the Discharge of Notes Obligations, with respect to any Notes Priority Collateral, to the extent that the Notes Collateral Agent shall have made any determination with respect to the foregoing, the US Collateral Agent shall be deemed to have made the same determination).
9.15    Designation of Subsidiaries. The board of directors of the Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) a Borrower may not be designated as an Unrestricted Subsidiary and (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purposes of any Senior Secured Notes Document or any Permitted Refinanc-

ing Indebtedness incurred to Refinance such Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company therein at the date of designation in an amount equal to the net book value of the Company’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.
9.16    Cash Management. The Borrowers and Subsidiary Guarantors will establish and maintain the cash management systems described below:
(a)    Each Borrower will, and will cause each of the Subsidiary Guarantors to, establish and maintain, at their sole expense, blocked accounts or lockboxes and related deposit accounts (in each case, “Blocked Accounts”) into which each Borrower and Subsidiary Guarantors shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral (other than Uncontrolled Cash) in the identical form in which such payments are made, whether by cash, check or other manner and shall be identified and segregated from all other funds of the Borrowers and Subsidiary Guarantors. Each Borrower and the Subsidiary Guarantors shall deliver, or cause to be delivered, to the applicable Collateral Agent a Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account for the benefit of each Borrower and any Subsidiary Guarantor is maintained. Except as permitted by Section 9.16(b)(iv), each Borrower and the Subsidiary Guarantors shall not establish any deposit accounts after the Closing Date into which the proceeds of any Revolving Priority Collateral are to be deposited, unless each Borrower or the Subsidiary Guarantor (as applicable) have complied in full with the provisions of this Section 9.16 with respect to such deposit accounts. Notwithstanding the foregoing, all proceeds of the Loans shall be deposited into deposit accounts subject to the control of either the US Collateral Agent or the Canadian Collateral Agent, which shall be established within 90 days after the Closing Date (or such later date as the US Administrative Agent may reasonably agree in writing).
(b)    At all times after the initial Blocked Accounts are established pursuant Section 9.16(a), the Borrowers and Subsidiary Guarantors shall maintain a cash management system which is acceptable to the US Administrative Agent (the “Cash Management System”). The Cash Management System shall contain, among other things, the following:
(i)    With respect to the Blocked Accounts of Borrower and such Subsidiary Guarantor as the US Administrative Agent shall determine in its sole discretion, the applicable bank maintaining such Blocked Accounts shall agree, pursuant to the applicable Control Agreement, to forward on each Business Day all amounts, except any Uncontrolled Cash and nominal amounts which are required to be maintained in such Blocked Accounts under the terms of the Borrowers’ arrangements with the bank at which such Blocked Accounts are maintained, which nominal amounts shall not exceed $20,000 or the CDN Dollar Equivalent thereof as to any individual Blocked Account at any time, in each Blocked Account, with respect to amounts in Blocked Accounts of the US Borrowers, to one Blocked Account designated as the US concentration account in the name of the Company (the “US Concentration Account”) at the bank that shall be designated as the US Concentration Account bank for the Company (the “US Concentration Account Bank”) and, with respect to amounts in Blocked Accounts of the Canadian Borrowers, to one Blocked Account designated as the Canadian concentration account in the name of the Company (the “Canadian Concentration Account”) at the bank that shall be designated as the Canadian Concentration Account bank for the Company (the “Canadian Concentration Account Bank”). The US Concentration Account Bank shall agree, pursuant to the applicable Control Agreement from and after the receipt of a notice (a “US Activation Notice”) from the US Collateral Agent (which US Activation Notice may be given by US Collateral Agent or the US Administrative Agent at any time during the existence of a Cash Dominion Event) and so long as such Cash Do-

minion Event is continuing, to forward on each Business Day all amounts in the US Concentration Account to the account designated as US collection account (the “US Collection Account”) which shall be under the exclusive dominion and control of the US Collateral Agent and/or the US Administrative Agent; provided that at any time when no Cash Dominion Event is continuing, the balance standing to the credit of the US Concentration Account shall be distributed as directed by the Company in accordance with this Section 9.16. The Canadian Concentration Account Bank shall agree, pursuant to the applicable Control Agreement from and after the receipt of a notice (a “Canadian Activation Notice”) from the Canadian Collateral Agent (which Canadian Activation Notice may be given by Canadian Collateral Agent or the Canadian Administrative Agent at any time during the existence of a Cash Dominion Event) and so long as such Cash Dominion Event is continuing, to forward on each Business Day all amounts in the Canadian Concentration Account to the account designated as Canadian collection account (the “Canadian Collection Account”) which shall be under the exclusive dominion and control of the Canadian Collateral Agent and/or the Canadian Administrative Agent; provided that at any time when no Cash Dominion Event is continuing, the balance standing to the credit of the Canadian Concentration Account shall be distributed as directed by the Company in accordance with this Section 9.16.
(ii)    With respect to the Blocked Accounts of such US Borrowers as the US Collateral Agent shall determine in its sole discretion, the applicable bank maintaining such Blocked Accounts shall agree, from and after the receipt of a US Activation Notice from the US Collateral Agent (which US Activation Notice may be given by US Collateral Agent at any time during the existence of a Cash Dominion Event) and so long as such Cash Dominion Event is continuing, to forward all immediately available collected funds in each Blocked Account, as of the close of business on the prior Business Day, to the US Collection Account and to commence the process of daily sweeps for such Blocked Account into the US Collection Account;
(iii)    With respect to the Blocked Accounts of such Canadian Borrowers as the Canadian Collateral Agent shall determine in its sole discretion, the applicable bank maintaining such Blocked Accounts shall agree, from and after the receipt of a Canadian Activation Notice from the Canadian Collateral Agent (which Canadian Activation Notice may be given by Canadian Collateral Agent at any time during the existence of a Cash Dominion Event) and so long as such Cash Dominion Event is continuing, to forward all immediately available collected funds in each Blocked Account, as of the close of business on the prior Business Day, to the Canadian Collection Account and to commence the process of daily sweeps for such Blocked Account into the Canadian Collection Account; and
(iv)    Any provision of this Section 9.16 to the contrary notwithstanding, the Borrowers may maintain (A) accounts, the funds in which are specifically and exclusively used, in the ordinary course of business, for the payment of payroll, salaries and wages, workers’ compensation, benefits and similar expenses or taxes, including for withholding, (B) accounts, all the cash and Permitted Investments contained in which consist of (1) proceeds from the issuance or incurrence of Indebtedness (including the Loans) or the issuance of Capital Stock (and warrants or options or stock appreciation or similar rights issued in respect of such Capital Stock), (2) proceeds from the sale or other Disposition of assets (other than Revolving Priority Collateral) or (3) proceeds of insurance and condemnation awards (and payments in lieu thereof) relating to any assets (other than ABL First Priority Collateral) and (C) an amount not to exceed $250,000 or the CDN Dollar Equivalent thereof for each individual account and $2,000,000 or the CDN Dollar Equivalent in the aggregate that is on deposit in a segregated account or accounts which the Company designates in writing as being the “uncontrolled cash account” (the “Designated Disbursement Account”) that are not part of the Cash Management Systems and, which accounts are not be required to be subject to a Control Agreement or be considered a Blocked Account.

(c)    The Borrowers shall, acting as trustee for applicable Collateral Agent, receive, as the property of applicable Collateral Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts, Inventory or other Revolving Priority Collateral which come into their possession or under their control and, following the establishment of the Cash Management Systems pursuant to this Section 9.16, within three (3) Business Days after receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to the applicable Collateral Agent.
9.17    Post-Closing Covenants. The Company shall, and shall cause each Subsidiary to, comply with the terms and conditions set forth on Schedule 9.17.
SECTION 10.    Negative Covenants
The Company hereby covenants and agrees that on the Closing Date and thereafter, until the Total Revolving Credit Commitment and all Letters of Credit have terminated (unless such Letters of Credit have been Cash Collateralized on terms and conditions set forth in Section 3.7) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred under the Credit Documents (other than Cash Management Obligations under Secured Cash Management Agreements, Hedging Obligations under Secured Hedging Agreements or contingent indemnification obligations), are paid in full:
10.1    Limitation on Indebtedness. The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness, except:
(a)    Indebtedness arising under the Credit Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;
(b)    Indebtedness of (i) the Borrowers or any Subsidiary Guarantor owing to the Borrowers or any Subsidiary; provided that any such Indebtedness owing by a Borrower or a Subsidiary Guarantor to a Subsidiary that is not a Subsidiary Guarantor shall (x) be evidenced by either the US Intercompany Note or the Canadian Intercompany Note, as applicable, or (y) otherwise be outstanding on the Closing Date so long as such Indebtedness is evidenced by an intercompany note substantially in the form of Exhibit J-1 or Exhibit J-2 or otherwise subject to subordination terms substantially identical to the subordination terms set forth in either the US Intercompany Note or the Canadian Intercompany Note, as applicable, to the extent permitted by Applicable Law and not giving rise to material adverse tax consequences, (ii) any Subsidiary that is not a Subsidiary Guarantor owing to any other Subsidiary that is not a Subsidiary Guarantor and (iii) to the extent permitted by Section 10.5, any Subsidiary that is not a Subsidiary Guarantor owing to the Company or any Subsidiary Guarantor.
(c)    Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance) or in respect of a letter of credit to fund or secure obligations in respect of any supplemental pension plans that are not required to be registered under applicable federal or provincial laws or in respect of a letter of credit in respect of any Canadian Pension Plan in accordance with the Pension Benefits Act (Ontario) and the regulations thereunder or other applicable federal or provincial pension benefits standards legislation;

(d)    except as provided in clauses (g) and (j) below, Guarantee Obligations incurred by (i) any Restricted Subsidiary in respect of Indebtedness of the Company or any other Restricted Subsidiary that is permitted to be incurred under this Agreement and (ii) the Company in respect of Indebtedness of any Restricted Subsidiary that is permitted to be incurred under this Agreement;
(e)    Guarantee Obligations incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees;
(f)    (i) (A) Indebtedness arising under Capitalized Leases, other than Capitalized Leases in effect on the Closing Date (and set forth on Schedule 10.1) and (B) Indebtedness (including Capitalized Lease Obligations) the proceeds of which are used to finance the acquisition, construction, repair, replacement, expansion or improvement of fixed or capital assets or otherwise incurred in respect of Capital Expenditures, industrial revenue bonds or other similar government or municipal bond that (I) is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement, expansion or improvement and (II) is not incurred or issued to acquire Capital Stock of any Person, and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness; provided that at the time of incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness outstanding under this Section 10.1(f) shall not exceed the greater of (x) $35,000,000 and (y) 2.00% of Consolidated Total Assets (measured as of the date such Indebtedness is incurred based upon the Section 9.1 Financials most recently delivered or required to be delivered on or prior to such date of incurrence);
(g)    (i) Closing Date Indebtedness (other than Indebtedness permitted under Sections 10.1(a) or 10.1(i)) and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;
(h)    Indebtedness in respect of Hedging Agreements incurred in the ordinary course of business and not for speculative purposes;
(i)    (A) Indebtedness in respect of the Senior Secured Notes in an aggregate principal amount not to exceed $830,000,000 and (B) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;
(j)    (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by the Company or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided that
(x)    such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,
(y)    such Indebtedness is not guaranteed in any respect by Holdings, the Borrowers or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries), and
(z)    (A) the Capital Stock of such Person is pledged to a US Collateral Agent or Canadian Collateral Agent, as applicable (or their non-fiduciary agent or designee) to the extent required under Section 9.11 and (B) such Person executes a supplement to each of the applicable Guarantee, the Security Agreement and the Pledge Agreement and a joinder to the Intercreditor Agreement, if applicable, and the applicable Intercompany Note, in each case to the extent required under Sections 9.10, 9.11 or 9.14(b), as applicable; provided that the assets covered by such pledges and security interests may, to the extent permitted by Section 10.2, equally and ratably secure such Indebtedness assumed with the Secured Parties subject to intercreditor arrangements in form and substance reasonably satisfactory to the US Administrative Agent); provided, further, that the requirements of this clause (z) shall not apply to any Indebtedness of the type that could have been incurred under Section 10.1(f); and
(ii)    any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;
(k)    (i) Indebtedness of the Company or any Restricted Subsidiary issued or incurred to finance a Permitted Acquisition; provided that
(x)    with respect to any secured Indebtedness, to the extent that the Liens securing such Indebtedness are on Collateral (other than assets acquired pursuant to the respective Permitted Acquisition), the holders of such Indebtedness (or a representative or trustee on their behalf) shall have entered into the Intercreditor Agreement or another similar agreement reasonably satisfactory to the US Administrative Agent and the Company providing that the Liens securing such Indebtedness shall rank junior to the liens securing the Obligations or with the same priority as the Notes Obligations with respect to the Collateral,
(y)    the Fixed Charge Coverage Ratio as of the last day of the most recent Test Period ended prior to the issuance or incurrence of such Indebtedness and the consummation of such Permitted Acquisition, calculated on a Pro Forma Basis, after giving effect to such incurrence or issuance and such Permitted Acquisition as if such incurrence or issuance and acquisition had occurred on the first day of such Test Period, shall be equal to or greater than 1.00 to 1.00, and
(z)    before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; provided, further, that the aggregate amount of Indebtedness that may be incurred pursuant to this Section 10.1(k) by Restricted Subsidiaries that are not Borrowers or Guarantors shall not exceed $15,000,000 at any time; and
(ii)    any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;
(l)    (i) Indebtedness in respect of obligations of the Company or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Company or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;
(m)    Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case entered into in connection with the Disposition of any business, assets or Capital Stock permitted hereunder, other than Guarantee Obligations incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition; provided that (i) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;
(n)    Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case entered into in connection with Permitted Acquisitions or other Investments permitted under Section 10.5;
(o)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money;
(p)    Indebtedness of the Company or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money;
(q)    (i) unsecured Indebtedness representing deferred compensation to employees, consultants or independent contractors of Holdings (or any direct or indirect parent thereof), the Company and the Restricted Subsidiaries incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of Holdings (or any direct or indirect parent thereof), the Company or the Restricted Subsidiaries under deferred compensation to their employees, consultants or independent contractors or other similar arrangements incurred by such Persons in connection with the Transactions and Permitted Acquisitions or any other Investments permitted under Section 10.5;
(r)    unsecured Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to such Capital Stock) of Holdings (or any direct or indirect parent thereof to the extent such direct or indirect parent uses the proceeds to finance the purchase or redemption (directly or indirectly) of their Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to such Capital Stock)), or the Company, in each case to the extent permitted by Section 10.6;
(s)    Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;
(t)    additional Indebtedness and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that at the time of incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness outstanding under this Section 10.1(t) shall not exceed the greater of (x) $50,000,000 and (y) 3.00% of Con-

solidated Total Assets (measured as of the date such Indebtedness is incurred based upon the Section 9.1 Financials most recently delivered or required to be delivered on or prior to such date of incurrence);
(u)    (i) Indebtedness incurred in connection with any Permitted Sale Leaseback and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;
(v)    Indebtedness of Restricted Foreign Subsidiaries (that are not Credit Parties and if such Restricted Foreign Subsidiary is not a Subsidiary Guarantor without recourse against the Borrower or Subsidiary Guarantors, in each case except as permitted under Section 10.5) for working capital purposes; provided that at the time of incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness outstanding under this Section 10.1(v) shall not exceed the greater of (x) $10,000,000 and (y) 1.00% of Consolidated Total Assets (measured as of the date such Indebtedness is incurred based upon the Section 9.1 Financials most recently delivered or required to be delivered on or prior to such date of incurrence);
(w)    other Indebtedness of the Company and its Restricted Subsidiaries so long as at the time of any such incurrence and after giving Pro Forma Effect thereto, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) Excess Availability (Tranche A) after giving Pro Forma Effect to such incurrence shall not be and, for the 30 consecutive day period immediately prior to the making of such incurrence, shall not have been, less than 20% of the sum of (A) the lesser of (x) the US Tranche A Total Revolving Credit Commitment at such time and (y) the then applicable US Tranche A Borrowing Base (as calculated on a Pro Forma Basis after giving effect to such incurrence) and (B) the lesser of (x) the Canadian Tranche A Total Revolving Credit Commitment at such time and (y) the then applicable Canadian Tranche A Borrowing Base (as calculated on a Pro Forma Basis after giving effect to such incurrence) and (iii) the Fixed Charge Coverage Ratio as of the last day of the most recent Test Period ended prior to the incurrence of such Indebtedness, calculated on a Pro Forma Basis to give effect to such incurrence as if such incurrence had been made as of the first day of such period, shall be equal to or greater than 1.00 to 1.00; and
(x)    all customary premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in each of the Sections 10.1(a) through 10.1(w).
10.2    Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, except:
(a)    Liens created pursuant to the Credit Documents to secure the Obligations or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;
(b)    Permitted Liens;
(c)    Liens securing Indebtedness permitted pursuant to Section 10.1(f); provided that (i) other than with respect to Capitalized Leases, such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction, expansion or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property, except for accessions to such property, other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized

Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(d)    Liens on property and assets listed in any title insurance policy obtained in respect of a Mortgage Property or existing on the Closing Date and listed on Schedule 10.2; provided that (i) such Lien does not extend to any other property or asset of the Company or any Restricted Subsidiary other than after acquired property that is (A) affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted by Section 10.1 and (B) proceeds and products thereof and (ii) to the extent applicable, such Lien shall secure only those obligations that it secures on the Closing Date and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 10.1;
(e)    the modification, replacement, extension or renewal of any Lien permitted by clauses (c), (d), (f), (g), (h), (q), (v) and (w) of this Section 10.2 upon or in the same assets theretofore subject to such Lien other than after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) in the case of Liens permitted by clauses (f), (h), (v) and (w) of this Section 10.2, after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof;
(f)    Liens existing on the assets of any Person that becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 9.15), or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j); provided that if such Liens attach at all times only to the same assets that such Liens (other than after-acquired property that is (i) affixed or incorporated into the property covered by such Liens, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1(j), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) attached to, and secure only, the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 10.1) that such Liens secured, immediately prior to such Permitted Acquisition or such other Investment, as applicable;
(g)    Liens not otherwise permitted by this Section 10.2 if (i) the Secured Leverage Ratio as of the last day of the most recent Test Period ended prior to the incurrence of the obligations secured by such Liens, calculated on a Pro Forma Basis to give effect to such incurrence as if such incurrence had been made as of the first day of such period, shall be equal to or less than 6.50 to 1.00; and (ii) Excess Availability (Tranche A) exceeds $20,000,000; provided that if such Liens are on Collateral (other than cash and Permitted Investments), the holders of the obligations secured by such Liens (or a representative or trustee on their behalf) shall have entered into the Intercreditor Agreement or another similar agreement reasonably satisfactory to the US Administrative Agent and the Company providing that the Liens securing such obligations shall rank junior to the Liens securing the Obligations or with the same priority as the Notes Obligations with respect to the Collateral;
(h)    Liens on the Collateral securing Indebtedness permitted pursuant to Section 10.1(i) and any related obligations, including those with respect to cash management and hedging arrangements contemplated thereby; provided that such Liens are subject to the terms of the Intercreditor Agreement;

(i)    Liens securing Indebtedness or other obligations of the Company or a Subsidiary in favor of the Company or any Subsidiary that is a Guarantor and Liens securing Indebtedness or other obligations of any Subsidiary that is not a Guarantor in favor of any Subsidiary that is not a Guarantor;
(j)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;
(k)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;
(l)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;
(m)    Liens on securities that are the subject of repurchase agreements constituting Permitted Investments permitted under Section 10.5;
(n)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;
(o)    Liens solely on any cash earnest money deposits made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(p)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(q)    Liens in respect of Permitted Sale Leasebacks;
(r)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(s)    agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any Accounts or other proceeds arising from Inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;
(t)    Liens on Capital Stock in joint ventures securing obligations of such joint venture, or similar Liens resulting from standard joint venture agreements or shareholder agreements and other similar agreements applicable to joint ventures;

(u)    Liens on Capital Stock of an Unrestricted Subsidiary that secures Indebtedness or other obligations of such Unrestricted Subsidiary;
(v)    Liens with respect to property or assets of any Restricted Foreign Subsidiary that are not Credit Parties securing Indebtedness of such Restricted Foreign Subsidiary permitted under Section 10.1(v); and
(w)    Liens not otherwise permitted by this Section 10.2; provided that at the time of incurrence of the Indebtedness or other obligations secured by such Liens and after giving Pro Forma Effect thereto and the use of proceeds thereof, the aggregate principal amount of Indebtedness and other obligations secured under this Section 10.2(w) shall not exceed the greater of (x) $20,000,000 and (y) 1.25% of Consolidated Total Assets (measured as of the date such Indebtedness or obligation is incurred based upon the Section 9.1 Financials most recently delivered or required to be delivered on or prior to such date of incurrence); provided, further, that if such Liens are on Collateral (other than cash and Permitted Investments), the holders of the obligations secured by such Liens (or a representative or trustee on their behalf) shall have entered into the Intercreditor Agreement or another similar agreement reasonably satisfactory to the US Administrative Agent and the Company providing that the Liens securing such obligations shall rank junior to the Liens securing the Obligations or with the same priority as the Notes Obligations with respect to the Collateral.
10.3    Limitation on Fundamental Changes. Except as expressly permitted by Section 10.4 or Section 10.5, the Company will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all its business units, assets or other properties, except that:
(a)    any Subsidiary of the Company or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into the Company; provided that (i) the Company shall be the continuing or surviving corporation or, in the case of a merger, amalgamation or consolidation with or into the Company, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Company) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Company or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Company) shall expressly assume all the obligations of a Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the US Administrative Agent, (iii) no Default or Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation and (iv) if such merger, amalgamation or consolidation involves the Company and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Company, (A) the Fixed Charge Coverage Ratio as of the last day of the most recent Test Period ended prior to such merger, amalgamation or consolidation, calculated on a Pro Forma Basis after giving effect to such merger, amalgamation or consolidation as if such event had occurred as of the first day of such period, shall be equal to or greater than 1.00 to 1.00, (B) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Company, shall have by a supplement to the applicable Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (C) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Company, shall have by a supplement to the applicable Credit Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Company, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) the Company shall have delivered to the US Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Credit Documents preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the Security Documents, (F) if reasonably requested by the US Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document and (G) such merger, amalgamation or consolidation complies with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Company) will succeed to, and be substituted for, the Company under this Agreement;
(b)    any Subsidiary of the Company or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Company; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Company shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the applicable Guarantee, the applicable Security Agreement, the applicable Pledge Agreement and any applicable Mortgage and a joinder to the applicable Intercompany Note and, if required, the Intercreditor Agreement in form and substance reasonably satisfactory to the US Administrative Agent in order for the surviving Person to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties and to acknowledge and agree to the terms of, if required, the Intercreditor Agreement and the applicable Intercompany Note, (iii) no Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation and (iv) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower, (A) the Fixed Charge Coverage Ratio as of the last day of the most recent Test Period ended prior to such merger, amalgamation or consolidation, calculated on a Pro Forma Basis after giving effect to such merger, amalgamation or consolidation as if such event had occurred as of the first day of such period, shall be equal to or greater than 1.00 to 1.00, (B) the Company shall have delivered to the US Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Credit Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the Security Documents and (C) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5;
(c)    any Restricted Subsidiary that is not a Subsidiary Guarantor or Borrower may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) sell, lease, license, transfer or otherwise Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company, a Guarantor or any other Restricted Subsidiary of the Company;
(d)    any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary Guarantor, (ii) merge, amalgamate or consolidate with or into any other Subsidiary which is not a Subsidiary Guarantor; provided that if such Subsidiary Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be an “Investment” and subject to the limitations set forth in Section 10.5 and (iii) sell, lease, license, transfer or otherwise Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other Guarantor;

(e)    any Restricted Subsidiary may liquidate or dissolve if (x) the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Subsidiary Guarantor, any assets or business not otherwise Disposed of or transferred in accordance with Sections 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Guarantor after giving effect to such liquidation or dissolution;
(f)    [RESERVED]; and
(g)    to the extent that no Default or Event of Default would result from the consummation of such disposition, the Company and the Restricted Subsidiaries may consummate a merger, amalgamation, dissolution, liquidation, consolidation or disposition, the purpose of which is to effect a disposition permitted pursuant to Section 10.4.
10.4    Limitation on Sale of Assets. The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests) (each a “Disposition”), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from a Recovery Event), or (ii) sell to any Person (other than the Borrowers or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Capital Stock, except that:
(a)    The Company and the Restricted Subsidiaries may sell, transfer or otherwise Dispose of the following in the ordinary course of business: (i) obsolete, worn-out, used or surplus assets to the extent such assets are not necessary for the operation of the Company’s and its Subsidiaries’ business; (ii) inventory and goods held for sale or other immaterial assets (including abandoning any registrations or applications of any intellectual property); and (iii) cash and Permitted Investments;
(b)    The Company and the Restricted Subsidiaries may (i) enter into non-exclusive licenses, sublicenses or cross-licenses of intellectual property, (ii) license, sublicense or cross-license intellectual property if done on terms customary for companies in the industry in which the Company and the Restricted Subsidiaries conduct business and in the ordinary course of business or (iii) lease, sublease, license or sublicense any real or personal property, other than any intellectual property, in the ordinary course of business;
(c)    The Company and the Restricted Subsidiaries may Dispose for Fair Market Value; provided that (i) with respect to any Disposition pursuant to this Section 10.4(c) for a purchase price in excess of $10,000,000, the Company or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that, for purposes of determining what constitutes cash under this clause (i), (A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of applicable Disposition and (C) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not exceeding $10,000,000 at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and with-

out given effect to subsequent changes in value, (ii) any non-cash proceeds received in the form of Indebtedness or Capital Stock are pledged to the applicable Collateral Agent to the extent required under Section 9.11, (iii) after giving effect to any such Disposition, no Default or Event of Default shall have occurred and be continuing and (iv) if the proceeds of such Disposition received by the Company or any Restricted Subsidiary exceed $10,000,000, the Company shall deliver to the US Administrative Agent an updated Borrowing Base Certificate, giving Pro Forma Effect to such Disposition, and such Borrowing Base Certificate shall show Excess Availability (Tranche A) greater than $20,000,000;
(d)    The Company and the Restricted Subsidiaries may sell or discount without recourse Accounts arising in the ordinary course of business in connection with the compromise or collection thereof;
(e)    The Company and the Restricted Subsidiaries may Dispose to the Company or to a Restricted Subsidiary; provided that if the transferor of such property is a Borrower or a Guarantor (i) the transferee thereof must either be a Borrower or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 10.5;
(f)    The Company and the Restricted Subsidiaries may Dispose of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(g)    The Company and its Restricted Subsidiaries may enter into Sale Leasebacks, so long as (i) after giving effect to any such transaction, no Default or Event of Default shall have occurred and be continuing, (ii) the Fixed Charge Coverage Ratio as of the last day of the most recent Test Period ended prior to Sale Leaseback, calculated on a Pro Forma Basis after giving effect to transaction as if such transaction had occurred as of the first day of such period, shall be equal to or greater than 1.00 to 1.00 and (iii) the aggregate amount of all Permitted Sale Leasebacks consummated under this Section 10.4(g) shall not exceed $150,000,000 for all transactions consummated after the Closing Date;
(h)    The Company and the Restricted Subsidiaries may Dispose of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(i)    The Company and the Restricted Subsidiaries may effect any transaction permitted by Sections 10.3, 10.5 or 10.6;
(j)    Dispositions of inventory of the Company and its Restricted Subsidiaries determined by the management of the Company to be no longer useful or necessary in the operation of the business of the Company or any of the Restricted Subsidiaries;
(k)    Dispositions listed on Schedule 10.4;
(l)    the unwinding of any Hedging Agreement;
(m)    Dispositions of any asset between or among the Company and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (l) above; and
(n)    subject to the provisions of the definition of “Holdings”, Holdings may take any action which is necessary to achieve a substitution by a New Holdings of a Previous Holdings.

10.5    Limitation on Investments. The Company will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
(a)    extensions of trade credit, asset purchases (including purchases of inventory, supplies and materials), the lease of any asset and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;
(b)    Investments constituting Permitted Investments at the time such Investments are made;
(c)    loans and advances to officers, directors, employees and consultants of Holdings (or any direct or indirect parent thereof), the Company or any of its Restricted Subsidiaries (i) to finance the purchase of Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to such Capital Stock) of Holdings (or any direct or indirect parent thereof); provided that the amount of such loans and advances used to acquire such Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to such Capital Stock) shall be contributed to the Company in cash as common equity, (ii) for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above; provided that the aggregate principal amount at any time outstanding with respect to this Section 10.5(c)(iii) shall not exceed $10,000,000;
(d)    Investments (i) existing or contemplated on the Closing Date and listed on Schedule 10.5, (ii) existing on the Closing Date of the Company or any Restricted Subsidiary in the Company or any other Restricted Subsidiary and (iii) any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this Section 10.5(d) is not increased at any time above the amount of such Investments existing on the Closing Date;
(e)    Investments in Hedging Agreements permitted by Section 10.1(h);
(f)    Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(g)    Investments to the extent that the payment for such Investments is made solely with the Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to such Capital Stock) of Holdings (or any direct or indirect parent thereof) or the Company;
(h)    Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4;
(i)    Investments in any Borrower or any Guarantor and Investments by any Subsidiary that is not a Borrower or a Subsidiary Guarantor in the Company or any other Subsidiary;
(j)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and In-

vestments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(k)    The Company may make a loan to Holdings (or any direct or indirect parent thereof) that could otherwise be made as a Dividend permitted under Section 10.6;
(l)    Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;
(m)    advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;
(n)    Guarantees by the Company or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(o)    Investments made to repurchase or retire Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to such Capital Stock) of Holdings (or any direct or indirect parent thereof) or the Company owned by any employee stock ownership plan or key employee stock ownership plan of Holdings (or any direct or indirect parent thereof) or the Company;
(p)    the Transactions;
(q)    Investments constituting Permitted Acquisitions; provided that the aggregate amount of Permitted Acquisition Consideration of such Permitted Acquisition made or provided by the Borrowers or any Subsidiary Guarantor for any Restricted Subsidiary that shall not be or, after giving effect to such Permitted Acquisition, shall not become a Borrower or Subsidiary Guarantor, shall not cause the aggregate amount of all such Investments made pursuant to this Section 10.5(q) to exceed $10,000,000; provided, further, that the foregoing limitation shall not apply to the extent the Payment Conditions with respect to Section 10.5(x) have been satisfied;
(r)    any additional Investments (including Investments in Minority Investments, Investments in Unrestricted Subsidiaries, Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, Investments constituting Permitted Acquisitions and Investments in Restricted Subsidiaries that are not, and do not become, Borrowers or Guarantors), as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this Section 10.5(r) (as so valued) to exceed (A) the greater of (x) $20,000,000 and (y) 1.25% of Consolidated Total Assets (measured as of the date such Investment is made based upon the Section 9.1 Financials most recently delivered or required to be delivered on or prior to such date) plus (B) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made);
(s)    Investments arising as a result of Permitted Sale Leasebacks;
(t)    Investments held by any Person acquired after the Closing Date or of any Person merged into the Company or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 10.3 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(u)    Investments in Unrestricted Subsidiaries for the purpose of consummating transactions permitted under Sections 10.4(g);
(v)    Investments consisting of Indebtedness, fundamental changes, Dispositions and Dividends permitted under Sections 10.1, 10.3, 10.4 and 10.6;
(w)    Investments of the assets of any Canadian Pension Plans or funded supplemental pension plans; and
(x)    other Investments (including Investments in Minority Investments, Investments in Unrestricted Subsidiaries, Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, Investments constituting Permitted Acquisitions and Investments in Restricted Subsidiaries that are not, and do not become, Borrowers or Guarantors); provided that at the time such Investment is made and after giving effect thereto, each of the Payment Conditions is satisfied.
10.6    Limitation on Dividends. The Company will not pay any dividends (other than dividends payable solely in the Capital Stock of the Company) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock or the Capital Stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation or similar rights issued with respect to any of its Capital Stock), or set aside any funds for any of the foregoing purposes, or permit the Company or any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any shares of any class of the Capital Stock of Holdings (or any direct or indirect parent thereof) or the Capital Stock of the Company, now or hereafter outstanding (or any options or warrants or stock appreciation or similar rights issued with respect to any of the Capital Stock of the Company (or any direct or indirect parent thereof)) (all of the foregoing “Dividends”); provided that:
(a)    the Company may (or may pay dividends to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Capital Stock are at least as advantageous to the Lenders as those contained in the Capital Stock redeemed thereby;
(b)    so long as no Default or Event of Default has occurred, is continuing or would result therefrom, the Company may redeem, acquire, retire or repurchase shares of its Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Capital Stock) (or to allow any of the Company’s direct or indirect parent companies to so redeem, retire, acquire or repurchase their Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to any of its Capital Stock)) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof) and its Subsidiaries, with the proceeds of Dividends from, the Company, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation or similar rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equi-

ty holders’ agreement; provided that, except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any stock option or stock appreciation or similar rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreement or equity holders’ agreement, the aggregate amount of all cash paid in respect of all such shares of Capital Stock (or any options or warrants or stock appreciation rights issued with respect to any of such Capital Stock) so redeemed, acquired, retired or repurchased in any calendar year does not exceed the sum of (i) $15,000,000 (which shall increase to $30,000,000 subsequent to the consummation of a Qualifying IPO) plus (ii) all net cash proceeds obtained by the Company during such calendar year from the sale of such Capital Stock to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements plus (iii) all net cash proceeds obtained from any key-man life insurance policies received during such calendar year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of Section 10.6(b)(i) (before giving effect to any carry forward) may be carried forward to the immediately succeeding fiscal year (but not any other) and utilized to make payments pursuant to this Section 10.6(b) (any amount so carried forward shall be deemed to be used last in the subsequent fiscal year);
(c)    to the extent constituting Dividends, the Company may make Investments permitted by Section 10.5;
(d)    to the extent constituting Dividends, the Company may enter into and consummate transactions expressly permitted by any provision of Section 10.3, and the Company may pay Dividends to its parent companies as and when necessary to enable them to effect such Dividends;
(e)    the Company may repurchase Capital Stock of the Company (or any direct or indirect parent thereof) upon exercise of stock options or warrants if such Capital Stock represents all or a portion of the exercise price of such options or warrants, and the Company may pay Dividends to its parent companies as and when necessary to enable such Persons to effect such repurchases;
(f)    the Company may make additional Dividends; provided that each of the Payment Conditions are satisfied;
(g)    the Company may make and pay Dividends to its direct or indirect parent companies:
(i)    the proceeds of which will be used to allow any direct or indirect parent of the Company to pay the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns that include the Company (or, if the Company is a disregarded entity, the income of the Company), but only to the extent of taxes that the Company would have to pay if it had filed a tax return on a standalone basis for itself and its Subsidiaries; provided, that proceeds attributable to any taxes imposed on an Unrestricted Subsidiary shall be permitted only to the extent such Unrestricted Subsidiary distributed cash to the Company or its Restricted Subsidiaries;
(ii)    the proceeds of which shall be used by any direct or indirect parent of the Company to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $2,000,000 in any fiscal year plus any actual, reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof);

(iii)    the proceeds of which shall be used by such parent company to pay franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;
(iv)    the proceeds of which shall be used by such parent companies to make Investments contemplated by Section 10.5(e) and Dividends contemplated by Section 10.6(b);
(v)    the proceeds of which shall be used by any direct or indirect parent of the Company to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity issuance or offering or debt issuance, incurrence or offering, Disposition or acquisition or investment transaction permitted by this Agreement; and
(vi)    the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers, employees and consultants of any direct or indirect parent of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;
(h)    the Company may (i) pay cash in lieu of fractional shares in connection with any Dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;
(i)    the Company may pay Dividends in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Capital Stock in consideration of such payments including deemed repurchases in connection with the exercise of stock options; provided in each case that payments made under this Section 10.6(i) shall not exceed $5,000,000 in the aggregate;
(j)    the Company may make payments described in Sections 10.12(c), (e), (g), (h), (i), (j) and (l) (subject to the conditions set out therein);
(k)    the Company may pay Dividends to its parent companies so that such parents may make payments of interest under the Parent Loan (including any amounts of accrued interest that have been added to the principal amount outstanding under the Parent Loan); provided that the payments made under this Section 10.6(l) shall not exceed $200,000 in the aggregate; and
(l)    so long (i) as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) no Cash Dominion Event is occurring and (iii) the Fixed Charge Coverage Ratio as of the last day of the most recent Test Period ended prior to the making of such Dividend, calculated on a Pro Forma Basis to give effect to such Dividend as if such Dividend had been made as of the first day of such period, shall be equal to or greater than 1.00 to 1.00, the Company may make additional Dividends in an amount not in excess of the greater of (x) $10,000,000 and (y) 1.00% of Consolidated Total Assets (measured as of the date such Dividend is paid based upon the Section 9.1 Financials most recently delivered or required to be delivered on or prior to such date).

10.7    Limitations on Debt Payments and Amendments.
(a)    The Company will not, and will not permit any of the Restricted Subsidiaries to, prepay, repurchase, redeem or otherwise defease any Subordinated Indebtedness or unsecured Indebtedness for borrowed money (a “Restricted Debt Payment”) (it being understood that payments of regularly scheduled interest shall be permitted); provided, however, the Company or any Subsidiary may make Restricted Debt Payments (i) with the proceeds of any Permitted Refinancing Indebtedness, (ii) by converting or exchanging any such Indebtedness to Capital Stock of Company or any of its direct or indirect parent companies or (iii) to the extent that each of the Payment Conditions have been satisfied (it being understood and agreed that, if an irrevocable notice or contractual obligation is given, made or arises in respect of any such prepayment, repurchase, redemption or defeasance, the foregoing conditions only need to be satisfied at the time of the giving of such irrevocable notice or entering into (or effectiveness of) any such contractual obligations).
(b)    Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 10.7 shall prohibit the repayment or prepayment of intercompany subordinated or unsecured Indebtedness for borrowed money owed among the Company and/or the Restricted Subsidiaries, in either case unless an Event of Default has occurred and is continuing and the Company has received a notice from the applicable Collateral Agent instructing it not to make or permit the Company and/or the Restricted Subsidiaries to make any such repayment or prepayment.
(c)    The Company will not, and will not permit any of the Restricted Subsidiaries to, waive, amend, modify, terminate or release any documentation governing any unsecured Indebtedness for borrowed money or Subordinated Indebtedness to the extent that any such waiver, amendment, modification, termination or release, taken as a whole, would be adverse to the Lenders in any material respect.
10.8    Limitations on Sale Leasebacks. The Company will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.
10.9    Negative Pledge Clauses. The Company will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Credit Document or any Senior Secured Notes Document or any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, including the Intercreditor Agreement), that limits the ability of a Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to Contractual Obligations that (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.9) are listed on Schedule 10.9 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Company, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Company, (iii) represent Indebtedness of a Restricted Subsidiary of the Company that is not a Borrower or a Guarantor to the extent such Indebtedness is permitted by Section 10.1, (iv) arise pursuant to agreements entered into with respect to any Disposition permitted by Section 10.4 and applicable solely to assets under such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 10.5 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease or license governing a leasehold interest or licensed interest of the Company or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) are imposed by Applicable Law, (xiii) exist under the Senior Secured Notes Documents or any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness and (xiv) are customary net worth provisions contained in real property leases entered into by Subsidiaries of the Company, so long as the Company has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Company and its Subsidiaries to meet their ongoing obligation.
10.10    Passive Holding Company. Holdings shall not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Capital Stock of the Company, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Company, (iv) the performance of its obligations under and in connection with the Credit Documents, the Senior Secured Notes Documents, any documentation governing Permitted Refinancing Indebtedness of the Senior Secured Notes Documents, and the other agreements contemplated hereby and thereby, (v) any public offering of its common stock or any other issuance or registration of its Capital Stock for sale or resale not prohibited by Section 10, including the costs, fees and expenses related thereto, (vi) the making of any Dividend or the holding of any cash received in connection with Dividends made by the Company in accordance with Section 10.6 pending application thereof, (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (vii) providing indemnification to officers and directors and as otherwise permitted in Section 10, (viii) activities incidental to the consummation of the Transactions and (ix) activities incidental to the businesses or activities described in clauses (i) to (viii) of this Section 10.10.
10.11    Financial Covenant. The Company will not permit its Fixed Charge Coverage Ratio as of the last day of any Test Period to be lower than 1.00 to 1.00; provided that such Fixed Charge Coverage Ratio will only be tested when Excess Availability (Tranche A) is less than, for a period of five consecutive Business Days, the greater of (1) $20,000,000 and (2) 12.5% (and after the Tranche B Termination Date, 10.0%) of the sum of (x) the lesser of (i) the aggregate US Tranche A Revolving Credit Commitments at such time and (ii) the then-applicable US Tranche A Borrowing Base and (y) the lesser of (i) the Canadian Tranche A Revolving Credit Commitments at such time and (ii) the then-applicable Canadian Tranche A Borrowing Base (the “FCCR Threshold”), which testing shall commence as of the last day of the last Test Period for which financial statements have been or are required to be delivered pursuant to Section 9.1 (a) or (b) and shall continue to be tested until the 30th consecutive day that Excess Availability (Tranche A) exceeds the FCCR Threshold.
10.12    Transactions with Affiliates. The Company shall not, and shall not permit any of the Restricted Subsidiaries to, enter into any transaction with any Affiliate of the Company except: (a) such transactions that are made on terms substantially as favorable to the Company or such Restricted Subsidiary as would be obtainable by the Company or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (b) if such transaction is among Credit Parties or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction, (c) the payment of Transaction Expenses, (d) the issuance of Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to such Capital Stock) of the Company (or any direct or indirect parent thereof) to the management of the Company (or any direct or indirect parent thereof) or any of its Subsidiaries in connection with the Transactions or pursuant to arrangements described in clause (m) below, (e) the payment of indemnities and reasonable expenses incurred by the Sponsor and its Affiliates in connection with any services provided to, or in respect of the ownership or operation of, the Company (or any direct or indirect parent thereof) or any of its Subsidiaries, (f) equity issuances, repurchases, retirements or other acquisitions or retirements of Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to such Capital Stock) by the Company permitted under Section 10.6, (g) loans, guarantees and other transactions by the Company (or any of its direct or indirect parent thereof) and the Restricted Subsidiaries to the extent permitted under Section 10, (h) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Company (or any of its direct or indirect parent thereof) and the Restricted Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to such Capital Stock) pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of the Company (or any of its direct or indirect parent thereof), (i) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Company (or any direct or indirect parent thereof) and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Company and the Restricted Subsidiaries, (j) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 10.12 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect, (k) Dividends, redemptions and repurchases permitted under Section 10.6, (l) customary payments (including reimbursement of fees, costs and expenses) by the Company and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures, whether or not consummated), which payments (i) are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Company, in good faith and (ii) do not exceed (other than with respect to reimbursements of costs and expenses) , in the aggregate, $5,000,000 in any calendar year of the Company, (m) any issuance of Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to such Capital Stock), or other payments, awards or grants in cash, securities, Capital Stock or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company (or any of its direct or indirect parent thereof), (n) any purchase by Holdings of the Capital Stock of the Company, as the case may be; provided that, to the extent required by Section 9.11, any Capital Stock of the Company so purchased shall be pledged to the applicable Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement, (o) transactions with wholly owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with prudent business practices followed by companies in the industry of the Company and the Restricted Subsidiaries, (p) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practices followed by companies in the industry of the Company and the Restricted Subsidiaries and (q) payments by the Company (or any of its direct or indirect parent companies) and the Restricted Subsidiaries pursuant to tax sharing agreements among the Company (or such parent) and the Restricted Subsidiaries on customary terms to the extent permitted by Section 10.6(g)(i).

SECTION 11.    Events of Default
Upon the occurrence of any of the following specified events (each an “Event of Default”):
11.1    Payments. The Borrowers shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawing of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause (a) of this Section 11.1); or
11.2    Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
11.3    Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(g)(i), 9.5 (with respect to the existence of the Company only), or 9.16(a) or 9.16(b)(i) or Section 10 (subject to the Cure Right in Section 11.11 in connection with any Default under Section 10.11) or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1, Section 11.11 and clause (a) of this Section 11.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days (or 5 Business Days with respect to Sections 9.1(k) or, during the continuance of a Notice Event, 2 Business Days) after receipt of written notice by the Company from the US Administrative Agent, the Canadian Administrative Agent or the Required Lenders; or
11.4    Default Under Other Agreements. (a) The Company or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than any Indebtedness described in Section 11.1) in excess of $25,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (A) with respect to Indebtedness consisting of any Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements and (B) secured Indebtedness that becomes due as a result of a Disposition (including as a result of a Recovery Event) of the property or assets securing such Indebtedness permitted under this Agreement)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, (A) with respect to Indebtedness consisting of any Hedging Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedging Agreements and (B) secured Indebtedness that becomes due as a result of a Disposition (including as a result of a Recovery Event) of the property or assets securing such Indebtedness permitted under this Agreement)), prior to the stated maturity thereof; or
11.5    Bankruptcy, etc. The Company or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy” or under the Bankruptcy Code; or an involuntary case, proceeding or action is commenced against the Company or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Company or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), receiver, receiver and manager, trustee or similar Person is appointed for, or takes charge of, all or substantially all of the property of the Company or any Specified Subsidiary; or the Company or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Specified Subsidiary; or there is commenced against the Company or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Company; or any order of relief or other order approving any such case or proceeding or action is entered; or the Company or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Company or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Company or any Specified Subsidiary for the purpose of effecting any of the foregoing; or
11.6    ERISA; Canadian Pension Plans . (a)(i) With respect to any Pension Plan, the failure to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; with respect to any Multiemployer Plan, the failure to make any required contribution or payment; any Pension Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); with respect to any Multiemployer Plan, notification by the sponsor of such Multiemployer Plan that any of the Company, any Restricted Subsidiary thereof or any ERISA Affiliate has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan; an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan (including the giving of written notice thereof) in a manner that results in a liability under Title IV of ERISA; any of the Company, any Restricted Subsidiary thereof or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Pension Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064 or 4069 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (ii) there could result from any event or events set forth in clause (a)(i) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (iii) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect or (b) to the extent that the Canadian Credit Facilities have not been terminated, with respect to any Canadian Defined Benefit Plan, the occurrence of any Canadian Pension Termination Event whereby any trust, statutory deemed trust or Lien has been or may be imposed on a Borrower or Guarantor or its property as a result of the occurrence of such event and such trust, statutory deemed trust or Lien: (A) is in respect of a Canadian Wind Up Deficiency which is in an amount that, after giving effect to the establishment of any Canadian Pension Plan Reserve or Priority Payable on account of such Canadian Wind Up Deficiency, will result in there being no Canadian Tranche A Excess Availability remaining; and (B) will have or would reasonably be expected to have a Material Adverse Effect as determined by the Canadian Administrative Agent and the Co-Collateral Agent, each acting reasonably after taking into account: (x) the type of Canadian Pension Termination Event that has occurred; and (y) the jurisdiction of the affected Canadian Defined Benefit Plan, and such default shall continue for five or more Business Days without the Borrower repaying all amounts owing under the Canadian Facilities or otherwise satisfying such Canadian Wind Up Deficiency; or
11.7    Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

11.8    Security Documents. Any Security Document or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof) or any grantor, pledgor or mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s, pledgor’s or mortgagor’s obligations under such Security Document; or
11.9    Judgments. One or more judgments or decrees shall be entered against the Company or any of its Restricted Subsidiaries involving a liability of $25,000,000 or more in the aggregate for all such judgments and decrees for the Company and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
11.10    Change of Control. A Change of Control shall occur;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the US Administrative Agent or Canadian Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Company, take any or all of the following actions, without prejudice to the rights of the US Administrative Agent, the Canadian Administrative Agent or any Lender to enforce its claims against the Company, except as otherwise specifically provided for in this Agreement: (i) declare the Total Revolving Credit Commitment or the Swingline Commitment terminated and whereupon any such Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind, (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Company to pay (and the Company agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Company, it will pay) to the US Administrative Agent at the US Administrative Agent’s Office or Canadian Administrative Agent at the Canadian Administrative Agent’s Office, as applicable, such additional amounts of cash, to be held as security for the Company’s reimbursement obligations for Unpaid Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding; (provided that, if an Event of Default specified in Section 11.5 shall occur, the result that would occur upon the giving of written notice by the US Administrative Agent or Canadian Administrative Agent as specified in clauses (i), (ii), (iii) and (iv) above shall occur automatically without the giving of any such notice and all Obligations shall be automatically become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company).
11.11    Borrower’s Right to Cure.
(a)    Financial Covenant. Notwithstanding anything to the contrary contained in this Section 11, in the event that the Company fails to comply with the requirements of the Financial Covenant as of the last day of any fiscal quarter, until the expiration of the 10th day subsequent to the date the certificate calculating the Financial Covenant is required to be delivered pursuant to Section 9.1(e) with respect to such fiscal quarter (or with respect to the first fiscal quarter for which the Financial Covenant is being tested as a result of Excess Availability (Tranche A) exceeding the FCCR Threshold pursuant to Section 10.11 (the “Covenant Testing Trigger Event”), the 10th day subsequent to such Covenant Testing Trigger Event), Holdings (or any direct or indirect parent thereof) shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to (or in the case of any direct or indirect parent of Holdings receive equity interests in Holdings for its cash contributions to) the capital of Hold-

ings (collectively, the “Cure Right”), and upon contribution by Holdings of such cash to the Company (the “Cure Amount”) pursuant to the exercise by the Company of such Cure Right, the Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:
(i)    Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any Test Period that contains such fiscal quarter, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and
(ii)    if, after giving effect to the foregoing recalculations, the Company shall then be in compliance with the requirements of the Financial Covenant, the Company shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for purposes of this Agreement.
(b)    Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each Test Period there shall be at least two fiscal quarters during which the Cure Right is not exercised, (ii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant, (iii) all Cure Amounts shall be disregarded for purposes of determining any baskets with respect to the covenants contained in the Credit Documents, (iv) during the term of this Agreement no more than four Cure Rights may be exercised and (v) at the time of making any Cure Right, the Company shall designate the fiscal quarter with respect to which the Cure Right is made and each Cure Right may only count to a single fiscal quarter, which makes up any Test Period.
SECTION 12.    The Administrative Agents and Collateral Agents
12.1    Appointment. Each Lender hereby irrevocably designates and appoints UBS AG, STAMFORD BRANCH as US Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the US Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the US Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably designates and appoints UBS AG CANADA BRANCH as Canadian Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Canadian Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Canadian Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agents. The Joint Lead Arrangers, Joint Bookrunners, the Co-Syndication Agents, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12. Each Lender hereby appoints UBS AG, STAMFORD BRANCH (together with any successor US Collateral Agent pursuant to Section 12.11) as the US Collateral Agent hereunder and authorizes the US Collateral Agent to (i) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Collateral Agent under such Credit Documents and (iii) exercise such powers as are reasonably incidental there-

to. Each Lender hereby appoints UBS AG CANADA BRANCH (together with any successor Canadian Collateral Agent pursuant to Section 12.11) as the Canadian Collateral Agent hereunder and authorizes the Canadian Collateral Agent to (i) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Canadian Collateral Agent under such Credit Documents and (iii) exercise such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agents. Each Lender hereby appoints WELLS FARGO CAPITAL FINANCE, LLC, as the Co-Collateral Agent hereunder and authorizes the Co-Collateral Agent to (i) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Co-Collateral Agent under such Credit Documents and (iii) exercise such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Co-Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Co-Collateral Agent.
Without prejudice to the foregoing paragraph, each Secured Party hereby irrevocably designates and appoints the Canadian Collateral Agent as the Person holding the power of attorney (fondé de pouvoir) of the holders of the Bond (as hereinafter defined) as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold on their behalf, and for their benefit, each a deed of hypothec (each a “Deed of Hypothec”) to be executed by a Canadian Credit Party under the laws of the Province of Quebec and creating a hypothec on property of such Credit Party and to exercise such powers and duties which are conferred upon the Canadian Collateral Agent, as fondé de pouvoir under each such deed. Each Secured Party hereby additionally and irrevocably designates and appoints the Canadian Collateral Agent as agent, mandatary, custodian and depositary for and on behalf of each of them (i) to hold and to be the sole registered holder of any bond, debenture or other title of indebtedness (each, a “Bond”) issued under each Deed of Hypothec, the whole notwithstanding Section 32 of the Act Respecting the Special Powers of Legal Persons (Quebec) or any other applicable law, and (ii) to enter into, to take and to hold on their behalf, and for their benefit, a pledge agreement in respect of each such Bond (each, a “Pledge”) to be executed by such Canadian Credit Party under the laws of the Province of Quebec and evidencing the pledge of such Bond as security for the payment and performance of the applicable Canadian Obligations. In this respect, (a) the Canadian Collateral Agent, as agent, mandatary, custodian and depositary of the Secured Parties, shall keep a record indicating the names and addresses of, and the pro rata portion of the Canadian Obligations secured by each Pledge, owing to the Persons for and on behalf of whom each Bond is so held from time to time, and (b) each Secured Party will be entitled to the benefits of any property charged under each Deed of Hypothec and each Pledge and will participate in the proceeds of realization of any such property, the whole in accordance with the terms hereof. The Canadian Collateral Agent, in such aforesaid capacities shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Canadian Collateral Agent with respect to the property hypothecated under each Deed of Hypothec and Pledge, applicable law or otherwise, and (y) benefit from and be subject to all provisions hereof with respect to the Canadian Collateral Agent, mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties. Any Person who becomes a Secured Party shall be deemed to have consented to and confirmed the Canadian Collateral Agent as the Person holding the power of attorney (fondé de pouvoir) and as the agent, mandatary, custodian and depositary as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Canadian Collateral Agent in such capacities. The Canadian Collateral Agent shall be entitled to delegate from time to time any of its powers or duties under each Deed of

Hypothec and each Pledge to any Person and on such terms and conditions as the Canadian Collateral Agent may determine from time to time. The execution prior to the date hereof by the Canadian Collateral Agent of any Deed of Hypothec, Pledge or other security documents made pursuant to the applicable law of the Province of Quebec is hereby ratified and confirmed. In the event of the resignation or replacement and appointment of a successor Canadian Collateral Agent, such successor Canadian Collateral Agent shall also be appointed by deed of substitution or other appropriate document to act as successor holder of an irrevocable power of attorney (fondé de pouvoir) for the purposes of each Deed of Hypothec executed pursuant to the terms above. Without prejudice to Section 13.12 hereof, the provisions of this paragraph shall be also governed by the laws of the Province of Quebec.
12.2    Limited Duties. Under the Credit Documents, the Administrative Agents, Collateral Agents and the Co-Collateral Agent and (i) are acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.5(d), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, “US Administrative Agent,” “Canadian Administrative Agent,” “Collateral Agent,” “US Collateral Agent,” “Canadian Collateral Agent” and “Co-Collateral Agent”, the terms “agent”, “administrative agent,” “collateral agent” and “co-collateral agent”) and similar terms in any Credit Document to refer to the Administrative Agents, Collateral Agents or Co-Collateral Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Credit Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Credit Document, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agents, Collateral Agents or Co-Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.
12.3    Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agents or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Credit Documents, (ii) any action taken by the Administrative Agents in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agents or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
12.4    Delegation of Duties. The US Administrative Agent, the Canadian Administrative Agent and the Co-Collateral Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents (including any Canadian agent to hold, realize and enforce any Credit Document) or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The US Administrative Agent, the Canadian Administrative Agent and the Co-Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
12.5    Exculpatory Provisions. Neither the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the US Administrative Agent, the Canadian Administrative Agent and the Co-Collateral Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genu-

ineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. The US Administrative Agent, the Canadian Administrative Agent and the Co-Collateral Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Borrower.
12.6    Reliance by Administrative Agents. The US Administrative Agent, the Canadian Administrative Agent and the Co-Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail message or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the US Administrative Agent, the Canadian Administrative Agent or the Co-Collateral Agent. The US Administrative Agent, the Canadian Administrative Agent and the Co-Collateral Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the US Administrative Agent. The US Administrative Agent, the Canadian Administrative Agent and the Co-Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The US Administrative Agent, the Canadian Administrative Agent and the Co-Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
12.7    Notice of Default. Neither the US Administrative Agent nor the Canadian Administrative Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the US Administrative Agent or the Canadian Administrative Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the US Administrative Agent or the Canadian Administrative Agent receives such a notice, the US Administrative Agent shall give notice thereof to the Lenders, the US Collateral Agent, the Canadian Collateral Agent and the Co-Collateral Agent. The US Administrative Agent and the Canadian Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the US Administrative Agent and the Canadian Administrative Agent shall have received such directions, the US Administrative Agent and the Canadian Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).
12.8    Non-Reliance on the Administrative Agents and Other Lenders. Each Lender expressly acknowledges that neither the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the US Administrative Agent, the Canadian Administrative Agent or the Co-Collateral Agent hereinafter taken, including any review of the affairs of any Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the US Administrative Agent, the Canadian Administrative Agent or the Co-

Collateral Agent to any Lender. Each Lender represents to the US Administrative Agent, the Canadian Administrative Agent and the Co-Collateral Agent that it has, independently and without reliance upon the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of any Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the US Administrative Agent or the Canadian Administrative Agent hereunder, the US Administrative Agent and the Canadian Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Borrower, any Guarantor or any other Credit Party that may come into the possession of the US Administrative Agent, the Canadian Administrative Agent or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates. Notwithstanding anything herein to the contrary, each Lender also acknowledges that the lien and security interest granted to the US Collateral Agent pursuant to the US Security Documents and the existence of any right or remedy by the US Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of a conflict between the terms of the Intercreditor Agreement and any US Security Document, the terms of the Intercreditor Agreement shall govern and control. Each Lender hereby authorizes the US Collateral Agent to enter into the Intercreditor Agreement on behalf of such Lender.
12.9    Indemnification. The Lenders agree to indemnify the US Administrative Agent, the Canadian Administrative Agent and the Co-Collateral Agent in their capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective portions of the Total Revolving Credit Commitment in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Revolving Credit Commitment in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the US Administrative Agent, the Canadian Collateral Agent or the Co-Collateral Agent in any way relating to or arising out of, the Revolving Credit Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the US Administrative Agent, the Canadian Administrative Agent or the Co-Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the US Administrative Agent’s, the Canadian Administrative Agent’s or the Co-Collateral Agent’s gross negligence or willful misconduct. The agreements in this Section 12.9 shall survive the payment of the Loans and all other amounts payable hereunder.
12.10    UBS AG, STAMFORD BRANCH, UBS AG CANADA BRANCH and WELLS FARGO CAPITAL FINANCE, LLC in Their Individual Capacity. UBS AG, STAMFORD BRANCH, UBS AG CANADA BRANCH, WELLS FARGO CAPITAL FINANCE, LLC and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower, any Guarantor and any other Credit Party as though UBS AG, STAMFORD BRANCH were not the US Administrative Agent, UBS AG CANADA BRANCH were not the Canadian Administrative Agent and WELLS FARGO CAPITAL FINANCE, LLC were not the Co-Collateral Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, UBS AG, STAMFORD BRANCH, UBS AG CANADA BRANCH or WELLS FARGO CAPITAL FINANCE, LLC shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include UBS AG, STAMFORD BRANCH, UBS AG CANADA BRANCH and WELLS FARGO CAPITAL FINANCE, LLC in their individual capacity.
12.11    Successor Agent. The US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, the US Collateral Agent and/or the Canadian Collateral Agent may resign as the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, the US Collateral Agent and/or the Canadian Collateral Agent, as the case may be, upon 20 days’ prior written notice to the Lenders and the Company. If the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, the US Collateral Agent and/or the Canadian Collateral Agent shall resign as the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, the US Collateral Agent and/or the Canadian Collateral Agent, as the case may be, under this Agreement and the other Credit Documents, then (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders within 30 days, or (b) the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, the US Collateral Agent and/or the Canadian Collateral Agent, as applicable, may, on behalf of the Lenders, appoint a successor US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, the US Collateral Agent and/or the Canadian Collateral Agent, as the case may be, selected from among the Lenders. In either case, the successor agent shall be approved by the Company (which approval shall not be unreasonably withheld and shall not be required if an Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing), whereupon such successor agent shall succeed to the rights, powers and duties of the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, the US Collateral Agent and/or the Canadian Collateral Agent, as applicable, and the term “US Administrative Agent”, “Canadian Administrative Agent”, “Co-Collateral Agent”, “US Collateral Agent” and/or “Canadian Collateral Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former US Administrative Agent’s, the Canadian Administrative Agent’s, the Co-Collateral Agent’s, the US Collateral Agent’s and/or the Canadian Collateral Agent’s, as applicable, rights, powers and duties as the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, the US Collateral Agent and/or the Canadian Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, the US Collateral Agent and/or the Canadian Collateral Agent, as the case may be, or any of the parties to this Agreement or any Lenders or other holders of the Loans. After any retiring US Administrative Agent’s, the Canadian Administrative Agent’s, the Co-Collateral Agent’s, the US Collateral Agent’s and/or the Canadian Collateral Agent’s resignation as the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, the US Collateral Agent and/or the Canadian Collateral Agent, as the case may be, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, the US Collateral Agent and/or the Canadian Collateral Agent, as the case may be, under this Agreement and the other Credit Documents.
12.12    Withholding Tax. To the extent the US Administrative Agent or the Canadian Administrative Agent reasonably believes that it is required by any Applicable Law, the US Administrative Agent or the Canadian Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the US Administrative Agent or the Canadian Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the US Administrative Agent or the Canadian Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the US Administrative Agent or the Canadian Administrative Agent fully for all amounts paid, directly or indirectly, by the US Administrative Agent or the Canadian Administrative Agent as tax or otherwise, including penalties, additions to tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. The agreements in this Section 12.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Administrative Agents shall be permitted to set-off any amounts owed to a Lender under this Section 12.12 against any amounts payable to such Lender.
12.13    Duties as Collateral Agents and as Paying Agent. Without limiting the generality of Section 12.1 above, the US Collateral Agent and the Canadian Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Secured Parties with respect to all payments and collections arising in connection with the Credit Documents (including in any proceeding described in Section 11.5 or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Credit Document to any Secured Party is hereby authorized to make such payment to the US Collateral Agent or the Canadian Collateral Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.5 or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Credit Documents, (vi) except as may be otherwise specified in any Credit Document, exercise all remedies given to the US Collateral Agent, the Canadian Collateral Agent and the other Secured Parties with respect to the Collateral, whether under the Security Documents, applicable requirements of law or otherwise and (vii) execute any amendment, consent or waiver under the Security Documents on behalf of the Secured Parties, to the extent consented to in accordance with Section 13.1 and the terms thereof; provided, however, that the US Collateral Agent and the Canadian Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the US Collateral Agent, the Canadian Collateral Agent and the Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Permitted Investments held by such Secured Parties and may further authorize and direct the Secured Parties to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the US Collateral Agent, the Canadian Collateral Agent, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
12.14    Authorization to Release Liens and Guarantees. The US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent and the Canadian Collateral Agent are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or the Guarantees contemplated by Section 13.17 without further action or consent by the Lenders.
12.15    Collateral Agent Duties. Notwithstanding anything contained in this Agreement to the contrary, all actions as it relates to the Collateral securing the US Obligations that shall be taken by a Collateral Agent hereunder shall be taken by the US Collateral Agent and all actions as it relates to the Collateral securing the Canadian Obligations that shall be taken by a Collateral Agent hereunder shall be taken by the Canadian Collateral Agent.
SECTION 13.    Miscellaneous
13.1    Amendments and Waivers.
(a)    Except as expressly set forth in this Agreement or in any other Credit Document, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent and/or the Canadian Collateral Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, the US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent and/or the Canadian Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver, amendment, supplement or modification shall directly (i) reduce or forgive any portion of any Loan or reduce the stated interest rate or fees applicable to the Loans (it being understood that any change to the component definitions of Average Excess Tranche A Availability shall not constitute a reduction in the stated interest rate and provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the “default rate” or amend Section 2.8(c)), or reduce or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any mandatory prepayment of Loans (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees)), or reduce or extend the date for payment of any Unpaid Drawings, or extend the final expiration date of any Lender’s Commitment (provided that, any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitments without the consent of any other Lender, including the Required Lenders) or extend the final expiration date of any Letter of Credit beyond the date specified in Section 3.1(a), or increase the aggregate amount of any Commitment of any Lender, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definition of the term “Required Lenders,” “Required US Lenders,” “Required Canadian Lenders,” “Required Tranche A Lenders,” “Required Tranche B Lenders”, “Supermajority Tranche A Lenders” or “Supermajority Tranche B Lenders” or consent to the assignment or transfer by the Company of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent US Collateral Agent and/or the Canadian Collateral Agent, as applicable, or (iv) amend, modify or waive any provision of Section 3 without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or (vi) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees), or, subject to the Intercreditor Agreement, release all or substantially all of the Collateral under the Security Documents, in each case without the prior written consent of each Lender, or (vii) amend Section 2.9 so as to permit Interest Period intervals greater than six months if not agreed by all applicable Lenders in each case without the prior written consent of each applicable Lender; provided, further, that any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Company and the Administrative Agents to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, such action shall not adversely affect the interest of the Lenders and the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agents shall not have received, within five Business Days of the date of such written notice to the Lenders, a written notice from any Lenders stating that such Lender objects to such amendment.
(b)    Notwithstanding anything to the contrary contained in this Section 13.1, (i) the Company and the US Collateral Agent may, without the input or consent of the other Lenders, effect changes to Exhibit C-1 as may be necessary or appropriate in the opinion of the US Collateral Agent and (ii) the Company and the Canadian Collateral Agent may, without the input or consent of the other Lenders, effect changes to Exhibit C-2 as may be necessary or appropriate in the opinion of the Canadian Collateral Agent.
(c)    No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement (i) which modifies the definition of the “US Tranche A Borrowing Base,” “Canadian Tranche A Borrowing Base” or the constituent definitions thereof in a manner that is intended to increase availability under such Credit Facilities shall be effective unless the same shall be in writing and signed by the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, the Supermajority Tranche A Lenders and the Company, (ii) which modifies the definition of the “US Tranche B Borrowing Base,” “Canadian Tranche B Borrowing Base” or the constituent definitions thereof in a manner that is intended to increase availability under such Credit Facilities shall be effective unless the same shall be in writing and signed by the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, the Supermajority Tranche B Lenders and the Company, (iii) which modifies the advance rates specified in the definition of “US Tranche A Borrowing Base” or “Canadian Tranche A Borrowing Base” in a manner that is intended to increase availability under any of the US Tranche A Credit Facility or the Canadian Tranche A Credit Facility shall be effective unless the same shall be in writing and signed by the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, each Lender under the US Tranche A Credit Facility and the Canadian Tranche A Credit Facility and the Company, or (iv) which modifies the advance rates specified in the definition of “US Tranche B Borrowing Base” or “Canadian Tranche B Borrowing Base” in a manner that is intended to increase availability under any of the US Tranche B Credit Facility or the Canadian Tranche B Credit Facility shall be effective unless the same shall be in writing and signed by the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, each Lender under the US Tranche B Credit Facility and the Canadian Tranche B Credit Facility and the Company.
(d)    Notwithstanding anything to the contrary contained herein, any amendment, waiver, discharge or termination with respect to: (i) the terms of the Canadian Credit Facility exclusively (and not terms of the US Credit Facility or terms applicable to both the Canadian Credit Facility and the US Credit Facility), shall require the consent of the Canadian Administrative Agent and the Required Canadian Lenders, and (ii) the terms of the US Credit Facility exclusively (and not terms of the US Credit Facility or terms applicable to both the Canadian Credit Facility and the US Credit Facility) shall require the consent of the US Administrative Agent and Required US Lenders.
13.2    Notices and Other Communications; Facsimile Copies
(a)    General. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in Schedule 13.2, or (B) otherwise to the party to be notified at its address specified on the signature page of any applicable Assignment and Acceptance Agreement, (ii) posted to SyndTrak (to the extent such system is available and set up by or at the direction of the US Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com or using such other means of posting to SyndTrak® as may be available and reasonably acceptable to the US Administrative Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of the US Administrative Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing to the Company and the US Administrative Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.
(b)    Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than the Borrowers, the US Administrative Agent or the Canadian Administrative Agent) designated in Schedule 13.2 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.
(c)    Reliance by Agents and Lenders. The US Administrative Agent, the Canadian Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to the US Administrative Agent or the Canadian Administrative Agent may be recorded by the US Administrative Agent or the Canadian Administrative Agent, and each of the parties hereto hereby consents to such recording.
13.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
13.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
13.5    Payment of Expenses; Indemnification.

(a)    The Borrowers agree, (i) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Paul Hastings LLP and one firm of counsel in each appropriate local jurisdiction approved by the Company (which may include a single special counsel acting in multiple jurisdictions), (ii) to pay or reimburse each Lender, the US Collateral Agent, the Canadian Collateral Agent, the Co-Collateral Agent, the US Administrative Agent and the Canadian Administrative Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one firm of counsel to the Lenders, the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, the US Collateral Agent and the Canadian Collateral Agent and, to the extent required, one firm of local counsel in each appropriate local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and (iii) to pay, indemnify and hold harmless each Lender, the US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent, the Co-Collateral Agent, the Letter of Credit Issuers and their respective Related Parties (the “Indemnified Parties”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one firm of counsel for all Indemnified Parties, taken as a whole, and if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Party) arising out of, or with respect to the Transactions or to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents or the use of the proceeds thereof, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence, Release or threatened Release of Hazardous Materials related to Borrowers, any of their Subsidiaries or any of the properties currently owned, leased or operated by any of the Borrowers or their Subsidiaries (all the foregoing in this clause (iii), collectively, the “indemnified liabilities”); provided that the Borrowers shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities arising from (A) the gross negligence, bad faith or willful misconduct of such Indemnified Party or its Related Parties, (B) a material breach of the obligations of such Indemnified Party or its Related Parties under the Credit Documents or (C) disputes between or among the Indemnified Parties other than a claim against any Indemnified Party (or its respective Affiliates) not arising from any act or omission by the Borrowers, the Guarantors or any of their Subsidiaries; provided that the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, the US Collateral Agent or the Canadian Collateral Agent and their Related Parties, to the extent acting in their capacity as such, shall remain indemnified pursuant to this Section 13.5 in respect of such disputes to the extent otherwise entitled to be indemnified pursuant to this Section 13.5. All amounts payable under this Section 13.5 shall be paid within 5 Business Days after receipt by the Company of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.
(b)    No Credit Party nor any Indemnified Party shall have any liability for any punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other infor-

mation transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Party or any of its Related Parties.
Without limiting the generality of the foregoing, but only to the extent representing reasonable and documented out-of-pocket costs and expenses, costs, charges and fees described above may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals (if any such accountants, environmental advisors, appraisers, investment bankers and management and other consultants have been retained with the prior written consent of the Company); photocopying and duplication expenses; long distance telephone charges; air express charges; air express charges; and telegram or telecopy charges.
13.6    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of a Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as set forth in Section 10.3(a), the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of a Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in Section 13.6(c)) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph 13.6(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its US Tranche A Revolving Credit Commitments, US Tranche B Revolving Credit Commitments, US Revolving Credit Loans, Canadian Tranche A Revolving Credit Commitments, Canadian Tranche B Revolving Credit Commitments, and Canadian Revolving Credit Loans at the time owing to it) to an Eligible Assignee with the prior written consent (such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the Company shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with Applicable Law, the Company would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:
(A)    the Company; provided that no consent of the Company shall be required for an assignment if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing); and
(B)    the US Administrative Agent, the Swingline Lender and the US Letter of Credit Issuers, with respect to any assignment of US Revolving Credit Loans, US Tranche A Revolving Credit Commitments or US Tranche B Revolving Credit Commitments and the Canadian Administrative Agent, the Swingline Lender, the Canadian Letter of Credit Issuers, with respect to any assignment of Canadian Revolving Credit Loans, Canadian Tranche A Revolving Credit Commitments or Canadian Tranche B Revolving Credit Commitments.
(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of (i) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) an assignment of the entire remaining amount of the assigning Lender’s Commitments or (iii) an assignment by any Joint Bookrunner, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the US Administrative Agent or the Canadian Administrative Agent, as applicable) shall not be less than $5,000,000, unless each of the Company and the US Administrative Agent otherwise consents; provided that no such consent of the Company shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; and provided, further, that contemporaneous assignments to a single assignee made by affiliated Lenders or related Approved Funds or by a single assignor to related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;
(B)    the payment to the US Administrative Agent of an assignment in an amount equal to $3,500 (save for transfer made by any Joint Bookrunner or one of their Affiliates);
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the US Administrative Agent any tax forms required by Section 5.4 and an administrative questionnaire in a form approved by the US Administrative Agent in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including Federal and state securities laws.
For the purpose of this Section 13.6(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank or commercial loans and similar extensions of credit and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to Section 13.6(b)(vi), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and to the Loss Sharing Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.6(c).
(iv)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Credit

Commitment, and the outstanding balances of its Revolving Credit Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (B) except as set forth in (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrowers or any Subsidiary or the performance or observance by Holdings, the Borrowers or any Subsidiary of any of their obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 8.9 or delivered pursuant to Section 9.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (E) such assignee will independently and without reliance upon the US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent and the Canadian Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent and the Canadian Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees to be bound by the terms of the Intercreditor Agreement and the Loss Sharing Agreement and (H) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(v)    The US Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at the US Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and interest thereon) and any payment made by a Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the US Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrowers, the US Administrative Agent, the Canadian Administrative Agent, the Letter of Credit Issuers, the US Collateral Agent, the Canadian Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrowers, the Canadian Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(vi)    Upon its receipt of and, if required, consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire and the tax form required by Section 5.4 (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by Section 13.6(b)(i), the US Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of the Company, any Administrative Agent, any Collateral Agent, any Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agents, the Collateral Agents, the Letter of Credit Issuers, the Swingline Lender, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1 that affects such Participant. Subject to Section 13.6(c)(ii), the Company agrees that each Participant shall be entitled to the benefits (and subject to the requirements) of Sections 2.10, 2.11, 3.5, 5.4 and 13.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.
(ii)    A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that the entitlement to a greater payment resulted from a change in Applicable Laws after the Participant became a Participant or unless the sale of the participation to such Participant was made with the Borrower’s prior written consent. Each Lender having sold a participation in any of its Obligations, acting as a non-fiduciary agent of the Company solely for this purpose, shall establish and maintain at its address a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such Participant (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such Participant in any Obligation, in any Commitment and in any right to receive any principal, interest or other payment hereunder. A Participant listed in the foregoing register shall be treated by the parties as the Participant for all purposes of this Agreement, notwithstanding notice to the contrary.
(d)    Any Lender may, without the consent of the Company, the Collateral Agents or the Administrative Agents, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrowers hereby agree that, upon request of any Lender at any time and from time to time after the Borrowers have made their initial borrowing hereunder, the Borrowers shall provide to such Lender, at the Borrowers’ own expense, a promissory note, substantially in the form of Exhibit I, evidencing the Revolving Credit Loans owing to such Lender.
(e)    Subject to Section 13.16, the Borrowers authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrowers and their Affiliates that has been delivered to such Lender by or on behalf of the Borrowers and their Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers and their Affiliates in connection with such Lender’s credit evaluation of the Borrowers and their Affiliates prior to becoming a party to this Agreement.
13.7    Replacements of Lenders under Certain Circumstances.
(a)    The Company, at its sole expense, shall be permitted to replace any Lender (or any Participant) that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 2.11, 3.5 or 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (A) such replacement does not conflict with any Applicable Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Company shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts) pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the US Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6, (F) any such replacement shall not be deemed to be a waiver of any rights that the Company, the US Administrative Agent or any other Lender shall have against the replaced Lender or that the replaced Lender shall have against the Borrowers and the other parties for indemnity, contribution, payment of disputed and other unpaid amounts and otherwise and (G) such replacement shall materially reduce the future amounts payable pursuant to Section 2.10, 2.11, 3.5 and 5.4 (as applicable).
(b)    If any Lender (such Lender a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination, which pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected, Supermajority Tranche A Lenders or Supermajority Tranche B Lenders, and with respect to which the Required Lenders, Required Tranche A Lenders or Required Tranche B Lenders, as applicable, shall have granted their consent, then provided no Event of Default has occurred and is continuing, the Company shall have the right (unless such Non-Consenting Lender grants such consent), at its own cost and expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more assignees reasonably acceptable to the US Administrative Agent; provided that: (i) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest and/or fees thereon, (iii) the replacement Lender shall consent to the proposed amendment, waiver, discharge or termination and (iv) all Lenders (except all Non-Consenting Lenders which are simultaneously replaced) have consented to such proposed amendment, waiver, discharge or termination. In connection with any such assignment, the Company, the US Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.
13.8    Payments Generally; Adjustments; Set-off.
(a)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.1(c), 3.3, 3.4 or 12.9, then the US Administrative Agent or the Canadian Administrative Agent, as applicable, may, in their discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the US Administrative Agent, the Canadian Administrative Agent, the Swingline Lender or the Letter of Credit Issuer to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as Cash Collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the US Administrative Agent or the Canadian Administrative Agent, as applicable, in their discretion.
(b)    If any Lender (a “benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or the participations in Letter of Credit Obligations or Swingline Loans held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or participations, such benefited Lender shall (a) notify the US Administrative Agent or the Canadian Administrative Agent, as applicable, of such fact, and (b) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that, (i) if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by Holdings, the Borrowers or any other Credit Party pursuant to and in accordance with the express terms of this Agreement and the other Credit Documents, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in Drawings or Swingline Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.
(c)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers, as the case may be. Each Lender agrees promptly to notify the Company and the US Administrative Agent or the Canadian Administrative Agent, as applicable, after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
13.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the US Administrative Agent.

13.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.11    Integration. This Agreement and the other Credit Documents represent the agreement of Holdings, the Borrowers, the US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent, the Co-Collateral Agent, the Swingline Lender, the Letter of Credit Issuers and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the US Collateral Agent, the Canadian Collateral Agent, the US Administrative Agent, the Canadian Administrative Agent, the Co-Collateral Agent, the Swingline Lender, the Letter of Credit Issuers or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
13.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
13.13    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
(b)    consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Section 13.2 or at such other address of which the US Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.
13.14    Acknowledgments. Each of Holdings and the Borrowers hereby acknowledge that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)    neither the US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent, the Co-Collateral Agent, the Swingline Lender, the Letter of Credit Issuers nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrowers arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent, the Co-Collateral Agent, the Swingline Lender, the Letter of Credit Issuers and Lenders, on one hand, and Holdings or the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrowers and the Lenders.
13.15    WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWERS, THE US ADMINISTRATIVE AGENT, THE CANADIAN ADMINISTRATIVE AGENT, THE US COLLATERAL AGENT, THE CANADIAN COLLATERAL AGENT, THE CO-COLLATERAL AGENT, THE SWINGLINE LENDER, THE LETTER OF CREDIT ISSUERS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
13.16    Confidentiality. Each Agent, the Lenders, the Joint Bookrunners, the Swingline Lender and the Letter of Credit (the “Recipients”) Issuers agrees to maintain all Information (as defined below) confidential and shall not publish, disclose or otherwise divulge, such Information; provided that nothing herein shall prevent such Recipients from disclosing any Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by Applicable Law or compulsory legal process based on the advice of counsel (in which case such Recipient agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by Applicable Law, to inform the Company promptly thereof), (b) upon the request or demand of any regulatory authority (including self-regulatory authority, such as the National Association of Insurance Commissioners) having jurisdiction over such Recipient or any of its Affiliates (in which case such Recipient agrees, to the extent practicable and not prohibited by Applicable Law, to inform the Company promptly thereof), (c) to the extent that such Information becomes publicly available other than by reason of improper disclosure by such Recipient or any of its Related Parties thereto in violation of any confidentiality obligations owing to the Company or its Subsidiaries or Affiliates (including those set forth in this Section 13.16), (d) to the extent that such Information is received by such Recipient from a third party that is not, to such Recipient’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Company, or any of the Company’s Subsidiaries or Affiliates or any Related Parties thereto, (e) to the extent that such Information is independently developed by such Recipient, (f) to such Recipient’s Affiliates and to its and their respective employees, legal counsel, independent auditors, professionals, rating agencies and other experts or agents who need to know such Information in connection with the administration of the Credit Documents and who are informed of the confidential nature of such Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.16 (or language substantially similar to this paragraph) (with each such Recipient responsible for such Person’s compliance with this Section 13.16), (g) to potential or prospective Lenders, contractual counterparties under Hedging Agreements to be entered into in connection with the Loans, Transferees or pledges referred to in Section 13.6(d) or (h) for purposes of establishing a “due diligence” defense; provided that (i) the disclosure of any such Information to any Lenders, contractual counterparties under Hedging Agreements, Participants or assignees or prospective Lenders contractual counterparties under Hedging Agree-

ments to be entered into in connection with the Loans, Transferees or pledges referred to in Section 13.6(d) referred to above shall be made subject to the acknowledgment and acceptance by such Lender, counterparty, Transferee or pledgee that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Company and such Recipient in accordance with the standard syndication processes of such Recipient or customary market standards for dissemination of such type of Information. For the purpose of this Section, “Information” means all non-public information received from or on behalf of Holdings, the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses.
13.17    Release of Collateral and Guarantee Obligations; Subordination of Liens.
(a)    The Lenders hereby irrevocably agree that the Liens granted to the US Collateral Agent and the Canadian Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than the Company or any Subsidiary Guarantor, to the extent such Disposition is made in compliance with the terms of this Agreement (and the US Collateral Agent and the Canadian Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second succeeding sentence and Section 24 of the applicable Guarantee), (vi) as required by the US Collateral Agent or the Canadian Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the US Collateral Agent and the Canadian Collateral Agent pursuant to the Security Documents and (vii) with respect to any Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of such Capital Stock that is not prohibited by the Credit Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees (and, if such Guarantors are also Borrowers, from their obligations under this Agreement) upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or in the case of a Previous Holdings in accordance with the conditions set forth in the definition of “Holdings”. The Lenders hereby authorize the US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent and the Canadian Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.
(b)    Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than (i) Cash Management Obligations in respect of any Secured Cash Management Agreements, (ii) Hedging Obligations in respect of any Secured Hedging Agreements and (iii) any contingent indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized, upon request of the Company, the US Administrative Agent, the Canadian Administrative Agent, the US

Collateral Agent and/or the Canadian Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Cash Management Obligations in respect of any Secured Cash Management Agreements, (ii) Hedging Obligations in respect of any Secured Hedging Agreements and (iii) any contingent indemnification obligations not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(c)    Notwithstanding anything to the contrary contained herein or in any other Credit Document, upon request of the Company in connection with any Liens permitted by the Credit Documents, the US Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent and/or the Canadian Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Sections 10.2(c), (e) (solely to the extent if relates to clauses (c), (f) and (q) of Section 10.2), (f), (g), (l), (o), (p), (q), (r), (t) and clause (d) of the definition of “Permitted Liens.”
13.18    USA PATRIOT ACT. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT ACT”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the PATRIOT ACT.
13.19    CURRENCY INDEMNITY. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any Credit Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any Credit Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the US Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practices. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the US Administrative Agent of the amount due, Borrowers or Guarantor will, on the date of receipt by the US Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the US Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the US Administrative Agent is the amount then due under this Agreement or such Credit Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, each Borrower and Guarantor shall indemnify and save the US Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the Credit Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the US Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any Credit Document or under any judgment or order.

SECTION 14.    Affirmation of Obligations.
Upon effectiveness this Agreement pursuant to Section 6, from and after the Closing Date, each of the Credit Parties, as debtor, grantor, pledgor, guarantor, or in any similar capacity in which such Credit Party grants liens or security interests in its properties or otherwise acts as a guarantor, joint or several obligor or other accommodation party, as the case may be, in each case under the Credit Documents, hereby (a) agrees that this Agreement and the transactions contemplated hereby shall not limit or diminish its respective obligations arising under or pursuant to the Credit Documents to which it is a party, (b) reaffirms all of its obligations under the Credit Documents to which it is a party, (c) reaffirms all Liens on any collateral (including the Collateral) which have been granted by it in favor of the Administrative Agent pursuant to any of the Credit Documents (and any filings made in connection therewith), (d) to the extent such Credit Party guaranteed or was jointly or severally liable or provided other accommodations with respect to, the “Obligations” under and as defined in the Existing Credit Agreement or any portion thereof pursuant to any of the Credit Documents, hereby ratifies and reaffirms such guaranties, liabilities and other accommodations, and (e) acknowledges and agrees that each Credit Document executed by it remains in full force and effect and is hereby reaffirmed, ratified and confirmed in all respects.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AMH INTERMEDIATE HOLDINGS CORP., as Holdings

By:	/s/ Paul Morrisroe
	Name:	Paul Morrisroe
	Title:	Senior Vice President, Chief Financial
Officer and Secretary

ASSOCIATED MATERIALS, LLC., as a US Borrower

By:	/s/ Paul Morrisroe
	Name:	Paul Morrisroe
	Title:	Senior Vice President, Chief Financial
Officer and Secretary

GENTEK HOLDINGS, LLC., as a US Borrower

By:	/s/ Paul Morrisroe
	Name:	Paul Morrisroe
	Title:	Senior Vice President, Chief Financial
Officer and Secretary

GENTEK BUILDING PRODUCTS, INC., as a US Borrower

By:	/s/ Paul Morrisroe
	Name:	Paul Morrisroe
	Title:	Senior Vice President, Chief Financial
Officer and Secretary

[Signature Page to Amended and Restated Credit Agreement]

ASSOCIATED MATERIALS CANADA LIMITED, as a Canadian Borrower

By:	/s/ David Brown
	Name:	David Brown
	Title:	President, Secretary

GENTEK CANADA HOLDINGS LIMITED, as a Canadian Borrower

By:	/s/ Paul Morrisroe
	Name:	Paul Morrisroe
	Title:	Senior Vice President, Chief Financial
Officer and Secretary

GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP, by its general partner GENTEK CANADA HOLDINGS LIMITED, as a Canadian Borrower

By:	/s/ Paul Morrisroe
	Name:	Paul Morrisroe
	Title:	Senior Vice President, Chief Financial
Officer and Secretary

Acknowledged and Agreed:

AMH NEW FINANCE, INC., as a US Guarantor

By:	/s/ Paul Morrisroe
	Name:	Paul Morrisroe
	Title:	Senior Vice President, Chief Financial
Officer and Secretary

[Signature Page to Amended and Restated Credit Agreement]

UBS AG, STAMFORD BRANCH, as a US Administrative Agent and as US collateral Agent

By:	/s/ Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Associate Director

By:	/s/ David Urban
	Name:	David Urban
	Title:	Associate Director

[Signature Page to Amended and Restated Credit Agreement]

UBS AG, STAMFORD BRANCH, as a US Letter of Credit Issuer and a Canadian Letter of Credit Issuer

By:	/s/ Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Associate Director

By:	/s/ David Urban
	Name:	David Urban
	Title:	Associate Director

[Signature Page to Amended and Restated Credit Agreement]

UBS AG CANADA BRANCH, as Canadian Administrative Agent and as Canadian Collateral Agent

By:	/s/ Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Associate Director

By:	/s/ David Urban
	Name:	David Urban
	Title:	Associate Director

[Signature Page to Amended and Restated Credit Agreement]

UBS LOAN FINANCE LLC, as Swingline Lender and as a Lender

By:	/s/ Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Associate Director

By:	/s/ David Urban
	Name:	David Urban
	Title:	Associate Director

[Signature Page to Amended and Restated Credit Agreement]

WELLS FARGO CAPITAL FINANCE, LLC, as co-Collateral Agent and as a Lender

By:	/s/ Jonathan Ryan Davison
	Name:	Jonathan Ryan Davison
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a US Letter of Credit Issuer and as a Canadian Letter of Credit Issuer

By:	/s/ Jonathan Ryan Davison
	Name:	Jonathan Ryan Davison
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

WELLS FARGO FINANCIAL CORPORATION CANADA, as a Lender

By:	/s/ Jonathan Ryan Davison
	Name:	Jonathan Ryan Davison
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a US Letter of Credit Issuer and as a Lender

By:	/s/ Michael Getz
	Name:	Michael Getz
	Title:	Vice President

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

[Signature Page to Amended and Restated Credit Agreement]

DEUTSCHE BANK AG CANADA BRANCH, as a Canadian Letter of Credit Issuer and as a Lender

By:	/s/ Raul M. Jurist
	Name:	Raul M. Jurist
	Title:	Managing Director & Principal Officer

By:	/s/ Marcellus Leung
	Name:	Marcellus Leung
	Title:	Assistant Vice President

[Signature Page to Amended and Restated Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ Nigel Fabien
	Name:	Nigel Fabien
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Todd Milenius
	Name:	Todd Milenius
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

PNC BANK CANADA BRANCH, as a Lender

By:	/s/ Mike Danby
	Name:	Mike Danby
	Title:	Assistant Vice President

[Signature Page to Amended and Restated Credit Agreement]

Schedules to the

Amended and Restated Revolving Credit Agreement

Schedule 1.1(a)
Commitments and Addresses of Lenders

US Tranche A Revolving Credit Commitments

Lender	Revolving Credit Commitment
UBS Loan Finance LLC	$31,895,347.00
Wells Fargo Capital Finance, LLC	$47,166,666.67
Deutsche Bank AG New York Branch	$20,743,217.33
SunTrust Bank	$22,159,884.00
PNC Business Credit	$19,534,884.00
TOTAL:	$141,500,000.00

US Tranche B Revolving Credit Commitments

Lender	Revolving Credit Commitment
UBS Loan Finance LLC	$2,833,333.34
Wells Fargo Capital Finance, LLC	$2,833,333.33
Deutsche Bank AG New York Branch	$2,125,000.00
SunTrust Bank	$708,333.33
TOTAL:	$8,500,000.00

2

Canadian Tranche A Revolving Credit Commitments

Lender	Revolving Credit Commitment
UBS Loan Finance LLC	$17,437,985.34
Wells Fargo Financial Corporation Canada	$23,833,333.33
Deutsche Bank AG Canada Branch	$9,590,116.00
SunTrust Bank	$10,173,449.33
PNC Bank Canada Branch	$10,465,116.00
TOTAL:	$71,500,000.00

Canadian Tranche B Revolving Credit Commitments

Lender	Revolving Credit Commitment
UBS Loan Finance LLC	$1,166,666.66
Wells Fargo Financial Corporation Canada	$1,166,666.67
Deutsche Bank AG Canada Branch	$875,000.00
SunTrust Bank	$291,666.67
TOTAL:	$3,500,000.00

3

Schedule 1.1(b)
Mortgaged Property

Street Address	County	State	Record Owner
4200 Knighthurst Road	Ennis	Texas	Associated Materials, LLC
6320 Colonel Talbot Road	London	Ontario	Associated Materials Canada Limited
2501 Trans Canada Highway	Pointe Claire	Quebec	Associated Materials Canada Limited
1001 Corporate Drive	Burlington	Ontario	Associated Materials Canada Limited

4

Schedule 1.1(c)
Existing Letters of Credit

Issuance Bank	Beneficiary	Applicant	Letter of Credit Number	Expiration Date	Amount
US Letters of Credit
UBS AG, Stamford Branch	New Jersey Department of Environmental Protection Site Remediation Program	Gentek Building Products, Inc.	WALI-A04961-1MIR	March 21, 2013 (deemed automatically extended annually unless 120 days prior written notice provided to Beneficiary)	$228,000
UBS AG, Stamford Branch	US Bank National Association ND	Associated Materials LLC	WALI-A05176-1MIR	August 27, 2013 (deemed automatically extended annually unless 60 days prior written notice provided to Beneficiary)	$1,400,000
UBS AG, Stamford Branch	Western Surety Company C/O CNA Surety Corporation	Associated Materials LLC	WALI-A05318-1MIR	August 30, 2013 (deemed automatically extended annually unless 60 days prior written notice provided to Beneficiary)	$162,306
UBS AG, Stamford Branch	Zurich American Insurance Company	Associated Materials LLC	WALI-A05424-1WAL	January 10, 2014 (deemed automatically extended unless 30 days prior written notice provided to Beneficiary)	$2,050,000
Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association	Lumbermans Mutual Casualty Company and/or American Motorists Insurance Company and/or American Manufacturers Mutual Insurance Company	Associated Materials LLC	SM235196W	June 30, 2013 (deemed automatically extended annually unless 60 days prior written notice provided to Beneficiary)	$100,000.00

5

Issuance Bank	Beneficiary	Applicant	Letter of Credit Number	Expiration Date	Amount
Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association	Argonaut Insurance Company	Associated Materials LLC	SM235197W	June 30, 2013 (deemed automatically extended annually unless 60 days prior written notice provided to Beneficiary)	$375,000.00
Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association	11 Cragwood Associates, LLC	Gentek Building Products Inc.	SM235198W	June 30, 2013 (deemed automatically extended annually unless 60 days prior written notice provided to Beneficiary)	$100,000.00
Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association	XL Specialty Insurance Company and/or Greenwich Insurance Company	Associated Materials LLC	SM233894W	January 21, 2014 (deemed automatically extended annually unless 60 days prior written notice provided to Beneficiary)	$5,561,000.00
Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association	D.L. Peterson Trust and PHH Vehicle Management Services, LLC	Associated Materials LLC	SM236214W	December 4, 2013 (deemed automatically extended annually unless 60 days prior written notice provided to Beneficiary)	$920,963.00
TOTAL:					$10,897,269.00
Canadian Letters of Credit in Canadian Dollars
UBS AG, Stamford Branch	Caisee Populaire Desjardins De Notre-Dame Du Mont Carmel	Gentek Building Products Limited Partnership	WALI-A04456-1POZ	June 25, 2013 (final expiration date)	CAD $149,078

6

Issuance Bank	Beneficiary	Applicant	Letter of Credit Number	Expiration Date	Amount
UBS AG, Stamford Branch	US Bank National Association	Gentek Building Products Limited Partnership	WALI-A05177-1MIR	August 27, 2013 (deemed automatically extended annually unless 60 days prior written notice provided to Beneficiary)	CAD $165,000
Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association	PHH Vehicle Management Services Inc.	Gentek Building Products Limited Partnership	SM236216W	December 4, 2013 (deemed automatically extended annually unless 90 days prior written notice provided to Beneficiary)	CAD $234,000.00
TOTAL:					CAD $548,078.00

7

Schedule 6.4(d)
Indebtedness to be refinanced on the Closing Date

None

8

Schedule 8.11(b)
Canadian Pension Plans

Gentek Building Products Limited Partnership Pension Plan for Salaried Employees (Canada), Ontario Registration Number 1030790 (Canadian Defined Benefit Plan)
Gentek Building Products Limited Partnership Pension Plan for Hourly Paid Employees at Burlington, Ontario Registration Number 0909846 (Canadian Defined Benefit Plan)
Gentek Building Products Limited Partnership Pension Plan for Unionized Employees at the Pointe-Claire Plant, Quebec Registration Number 026912 and CRA Registration Number 0436063 (Canadian Defined Benefit Plan)

9

Schedule 8.12
Subsidiaries

Name	Jurisdiction	Corporate Ownership	Guarantor	Restricted	Unrestricted	Specified	Immaterial

Domestic Subsidiaries

Associated Materials, LLC	Delaware	AMH Intermediate Holdings Corp. (f/k/a Carey Intermediate Holdings Corp.) (100%)	Y	–	–	–	–
AMH New Finance, Inc. (f/k/a Carey New Finance, Inc.)	Delaware	Associated Materials, LLC (100%)	Y	Y	N	N	N
Associated Materials Finance, Inc.	Delaware	Associated Materials, LLC (100%)	N	Y	N	N	Y
Gentek Holdings, LLC	Delaware	Associated Materials, LLC (100%)	Y	Y	N	Y	N
Gentek Building Products, Inc.	Delaware	Gentek Holdings, LLC (100%)	Y	Y	N	Y	N

Canadian Subsidiaries

Associated Materials Canada Limited	Ontario	Gentek Building Products, Inc. (100%)	Y	Y	N	Y	N

10

Name	Jurisdiction	Corporate Ownership	Guarantor	Restricted	Unrestricted	Specified	Immaterial
Gentek Canada Holdings Limited	Ontario	Gentek Building Products, Inc. (100%)	Y	Y	N	N	N
Gentek Building Products Limited Partnership	Ontario	Gentek Canada Holdings Limited (0.1%) Associated Materials Canada Limtied (99.9%)	Y	Y	N	Y	N

11

Schedule 8.15
Owned Real Property

Street Address	County	State/Province	Record Owner
3773 State Road	Cuyahoga Falls	OH	Associated Materials, LLC
265 Congress Street	West Salem	OH	Associated Materials, LLC
4200 Knighthurst Road	Ennis	TX	Associated Materials, LLC
7550 East 30th Street	Yuma	AZ	Associated Materials, LLC
880 Moe Drive	Akron	OH	Associated Materials, LLC
6320 Colonel Talbot Road	London	Ontario	Associated Materials Canada Limited
2501 Trans Canada Highway	Pointe Claire	Quebec	Associated Materials Canada Limited
1001 Corporate Drive	Burlington	Ontario	Associated Materials Canada Limited

12

Schedule 10.1
Closing Date Indebtedness

1.    See Schedule 1.1(c) for a list of Existing Letters of Credit

13

Schedule 10.2
Liens

See Attached

14

Schedule 10.2 Liens

1.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: GENTEK BUILDING PRODUCTS, INC.
DELAWARE	GELCO CORPORATION DBA GE CAPITAL FLEET SERVICE	UCC-1	07/23/2001 05/04/2006	10710298
Collateral Encumbered: (1) 2002 INTERNATIONAL 4400 W/GRUMANN OLSON BODY VIN 1HTMKAAN72H516410.

2.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: GENTEK BUILDING PRODUCTS, INC.
DELAWARE	NMHG Financial Services, Inc.	UCC-1	01/17/2008 06/16/2003	31513277
Collateral Encumbered: All of the equipment now or hereafter leased by Lessor to Lessee.

1

3.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: GENTEK BUILDING PRODUCTS, INC.
DELAWARE	GELCO CORPORATION DBA GE CAPITAL FLEET SERVICE	UCC-1	07/21/2003 05/01/2008	31852600
DELAWARE	GELCO CORPORATION DBA GE CAPITAL FLEET SERVICE	UCC-1	10/20/2008	Amendment 83524947
Collateral Encumbered: Equipment lease

4.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: GENTEK BUILDING PRODUCTS, INC.
DELAWARE	RAYMOND LEASING CORPORATION	UCC-1	12/27/2007	74886999
Collateral Encumbered: Equipment

2

5.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: GENTEK BUILDING PRODUCTS, INC.
DELAWARE	FIRST FLEET CORPORATION	UCC-1	01/08/2008	80081438
Collateral Encumbered: Truck, Equipment

6.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: GENTEK BUILDING PRODUCTS, INC.
DELAWARE	RAYMOND LEASING CORPORATION	UCC-1	02/07/2008	80468304
Collateral Encumbered: Equipment

7.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: GENTEK BUILDING PRODUCTS, INC.
DELAWARE	FIRST FLEET CORPORATION	UCC-1	05/19/2008	81715141
Collateral Encumbered: Truck

3

8.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: Goodman GENTEK BUILDING PRODUCTS, INC.
DELAWARE	RAYMOND LEASING CORPORATION	UCC-1	11/24/2008	83918297
Collateral Encumbered: Equipment

9.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ALSIDE, INC.
DELAWARE	PACKAGING CORPORATION OF AMERICA	UCC-1	02/18/2004 11/11/2008	40436966
Collateral Encumbered: (1) Unimove Lift Tube device with 43’ X 28’ Bridge Crane.

10.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ALSIDE, INC.
DELAWARE	PACKAGING CORPORATION OF AMERICA	UCC-1	8/12/2004 03/11/2009	42276535
Collateral Encumbered: (100) Collapsible Racks and (25) Mobile Slave Carts.

4

11.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ALSIDE, INC.
DELAWARE	IBM CREDIT LLC	UCC-1	10/25/2005	53307031
Collateral Encumbered: Equipment

12.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
DELAWARE	CISCO SYSTEMS CAPITAL CORPORATION	UCC-1	04/19/2006	61308717
Collateral Encumbered: Equipment lease

13.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	Wells Fargo Equipment Finance, Inc.	UCC-1	01/10/2002 07/14/2006 03/18/2008	20302533
Collateral Encumbered: All rents and other payments due and to become due, all equipment leased without limitation under said Schedule U dated June 1, 2001 under Agreement of Lease No. AMI98.

5

14.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	Wells Fargo Equipment Finance, Inc.	UCC-1	03/28/2002 10/05/2006 03/17/2008	20989297
Collateral Encumbered: Equipment lease

15.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	FIRST FLEET CORPORATION	UCC-1	08/01/2003 07/19/2004 02/22/2006 07/02/2008	32000209
DELAWARE	FIRST FLEET CORPORATION	UCC-1	08/13/2008	Amendment 82773891
Collateral Encumbered: Equipment, vehicles
Collateral Encumbered: THIS IS A FULL ASSIGNMENT.

16.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	NEC Financial Services, Inc.	UCC-1	05/10/2004 04/21/2009	41445206
Collateral Encumbered: NEC NEAX2000 IPS Telephone Systems with Voice Mail

6

17.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	First Fleet Corporation	UCC-1	06/30/2004 05/29/2009	41822313
Collateral Encumbered: Equipment lease

18.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	First Fleet Corporation	UCC-1	07/08/2004 07/21/2004 05/29/2009	41906306
Collateral Encumbered: (a) Equipment lease

19.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	First Fleet Corporation	UCC-1	03/08/2005 02/08/2010	50740259
Collateral Encumbered: Equipment lease.

7

20.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	NMHG Financial Services, Inc.	UCC-1	05/18/2005	51537530
DELAWARE	NMHG Financial Services, Inc.	UCC-1	03/11/2010	Amendment 00828073
Collateral Encumbered: Equipment lease
Collateral Encumbered: Equipment

21.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	NMHG Financial Services, Inc.	UCC-1	08/08/2005 05/14/2010	52449735
Collateral Encumbered: Equipment lease

22.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	First Fleet Corporation	UCC-1	11/22/2005	53613933
Collateral Encumbered: Equipment lease

8

23.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	NMHG Financial Services, Inc.	UCC-1	02/17/2006	60592014
Collateral Encumbered: Equipment lease

24.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	First Fleet Corporation	UCC-1	02/21/2006	60610097
Collateral Encumbered: Equipment lease

25.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	H.B. FULLER COMPANY	UCC-1	03/07/2006	60868711
Collateral Encumbered: Equipment

9

26.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	CISCO SYSTEMS CAPITAL CORPORATION	UCC-1	04/19/2006	61313634
Collateral Encumbered: Software/telecommunication equipment

27.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	IBM Credit LLC	UCC-1	05/16/2006	61654425
Collateral Encumbered: Equipment

28.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	IBM Credit LLC	UCC-1	05/18/2006	61681287
Collateral Encumbered: Equipment, software

10

29.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATION
DELAWARE	First Fleet Corporation	UCC-1	07/18/2006	62473080
Collateral Encumbered: Equipment, software

30.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS
DELAWARE	BANC OF AMERICA LEASING & CAPITAL, LLC	UCC-1	10/30/2006	63775939
Collateral Encumbered: Equipment lease

31.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS
DELAWARE	BANC OF AMERICA LEASING & CAPITAL, LLC	UCC-1	11/10/2006	63936051
Collateral Encumbered: Copiers

11

32.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
DELAWARE	First Fleet Corporation	UCC-1	11/21/2006	64060414
Collateral Encumbered: Equipment lease

33.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
DELAWARE	First Fleet Corporation	UCC-1	11/30/2006	64170361
Collateral Encumbered: Equipment lease

34.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
DELAWARE	FIRST FLEET CORPORATION	UCC-1	12/16/2006	64411724
DELAWARE	FIRST FLEET CORPORATION	UCC-1	05/30/2007	64411724
Collateral Encumbered: Equipment lease, Equipment

12

35.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
DELAWARE	First Fleet Corporation	UCC-1	02/16/2007	70630250
Collateral Encumbered: Equipment lease

36.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
DELEWARE	FIRST FLEET CORPORATION	UCC-1	02/16/2007	70630375
Collateral Encumbered: Equipment lease

37.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
DELEWARE	FIRST FLEET CORPORATION	UCC-1	04/03/2007	71240679
DELEWARE	BANK OF THE WEST AND ITS SUCCESSORS OR ASSIGNS	UCC-1	05/29/2008	Amendment 81833068
Collateral Encumbered: Equipment lease

13

38.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
DELEWARE	FIRST FLEET CORPORATION	UCC-1	04/04/2007	712655700
Collateral Encumbered: Equipment lease

39.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
DELAWARE	FIRST FLEET CORPORATION	UCC-1	05/18/2007	71897148
Collateral Encumbered: Equipment lease

40.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
DELAWARE	FIRST FLEET CORPORATION	UCC-1	05/18/2007	71897155
Collateral Encumbered: Equipment lease

14

41.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	FIRST FLEET CORPORATION	UCC-1	06/21/2007	72348802
Collateral Encumbered: Equipment lease

42.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	FIRST FLEET CORPORATION	UCC-1	06/28/2007	72456225
Collateral Encumbered: Equipment lease

43.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	FIRST FLEET CORPORATION	UCC-1	07/17/2007	72684438
Collateral Encumbered: Equipment lease

15

44.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	TECHNOLOGY INVESTMENT PARTNERS, LLC	UCC-1	09/19/2007	73543740
Collateral Encumbered: Equipment lease

45.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	FIRST FLEET CORPORATION	UCC-1	09/21/2007	73575726
Collateral Encumbered: Equipment lease

46.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	DE LAGE LANDEN FINANCIAL SERVICES, INC.	UCC-1	09/25/2007 10/29/2008	73625901
Debtor: ASSOCIATED MATERIALS, LLC
Collateral Encumbered: Equipment lease

16

47.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	FIRST FLEET CORPORATION	UCC-1	10/16/2007	73889457
Delaware	BANK OF WEST AND ITS SUCESSORS	UCC-1	05/28/2008	Amendment 81817186
Collateral Encumbered: Equipment lease
Collateral Encumbered Same as above

48.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	FIRST FLEET CORPORATION	UCC-1	11/19/2007	74406178
Collateral Encumbered: Equipment lease

49.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	FIRST FLEET CORPORATION	UCC-1	12/10/2007	74651526
Collateral Encumbered: Equipment lease

17

50.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	FIRST FLEET CORPORATION	UCC-1	12/19/2007	74804075
Collateral Encumbered: Forklift

51.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	FIRST FLEET CORPORATION	UCC-1	12/31/2007	74914452
Collateral Encumbered: Equipment lease

52.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	TECHNOLOGY INVESTMENT PARTNERS, LLC	UCC-1	01/09/2008	80110112
Collateral Encumbered: Equipment lease

18

53.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	FIRST FLEET CORPORATION	UCC-1	01/14/2008	80154433
Collateral Encumbered: Equipment lease

54.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	H.B. FULLER COMPANY	UCC-1	03/27/2008	81064920
Collateral Encumbered: Equipment

55.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	GENERAL ELECTRIC CAPITAL CORPORATION	UCC-1	04/04/2008	81196078
Collateral Encumbered: Equipment

19

56.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	TECHNOLOGY INVESTMENT PARTNERS, LLC	UCC-1	04/08/2008	81216900
Delaware	NATIONAL CITY COMMERCIAL CAPITAL COMPANY, LLC	UCC-1	10/20/2008	Amendment 83522982
Collateral Encumbered: Equipment lease
Collateral Encumbered: Secured Party assigns all of its right, title and interest in the above reference financing statement to Assignee

57.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	GENERAL ELECTRIC CAPITAL CORPORATION	UCC-1	04/11/2008	81280161
Collateral Encumbered: Equipment

58.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	GENERAL ELECTRIC CAPITAL CORPORATION	UCC-1	04/23/2008	81418191
Collateral Encumbered: Forklifts

20

59.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware ?	GENERAL ELECTRIC CAPITAL CORPORATION	UCC-1	05/01/2008	81512761
Collateral Encumbered: Forklifts

60.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	GENERAL ELECTRIC CAPITAL CORPORATION	UCC-1	05/02/2008	81535960
Collateral Encumbered: Forklifts

61.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	GENERAL ELECTRIC CAPITAL CORPORATION	UCC-1	05/28/2008	81826997
Collateral Encumbered: Forklifts

21

62.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	GENERAL ELECTRIC CAPITAL CORPORATION	UCC-1	06/18/2008	82091070
Collateral Encumbered: Forklifts

63.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	GENERAL ELECTRIC CAPITAL CORPORATION	UCC-1	07/17/2008	82467361
Collateral Encumbered: Forklifts

64.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	XEROX CORPORATION	UCC-1	08/08/2008	82726691
Collateral Encumbered: Xerox equipment

22

65.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	GENERAL ELECTRIC CAPITAL CORPORATION	UCC-1	08/15/2008	82796942
Collateral Encumbered: Truck

66.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS INCORPORATED
Delaware	TECHNOLOGY INVESTMENT PARTNERS, LLC	UCC-1	09/25/2008	83260831
Collateral Encumbered: Equipment lease

67.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	IBM CREDIT, LLC	UCC-1	12/30/2008	84318729
Collateral Encumbered: Equipment, related software

23

68.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	TOYOTA MOTOR CREDIT CORPORATION	UCC-1	03/12/2009	90191712
Collateral Encumbered: Forklift

69.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	IBM CREDIT, LLC	UCC-1	03/19/2009	90887114
Collateral Encumbered: Equipment, related software

70.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	IBM CREDIT, LLC	UCC-1	04/15/2009	91195228
Collateral Encumbered: Equipment, related software

24

71.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	TECHNOLOGY INVESTMENT PARTNERS, L.L.C.	UCC-1	09/24/2009	93053680
Collateral Encumbered: Equipment lease

72.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	AXIS CAPITAL, INC	UCC-1	01/29/2010	320741
Collateral Encumbered: All personal property

73.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	CISCO SYSTEMS CAPITAL CORPORATION	UCC-1	02/01/2010	349989
Collateral Encumbered: Equipment lease

25

74.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	WELLS FARGO EQUIPMENT FINANCE, INC.	UCC-1	03/12/2010	849491
Collateral Encumbered: Equipment

75.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	TOYOTA MOTOR CREDIT CORPORATION	UCC-1	04/30/2010	1522329
Collateral Encumbered: Forklifts

76.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	FIRST FLEET CORPORATION	UCC-1	06/30/2010	2275703
Collateral Encumbered: Equipment lease

26

77.

Jurisdiction	Secured Party	Filing Type	Filing Date	Filing Number
Debtor: ASSOCIATED MATERIALS, LLC
Delaware	KONICA MINOLTA PREMIER FINANCE	UCC-1	08/18/2010	2881963
Collateral Encumbered: Equipment lease

27

	Debtor	Secured Party	Filing Jurisdiction	Filing Number Filing Date	Collateral Description/Comments
78.	AMH New Finance, Inc.	Wells Fargo Bank, National Association, as Collateral Agent	Delaware – SOS	UCC-1 #2011 3398586 09/01/2011	All assets now owned or hereafter acquired by Debtor or in which Debtor otherwise has rights and all proceeds thereof.
79.	Associated Materials, LLC	Axis Capital, Inc.	Delaware – SOS	Amendment #2010 3463225 10/05/2010	Amends UCC-1 #2010 0320741. Restated collateral description pertaining to all equipment now or hereafter acquired that is covered by one or more leases; etc.
80.	Associated Materials, LLC	Wells Fargo Bank, National Association, as Notes Collateral Agent	Delaware – SOS	UCC-1 #2010 3572272 10/13/2010	All assets now owned or hereafter acquired by Debtor or in which Debtor otherwise has rights and all proceeds thereof.
81.	Associated Materials, LLC	Wells Fargo Bank, National Association, as Notes Collateral Agent	Delaware – SOS	Amendment #2010 3627613 10/18/2010	Amends UCC-1 #2010 3572272 dated 10/13/2010. Secured Party’s address is amended.
82.	Associated Materials, LLC	Wells Fargo Bank, N.A.	Delaware – SOS	UCC-1 #2010 4399527 12/13/2010	Precautionary filing in connection with equipment (Clark Forklifts, etc.).
83.	Associated Materials, LLC	Wells Fargo Bank, N.A.	Delaware – SOS	UCC-1 #2011 0775679 03/02/2011	Precautionary filing in connection with Equipment (Genie Scissor Lift, etc.).
84.	Associated Materials, LLC	GE TF Trust c/o General Electric Capital Corporation	Delaware – SOS	UCC-1 #2011 1134546 03/28/2011	Precautionary filing in connection with leased equipment (2011 Freightliner Model M2-112 Heavy Duty Heavy Truck; etc.).
85.	Associated Materials, LLC	GE TF Trust c/o General Electric Capital Corporation	Delaware – SOS	UCC-1 #2011 1490534 04/20/2011	Precautionary filing in connection with leased equipment (2012 Freightliner Model M2-112 Heavy Duty Heavy Truck; etc.).
86. .	Associated Materials, LLC	General Electric Credit Corporation of Tennessee	Delaware – SOS	UCC-1 #2011 1555237 04/26/2011	Precautionary filing in connection with leased equipment (Five 5) Moffett Lift Trucks, etc.).

28

	Debtor	Secured Party	Filing Jurisdiction	Filing Number Filing Date	Collateral Description/Comments
87.	Associated Materials, LLC	Banc of America Leasing & Capital, LLC	Delaware – SOS	UCC-1 #2011 1655367 05/03/2011	Leased equipment (tractors, trailers, parts, etc.) pursuant to a Master Lease Agreement dated 04/12/2011.
88.	Associated Materials, LLC	GE TF Trust c/o General Electric Capital Corporation	Delaware – SOS	UCC-1 #2011 1772642 05/11/2011	Precautionary filing in connection with leased equipment (2012 Freightliner Model M2-112 Heavy Duty Heavy Truck; etc.).
89.	Associated Materials, LLC	GE TF Trust	Delaware – SOS	UCC-1 #2011 1878548 05/18/2011	Precautionary filing in connection with leased equipment (2012 Volvo Truck, etc.).
90.	Associated Materials, LLC	GE TF Trust	Delaware – SOS	UCC-1 #2011 2017542 05/26/2011	Precautionary filing in connection with leased equipment (2012 Freightliner Model M2-112 Heavy Duty Heavy Truck; etc.).
91.	Associated Materials, LLC	General Electric Credit Corporation of Tennessee	Delaware – SOS	UCC-1 #2011 2124116 06/03/2011	Precautionary filing in connection with leased equipment (2010 Palfinger Forklifts, etc.).
92.	Associated Materials, LLC	GE TF Trust	Delaware – SOS	UCC-1 #2011 2295767 06/15/2011	Precautionary filing in connection with leased equipment (2011 Freightliner Model M2-112 Heavy Duty Heavy Truck; etc.).
93.	Associated Materials, LLC	GE TF Trust	Delaware – SOS	UCC-1 #2011 2410606 06/23/2011	Precautionary filing in connection with leased equipment (2012 Freightliner Model M2-112 Heavy Duty Heavy Truck; etc.).
94.	Associated Materials, LLC	NMHG Financial Services, Inc.	Delaware – SOS	UCC-1 #2011 2452913 06/27/2011	Leased equipment, etc.
95.	Associated Materials, LLC	General Electric Credit Corporation of Tennessee	Delaware – SOS	UCC-1 #2011 2891524 07/27/2011	Precautionary filing in connection with leased equipment (One (1) Moffett 2011 Lift truck, etc.).
96.	Associated Materials, LLC	General Electric Credit Corporation of Tennessee	Delaware – SOS	UCC-1 #2011 3164400 08/15/2011	Precautionary filing in connection with leased equipment (Moffett Forklifts, etc.).

29

	Debtor	Secured Party	Filing Jurisdiction	Filing Number Filing Date	Collateral Description/Comments
97.	Associated Materials, LLC	GE TF Trust	Delaware – SOS	UCC-1 #2011 3547059 09/15/2011	Precautionary filing in connection with leased equipment (2012 Freightliner Model M2-112 Heavy Duty Heavy Truck; etc.).
98.	Associated Materials, LLC	General Electric Credit Corporation of Tennessee	Delaware – SOS	UCC-1 #2011 3727297 09/28/2011	Precautionary filing in connection with a true lease (Moffett Lift Trucks, etc.).
99.	Associated Materials, LLC	GE TF Trust	Delaware – SOS	UCC-1 #2011 3927541 10/12/2011	Precautionary filing in connection with leased equipment (2012 Freightliner Model M2-112 Heavy Duty Heavy Truck; etc.).
100.	Associated Materials, LLC	GE TF Trust	Delaware – SOS	UCC-1 #2011 4415272 11/16/2011	Precautionary filing in connection with leased equipment (2012 Freightliner Model M2-112 Heavy Duty Heavy Truck; etc.).
101.	Associated Materials, LLC	GE TF Trust	Delaware – SOS	UCC-1 #2011 4639640 12/05/2011	Precautionary filing in connection with leased equipment (2012 Freightliner Model M2-112 Heavy Duty Heavy Truck; etc.).
102.	Associated Materials, LLC	GE TF Trust	Delaware – SOS	UCC-1 #2011 4936962 12/22/2011	Precautionary filing in connection with leased equipment (2012 Freightliner Model M2-112 Heavy Duty Heavy Truck; etc.).
103.	Associated Materials, LLC	Toyota Motor Credit Corporation	Delaware – SOS	UCC-1 #2012 1144353 03/26/2012	Toyota forklifts, etc.
104.	Associated Materials, LLC	First Fleet Corporation	Delaware – SOS	Continuation #2012 1478702 04/17/2012	Continues UCC-1 #2007 1897148.
105.	Associated Materials, LLC	First Fleet Corporation	Delaware – SOS	Continuation #2012 1478827 04/17/2012	Continues UCC-1 #2007 1897155.
106.	Associated Materials, LLC	First Fleet Corporation	Delaware – SOS	Continuation #2012 1478884 04/17/2012	Continues UCC-1 #2007 2348802.

30

	Debtor	Secured Party	Filing Jurisdiction	Filing Number Filing Date	Collateral Description/Comments
107.	Associated Materials, LLC	First Fleet Corporation	Delaware – SOS	Continuation #2012 1478876 04/17/2012	Continues UCC-1 #2007 2456225.
108.	Associated Materials, LLC (see entry #45 below)	Plaintiff: Virginia Stroh, et al	Ohio, U.S. District Court (Northern District)	Civil Case #: 1:11-cv-02232-BYP 10/19/2011	Federal Litigation – Breach of Contract suit.
109.	Associated Materials, LLC (see entry #46 below)	Plaintiff: Richard Wroughton, et al	Ohio, U.S. District Court (Northern District)	Civil Case #: 1:11-cv-02719-BYP 12/14/2011	Federal Litigation – 190 Suit
110.	Gentek Building Products, Inc.	Plaintiff: Virginia Stroh, et al	Ohio, U.S. District Court (Northern District)	Civil Case#: 1:11- cv-02232-BYP 10/19/2011	Federal Litigation – Breach of Contract Suit
111.	Gentek Building Products, Inc.	Plaintiff: Richard Wroughton, et al	Ohio, U.S. District Court (Northern District)	Civil Case#: 1:11-cv-02719-BYP 12/14/2011	Federal Litigation – 190 Suit
112.	Carey New Finance, Inc.	Wells Fargo Bank, National Association, as Notes Collateral Agent	Delaware – SOS	UCC-1 #2010 3572470 10/13/2020	All assets now owned or hereafter acquired by Debtor or in which Debtor otherwise has rights and all proceeds thereof.
113.	Carey New Finance, Inc.	Wells Fargo Bank, National Association, as Notes Collateral Agent	Delaware – SOS	Amendment #2011 3398933 09/01/2011	Amends UCC-1 #2010 3572470 dated 10/13/2010. Debtor’s name is amended to read AMH New Finance, Inc.
114.	Carey New Finance, Inc.	Wells Fargo Bank, National Association, as Notes Collateral Agent	Delaware – SOS	Amendment #2010 3621731 10/15/2010	Amends UCC-1 #2010 3572470 dated 10/13/2010. Secured Party’s address is amended.

31

	Debtor	Secured Party	Filing Jurisdiction	Filing Number Filing Date	Collateral Description/Comments
115.	Gentek Building Products, Inc.	Wells Fargo Bank, National Association, as Notes Collateral Agent	Delaware – SOS	UCC-1 #2010 3572520 10/13/2010	All assets now owned or hereafter acquired by Debtor or in which Debtor otherwise has rights and all proceeds thereof.
116.	Gentek Building Products, Inc.	Wells Fargo Bank, National Association, as Notes Collateral Agent	Delaware – SOS	Amendment #2010 3621756 10/15/2010	Amends UCC-1 #2010 3572520 dated 10/13/2010. Secured Party’s address is amended.
117.	Gentek Holdings, LLC	Wells Fargo Bank, National Association, as Notes Collateral Agent	Delaware – SOS	UCC-1 #2010 3572595 10/13/2010	All assets now owned or hereafter acquired by Debtor or in which Debtor otherwise has rights and all proceeds thereof.
118.	Gentek Holdings, LLC	Wells Fargo Bank, National Association, as Notes Collateral Agent	Delaware – SOS	Amendment #2010 3621764 10/15/2010	Amends UCC-1 #2010 3572595 dated 10/13/2010. Secured Party’s address is amended.

32

#	Debtor	Jurisdiction	File Date	Secured Party	Filing #	Collateral
119.	Associated Materials, LLC	Delaware SOS	February 15, 2005	General Electric Capital Corporation	# 50508284	Equipment, personal property, vehicles
120.	Associated Materials, LLC	Delaware SOS	March 12, 2009	Toyota Motor Credit Corp.	# 90791712	Forklift lease
121.	Associated Materials, LLC	Delaware SOS	July 5, 2012	Fifth Third Bank / Daimler Trust	# 22591701	Equipment
122.	Associated Materials, LLC	Delaware SOS	January 14, 2013	Daimler Trust	#30177502	Equipment
123.	Associated Materials, LLC (f/k/a Associated Materials Incorporated)	Delaware SOS	January 31, 2008	First Fleet Corporation	# 80386928	Equipment
124.	Associated Materials, LLC (f/k/a Associated Materials Incorporated)	Delaware SOS	February 25, 2008	First Fleet Corporation	# 80662187	Equipment
125.	Associated Materials, LLC (f/k/a Associated Materials Incorporated)	Delaware SOS	March 21, 2008	First Fleet Corporation	# 80998979	Equipment
126.	Associated Materials, LLC (f/k/a Associated Materials Incorporated)	Delaware SOS	April 11, 2008	First Fleet Corporation	# 81285269	Equipment
127.	Associated Materials, LLC (f/k/a Associated Materials Incorporated)	Delaware SOS	April 17, 2008	First Fleet Corporation	# 81343050	Equipment
128.	Associated Materials, LLC (f/k/a Associated Materials Incorporated)	Delaware SOS	May 16, 2008	First Fleet Corporation	# 81698289	Equipment
129.	Associated Materials, LLC (f/k/a Associated Materials Incorporated)	Delaware SOS	June 4, 2008	First Fleet Corporation	# 81906914	Equipment
130.	Associated Materials, LLC (f/k/a Associated Materials Incorporated)	Delaware SOS	June 5, 2008	First Fleet Corporation	# 81927282	Equipment
131.	Associated Materials, LLC (f/k/a Associated Materials Incorporated)	Delaware SOS	September 3, 2008	First Fleet Corporation	# 82981882	Equipment

33

Schedule 10.4
Dispositions

1.	Lease Agreement dated December 27, 2004 by and between Associated Materials Incorporated, as landlord, and Ryan Knighthurst Operations, L.P., as tenant, as amended.

Schedule 10.5
Investments

None

Schedule 10.9
Negative Pledge Clauses

None

Schedule 10.12
Transactions with Affiliates

1.
Stockholders Agreement, dated as of October 13, 2010, by and among Carey Investment Holdings Corp., Carey Intermediate Holdings Corp., Associated Materials, LLC, Hellman & Friedman Capital Partners VI, L.P., Hellman & Friedman Capital Partners VI (Parallel), L.P., Hellman & Friedman Capital Executives VI, L.P., Hellman & Friedman Capital Associates VI, L.P., and the stockholders signatory thereto.

2.
Subscription Agreement, dated as of October 13, 2010, by and among Carey Investment Holdings Corp., Carey Intermediate Holdings Corp., Carey Acquisition Corp., Hellman & Friedman Capital Partners VI, L.P., Hellman & Friedman Capital Partners VI (Parallel), L.P., Hellman & Friedman Capital Executives VI, L.P., and Hellman & Friedman Capital Associates VI, L.P.

3.	Agreement and Plan of Merger, dated as of October 13, 2010, between Associated Materials Holdings, LLC and AMH Holdings, LLC.

4.	Agreement and Plan of Merger, dated as of October 13, 2010, between AMH Holdings, LLC and AMH Holdings II, Inc.

5.	Agreement and Plan of Merger, dated as of October 13, 2010, between AMH Holdings II, Inc. and Associated Materials, LLC.

Schedule 13.2
Addresses for Notices

To the Company:

Associated Materials, LLC
3773 State Road
Cuyahoga Falls, Ohio 44223
Attention: Bill Horvath, Treasurer

To Holdings:

AMH Intermediate Holdings Corp.
3773 State Road
Cuyahoga Falls, Ohio 44223
Attention: Paul Morrisroe, Senior Vice President, Chief Financial Officer and Secretary

To the U.S. Administrative Agent:

UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Marouan Grissa

To Canadian Administrative Agent:

UBS AG Canada Branch
c/o UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Marouan Grissa

To the U.S. Collateral Agent:

UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Marouan Grissa

To the Canadian Collateral Agent:

UBS AG Canada Branch
c/o UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Marouan Grissa

To the Co-Collateral Agent:

Wells Fargo Capital Finance, LLC
1100 Abernarthy Road, Suite 1600
Atlanta, Georgia 30328
Attention: Loan Portfolio Manager

To the Swingline Lender:

UBS Loan Finance LLC
c/o UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Marouan Grissa

To the Letter of Credit Issuers:

UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Marouan Grissa

Wells Fargo Bank, National Association
1100 Abernarthy Road, Suite 1600
Atlanta, Georgia 30328
Attention: Loan Portfolio Manager

Deutsche Bank AG New York Branch
60 Wall Street
New York, New York 10005
Attention: Omayra Laucella, Vice President

Deutsche Bank AG Canada Branch
199 Bay Street, Suite 4700
M5L 1E9 Toronto, Canada
Attention: Marcellus Leung, Assistant Vice President

EXHIBIT A
TO THE AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE
This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date (as defined below) and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Acceptance and not otherwise defined herein shall have the meanings specified in the Amended and Restated Revolving Credit Agreement, dated as of April 18, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMH INTERMEDIATE HOLDINGS CORP. (f/k/a CAREY INTERMEDIATE HOLDINGS CORP.) (“Holdings”), AMH NEW FINANCE, INC. (f/k/a CAREY NEW FINANCE, INC.) (“AMH”), ASSOCIATED MATERIALS, LLC (the “Company”), GENTEK HOLDINGS, LLC (“Gentek Holdings”) and GENTEK BUILDING PRODUCTS, INC. (“Gentek Building Products”, and together with the Company and Gentek Holdings, the “US Borrowers”, and each, a “US Borrower”), GENTEK CANADA HOLDINGS LIMITED (“Gentek Canada”), ASSOCIATED MATERIALS CANADA LIMITED (“AM Canada”) and GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP (“Gentek LP”, and together with Gentek Canada and AM Canada, the “Canadian Borrowers”, and each, a “Canadian Borrower”, and together with the US Borrowers, the “Borrowers”), the banks, financial institutions and other institutional lenders and investors from time to time parties thereto (each individually a “Lender” and collectively, the “Lenders”), UBS AG, STAMFORD BRANCH, as US Administrative Agent, UBS AG CANADA BRANCH, as Canadian Administrative Agent and the other agents, arrangers and bookrunners party thereto.
The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex 1 hereto and the Credit Agreement, as of the Effective Date inserted by the US Administrative Agent as contemplated below (i) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of the Credit Facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.
1.    Assignor (the “Assignor”): [NAME OF ASSIGNOR]
2.    Assignee (the “Assignee”): [NAME OF ASSIGNEE]
3.    Revolving Credit Commitment of Assignor: [        ]
4.    Outstanding Balance of Revolving Credit Loans of Assignor: [        ]
5.    Assigned Interest:

Exhibit A-1

Credit Facility	Total Commitment of all Lenders under each Credit Facility	Amount of Credit Facility Assigned	Percentage Assigned of Total Commitment of all Lenders under each Credit Facility
US Tranche A Revolving Credit Commitment	$[141,500,000]	$[__]	[0.000000000]%
US Tranche B Revolving Credit Commitment	$[8,500,000]	$[__]	[0.000000000]%
Canadian Tranche A Revolving Credit Commitment	$[71,500,000]	$[__]	[0.000000000]%
Canadian Tranche B Revolving Credit Commitment	$[3,500,000]	$[__]	[0.000000000]%

6.    Effective Date of Assignment (the “Effective Date”): __________, 20  _. [subject to the payment of an assignment fee in an amount of $3,500 to the US Administrative Agent].
The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:	_____________________________
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:	_____________________________
Name:
Title:

Exhibit A-2

Consented to:

UBS AG, STAMFORD BRANCH,
as US Administrative Agent, a US Letter of Credit Issuer and a Canadian Letter of Credit Issuer

By:	_____________________________
Name:
Title:

By:	_____________________________
Name:
Title:

UBS AG CANADA BRANCH,
as Canadian Administrative Agent

By:	_____________________________
Name:
Title:

By:	_____________________________
Name:
Title:

UBS LOAN FINANCE LLC,
as Swingline Lender

By:	_____________________________
Name:
Title:

Exhibit A-3

By:	_____________________________
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a US Letter of Credit Issuer and a Canadian Letter of Credit Issuer

By:	_____________________________
Name:
Title:
DEUTSCHE BANK AG NEW YORK BRANCH,
as a US Letter of Credit Issuer

By:	_____________________________
Name:
Title:

By:	_____________________________
Name:
Title:

DEUTSCHE BANK AG CANADA BRANCH,
as a Canadian Letter of Credit Issuer

By:	_____________________________
Name:
Title:

By:	_____________________________
Name:
Title:

Exhibit A-4

[ASSOCIATED MATERIALS, LLC

By:	_____________________________
Name:
Title: ]

Exhibit A-5

ANNEX I

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.    Representations and Warranties and Agreements.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) its Revolving Credit Commitment, and the outstanding balances of its Revolving Credit Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in this Assignment and Acceptance and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by any of the Borrowers, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document of any of their respective obligations under any Credit Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender thereunder, (iii) from and after the Effective Date, it shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Credit Agreement, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on US Administrative Agent, Canadian Administrative Agent, the US Collateral Agent, Canadian Collateral Agent, the Assignor or any other Lender and (v) it meets all requirements of an Eligible Assignee under the Credit Agreement and (b) agrees that (i) it will, independently and without reliance on US Administrative Agent, Canadian Administrative Agent, the US Collateral Agent, Canadian Collateral Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender, including, if it is a Non-U.S. Lender, its obligations pursuant to Section 5.4 of the Credit Agreement and (iii) it will notify the Company promptly should the assignee not deal at arm’s length with the relevant Canadian Borrower for purposes of the Income Tax Act (Canada).
2.    Payments: From and after the Effective Date, the US Administrative Agent shall make payments in respect of the Assigned Interest (including payments of principal, interest, Fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Annex 1 to Exhibit A

3.    General Provisions.
3.1    In accordance with Section 13.6 of the Credit Agreement, upon execution, delivery, acceptance and recording of this Assignment and Acceptance, from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Credit Agreement with Commitments as set forth herein and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Acceptance, be released from its obligations under the Credit Agreement (and if this Assignment and Acceptance covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5 thereof).
3.2    This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed by one or more of the parties to this Assignment and Acceptance on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “PDF or “TIFF” file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Assignment and Acceptance and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by and interpreted under the law of the state of New York.

Annex 1 to Exhibit A

EXHIBIT C-1
TO THE AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

FORM OF US MORTGAGE
[Provided under Separate Cover]

Exhibit C-1-1

EXHIBIT C-2
TO THE AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

FORM OF CANADIAN MORTGAGE
[Provided under Separate Cover]

Exhibit C-2-1

EXHIBIT D
TO THE AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

FORM OF PERFECTION CERTIFICATE
[See attached]

Exhibit D-1

PERFECTION CERTIFICATE
Reference is hereby made to (i) that certain US Security Agreement dated as of October 13, 2010 (as amended by Amendment No. 1, dated as of April 26, 2012, the “US Revolving Security Agreement”), between AMH INTERMEDIATE HOLDINGS CORP. (f/k/a Carey Intermediate Holdings Corp.), a Delaware corporation (“Holdings”), ASSOCIATED MATERIALS, LLC, a Delaware limited liability company (“OpCo”, and together with Gentek Holdings, LLC and Gentek Building Products, Inc., the “US Borrowers”), and each of the subsidiaries of OpCo listed on Annex A thereto and the US Collateral Agent (as hereinafter defined), (ii) that certain Revolving Canadian Security Agreement dated as of October 13, 2010 (the “Canadian Revolving Security Agreement” and together with the US Revolving Security Agreement, the “Revolving Security Agreements”), between ASSOCIATED MATERIALS CANADA LIMITED, an Ontario corporation (“Associated”), GENTEK CANADA HOLDINGS LIMITED, an Ontario corporation (“Gentek”), and GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP, an Ontario limited partnership (together with Associated and Gentek, the “Canadian Borrowers”, and each, a “Canadian Borrower”, and together with the US Borrowers, the “Borrowers”), each of the subsidiaries of the Canadian Borrowers listed on Annex A thereto and the Canadian Collateral Agent (as hereinafter defined), (iii) that certain Amended and Restated Revolving Credit Agreement, dated as of April 18, 2013, the “Revolving Credit Agreement”) among Holdings, the Borrowers, the Guarantors party thereto, certain other parties thereto, UBS AG, STAMFORD BRANCH, as US Collateral Agent (in such capacity, the “US Collateral Agent”) and UBS AG CANADA BRANCH, as Canadian Collateral Agent (in such capacity, the “Canadian Collateral Agent” and together with the US Collateral Agent, the “Revolving Collateral Agents”), (iv) that certain Indenture dated as of October 13, 2010 (the “Indenture”), among CAREY ACQUISITION CORP., ASSOCIATED MATERIALS NEW FINANCE, INC. (together with Merger Sub, the “Co-Issuers”) the Guarantors party thereto, certain other parties thereto and the Notes Collateral Agent (as hereinafter defined) and (v) that certain Security Agreement dated as of October 13, 2010 (the “Notes Security Agreement” and together with the Revolving Security Agreements, the “Security Agreements”), between the Co-Issuers, the Guarantors party thereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent under the Indenture (the “Notes Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Revolving Credit Agreement or the Security Agreements, as applicable.
As used herein, the term “Companies” means Holdings, the Borrowers, the Co-Issuers and each of their Subsidiaries.
The undersigned hereby certify to the Revolving Collateral Agents and Notes Collateral Agent as follows:
1.Names.
(a)    The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number or federal business number of each U.S. Company and the jurisdiction of formation of each Company.
(b)    Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

1

(c)    Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, amalgamation, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service or the Canada Revenue Agency at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.
2.    Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.
3.    Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, in the past five years, all of the Collateral with a fair market value in excess of $5,000,000 has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.
4.    File Search Reports. Attached hereto as Schedule 4 are file search reports from (A) the Uniform Commercial Code filing offices and/or the Personal Property Registry Offices in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (B) each real estate recording office identified in Schedule 7 with respect to Mortgaged Property on which Collateral consisting of fixtures is or is to be located and such search reports reflect no Liens against any of the Collateral, other than permitted or scheduled under the Revolving Credit Agreement or the Indenture, as applicable.
5.    UCC/PPSA Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreements or the applicable Mortgage, have been filed in the filing offices in the jurisdictions identified in Schedule 6 hereof.
6.    Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5 , (ii) the appropriate filing offices for the filings described in Schedule 10(c) and (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 7.
7.    Real Property. (a) Attached hereto as Schedule 7(a) is a list of all (i) real property owned by each Company as of the Closing Date, (ii) real property to be encumbered by a Mortgage and fixture filing, which real property includes all real property fee owned by each Company having a value in excess of $5,000,000 as of the Closing Date (such real property, the “Mortgaged Property”), (iii) common names, addresses and uses of each Mortgaged Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule. Except as described in Schedule 7(b) attached hereto no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the Mortgaged Property. The Mortgages delivered as of the date hereof are in the appropriate form for filing in the filing offices in the jurisdictions identified in Schedule 6.
8.    Stock Ownership and Other Equity Interests. Attached hereto as Schedule 8(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, limited partnership interests, limited liability company membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Pledge Agreements.

2

Also set forth in Schedule 8(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Pledge Agreements.
9.    Instruments and Tangible Chattel Paper. Attached hereto as Schedule 9 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries in excess of $5,000,000 with respect to each such note or instrument.
10.    Intellectual Property. (a) Attached hereto as Schedule 10(a) is a schedule setting forth all of each Company’s Patents and Trademarks applied for or registered with the United States Patent and Trademark Office and/or Canadian Intellectual Property Office (“CIPO”), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company.
(b) Attached hereto as Schedule 10(b) is a schedule setting forth all of each Company’s United States Copyrights, and all other Copyrights applied for or registered with the United States Copyright Office (“USCO”), including the name of the registered owner and the registration number of each Copyright owned by each Company.
(c) Attached hereto as Schedule 10(c) is a schedule setting forth all material Patent Licenses, material Trademark Licenses and material Copyright Licenses in which the applicable Company is listed as an exclusive licensee and where the licensed intellectual property is applied for or registered with the United States Patent and Trademark Office (“USPTO”), USCO or CIPO, as applicable, including, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.
11.    Commercial Tort Claims. Attached hereto as Schedule 11 is a true and correct list of all Commercial Tort Claims in excess of $5,000,000, held by each U.S. Company, including a brief description thereof.
12.    Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 12 is a list of all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by each Company (other than the Deposit Accounts and Commodity Accounts of the Canadian Borrowers and their Subsidiaries domiciled in Canada), including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and stating if such account is required to be subject to a control agreement pursuant to the Security Agreements and the reason for such account to be excluded from the control agreement requirement.
13.    Letter-of-Credit Rights. Attached hereto as Schedule 13 is a true and correct list of all Letter of Credit rights in a maximum available amount in excess of $5,000,000, which Letter of Credit rights are not Supporting Obligations with respect to Collateral in which the security interest is perfected, and for which any Company is a beneficiary thereunder.
14.    Motor Vehicles. No information is provided with respect to the motor vehicles and other goods (covered by certificates of title or ownership) since they are not required to be pledged pursuant to the Pledge Agreements.
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3

Schedule 1(a)
Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number/ Federal Business Number	Jurisdiction of Formation
AMH Intermediate Holdings Corp.	Corporation	Yes	4868004	#27-3439970	Delaware, United States
Associated Materials, LLC	Limited Liability Company	Yes	2006012	#75-1872487	Delaware, United States
AMH New Finance, Inc.	Corporation	Yes	4875979	#27-3533185	Delaware, United States
Gentek Holdings, LLC	Limited Liability Company	Yes	2770764	#31-1533672	Delaware, United States
Gentek Building Products, Inc.	Corporation	Yes	2770760	#31-1533669	Delaware, United States
Associated Materials Canada Limited	Corporation	Yes	1109323	#13977 4897 RC0001	Ontario, Canada
Gentek Canada Holdings Limited	Corporation	Yes	2215449	#85083 0068 RC0001	Ontario, Canada
Gentek Building Products Limited Partnership	Limited Liability Partnership	Yes	190853440	#84970 1057 RT0001	Ontario, Canada

1

Schedule 1(b)
Prior Organizational Names

Current Company/Subsidiary Name	Prior Name	New Name	Date of Change
Associated Materials Finance, Inc.	Alside, Inc.	Associated Materials Finance, Inc.	October 28, 2009
Associated Materials Canada Limited	Gentek Building Products Limited	Associated Materials Canada Limited	September 6, 2009
Associated Materials, LLC	Associated Materials Incorporated	Associated Materials, LLC	December 28, 2007
Associated Materials, LLC	AMH Holdings, Inc.	AMH Holdings, LLC	December 28, 2007
Associated Materials, LLC	Associated Materials Holdings, LLC	AMH Holdings, LLC	October 13, 2010
Associated Materials, LLC	AMH Holdings, LLC	AMH Holdings II, Inc.	October 13, 2010
Associated Materials, LLC	AMH Holdings II, Inc.	Associated Materials, LLC	October 13, 2010
Associated Materials, LLC	Carey Acquisition Corp.	Associated Materials, LLC	October 13, 2010
AMH Intermediate Holdings Corp.	Carey Intermediate Holdings Corp.	AMH Intermediate Holdings Corp.	October 13, 2010
AMH New Finance, Inc.	Carey New Finance, Inc.	AMH New Finance, Inc.	October 13, 2010

2

Schedule 1(c)
Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	Jurisdiction of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service or the Canada Revenue Agency During Past Five Years
Associated Materials Finance, Inc.	Associated Materials Finance, Inc.	Name Change	October 28, 2009	Delaware, United States	Alside, Inc.
Associated Materials Canada Limited	Associated Materials Canada Limited	Name Change	September 6, 2009	Ontario, Canada	Gentek Building Products Limited
Associated Materials, LLC	Associated Materials LLC	Merger	October 13, 2010	Delaware, United States	AMH Holdings II, Inc.
Gentek Holdings, LLC	Gentek Holdings, LLC	_____	_____	Delaware, United States	AMH Holdings II, Inc.
Gentek Building Products, Inc.	Gentek Building Products, Inc.	_____	_____	Delaware, United States	AMH Holdings II, Inc.

3

Schedule 2
Chief Executive Offices

Company/Subsidiary	Address	County (if applicable)	Jurisdiction
AMH Intermediate Holdings Corp.	c/o Hellman & Friedman LLC One Maritime Plaza, 12th Floor San Francisco, CA 94111	San Francisco	California
Associated Materials, LLC	3773 State Road Cuyahoga Falls, OH 44223	Summit	Ohio
AMH New Finance, Inc.	c/o Hellman & Friedman LLC One Maritime Plaza, 12th Floor San Francisco, CA 94111	San Francisco	California
Gentek Holdings, LLC	3773 State Road Cuyahoga Falls, OH 44223	Summit	Ohio
Gentek Building Products, Inc.	3773 State Road Cuyahoga Falls, OH 44223	Summit	Ohio
Associated Materials Canada Limited	1001 Corporate Drive Burlington, ON L7L 5V5	Burlington	Ontario
Gentek Canada Holdings Limited	1001 Corporate Drive Burlington, ON L7L 5V5	Burlington	Ontario
Gentek Building Products Limited Partnership	1001 Corporate Drive Burlington, ON L7L 5V5	Burlington	Ontario

4

Schedule 3
Transactions Other Than in the Ordinary Course of Business
None

5

Schedule 4
File Search Reports

Company/Subsidiary	Search Report dated	Recording Office	Jurisdiction
Associated Materials, LLC	September 23, 2010	Secretary of State (UCC Debtor Search)	Delaware
Alside, Inc.	September 23, 2010	Secretary of State (UCC Debtor Search)	Delaware
AMH Holdings II, Inc.	September 23, 2010	Secretary of State (UCC Debtor Search)	Delaware
AMH Holdings II, Inc.	September 23, 2010	Secretary of State (Federal Tax Lien Search)	Delaware
AMH Holdings II, Inc.	September 23, 2010	U.S. Northern District Court (Federal Judgment Search)	Ohio
AMH Holdings II, Inc.	September 23, 2010	Summit County Court of Common Pleas (State Tax Lien Search)	Ohio
AMH Holdings II, Inc.	September 23, 2010	Summit County Court of Common Pleas (Local Judgment Search)	Ohio
AMH Holdings II, Inc.	September 23, 2010	Summit County Recorder (Federal Tax Lien Search)	Ohio
AMH Holdings, LLC	September 23, 2010	Secretary of State (UCC Debtor Search)	Delaware
AMH Holdings, LLC	September 23, 2010	Secretary of State (Federal Tax Lien Search)	Delaware
AMH Holdings, LLC	September 23, 2010	Summit County Court of Common Pleas (State Tax Lien Search)	Ohio
AMH Holdings, LLC	September 23, 2010	U.S. Northern District Court (Federal Judgment Search)	Ohio
AMH Holdings, LLC	September 23, 2010	Summit County Court of Common Pleas (Local Judgment Search)	Ohio
AMH Holdings, LLC	September 23, 2010	Summit County Recorder (Federal Tax Lien Search)	Ohio
Associated Materials Canada Limited	September 23, 2010	Recorder of Deeds (UCC Debtor Search)	District of Columbia
Associated Materials Canada Limited	September 23, 2010	Recorder of Deeds (Federal Tax Lien Search)	District of Columbia

6

Associated Materials Canada Limited	September 23, 2010	Recorder of Deeds (State Tax Lien Search)	District of Columbia
Associated Materials Canada Limited	October 7, 2010	British Columbia Personal Property Registry	British Columbia
Associated Materials Canada Limited	October 7, 2010	New Brunswick Personal Property Registry	New Brunswick
Associated Materials Canada Limited	October 7, 2010	Nova Scotia Personal Property Registry	Nova Scotia
Associated Materials Canada Limited	September 23, 2010	Ministry of Government Services Personal Property Security Registration System	Ontario
Associated Materials Canada Limited	September 20, 2010	Register of Personal and Movable Real Rights	Quebec
Associated Materials Canada Limited	October 7, 2010	Saskatchewan Personal Property Registry	Saskatchewan
Associated Materials Canada Limited	October 7, 2010	The Personal Property Registry	Manitoba
Associated Materials Canada Limited	October 7, 2010	The Alberta Registrar of Personal Property	Alberta
Associated Materials Canada Limited	October 7, 2010	Prince Edward Island Personal Property Registry	Prince Edward Island
Associated Materials Canada Limited	October 7, 2010	Newfoundland and Labrador Personal Property Registry	Newfoundland and Labrador
Associated Materials Finance, Inc.	September 23, 2010	Secretary of State (UCC Debtor Search)	Delaware
Associated Materials Finance, Inc.	September 23, 2010	Secretary of State (Federal Tax Lien Search)	Delaware
Associated Materials Finance, Inc.	September 23, 2010	U.S. Northern District Court (Federal Judgment Search)	Ohio
Associated Materials Finance, Inc.	September 23, 2010	Summit County Court of Common Pleas (State Tax Lien Search)	Ohio
Associated Materials Finance, Inc.	September 23, 2010	Summit County Court of Common Pleas (Local Judgment Search)	Ohio
Associated Materials Finance, Inc.	September 23, 2010	Summit County Recorder (Federal Tax Lien Search)	Ohio
Associated Materials Holdings, LLC	September 23, 2010	Secretary of State (UCC Debtor Search)	Delaware
Associated Materials Holdings, LLC	September 23, 2010	Secretary of State (Federal Tax Lien Search)	Delaware

7

Associated Materials Holdings, LLC	September 23, 2010	U.S. Northern District Court (Federal Judgment Search)	Ohio
Associated Materials Holdings, LLC	September 23, 2010	Summit County Court of Common Pleas (State Tax Lien Search)	Ohio
Associated Materials Holdings, LLC	September 23, 2010	Summit County Court of Common Pleas (Local Judgment Search)	Ohio
Associated Materials Holdings, LLC	September 23, 2010	Summit County Recorder (Federal Tax Lien Search)	Ohio
Associated Materials, LLC	September 23, 2010	U.S. Northern District Court (Federal Judgment Search)	Ohio
Associated Materials, LLC	September 23, 2010	Summit County Court of Common Pleas (State Tax Lien Search)	Ohio
Associated Materials, LLC	September 23, 2010	Summit County Court of Common Please (Local Judgment Search)	Ohio
Associated Materials, LLC	September 23, 2010	Summit County Recorder (Federal Tax Lien Search)	Ohio
Gentek Building Products Limited Partnership	September 23, 2010	Recorder of Deeds (UCC Debtor Search)	District of Columbia
Gentek Building Products Limited Partnership	September 23, 2010	Recorder of Deeds (Federal Tax Lien Search)	District of Columbia
Gentek Building Products Limited Partnership	September 23, 2010	Recorder of Deeds (State Tax Lien Search)	District of Columbia
Gentek Building Products Limited Partnership	October 5, 2010	The Alberta Registrar of Personal Property	Alberta
Gentek Building Products Limited Partnership	October 5, 2010	British Columbia Personal Property Registry	British Columbia
Gentek Building Products Limited Partnership	October 5, 2010	The Personal Property Registry	Manitoba
Gentek Building Products Limited Partnership	October 5, 2010	New Brunswick Personal Property Registry	New Brunswick
Gentek Building Products Limited Partnership	October 5, 2010	Newfoundland and Labrador Personal Property Registry	Newfoundland and Labrador
Gentek Building Products Limited Partnership	October 5, 2010	Nova Scotia Personal Property Registry	Nova Scotia
Gentek Building Products Limited Partnership	September 23, 2010	Ministry of Government Services Personal Property Security Registration System	Ontario

8

Gentek Building Products Limited Partnership	October 5, 2010	Prince Edward Island Personal Property Registry	Prince Edward Island
Gentek Building Products Limited Partnership	September 20, 2010	Register of Personal and Movable Real Rights	Quebec
Gentek Building Products Limited Partnership	October 5, 2010	Saskatchewan Personal Property Registry	Saskatchewan
Gentek Building Products, Inc.	September 23, 2010	Secretary of State (UCC Debtor Search)	Delaware
Gentek Building Products, Inc.	September 23, 2010	Secretary of State (Federal Tax Lien Search)	Delaware
Gentek Building Products, Inc.	September 23, 2010	U.S. Northern District Court (Federal Judgment Search)	Ohio
Gentek Building Products, Inc.	September 23, 2010	Summit County Court of Common Please (State Tax Lien Search)	Ohio
Gentek Building Products, Inc.	September 23, 2010	Summit County Court of Common Please (Local Judgment Search)	Ohio
Gentek Building Products, Inc.	September 23, 2010	Summit County Recorder (Federal Tax Lien Search)	Ohio
Gentek Canada Holdings Limited	September 23, 2010	Recorder of Deeds (UCC Debtor Search)	District of Columbia
Gentek Canada Holdings Limited	September 23, 2010	Recorder of Deeds (UCC Debtor Search)	District of Columbia
Gentek Canada Holdings Limited	September 23, 2010	Recorder of Deeds (Federal Tax Lien Search)	District of Columbia
Gentek Canada Holdings Limited	September 23, 2010	Recorder of Deeds (State Tax Lien Search)	District of Columbia
Gentek Canada Holdings Limited	October 5, 2010	The Alberta Registrar of Personal Property	Alberta
Gentek Canada Holdings Limited	October 5, 2010	British Columbia Personal Property Registry	British Columbia
Gentek Canada Holdings Limited	October 5, 2010	The Personal Property Registry	Manitoba
Gentek Canada Holdings Limited	October 5, 2010	New Brunswick Personal Property Registry	New Brunswick
Gentek Canada Holdings Limited	October 5, 2010	Newfoundland and Labrador Personal Property Registry	Newfoundland and Labrador
Gentek Canada Holdings Limited	October 5, 2010	Nova Scotia Personal Property Registry	Nova Scotia

9

Gentek Canada Holdings Limited	September 23, 2010	Ministry of Government Services Personal Property Security Registration System	Ontario
Gentek Canada Holdings Limited	October 5, 2010	Prince Edward Island Personal Property Registry	Prince Edward Island
Gentek Canada Holdings Limited	September 20, 2010	Register of Personal and Movable Real Rights	Quebec
Gentek Canada Holdings Limited	October 5, 2010	Saskatchewan Personal Property Registry	Saskatchewan
Gentek Holdings, LLC	September 23, 2010	Secretary of State (UCC Debtor Search)	Delaware
Gentek Holdings, LLC	September 23, 2010	Secretary of State (Federal Tax Lien Search)	Delaware
Gentek Holdings, LLC	September 23, 2010	U.S. Northern District Court (Federal Judgment Search)	Ohio
Gentek Holdings, LLC	September 23, 2010	Summit County Court of Common Pleas (State Tax Lien Search)	Ohio
Gentek Holdings, LLC	September 23, 2010	Summit County Court of Common Pleas (Local Judgment Search)	Ohio
Gentek Holdings, LLC	September 23, 2010	Summit County Recorder (Federal Tax Lien Search)	Ohio
Carey Acquisition Corp.	October 6, 2010	Secretary of State (UCC Debtor Search)	Delaware
Carey Acquisition Corp.	October 6, 2010	Secretary of State (Federal Tax Lien Search)	Delaware
Carey Acquisition Corp.	October 6, 2010	San Francisco County Recorder (State Tax Lien Search)	California
Carey Acquisition Corp.	October 6, 2010	San Francisco County Recorder (Judgment Lien Search)	California
Carey Acquisition Corp.	October 6, 2010	San Francisco County Recorder (Federal Tax Lien Search)	California
AMH Intermediate Holdings Corp. (f/k/a Carey Intermediate Holdings Corp.)	October 6, 2010	Secretary of State (UCC Debtor Search)	Delaware
AMH Intermediate Holdings Corp. (f/k/a Carey Intermediate Holdings Corp.)	October 6, 2010	Secretary of State (Federal Tax Lien Search)	Delaware

10

AMH Intermediate Holdings Corp. (Carey Intermediate Holdings Corp.)	October 6, 2010	San Francisco County Recorder (State Tax Lien Search)	California
AMH Intermediate Holdings Corp. (Carey Intermediate Holdings Corp.)	October 6, 2010	San Francisco County Recorder (Judgment Lien Search)	California
AMH Intermediate Holdings Corp. (Carey Intermediate Holdings Corp.)	October 6, 2010	San Francisco County Recorder (Federal Tax Lien Search)	California
Carey New Finance Corp.	October 6, 2010	Secretary of State (UCC Debtor Search)	Delaware
Carey New Finance Corp.	October 6, 2010	Secretary of State (Federal Tax Lien Search)	Delaware
Carey New Finance Corp.	October 6, 2010	San Francisco County Recorder (State Tax Lien Search)	California
Carey New Finance Corp.	October 6, 2010	San Francisco County Recorder (Judgment Lien Search)	California
Carey New Finance Corp.	October 6, 2010	San Francisco County Recorder (Federal Tax Lien Search)	California
Gentek Building Products Limited/Produits De Batiment Gentek Limitee	October 7, 2010	The Alberta Registrar of Personal Property	Alberta
Gentek Building Products Limited/Produits De Batiment Gentek Limitee	October 7, 2010	British Columbia Personal Property Registry	British Columbia
Gentek Building Products Limited/Produits De Batiment Gentek Limitee	October 7, 2010	The Personal Property Registry	Manitoba
Gentek Building Products Limited/Produits De Batiment Gentek Limitee	October 7, 2010	New Brunswick Personal Property Registry	New Brunswick
Gentek Building Products Limited/Produits De Batiment Gentek Limitee	October 7, 2010	Newfoundland and Labrador Personal Property Registry	Newfoundland and Labrador
Gentek Building Products Limited/Produits De Batiment Gentek Limitee	October 7, 2010	Nova Scotia Personal Property Registry	Nova Scotia
Gentek Building Products Limited/Produits De Batiment Gentek Limitee	July 12, 2010	Ministry of Government Services Personal Property Security Registration System	Ontario

11

Gentek Building Products Limited/Produits De Batiment Gentek Limitee	October 7, 2010	Prince Edward Island Personal Property Registry	Prince Edward Island
Gentek Building Products Limited/Produits De Batiment Gentek Limitee	July 13, 2010	Register of Personal and Movable Real Rights	Quebec
Gentek Building Products Limited/Produits De Batiment Gentek Limitee	October 7, 2010	Saskatchewan Personal Property Registry	Saskatchewan
Produits De Batiment Gentek Limitee/Gentek Building Products Limited	October 7, 2010	The Alberta Registrar of Personal Property	Alberta
Produits De Batiment Gentek Limitee/Gentek Building Products Limited	October 7, 2010	British Columbia Personal Property Registry	British Columbia
Produits De Batiment Gentek Limitee/Gentek Building Products Limited	October 7, 2010	The Personal Property Registry	Manitoba
Produits De Batiment Gentek Limitee/Gentek Building Products Limited	October 7, 2010	New Brunswick Personal Property Registry	New Brunswick
Produits De Batiment Gentek Limitee/Gentek Building Products Limited	October 7, 2010	Newfoundland and Labrador Personal Property Registry	Newfoundland and Labrador
Produits De Batiment Gentek Limitee/Gentek Building Products Limited	October 7, 2010	Nova Scotia Personal Property Registry	Nova Scotia
Produits De Batiment Gentek Limitee/Gentek Building Products Limited	July 12, 2010	Ministry of Government Services Personal Property Security Registration System	Ontario
Produits De Batiment Gentek Limitee/Gentek Building Products Limited	October 7, 2010	Prince Edward Island Personal Property Registry	Prince Edward Island
Produits De Batiment Gentek Limitee/Gentek Building Products Limited	July 13, 2010	Register of Personal and Movable Real Rights	Quebec
Produits De Batiment Gentek Limitee/Gentek Building Products Limited	October 7, 2010	Saskatchewan Personal Property Registry	Saskatchewan
Gentek Building Products Limited	October 7, 2010	The Alberta Registrar of Personal Property	Alberta
Gentek Building Products Limited	October 7, 2010	British Columbia Personal Property Registry	British Columbia
Gentek Building Products Limited	October 7, 2010	The Personal Property Registry	Manitoba

12

Gentek Building Products Limited	October 7, 2010	New Brunswick Personal Property Registry	New Brunswick
Gentek Building Products Limited	October 7, 2010	Newfoundland and Labrador Personal Property Registry	Newfoundland and Labrador
Gentek Building Products Limited	October 7, 2010	Nova Scotia Personal Property Registry	Nova Scotia
Gentek Building Products Limited	July 12 ,2010	Ministry of Government Services Personal Property Security Registration System	Ontario
Gentek Building Products Limited	October 7, 2010	Prince Edward Island Personal Property Registry	Prince Edward Island
Gentek Building Products Limited	July 13, 2010	Register of Personal and Movable Real Rights	Quebec
Gentek Building Products Limited	October 7, 2010	Saskatchewan Personal Property Registry	Saskatchewan
Produits De Batiment Gentek Limitee	October 7, 2010	The Alberta Registrar of Personal Property	Alberta
Produits De Batiment Gentek Limitee	October 7, 2010	British Columbia Personal Property Registry	British Columbia
Produits De Batiment Gentek Limitee	October 7, 2010	The Personal Property Registry	Manitoba
Produits De Batiment Gentek Limitee	October 7, 2010	New Brunswick Personal Property Registry	New Brunswick
Produits De Batiment Gentek Limitee	October 7, 2010	Newfoundland and Labrador Personal Property Registry	Newfoundland and Labrador
Produits De Batiment Gentek Limitee	October 7, 2010	Nova Scotia Personal Property Registry	Nova Scotia
Produits De Batiment Gentek Limitee	July 12, 2010	Ministry of Government Services Personal Property Security Registration System	Ontario
Produits De Batiment Gentek Limitee	October 7, 2010	Prince Edward Island Personal Property Registry	Prince Edward Island
Produits De Batiment Gentek Limitee	July 13, 2010	Register of Personal and Movable Real Rights	Quebec
Produits De Batiment Gentek Limitee	October 7, 2010	Saskatchewan Personal Property Registry	Saskatchewan

13

Schedule 5
Copy of Financing Statements Filed
See Attached

14

Schedule 6
Filings/Filing Offices

Type of Filing	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions
UCC-1	AMH Intermediate Holdings Corp.	US Security Agreement	Delaware
UCC-1	Associated Materials, LLC	US Security Agreement	Delaware
UCC-1	AMH New Finance, Inc. (f/k/a/ Carey New Finance, Inc.)	US Security Agreement	Delaware
UCC-1	Gentek Holdings, LLC	US Security Agreement	Delaware
UCC-1	Gentek Building Products, Inc.	US Security Agreement	Delaware
UCC-1	Associated Materials Canada Limited	Canadian Security Agreement	District of Columbia
UCC-1	Gentek Canada Holdings Limited	Canadian Security Agreement	District of Columbia
UCC-1	Gentek Building Products Limited Partnership	Canadian Security Agreement	District of Columbia
Mortgage	Associated Materials, LLC	Deed of Trust	Ellis County, Texas
Mortgage	Associated Materials Canada Limited	Canadian Security Agreement	Middlesex Land Registry Office, Ontario
Mortgage	Associated Materials Canada Limited	Canadian Security Agreement	Halton Land Registry Office, Ontario
Mortgage	Associated Materials Canada Limited	Canadian Security Agreement	Montreal Land Registry Office, Quebec
PPSA Financing Statement	Associated Materials Canada Limited	Canadian Security Agreement, Canadian Pledge Agreement	Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec and Saskatchewan
PPSA Financing Statement	Gentek Building Products Limited Partnership	Canadian Security Agreement, Canadian Pledge Agreement	Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec and Saskatchewan

15

PPSA Financing Statement	Gentek Canada Holdings Limited	Canadian Security Agreement, Canadian Pledge Agreement	Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec and Saskatchewan

16

Schedule 7(a)

Real Property

Owned Real Property

Street Address	City	State/Province	Record Owner
3773 State Road	Cuyahoga Falls	OH	Associated Materials, LLC
265 Congress Street	West Salem	OH	Associated Materials, LLC
4200 Knighthurst Road	Ennis	TX	Associated Materials, LLC
7550 East 30th Street	Yuma	AZ	Associated Materials, LLC
880 Moe Drive	Akron	OH	Associated Materials, LLC
6320 Colonel Talbot Road	London	Ontario	Associated Materials Canada Limited
2501 Trans Canada Highway	Pointe Claire	Quebec	Associated Materials Canada Limited
1001 Corporate Drive	Burlington	Ontario	Associated Materials Canada Limited

17

Schedule 7(b)

Company Held Landlord’s/ Grantor’s Interests

Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Company holds Landlord’s / Grantor’s Interest
1. Lease Agreement dated December 27, 2004 by and between Associated Materials Incorporated, as landlord, and Ryan Knighthurst Operations, L.P., as tenant, as amended.

18

Schedule 8
(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged
AMH Intermediate Holdings Corp.	AMH Investment Holdings Corp. (f/k/a Carey Investment Holdings Corp.)	N/A	1000	100%
Associated Materials LLC	AMH Intermediate Holdings Corp.	N/A		100%
AMH New Finance, Inc.	Associated Materials, LLC	N/A	1000	100%
Associated Materials Finance, Inc.	Associated Materials, LLC	N/A	100	100%
Gentek Holdings, LLC	Associated Materials, LLC	N/A		100%
Gentek Building Products, Inc.	Gentek Holdings, LLC	N/A	100	100%
Associated Materials Canada Limited	Gentek Building Products, Inc.	C-009 for 65 common shares C-010 for 35 common shares	100	100%
Gentek Canada Holdings Limited	Gentek Building Products, Inc.	C-1 for 650 common shares C-2 for 350 common shares	1000	100%
Gentek Building Products Limited Partnership	Associated Materials Canada Limited (99.9%) Gentek Canada Holdings Limited (00.1%)	1 for 1 unit 3 for 998 units 2 for 1 unit	1000	100%

19

(b) Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged
Gentek Building Products Limited Partnership	Gentek Canada Holdings Limited	2 for 1 unit	1	0.1%

20

Schedule 9
Instruments and Tangible Chattel Paper
1.    Promissory Notes:
None

2.    Chattel Paper
None

21

Schedule 10(a)
Patents and Patent Applications

Title	Patent/ Applic. No	Issue/Filing Date	Record Owner

U.S. Issued Patents

Siding Panel with Interlocking Projection	5,775,042	7/7/1998	Associated Materials, LLC

Interlocking Siding Panel	5,878,543	3/9/1999	Associated Materials, LLC

Splicing Member for Siding Panels	6,050,041	4/18/2000	Associated Materials, LLC

Clip for Siding Panels	6,367,220	4/9/2002	Associated Materials, LLC

Splicing Member for Siding Panels	6,393,792	5/28/2002	Associated Materials, LLC

Siding Panel with Insulated Backing Panel	7,188,454	3/13/2007	Associated Materials, LLC

Siding Panel with Insulated Backing Panel	7,040,067	5/9/2006	Associated Materials, LLC

Splicer for Siding Panel Assembly	7,478,507	1/20/2009	Associated Materials, LLC

Modular fencing components	5,421,556	6/6/1995	Associated Materials, LLC

Vinyl door panel section	5,445,208	8/29/1995	Gentek Building Products, Inc.

Interlocking panel and method of making the same	5,661,939	9/2/1997	Gentek Building Products, Inc.

Plastic covered articles for railings and a method of making the same	5,759,660	6/2/1998	Gentek Building Products, Inc.

22

Tubular fencing components formed from plastic sheet material	5,899,239	5/4/1999	Associated Materials, LLC

Fencing system with partial wrap components and tongue and groove board substitute	6,311,955	11/6/2001	Associated Materials, LLC

Post structure	5,704,188	1/6/1998	Associated Materials, LLC

Interlocking panel with channel nailing hem	6,370,832	4/16/2002	Associated Materials, LLC

Cap for tubular construction components and connector	6,804,921	10/19/2004	Associated Materials, LLC

Method for extruding plastic with accent color pattern	5,387,381	3/7/1995	Gentek Building Products, Inc.

Siding with Insulated backing Panel	7,779,594	8/24/2010	Associated Materials, LLC

U.S. Patent Applications

Siding Panel with Insulated Backing Panel	11/462,477	9/29/2006	Associated Materials, LLC

Siding Panel Assembly with Splicing Member and Insulating Panel	12/056,731	3/27/2008	Associated Materials, LLC

Siding Panel Formed of Polymer and Wood Flour	12/414,746	3/31/2009	Associated Materials, LLC

PCT Applications

Siding Panel Assembly with Splicing Member and Insulating Panel	PCT/2009/38480	3/27/2009	Associated Materials, LLC

Canadian Patents

Splicer for Siding Panel Assembly	2,578,704	10/27/2009	Associated Materials, LLC

23

Siding Panel with Insulated Backing Panel	2,576,987	11/10/2009	Associated Materials, LLC

Canadian Applications

Siding Panel Formed of Polymer and Wood Flour	2,634,788	6/10/2008	Associated Materials, LLC

Siding Panel Formed of Polymer and	2,660,969	3/31/2009	Associated Materials, LLC

U.S. Design Patents

Siding Element	D603,067	10/27/2009	Associated Materials, LLC

Siding Element	D603,068	10/27/2009	Associated Materials, LLC

Siding Element	D603,069	10/27/2009	Associated Materials, LLC

Registered Trademarks/Service Marks and Applications

See attached

24

Schedule 10(b)
Copyrights
None

25

Schedule 10(c)
Intellectual Property Licenses

1.
License agreement between Acuity Management, Inc. (Licensor) and Gentek Building Products, Inc. (Licensee) dated January 1st, 1998, as extended in a License Agreement Extension (not dated), for use of the Revere Marks.

26

Schedule 11
Commercial Tort Claims
None

27

Schedule 12
Deposit Accounts
US Accounts

Owner	Type Of Account	Bank	Account Numbers	Subject to control agreement?	Reason for Exclusion from Control Requirement
Associated Materials, LLC	Master	Bank of America	0047-8636-7788	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-8020	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-7885	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-7982	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-8088	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-7791	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-8046	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-7827	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-8033	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-7830	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-7953	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-7979	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-7843	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-8004	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	4880-2954-9766	Yes

28

Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-7911	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	4880-2270-6771	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-7898	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-7856	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-7872	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-7940	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-8059	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-8062	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-7966	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	4880-1947-8504	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-8017	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8636-7924	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	0047-8741-4821	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	4880-0410-2377	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	4880-2270-6713	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	4880-2028-1735	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	4880-1906-3346	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	4880-1906-3359	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	4880-1906-3362	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	4880-1906-3375	Yes

29

Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	4880-1906-0362	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	4880-1906-0375	Yes
Associated Materials, LLC	Master	Bank of America	9429-385688	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	4830-0448-7385	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	9429-380676	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	9429-380748	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	9429-380692	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	9429-380836	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	9429-380756	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	9429-380844	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	9429-380705	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	9429-380780	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	9429-380713	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	9429-380799	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	9429-380764	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	9429-380801	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	9429-385661	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	9429-380772	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	9429-380684	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	Bank of America	9429-380721	Yes

30

Associated Materials, LLC	Cash Operating Account	PNC	1131251357	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	PNC	1136876321	Yes
Associated Materials, LLC	Cash Concentration Account	PNC	1131252499	Yes
Gentek Building Products, Inc.	Deposit Only Zero Balance Accounts	PNC	1131127671	Yes
Associated Materials, LLC	Lockbox	PNC	392260	Yes
Gentek Building Products, Inc.	Lockbox	PNC	931688	Yes
Associated Materials, LLC	Master	US Bank	153910213229	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910240149	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910240156	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910240164	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910240172	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910253613	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910240206	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910213214	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910213222	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910213230	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910233383	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910240248	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910240263	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910628319	Yes

31

Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910240271	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910240289	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910240297	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910240305	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910240313	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910240339	Yes
Associated Materials, LLC	Deposit Only Zero Balance Accounts	US Bank	153910254264	Yes
Associated Materials, LLC	Deposit Only Accounts	US Wells Fargo	4121858526	Yes
Associated Materials, LLC	Deposit Only Accounts	US Wells Fargo	4121858534	Yes
Associated Materials, LLC	Deposit Only Accounts	US Wells Fargo	4123976110	Yes
Associated Materials, LLC	Deposit Only Accounts	Fifth Third	752-228-8088	Yes
Associated Materials, LLC	Deposit Only Accounts	Fifth Third	752-302-1934	Yes

Canadian Accounts

Owner	Type Of Account	Bank	Transit	Canadian Dollar Account Number	US Dollar Account Number	Subject to control agreement?	Reason for Exclusion from Control Requirement
Gentek Building Products Limited Partnership	Master Depository	CIBC	62	9865918	531812	Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	135	09-96114		Yes

32

Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	5069	09-94715		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	2962	09-96416		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	6060	09-95118		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	8252	09-96513		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	720	09-88618		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	7382	09-95215		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	2532	09-96610	05-82409	Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	4322	09-97110	05-94407	Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	404	09-95312		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	1121	09-98117	05-94709	Yes

33

Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	9040	09-98214		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	386	09-90310		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	5920	09-98516	05-50205	Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	339	09-65804		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	518	09-98710		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	863	09-95517		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	3892	09-98818		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	717	09-95614		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	1231	09-94014		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	2008	09-74501		Yes

34

Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	513	09-94413		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	3192	09-95711		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	7209	09-82318		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	262	09-95819	05-87907	Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	262	09-95916		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	1182	09-96017	05-94008	Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	1182	09-61302		Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	3921	09-94715	05-96205	Yes
Gentek Building Products Limited Partnership	Zero Balance Deposit Only Accounts	CIBC	2532	09-96815	05-94903	Yes

35

Schedule 13
Letter of Credit Rights
None

36

EXHIBIT F-1
TO THE AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING
[UBS AG, STAMFORD BRANCH
as US Administrative Agent
677 Washington Boulevard
Stamford, Connecticut 06901
UBS AG CANADA BRANCH
as Canadian Administrative Agent
c/o UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901]1
Ladies and Gentlemen:
The undersigned, Associated Materials, LLC (the “Company”) [, as agent for [Name of Borrower]2], refers to the Amended and Restated Revolving Credit Agreement dated April 18, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMH INTERMEDIATE HOLDINGS CORP. (f/k/a CAREY INTERMEDIATE HOLDINGS CORP.) (“Holdings”), AMH NEW FINANCE, INC. (f/k/a CAREY NEW FINANCE, INC.) (“AMH”), the Company, GENTEK HOLDINGS, LLC (“Gentek Holdings”) and GENTEK BUILDING PRODUCTS, INC. (“Gentek Building Products”, and together with the Company and Gentek Holdings, the “US Borrowers”, and each, a “US Borrower”), GENTEK CANADA HOLDINGS LIMITED (“Gentek Canada”), ASSOCIATED MATERIALS CANADA LIMITED (“AM Canada”) and GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP (“Gentek LP”, and together with Gentek Canada and AM Canada, the “Canadian Borrowers”, and each, a “Canadian Borrower”, and together with the US Borrowers, the “Borrowers”), the banks, financial institutions and other institutional lenders and investors from time to time parties thereto (each individually a “Lender” and collectively, the “Lenders”), UBS AG, STAMFORD BRANCH, as US Administrative Agent, UBS AG CANADA BRANCH, as Canadian Administrative Agent and the other agents, arrangers and bookrunners party thereto.
Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.
The Company hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that it hereby requests a Borrowing under the Credit Agreement and, in connection therewith, sets forth below the terms on which such Borrowing is requested to be made:
(A)    Borrower(s):        ________________
(B)    Date of Borrowing    ___________, 20__

1    Insert appropriate Administrative Agent(s)
2    Insert name of the applicable Borrower(s)

Exhibit F-1-1

(C)    Aggregate Principal    $_________________    amount of Borrowing
(D)    The Loans        [US Tranche A Revolving Credit Loans] [US Tranche B Revolving Credit Loans] [Canadian Tranche A Revolving Credit Loans] [Canadian Tranche B Revolving Credit Loans]    [US Swingline Loans] [Canadian Swingline Loans]
(E)    Currency
(F)    Class of Borrowing    Revolving
(G)    Type of Borrowing    __________________3
[(H)    Interest Period        __________________]4
[The undersigned hereby certifies that (a) subject to the provisions of Section 7.1 of the Credit Agreement, all representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the Borrowing requested hereby (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date) and (b) no Default or Event of Default shall have occurred and be continuing as of the date of the Borrowing requested hereby nor, after giving effect to the Borrowing requested hereby, would such a Default or Event of Default occur.]5
[If any Borrowing of Eurodollar Loan or CDOR Rate Loan is not made as a result of a withdrawn Notice of Borrowing, the [Name of Borrower] shall, after receipt of a written request by any Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the applicable Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Loan or CDOR Rate Loan, as applicable.]6
[Signature Page Follows]

3
Specify ABR Loans, Canadian Base Rate Loans, Eurodollar Loan or CDOR Rate Loans. US Swingline Loans may only be ABR Loans. Canadian Swingline Loans denominated in US Dollars may only be ABR Loans and Canadian Swingline Loans denominated in Canadian Dollars may only be Canadian Base Rate Loans.

4	Applicable to Borrowings of Eurodollar Loan or CDOR Rate Loan only and subject to the definition of “Interest Period” and Section 2.9 of the Credit Agreement.

5	Include for all Credit Events except initial Credit Event.

6	Only include for initial Credit Event.

Exhibit F-1-2

ASSOCIATED MATERIALS, LLC, as the Company
By:
Name:
Title:

Exhibit F-1-3

EXHIBIT F-2
TO THE AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

FORM OF LETTER OF CREDIT REQUEST
No. [___]11    Dated [___]12
[UBS AG, STAMFORD BRANCH
as US Administrative Agent, a US Letter of Credit Issuer
and a Canadian Letter of Credit Issuer
677 Washington Boulevard
Stamford, Connecticut 06901
UBS AG CANADA BRANCH
as Canadian Administrative Agent
c/o UBS AG, STAMFORD BRANCH
677 Washington Boulevard
Stamford, Connecticut 06901]13
[        ]14

Ladies and Gentlemen:
The undersigned, [Name of Borrower (the “[US/Canadian] Borrower”)], refers to the Amended and Restated Revolving Credit Agreement dated April 18, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMH INTERMEDIATE HOLDINGS CORP. (f/k/a CAREY INTERMEDIATE HOLDINGS CORP.) (“Holdings”), AMH NEW FINANCE, INC. (f/k/a CAREY NEW FINANCE, INC.) (“AMH”), ASSOCIATED MATERIALS, LLC (the “Company”), GENTEK HOLDINGS, LLC (“Gentek Holdings”) and GENTEK BUILDING PRODUCTS, INC. (“Gentek Building Products”, and together with the Company and Gentek Holdings, the “US Borrowers”, and each, a “US Borrower”), GENTEK CANADA HOLDINGS LIMITED (“Gentek Canada”), ASSOCIATED MATERIALS CANADA LIMITED (“AM Canada”) and GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP (“Gentek LP”, and together with Gentek Canada and AM Canada, the “Canadian Borrowers”, and each, a “Canadian Borrower”, and together with the US Borrowers, the “Borrowers”), the banks, financial institutions and other institutional lenders and investors from time to time parties thereto (each individually a “Lender” and collectively, the “Lenders”), UBS AG,
11    Letter of Credit Request Number.

12
Date of Letter of Credit Request (at least two Business Days prior to the Date of Issuance or such lesser number of Business Days as may be agreed by the Administrative Agent and such Letter of Credit Issuer).

13    Insert appropriate Administrative Agent(s).
14    Insert name and address of Letter of Credit Issuer if not the Administrative Agent.

Exhibit F-2-1

STAMFORD BRANCH, as US Administrative Agent, UBS AG CANADA BRANCH, as Canadian Administrative Agent and the other agents, arrangers and bookrunners party thereto.
Capitalized terms used herein and not otherwise defined herein are used herein as defined in the draft of the Credit Agreement.
The undersigned hereby requests that the [US/Canadian] Letter of Credit Issuer named above issue a Letter of Credit on [___]15 (the “Date of Issuance”) in the aggregate stated amount of [___]16 in [US Dollars/Canadian Dollars].
The beneficiary of the requested Letter of Credit will be [___]17, and such Letter of Credit will be in support of [___]18 and will have a stated termination date of [___]19.
[The undersigned hereby certifies that (a) subject to the provisions of Section 7.1 of the Credit Agreement, all representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Date of Issuance (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date) and (b) no Default or Event of Default shall have occurred and be continuing as of the issue date of the Letter of Credit requested hereby nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur.]20
Copies of all documentation with respect to the supported transaction are attached hereto.
[ ], as [US/Canadian] Borrower

By:	_____________________________
Name:
Title:

15    Date of Issuance

16    Aggregate initial stated amount of Letter of Credit.

17    Insert name and address of beneficiary.

18    Insert description of supported obligations and name of agreement to which it relates, if any.

19    Insert last date upon which drafts may be presented.

20    Include for all Credit Events except initial Credit Event.

Exhibit F-2-2

EXHIBIT G-1
TO THE AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

FORM OF LEGAL OPINION OF SIMPSON THACHER & BARTLETT LLP
[See attached]

Exhibit G-1-1

EXHIBIT G-2
TO THE AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

FORM OF LEGAL OPINION OF OSLER, HOSKIN & HARCOURT LLP
[See attached]

Exhibit G-2-1

EXHIBIT H
TO THE AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

FORM OF CLOSING CERTIFICATE
April 18, 2013
Reference is made to Section 6.3 of the Amended and Restated Revolving Credit Agreement dated as of April 18, 2013 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among AMH INTERMEDIATE HOLDINGS CORP. (f/k/a CAREY INTERMEDIATE HOLDINGS CORP.) (“Holdings”), AMH NEW FINANCE, INC. (f/k/a CAREY NEW FINANCE, INC.) (“AMH”), ASSOCIATED MATERIALS, LLC (“Associated”), GENTEK HOLDINGS, LLC (“Gentek Holdings”) and GENTEK BUILDING PRODUCTS, INC. (“Gentek Building Products”, and together with Associated and Gentek Holdings, the “US Borrowers”, and each, a “US Borrower”), GENTEK CANADA HOLDINGS LIMITED (“Gentek Canada”), ASSOCIATED MATERIALS CANADA LIMITED (“AM Canada”) and GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP (“Gentek LP”, and together with Gentek Canada and AM Canada, the “Canadian Borrowers”, and each, a “Canadian Borrower”, and together with the US Borrowers, the “Borrowers”), the banks, financial institutions and other institutional lenders and investors from time to time parties thereto (each individually a “Lender” and collectively, the “Lenders”), UBS AG, STAMFORD BRANCH, as US Administrative Agent, UBS AG CANADA BRANCH, as Canadian Administrative Agent and the other agents, arrangers and bookrunners party thereto.
The undersigned, [        ], the [            ] of each company listed on Schedule I hereto (each, a “Company”), hereby certifies as follows:
[        ] is the duly elected [            ] of each Company and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature, and such officer is duly authorized to execute and deliver, on behalf of each Company the Credit Documents to be delivered by each Company.
The undersigned [        ], the [            ] of each Company, certifies as follows:
a.Attached hereto as Exhibit A is a true, complete and correct copy of the certificate of [incorporation] [formation] of each Company, and each such certificate of [incorporation] [formation] [limited partnership] is in full force and effect on the date hereof and has not otherwise been amended, repealed, modified or restated.
b.Attached hereto as Exhibit B is a true, complete and correct copy of the [bylaws] [limited liability company agreement] [limited partnership agreement] of each Company, and each such [bylaws] [limited liability company agreement] [limited partnership agreement] [are] [is] in full force and effect on the date hereof and [have] [has] not otherwise been amended, repealed, modified or restated.
c.Attached hereto as Exhibit C is a complete and correct copy of the resolutions duly adopted by the [board of directors] [sole member] of each Company authorizing the execution, delivery and performance of the Credit Agreement and each other Credit Document to which each Company is a party; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only proceedings of each Company now in force relating to or affecting the matters referred to therein.
d.Attached hereto as Exhibit D is a list of the duly elected and qualified officers of each Company holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of each Company the Credit Agreement and each other Credit Document to which such Company is a party and any certificate or other document to be delivered by such Company pursuant to any Credit Document to which such Company is a party.
e.Attached hereto as Exhibit E is a copy of the certificate of good standing of each Company.
f.Simpson Thacher & Bartlett LLP is entitled to rely on this certificate in connection with the opinion that it is rendering pursuant to the Credit Agreement.

Exhibit H-1

[Signature Page Follows]

Exhibit H-2

IN WITNESS WHEREOF, the undersigned have hereto set our names as of the date first written above.

By:		By:
	Name: Title: [President/Vice President]		Name: Title: [Secretary/Assistant Secretary]

Exhibit H-3

Schedule I

[_________________]

Exhibit H-4

Exhibit A

Certificate of [Incorporation][Formation][Limited Partnership]

Exhibit H-5

Exhibit B

[Bylaws][Limited Liability Company Agreement][Limited Partnership Agreement]

Exhibit H-6

Exhibit C

Resolutions

Exhibit H-7

Exhibit D

Incumbencies

Name	Office	Signature
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

Exhibit H-8

Exhibit E

Certificate of Good Standing

Exhibit H-9

EXHIBIT I
TO THE AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

FORM OF PROMISSORY NOTE
(REVOLVING CREDIT AND SWINGLINE LOANS)
New York
$                      [                   ], 20[  ]
FOR VALUE RECEIVED, the undersigned, [BORROWER], (the “[US/Canadian]Borrower”)], hereby unconditionally promises to pay to the order of [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as [UBS AG, STAMFORD BRANCH]/[UBS AG CANADA BRANCH] (the “Administrative Agent”) shall have specified, in [Dollars/Canadian Dollars] and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the [Revolving Credit] [Swingline] Maturity Date the principal amount of [                  ] US Dollars ($[            ]) or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the [US/Canadian] Borrower as [[US/Canadian] [Tranche A/Tranche B] Revolving Credit] [[US/Canadian] Swingline] Loans pursuant to the Credit Agreement. The [US/Canadian] Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.
This Promissory Note is one of the promissory notes referred to in Section 13.6 of the Amended and Restated Revolving Credit Agreement, dated as of April 18, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMH INTERMEDIATE HOLDINGS CORP. (f/k/a CAREY INTERMEDIATE HOLDINGS CORP.) (“Holdings”), AMH NEW FINANCE, INC. (f/k/a CAREY NEW FINANCE, INC.) (“AMH”), ASSOCIATED MATERIALS, LLC (the “Company”), GENTEK HOLDINGS, LLC (“Gentek Holdings”) and GENTEK BUILDING PRODUCTS, INC. (“Gentek Building Products”, and together with the Company and Gentek Holdings, the “US Borrowers”, and each, a “US Borrower”), GENTEK CANADA HOLDINGS LIMITED (“Gentek Canada”), ASSOCIATED MATERIALS CANADA LIMITED (“AM Canada”) and GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP (“Gentek LP”, and together with Gentek Canada and AM Canada, the “Canadian Borrowers”, and each, a “Canadian Borrower”, and together with the US Borrowers, the “Borrowers”), the banks, financial institutions and other institutional lenders and investors from time to time parties thereto, UBS AG, STAMFORD BRANCH, as US Administrative Agent, UBS AG CANADA BRANCH, as Canadian Administrative Agent and the other agents, arrangers and bookrunners party thereto. This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the [[US/Canadian] [Tranche A/Tranche B] Revolving Credit] [[US/Canadian] Swingline] Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The [[US/Canadian] [Tranche A/Tranche B] Revolving Credit] [[US/Canadian] Swingline] Loans evidenced hereby are subject to prepayment prior to the [Revolving Credit] [Swingline] Maturity Date, in whole or in part, as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

Exhibit I-1

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(d) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.
Whenever any interest under this Promissory Note is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be.
THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[BORROWER]

By:	_____________________________
Name:
Title:

Exhibit I-2

EXHIBIT J-1
TO THE AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

FORM OF US INTERCOMPANY NOTE
New York, New York
April 18, 2013

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.
Reference is made to (i) that certain Amended and Restated Revolving Credit Agreement, dated as of April 18, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among AMH INTERMEDIATE HOLDINGS CORP. (f/k/a CAREY INTERMEDIATE HOLDINGS CORP.) (“Holdings”), AMH NEW FINANCE, INC. (f/k/a CAREY NEW FINANCE, INC.) (“AMH”), ASSOCIATED MATERIALS, LLC (the “Company”), GENTEK HOLDINGS, LLC (“Gentek Holdings”) and GENTEK BUILDING PRODUCTS, INC. (“Gentek Building Products”, and together with the Company and Gentek Holdings, the “US Borrowers”, and each, a “US Borrower”), GENTEK CANADA HOLDINGS LIMITED (“Gentek Canada”), ASSOCIATED MATERIALS CANADA LIMITED (“AM Canada”) and GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP (“Gentek LP”, and together with Gentek Canada and AM Canada, the “Canadian Borrowers”, and each, a “Canadian Borrower”, and together with the US Borrowers, the “Borrowers”), the banks, financial institutions and other institutional lenders and investors from time to time parties thereto, UBS AG, STAMFORD BRANCH, as US Administrative Agent and US Collateral Agent (the “Revolving Collateral Agent”), UBS AG CANADA BRANCH, as Canadian Administrative Agent and the other agents, arrangers and bookrunners party thereto, (ii) that certain Senior Secured Notes Indenture, dated as of October 13, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Company, CAREY ACQUISITION CORP., CAREY NEW FINANCE, INC., Gentek Holdings, Gentek Building Products and WELLS FARO BANK, NATIONAL ASSOCIATION, as trustee, and in its capacity as collateral agent (together with its successors in such capacity, the “Notes Collateral Agent”) and (iii) that certain Intercreditor Agreement, dated as of October 13, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Revolving Collateral Agent and Notes Collateral Agent and acknowledged by the Grantors. Capitalized terms used in this intercompany promissory note (this “Note”) but not otherwise defined herein shall have the meanings given to them in the Intercreditor Agreement.
This Note shall be pledged by each Payee that is either the Company or a Domestic Subsidiary (as defined in the Credit Agreement) (i) to the Notes Collateral Agent, for the benefit of the Notes Claimholders, pursuant to the Notes Collateral Documents as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s Notes Obligations and (ii) to the Revolving Collateral Agent, for the benefit of the Revolving Claimholders, pursuant to the Revolving Collateral Documents as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s Revolving Obligations. Each Payee hereby acknowledges and agrees that (i) after the occurrence of and during the continuance of a Notes Default, but subject to the terms of the Intercreditor Agreement, the Notes Collateral Agent may, in addition to the other rights and remedies provided pursuant to the Notes Documents and otherwise available to it, exercise all rights of the Payees with respect to this Note and (ii) after the occurrence of and during the continuance of a Revolving Default, but subject to the terms of the Intercreditor Agreement, the Revolving Collateral Agent may, in addition to the other rights and remedies provided pursuant to the Revolving Loan Documents and otherwise available to it, exercise all rights of the Payees with respect to this Note.
Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Credit Party (as defined in the Credit Agreement) (a “Credit Party Payor”) to any Payee that is not a Credit Party (a “Non-Credit Party Payee”) shall be subordinate and junior in right of payment, to the extent and in the manner

Exhibit J-1-1

hereinafter set forth, to all Revolving Obligations of such Credit Party Payor to the Revolving Claimholders until the Termination Date (as defined in the US Revolving Security Agreement) (or in the case of a Credit Party Payor that is a Canadian Credit Party (as defined in the Credit Agreement), until the “Termination Date”, as defined in that certain Security Agreement, dated the date hereof, by and among the Canadian Credit Parties and the Canadian Collateral Agent) and to all Notes Obligations of such Credit Party Payor to the Notes Claimholders until the Termination Date (as defined in the Notes Security Agreement); provided that each Credit Party Payor may make payments to the applicable Non-Credit Party Payee so long as no Revolving Default or Notes Default shall have occurred and be continuing (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i)    In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Credit Party Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Credit Party Payor (except as expressly permitted by the Revolving Loan Documents and the Notes Documents), whether or not involving insolvency or bankruptcy, then, if a Revolving Default or Notes Default has occurred and is continuing (x) the holders of Senior Indebtedness shall be irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Hedging Obligations (as defined in the Credit Agreement), Cash Management Obligations (as defined in the Credit Agreement) or contingent indemnification obligations) before any Non-Credit Party Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Hedging Obligations, Cash Management Obligations or contingent indemnification obligations), any payment or distribution to which such Non-Credit Party Payee would otherwise be entitled (other than debt securities of such Credit Party Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;
(ii)    if any Revolving Default or Notes Default occurs and is continuing, then no payment or distribution of any kind or character shall be made by or on behalf of the Credit Party Payor or any other Person on its behalf with respect to this Note to a Non-Credit Party Payee;
(iii)    if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Non-Credit Party Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been irrevocably paid in full in cash (other than Hedging Obligations, Cash Management Obligations or contingent indemnification obligations), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered in accordance with the Notes Documents and Revolving Loan Documents, subject to the terms of the Intercreditor Agreement; and
(iv)    Each Non-Credit Party Payee agrees to file all claims against each relevant Credit Party Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Notes Collateral Agent and the Revolving Collateral Agent (together, the “Collateral Agents”) shall be entitled to all of such Non-Credit Party Payee’s rights thereunder. If for any reason a Non-Credit Party Payee fails to file such claim at least ten (10) days prior to the last date on which such claim should be filed, such Non-Credit Party Payee hereby irrevocably appoints each of the Collateral Agents as its true and lawful attorney-in-fact and each of the Collateral Agents is hereby authorized to act as attorney-in-fact in such Non-Credit Party Payee’s name to file such claim or, in each such Collateral Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of each such Collateral Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the applicable Collateral Agent the full amount payable on the claim in the proceeding, and,

Exhibit J-1-2

to the full extent necessary for that purpose, each Non-Credit Party Payee hereby assigns to each of the Collateral Agents all of such Non-Credit Party Payee’s rights to any payments or distributions to which such Non-Credit Party Payee otherwise would be entitled. If the amount so paid is greater than such Credit Party Payor’s liability hereunder, the Collateral Agents shall pay the excess amount to the party entitled thereto under the Intercreditor Agreement and applicable law. In addition, each Non-Credit Party Payee hereby irrevocably appoints each Collateral Agent as its attorney-in-fact to exercise all of such Non-Credit Party Payee’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Credit Party Payor.
To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Credit Party Payor or Non-Credit Party Payee or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Non-Credit Party Payee and each Credit Party Payor hereby agree that the subordination of this Note is for the benefit of each Collateral Agent and the other Secured Parties (as defined in the Credit Agreement and the Indenture). Each Collateral Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and each Collateral Agent may, on behalf of itself, and the Claimholders, proceed to enforce the subordination provisions herein.
The indebtedness evidenced by this Note owed by any Payor that is not a Credit Party Payor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.
Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Credit Party Payor and each Non-Credit Party Payee, the obligations of such Credit Party Payor, which are absolute and unconditional, to pay to such Non-Credit Party Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Non-Credit Party Payee and other creditors of such Credit Party Payor other than the holders of Senior Indebtedness.
Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.
Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.
It is understood that this Note shall not evidence indebtedness in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.
This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any Notes Collateral Document, in any Revolving Collateral Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on, before or after the date hereof by any Payor to any Payee.
From time to time after the date hereof, additional Subsidiaries of the Company may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor and each Payee expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

Exhibit J-1-3

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[Signature Pages Follow]

Exhibit J-1-4

[PAYOR / PAYEE]
By:	_____________________________
Name:
Title:

Exhibit J-1-5

EXHIBIT J-2
TO THE AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

FORM OF CANADIAN INTERCOMPANY NOTE
New York, New York
April 18, 2013
FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.
Reference is made to that certain Amended and Restated Revolving Credit Agreement, dated as of April 18, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among AMH INTERMEDIATE HOLDINGS CORP. (f/k/a CAREY INTERMEDIATE HOLDINGS CORP.) (“Holdings”), AMH NEW FINANCE, INC. (f/k/a CAREY NEW FINANCE, INC.) (“AMH”), ASSOCIATED MATERIALS, LLC (the “Company”), GENTEK HOLDINGS, LLC (“Gentek Holdings”) and GENTEK BUILDING PRODUCTS, INC. (“Gentek Building Products”, and together with the Company and Gentek Holdings, the “US Borrowers”, and each, a “US Borrower”), GENTEK CANADA HOLDINGS LIMITED (“Gentek Canada”), ASSOCIATED MATERIALS CANADA LIMITED (“AM Canada”) and GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP (“Gentek LP”, and together with Gentek Canada and AM Canada, the “Canadian Borrowers”, and each, a “Canadian Borrower”, and together with the US Borrowers, the “Borrowers”), the banks, financial institutions and other institutional lenders and investors from time to time parties thereto, UBS AG, STAMFORD BRANCH, as US Administrative, US Collateral Agent, a US Letter of Credit Issuer and a Canadian Letter of Credit Issuer, UBS AG CANADA BRANCH, as Canadian Administrative Agent and Canadian Collateral Agent (the “Canadian Collateral Agent”) and the other agents, arrangers and bookrunners party thereto. Capitalized terms used in this intercompany promissory note (this “Note”) but not otherwise defined herein shall have the meanings given to them in the Credit Agreement.
This Note shall be pledged by each Payee that is a Canadian Subsidiary to the Canadian Collateral Agent, for the benefit of the Secured Parties, pursuant to that certain Canadian Pledge Agreement among Gentek Canada, AM Canada and the Canadian Collateral Agent, as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s Canadian Obligations. Each Payee hereby acknowledges and agrees that after the occurrence of and during the continuance of an Event of Default, the Canadian Collateral Agent may, in addition to the other rights and remedies provided pursuant to the Credit Documents and otherwise available to it, exercise all rights of the Payees with respect to this Note.
Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Credit Party (a “Credit Party Payor”) to any Payee that is not a Credit Party (a “Non-Credit Party Payee”) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Credit Party Payor to the Secured Parties until the Termination Date (as defined in the US Security Agreement) (or in the case of a Credit Party Payor that is a Canadian Credit Party, until the “Termination Date”, as defined in the Canadian Security Agreement); provided that each Credit Party Payor may make payments to the applicable Non-Credit Party Payee so long as no Event of Default shall have occurred and be continuing (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i)    In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Credit Party Payor or to its

Exhibit J-2-1

property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Credit Party Payor (except as expressly permitted by the Credit Documents), whether or not involving insolvency or bankruptcy, then, if an Event of Default has occurred and is continuing (x) the holders of Senior Indebtedness shall be irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Hedging Obligations, Cash Management Obligations or contingent indemnification obligations) before any Non-Credit Party Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Hedging Obligations, Cash Management Obligations or contingent indemnification obligations), any payment or distribution to which such Non-Credit Party Payee would otherwise be entitled (other than debt securities of such Credit Party Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;
(ii)    if any Event of Default occurs and is continuing, then no payment or distribution of any kind or character shall be made by or on behalf of the Credit Party Payor or any other Person on its behalf with respect to this Note to a Non-Credit Party Payee;
(iii)    if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Non-Credit Party Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been irrevocably paid in full in cash (other than Hedging Obligations, Cash Management Obligations or contingent indemnification obligations), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered in accordance with, the Credit Documents; and
(iv)    Each Non-Credit Party Payee agrees to file all claims against each relevant Credit Party Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Canadian Collateral Agent shall be entitled to all of such Non-Credit Party Payee’s rights thereunder. If for any reason a Non-Credit Party Payee fails to file such claim at least ten (10) days prior to the last date on which such claim should be filed, such Non-Credit Party Payee hereby irrevocably appoints the Canadian Collateral Agent as its true and lawful attorney-in-fact and the Canadian Collateral Agent is hereby authorized to act as attorney-in-fact in such Non-Credit Party Payee’s name to file such claim or, in the Canadian Collateral Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Canadian Collateral Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Canadian Collateral Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Non-Credit Party Payee hereby assigns to the Canadian Collateral Agent all of such Non-Credit Party Payee’s rights to any payments or distributions to which such Non-Credit Party Payee otherwise would be entitled. If the amount so paid is greater than such Credit Party Payor’s liability hereunder, the Canadian Collateral Agent shall pay the excess amount to the party entitled thereto under applicable law. In addition, each Non-Credit Party Payee hereby irrevocably appoints the Canadian Collateral Agent as its attorney-in-fact to exercise all of such Non-Credit Party Payee’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Credit Party Payor.
To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Credit Party Payor or Non-Credit Party Payee or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Non-Credit Party Payee and each Credit Party Payor hereby agree that the subordination of this Note is for the benefit of the Canadian Collateral Agent and the other Secured Parties. The Canadian Collateral Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Canadian Collateral Agent may, on behalf of itself and the other Secured Parties, proceed to enforce the subordination provisions herein.

Exhibit J-2-2

The indebtedness evidenced by this Note owed by any Payor that is not a Credit Party Payor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.
Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Credit Party Payor and each Non-Credit Party Payee, the obligations of such Credit Party Payor, which are absolute and unconditional, to pay to such Non-Credit Party Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Non-Credit Party Payee and other creditors of such Credit Party Payor other than the holders of Senior Indebtedness.
Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.
Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.
It is understood that this Note shall not evidence indebtedness in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.
This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any Security Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on, before or after the date hereof by any Payor to any Payee.
In no event shall the aggregate “interest” (as defined in Section 347 (the “Criminal Code Section”) of the Criminal Code (Canada), payable to the Payee under this Note exceed the effective annual rate of interest lawfully permitted under the Criminal Code Section. Further, if any payment, collection or demand pursuant to this Note in respect of such “interest” is determined to be contrary to the provisions of the Criminal Code Section, such payment, collection, or demand shall be deemed to have been made by mutual mistake of the Payee the Payor and such “interest” shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in the receipt by the Payee of interest at a rate not in contravention of the Criminal Code Section.
Each interest rate which is calculated under this Note on any basis other than a full calendar year (the “deemed interest period”) is, for the purposes of the Interest Act (Canada), equivalent to a yearly rate calculated by dividing such interest rate by the actual number of days in the deemed interest period, then multiplying such result by the actual number of days in the calendar year (365 or 366).
From time to time after the date hereof, additional Subsidiaries of the Company may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor and each Payee expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[Signature Pages Follow]

Exhibit J-2-3

[PAYOR / PAYEE]
By:	_____________________________
Name:
Title:

Exhibit J-2-4

EXHIBIT K
TO THE AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE
Pursuant to the Amended and Restated Revolving Credit Agreement dated April 18, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMH INTERMEDIATE HOLDINGS CORP. (f/k/a CAREY INTERMEDIATE HOLDINGS CORP.) (“Holdings”), AMH NEW FINANCE, INC. (f/k/a CAREY NEW FINANCE, INC.) (“AMH”), ASSOCIATED MATERIALS, LLC (the “Company”), GENTEK HOLDINGS, LLC (“Gentek Holdings”) and GENTEK BUILDING PRODUCTS, INC. (“Gentek Building Products”, and together with the Company and Gentek Holdings, the “US Borrowers”, and each, a “US Borrower”), GENTEK CANADA HOLDINGS LIMITED (“Gentek Canada”), ASSOCIATED MATERIALS CANADA LIMITED (“AM Canada”) and GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP (“Gentek LP”, and together with Gentek Canada and AM Canada, the “Canadian Borrowers”, and each, a “Canadian Borrower”, and together with the US Borrowers, the “Borrowers”), the banks, financial institutions and other institutional lenders and investors from time to time parties thereto (each individually a “Lender” and collectively, the “Lenders”), UBS AG, STAMFORD BRANCH, as US Administrative Agent, UBS AG CANADA BRANCH, as Canadian Administrative Agent and the other agents, arrangers and bookrunners party thereto, the undersigned certifies that as of the close of business, the Borrowing Base is computed as set forth below.
The Company represents and warrants that this Borrowing Base Certificate is a true and correct statement and that the information contained herein is true and correct regarding the status of Eligible Accounts, and Eligible Inventory and that the amounts reflected herein are in compliance with the provisions of the Credit Agreement and the Schedules and Exhibits thereof. The Company further represents and warrants that there is no Default or Event of Default and all representations and warranties contained in the Credit Agreement and other loan documents are true and correct. The Company understands that UBS AG, Stamford Branch and UBS AG Canada Branch and all the other Lenders will extend loans in reliance upon the information contained herein.
Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Exhibit K-1

AMI BORROWING BASE AND LOAN REPORT
Pursuant to the provisions of the Revolving Credit Agreement, dated as of October 13, 2010 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement), among Associated Materials, LLC (the “Company”), the other Credit Parties signatory thereto, the Lenders signatory thereto from time to time, UBS AG, Stamford Branch, as U.S. Administrative Agent and U.S. Collateral Agent, UBS AG Canada Branch, as Canadian Administrative Agent and Canadian Collateral Agent, and Wells Fargo Capital Finance, LLC as Co-Collateral Agent, the Company (on behalf of itself and the other Borrowers) hereby delivers this Borrowing Base Certificate to the Agents:

BORROWER	US and Canadian Borrowing Base - Mar 2013	DATE	3/30/2013
ADDRESS		NUMBER

1	ACCOUNTS RECEIVABLE CONTROL BALANCE		$116,188
2	ASSIGNMENT OF ACCOUNTS RECEIVABLE
	a. Total Debit Amount	89,902
	b. Less: Credit Memos	192
	Others GENERAL ENTRIES	570
		TOTAL ADDITIONS	90,280
3	DEDUCTIONS FROM ACCOUNTS RECEIVABLE CONTROL
	a. Collections	68,006
	b. Discounts Allowed	1,254
	c. Returns and Allowances	224
	d. Others	6,258
		TOTAL DEDUCTIONS	75,742

4	GROSS ACCOUNTS RECEIVABLE (Line 1 + Line 2 minus Line 3)		130,726
5	LESS: INELIGIBLES (Report Dated / / )		30,207
6	ELIGIBLE ACCOUNTS RECEIVABLE / COLLATERAL AVAILABLE FOR LOANS (Line 4 minus Line 5)		100,519
7	ACCOUNTS RECEIVABLE COLLATERAL / AVAILABILITY @ ADVANCE RATE OF	85%	85,441
8	INVENTORY COLLATERAL / AVAILABILITY - see attached schedule (US Cap $75MM Consolidated Cap $100MM)		68,891
10	GROSS BORROWING BASE TRANCHE A (Line 7 + Line 8 + Line 9)		$154,332
11	FIXED ASSET AVAILABILITY -see attached schedule		20,000
12	GROSS AVAILABILITY WITH FIXED ASSETS TRANCHE A		$174,332
13	LESS: Letters of Credit Reserve and OTHER RESERVES		15,780
14	NET BORROWING BASE TRANCHE A (Line 12 - Line 13)		$158,552
15	NET BORROWING BASE CAP TRANCHE A		$213,000
16	NET BORROWING BASE TRANCHE A		$158,552
17	LOANS OUTSTANDING TRANCHE A
	a. Balance from Previous Report (# ___________________ )	77,910
	b. Less: Collections	7,758
	c. Plus: Advances	12,476
	NET OUTSTANDING LOANS - TRANCHE A (Line 17a - 17b plus 17c)		82,628
18	NET AVAILABILITY - TRANCHE A		$75,924
18	NET BORROWING BASE - TRANCHE B (Capped at $12,000,000)		$9,080
20	NET OUTSTANDING LOANS - TRANCHE B		$9,080
21	NET US BORROWING BASE AVAILABILITY		$75,924

The undersigned borrower certifies to you that: (a) this report, including all other reports and other schedules referred to herein, is true and correct in all respects, is in accordance with the books and records of the undersigned and is prepared in accordance with the terms of the Loan Agreement;
(c) no default or event of default or any event or condition, which with the giving of notice or the passage of time or both would constitute a default or event of default under the Loan Agreement, exists.
		/s/ William L. Horvath
		Signature

Exhibit K-2

US BORROWING BASE AND LOAN REPORT
Pursuant to the provisions of the Revolving Credit Agreement, dated as of October 13, 2010 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement), among Associated Materials, LLC (the “Company”), the other Credit Parties signatory thereto, the Lenders signatory thereto from time to time, UBS AG, Stamford Branch, as U.S. Administrative Agent and U.S. Collateral Agent, UBS AG Canada Branch, as Canadian Administrative Agent and Canadian Collateral Agent, and Wells Fargo Capital Finance, LLC as Co-Collateral Agent, the Company (on behalf of itself and the other Borrowers) hereby delivers this Borrowing Base Certificate to the Agents:

BORROWER	Associated Materials LLC - Mar 2013	DATE	3/30/2013
ADDRESS		NUMBER

1	ACCOUNTS RECEIVABLE CONTROL BALANCE		$95,336
2	ASSIGNMENT OF ACCOUNTS RECEIVABLE
	a. Total Debit Amount	73,537
	b. Less: Credit Memos	—
	Others GENERAL ENTRIES	(178)
		TOTAL ADDITIONS	73,359
3	DEDUCTIONS FROM ACCOUNTS RECEIVABLE CONTROL
	a. Collections	59,042
	b. Discounts Allowed	252
	c. Returns and Allowances	224
	d. Others	6,258
		TOTAL DEDUCTIONS	65,776

4	GROSS ACCOUNTS RECEIVABLE (Line 1 + Line 2 minus Line 3)		102,918
5	LESS: INELIGIBLES (Report Dated / / )		26,220
6	ELIGIBLE ACCOUNTS RECEIVABLE / COLLATERAL AVAILABLE FOR LOANS (Line 4 minus Line 5)		76,698
7	ACCOUNTS RECEIVABLE COLLATERAL / AVAILABILITY @ ADVANCE RATE OF	85%	65,194
8	INVENTORY COLLATERAL / AVAILABILITY - see attached schedule (US Cap $75MM Consolidated Cap $100MM)		50,422
9	GROSS BORROWING BASE TRANCHE A (Line 7 + Line 8 + Line 9)		$115,616
10	FIXED ASSET AVAILABILITY -see attached schedule		—
11	GROSS AVAILABILITY WITH FIXED ASSETS TRANCHE A		$115,616
12	LESS: Letters of Credit Reserve and OTHER RESERVES		13,398
13	NET BORROWING BASE - TRANCHE A (Line 12 - Line 13)		$102,218
14	NET BORROWING BASE CAP - TRANCHE A		$141,500
15	NET BORROWING BASE - TRANCHE A		$102,218
16	LOANS OUTSTANDING - TRANCHE A
	a. Balance from Previous Report (# ___________________ )	65,500
	b. Less: Collections	7,300
	c. Plus: Advances	7,000
	NET OUTSTANDING LOANS - TRANCHE A (Line 17a - 17b plus 17c)		65,200
17	NET AVAILABILITY - TRANCHE A		$37,018
18	NET BORROWING BASE - TRANCHE B (Capped at $8,500,000)		$6,802
19	NET OUTSTANDING LOANS - TRANCHE B		$6,802
20	NET US BORROWING BASE AVAILABILITY		$37,018

The undersigned borrower certifies to you that: (a) this report, including all other reports and other schedules referred to herein, is true and correct in all respects, is in accordance with the books and records of the undersigned and is prepared in accordance with the terms of the Loan Agreement;
(b) as of the date hereof, all representations and warranties of the undersigned contained in the Loan Agreement are true and correct; and
(c) no default or event of default or any event or condition, which with the giving of notice or the passage of time or both would constitute a default or event of default under the Loan Agreement, exists.
		/s/ William L. Horvath
		Signature

Exhibit K-3

CANADA BORROWING BASE AND LOAN REPORT
Pursuant to the provisions of the Revolving Credit Agreement, dated as of October 13, 2010 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement), among Associated Materials, LLC (the “Company”), the other Credit Parties signatory thereto, the Lenders signatory thereto from time to time, UBS AG, Stamford Branch, as U.S. Administrative Agent and U.S. Collateral Agent, UBS AG Canada Branch, as Canadian Administrative Agent and Canadian Collateral Agent, and Wells Fargo Capital Finance, LLC as Co-Collateral Agent, the Company (on behalf of itself and the other Borrowers) hereby delivers this Borrowing Base Certificate to the Agents:

BORROWER	Gentek Building Products LP - Mar 2013	DATE	3/30/2013
ADDRESS		NUMBER

1	ACCOUNTS RECEIVABLE CONTROL BALANCE		$20,852
2	ASSIGNMENT OF ACCOUNTS RECEIVABLE
	a. Total Debit Amount	16,365
	b. Less: Credit Memos	192
	Others GENERAL ENTRIES	748
		TOTAL ADDITIONS	16,921
3	DEDUCTIONS FROM ACCOUNTS RECEIVABLE CONTROL
	a. Collections	8,964
	b. Discounts Allowed	1,002
	c. Returns and Allowances	—
	d. Others	—
		TOTAL DEDUCTIONS	9,966

4	GROSS ACCOUNTS RECEIVABLE (Line 1 + Line 2 minus Line 3)		27,808
5	LESS: INELIGIBLES (Report Dated / / )		3,987
6	ELIGIBLE ACCOUNTS RECEIVABLE / COLLATERAL AVAILABLE FOR LOANS (Line 4 minus Line 5)		23,821
7	ACCOUNTS RECEIVABLE COLLATERAL / AVAILABILITY @ ADVANCE RATE OF	85%	20,248
8	INVENTORY COLLATERAL / AVAILABILITY - see attached schedule (CAD Cap $35MM Consolidated Cap $100MM)		18,468
9	GROSS BORROWING BASE TRANCHE A (Line 7 + Line 8 + Line 9)		$38,716
10	FIXED ASSET AVAILABILITY -see attached schedule		20,000
11	GROSS AVAILABILITY WITH FIXED ASSETS TRANCHE A		$58,716
12	LESS: Letters of Credit Reserve and OTHER RESERVES		2,381
13	NET BORROWING BASE TRANCHE A (Line 12 - Line 13)		$56,335
14	NET BORROWING BASE CAP TRANCHE A		$71,500
15	NET BORROWING BASE TRANCHE A		$56,335
16	LOANS OUTSTANDING TRANCHE A
	a. Balance from Previous Report (# ___________________ )	12,410
	b. Less: Collections	458
	c. Plus: Advances	5,476
	NET OUTSTANDING LOANS - TRANCHE A (Line 17a - 17b plus 17c)		17,428
17	NET AVAILABILITY - TRANCHE A		$38,907
18	NET BORROWING BASE - TRANCHE B (Capped at $3,500,000)		$2,278
19	NET OUTSTANDING LOANS - TRANCHE B		$2,278
20	NET CAN BORROWING BASE AVAILABILITY		$38,907

The undersigned borrower certifies to you that: (a) this report, including all other reports and other schedules referred to herein, is true and correct in all respects, is in accordance with the books and records of the undersigned and is prepared in accordance with the terms of the Loan Agreement;
(b) as of the date hereof, all representations and warranties of the undersigned contained in the Loan Agreement are true and correct; and
(c) no default or event of default or any event or condition, which with the giving of notice or the passage of time or both would constitute a default or event of default under the Loan Agreement, exists.
		/s/ William L. Horvath
		Signature

Exhibit K-4

US TRANCHE B BORROWING BASE AND LOAN REPORT
Pursuant to the provisions of the Revolving Credit Agreement, dated as of October 13, 2010 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement), among Associated Materials, LLC (the “Company”), the other Credit Parties signatory thereto, the Lenders signatory thereto from time to time, UBS AG, Stamford Branch, as U.S. Administrative Agent and U.S. Collateral Agent, UBS AG Canada Branch, as Canadian Administrative Agent and Canadian Collateral Agent, and Wells Fargo Capital Finance, LLC as Co-Collateral Agent, the Company (on behalf of itself and the other Borrowers) hereby delivers this Borrowing Base Certificate to the Agents:

BORROWER	Associated Materials LLC - Mar 2013	DATE	3/30/2013
ADDRESS	NUMBER

1	ELIGIBLE ACCOUNTS RECEIVABLE	$76,698
2	ACCOUNTS RECEIVABLE TRANCHE B COLLATERAL / AVAILABILITY @ ADVANCE RATE OF	5%	$3,835
3	ELIBIBLE INVENTORY BY NOLV	$59,337
4	INVENTORY TRANCHE B COLLATERAL / AVAILABILITY @ ADVANCE RATE OF	5%	$2,967
5	TRANCHE B BORROWING BASE AVAILABILITY (Line 2 + Line 4 Capped at $8,500,000))	$6,802

PREVIOUS BALANCE (i.e., balance @ 12/29/12)	$6,085
March 2013 True Up - Borrowing / (Repayment)	$717

NOTE:	TRANCHE B FILO REPAID IN ITS ENTIRETY OCT 1 OF EACH YEAR PER AGREEMENT. AVAILABLE FOR
REINSTATEMENT JANUARY 1 OF FOLLOWING YEAR.

The undersigned borrower certifies to you that: (a) this report, including all other reports and other schedules referred to herein, is true and correct in all respects, is in accordance with the books and records of the undersigned and is prepared in accordance with the terms of the Loan Agreement;
(b) as of the date hereof, all representations and warranties of the undersigned contained in the Loan Agreement are true and correct; and
(c) no default or event of default or any event or condition, which with the giving of notice or the passage of time or both would constitute a default or event of default under the Loan Agreement, exists.
/s/ William L. Horvath
Signature

Exhibit K-5

CANADA TRANCHE B BORROWING BASE AND LOAN REPORT
Pursuant to the provisions of the Revolving Credit Agreement, dated as of October 13, 2010 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement), among Associated Materials, LLC (the “Company”), the other Credit Parties signatory thereto, the Lenders signatory thereto from time to time, UBS AG, Stamford Branch, as U.S. Administrative Agent and U.S. Collateral Agent, UBS AG Canada Branch, as Canadian Administrative Agent and Canadian Collateral Agent, and Wells Fargo Capital Finance, LLC as Co-Collateral Agent, the Company (on behalf of itself and the other Borrowers) hereby delivers this Borrowing Base Certificate to the Agents:

BORROWER	Gentek Building Products LP - Mar 2013	DATE	3/30/2013
ADDRESS	NUMBER

1	ELIGIBLE ACCOUNTS RECEIVABLE	23,821
2	ACCOUNTS RECEIVABLE TRANCHE B COLLATERAL / AVAILABILITY @ ADVANCE RATE OF	5%	1,191
3	ELIBIBLE INVENTORY BY NOLV	21,735
4	INVENTORY TRANCHE B COLLATERAL / AVAILABILITY @ ADVANCE RATE OF	5%	1,087
5	TRANCHE B BORROWING BASE AVAILABILITY (Line 2 + Line 4 Capped at $3,500,000)	2,278

PREVIOUS BALANCE (i.e., balance @ 12/29/12)	1,719
March 2013 True Up - Borrowing / (Repayment)	559

NOTE:	TRANCHE B FILO REPAID IN ITS ENTIRETY OCT 1 OF EACH YEAR PER AGREEMENT. AVAILABLE FOR
REINSTATEMENT JANUARY 1 OF FOLLOWING YEAR.

The undersigned borrower certifies to you that: (a) this report, including all other reports and other schedules referred to herein, is true and correct in all respects, is in accordance with the books and records of the undersigned and is prepared in accordance with the terms of the Loan Agreement;
(b) as of the date hereof, all representations and warranties of the undersigned contained in the Loan Agreement are true and correct; and
(c) no default or event of default or any event or condition, which with the giving of notice or the passage of time or both would constitute a default or event of default under the Loan Agreement, exists.
/s/ William L. Horvath
Signature

Exhibit K-6

The undersigned has hereunto signed his name on this Borrowing Base Certificate on ___________, 20___.
[ASSOCIATED MATERIALS, LLC]

By:	Name: Title:

Exhibit K-7

EXHIBIT M
TO THE AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

FORM OF JOINDER AGREEMENT
THIS JOINDER AGREEMENT, dated as of __________, 20__(this “Agreement”), is entered into by and among [NEW REVOLVING CREDIT LENDER(S)] (each a “New Revolving Credit Lender” and collectively the “New Revolving Credit Lenders”), [APPLICABLE BORROWER(S)], UBS AG, STAMFORD BRANCH, as the US Administrative Agent and UBS AG CANADA BRANCH, as the Canadian Administrative Agent under that certain Amended and Restated Revolving Credit Agreement, dated as of April 18, 2013 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), by and among AMH INTERMEDIATE HOLDINGS CORP. (f/k/a CAREY INTERMEDIATE HOLDINGS CORP.) (“Holdings”), AMH NEW FINANCE, INC. (f/k/a CAREY NEW FINANCE, INC.) (“AMH”), ASSOCIATED MATERIALS, LLC (the “Company”), GENTEK HOLDINGS, LLC (“Gentek Holdings”) and GENTEK BUILDING PRODUCTS, INC. (“Gentek Building Products”, and together with the Company and Gentek Holdings, the “US Borrowers”, and each, a “US Borrower”), GENTEK CANADA HOLDINGS LIMITED (“Gentek Canada”), ASSOCIATED MATERIALS CANADA LIMITED (“AM Canada”) and GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP (“Gentek LP”, and together with Gentek Canada and AM Canada, the “Canadian Borrowers”, and each, a “Canadian Borrower”, and together with the US Borrowers, the “Borrowers”), the banks, financial institutions and other institutional lenders and investors from time to time parties thereto, UBS AG, STAMFORD BRANCH, as US Administrative Agent, UBS AG CANADA BRANCH, as Canadian Administrative Agent and the other agents, arrangers and bookrunners party thereto.
RECITALS:
WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrowers may increase the Existing [US/Canadian] Revolving Credit Commitments by entering into one or more Joinder Agreements with the New [US/Canadian] Revolving Credit Lenders.
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Each New [US/Canadian] Revolving Credit Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:
Each New [US/Canadian] Revolving Credit Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the [US/Canadian] Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes [US/Canadian] Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to [US/Canadian] Administrative Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and other Credit Documents are required to be performed by it as a Lender.
Each New [US/Canadian] Revolving Credit Lender hereby agrees to make its Commitment on the following terms and conditions:
1.    Applicable Margin. The Applicable Margin for each New [US/Canadian] Revolving Credit Loan shall mean, as of any date of determination, a percentage per annum as set forth below plus the pricing premium, if any, less the pricing reduction, if any, in each case as set forth below:

Exhibit M-1

Average Excess Availability	Applicable Eurodollar Rate Margin	Applicable ABR Rate Margin and Applicable Canadian Base Rate Margin	Applicable CDOR Rate Margin
____:____	%	%	%

2.    Voluntary and Mandatory Prepayments. Scheduled payments of principal of the New [US/Canadian] [Tranche A/ Tranche B] Revolving Credit Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the New [US/Canadian] [Tranche A/Tranche B] Revolving Credit Loans in accordance with Section 2 of the Credit Agreement.
3.    Other Fees. The Borrowers agrees to pay each New [US/Canadian] Revolving Credit Lender its Pro Rata Share of an aggregate fee equal to [________ __, ____] on [_________ __, ____].
4.    Proposed Borrowing. This Agreement represents the Borrowers’ request to borrow New [US/Canadian] [Tranche A/Tranche B] Revolving Credit Loans from New [US/Canadian] [Tranche A/Tranche B] Revolving Credit Lender as follows (the “Proposed Borrowing”):

a.	Business Day of Proposed Borrowing: ___________, ____

b.	Amount of Proposed Borrowing: $___________________

c.	Interest rate option: a. ABR Loan(s)
b. Eurodollar Loans         with an initial Interest Period of ____ month(s)
c. CDOR Rate Loans         with an initial Interest Period of ____ month(s)
d. Canadian Base Rate Loan(s)
6.    [New Lenders. Each New [US/Canadian] Revolving Credit Lender acknowledges and agrees that upon its execution of this Agreement and the making of New [US/Canadian] [Tranche A/Tranche B] Revolving Credit Loans that such [New [US/Canadian] Revolving Credit Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.]
7.    Credit Agreement Governs. Except as set forth in this Agreement, New [US/Canadian] [Tranche A/Tranche B] Revolving Credit Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.
8.    Company’s Certifications. By its execution of this Agreement, the Company hereby certifies that:
i.    The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such

Exhibit M-2

representations and warranties were true and correct in all material respects on and as of such earlier date;
ii.    No event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default; and
iii.    Company has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.
9.    Company Covenants. By its execution of this Agreement, Company hereby covenants that:
i.    Company shall make any payments required pursuant to Section 2 of the Credit Agreement in connection with the New [US/Canadian] [Tranche A/Tranche B] Revolving Credit Commitments;
ii.    Company shall deliver or cause to be delivered the following legal opinions and documents: [___________], together with all other legal opinions and other documents reasonably requested by [US/Canadian] Administrative Agent in connection with this Agreement; and
10.    Eligible Assignee. By its execution of this Agreement, each New [US/Canadian] Revolving Credit Lender represents and warrants that it is an Eligible Assignee.
11.    Notice. For purposes of the Credit Agreement, the initial notice address of each New [US/Canadian] Revolving Credit Lender shall be as set forth in its signature below.
12.    Non‑US Lenders. For each New [US/Canadian] Revolving Credit Lender that is a Non‑US Lender, delivered herewith to [US/Canadian] Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New [US/Canadian] Revolving Credit Lender may be required to deliver to [US/Canadian] Administrative Agent pursuant to subsection 5.4 of the Credit Agreement.
13.    Recordation of the New Loans. Upon execution and delivery hereof, [US/Canadian] Administrative Agent will record the New [US/Canadian] [Tranche A/Tranche B] Revolving Credit Loans made by New [US/Canadian] Revolving Credit Lenders in the Register.
14.    Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto or as otherwise provided in Section 13.1 of the Credit Agreement.
15.    Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.
16.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Exhibit M-3

17.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
18.    Counterparts. This Agreement may be executed in multiple counterparts (any of which may be delivered via facsimile or via electronic transmission), each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.
[Signature Pages Follow]

Exhibit M-4

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of _____________, 20__.

[NAME OF NEW REVOLVING CREDIT LENDER]
By:______________________________
Name:
Title:
Notice Address:
Attention:
Telephone:
Facsimile:
[NAME OF BORROWER(S)]
By: __________________________
Name:
Title:

Exhibit M-5

Consented to by:

UBS AG, STAMFORD BRANCH,
as US Administrative Agent
By:_____________________________
Name:
Title:

By:_____________________________
Name:
Title:

UBS AG CANADA BRANCH,
as Canadian Administrative Agent
By:_____________________________
Name:
Title:

By:_____________________________
Name:
Title

Exhibit M-6

SCHEDULE A
TO JOINDER AGREEMENT

Name of New [US/Canadian] Revolving Lender	Type of Commitment	Amount
[___________________]		$_________________

Total: $_________________

Exhibit M-7

EXHIBIT N
TO THE AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE
To the Administrative Agents and each of the Lenders party to the Credit Agreement referred to below:
I, the undersigned, the Chief Financial Officer of [           ], a [           ] (the “Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:
1.    This certificate is furnished to the Administrative Agents and the Lenders pursuant to Section 6.7 of the Amended and Restated Revolving Credit Agreement, dated as of April 18, 2013 (as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”), by and among AMH INTERMEDIATE HOLDINGS CORP. (f/k/a CAREY INTERMEDIATE HOLDINGS CORP.) (“Holdings”), AMH NEW FINANCE, INC. (f/k/a CAREY NEW FINANCE, INC.) (“AMH”), ASSOCIATED MATERIALS, LLC (the “Company”), GENTEK HOLDINGS, LLC (“Gentek Holdings”) and GENTEK BUILDING PRODUCTS, INC. (“Gentek Building Products”, and together with the Company and Gentek Holdings, the “US Borrowers”, and each, a “US Borrower”), GENTEK CANADA HOLDINGS LIMITED (“Gentek Canada”), ASSOCIATED MATERIALS CANADA LIMITED (“AM Canada”) and GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP (“Gentek LP”, and together with Gentek Canada and AM Canada, the “Canadian Borrowers”, and each, a “Canadian Borrower”, and together with the US Borrowers, the “Borrowers”), the banks, financial institutions and other institutional lenders and investors from time to time parties thereto, UBS AG, STAMFORD BRANCH, as US Administrative Agent, UBS AG CANADA BRANCH, as Canadian Administrative Agent and the other agents, arrangers and bookrunners party thereto. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
2.    For purposes of this certificate, the terms below shall have the following definitions:
(a)    “Fair Value”
The amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(b)    “Present Fair Salable Value”
The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
(c)    “Stated Liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions.
(d)    “Identified Contingent Liabilities”
The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent

Exhibit N-1

liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Company.

(e)	“Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”
For the period from the date hereof through the Maturity Date, the Company and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.
(f)    “Do not have Unreasonably Small Capital”
For the period from the date hereof through the Maturity Date, the Company and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.
3.    For purposes of this certificate, I, or officers of the Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)	I have reviewed the financial statements referred to in Section 6.8 of the Credit Agreement.

(b)	I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)	As chief financial officer of the Company, I am familiar with the financial condition of the Company and its Subsidiaries.
4.    Based on and subject to the foregoing, I hereby certify on behalf of the Company that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Company and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Company and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.
[Signature Page Follows]

Exhibit N-2

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by its Chief Financial Officer this    day of , 20[ ].
[                    ]

By: ____________________________    Name:
    Title: Chief Financial Officer

Exhibit N-3

EXHIBIT P
TO THE AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

EXHIBIT P-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of April 18, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMH INTERMEDIATE HOLDINGS CORP. (f/k/a CAREY INTERMEDIATE HOLDINGS CORP.) (“Holdings”), AMH NEW FINANCE, INC. (f/k/a CAREY NEW FINANCE, INC.) (“AMH”), ASSOCIATED MATERIALS, LLC (the “Company”), GENTEK HOLDINGS, LLC (“Gentek Holdings”) and GENTEK BUILDING PRODUCTS, INC. (“Gentek Building Products”, and together with the Company and Gentek Holdings, the “US Borrowers”, and each, a “US Borrower”), GENTEK CANADA HOLDINGS LIMITED (“Gentek Canada”), ASSOCIATED MATERIALS CANADA LIMITED (“AM Canada”) and GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP (“Gentek LP”, and together with Gentek Canada and AM Canada, the “Canadian Borrowers”, and each, a “Canadian Borrower”, and together with the US Borrowers, the “Borrowers”), the banks, financial institutions and other institutional lenders and investors from time to time parties thereto, UBS AG, STAMFORD BRANCH, as US Administrative Agent, UBS AG CANADA BRANCH, as Canadian Administrative Agent and the other agents, arrangers and bookrunners party thereto. Terms defined in the Credit Agreement are used herein with the same meanings. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.
Pursuant to the provisions of Section 5.4(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of a U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to a U.S. Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business or are effectively connected but are not includible in the undersigned’s gross income for U.S. federal income tax purposes under an income tax treaty.
The undersigned has furnished the U.S. Administrative Agent and U.S. Borrowers with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and Administrative Agents and (2) the undersigned shall have at all times furnished the U.S. Borrowers and U.S. Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:	_____________________________
Name:
Title:

Date: ________ __, 20[ ]

Exhibit P-1-1

EXHIBIT P-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of April 18, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMH INTERMEDIATE HOLDINGS CORP. (f/k/a CAREY INTERMEDIATE HOLDINGS CORP.) (“Holdings”), AMH NEW FINANCE, INC. (f/k/a CAREY NEW FINANCE, INC.) (“AMH”), ASSOCIATED MATERIALS, LLC (the “Company”), GENTEK HOLDINGS, LLC (“Gentek Holdings”) and GENTEK BUILDING PRODUCTS, INC. (“Gentek Building Products”, and together with the Company and Gentek Holdings, the “US Borrowers”, and each, a “US Borrower”), GENTEK CANADA HOLDINGS LIMITED (“Gentek Canada”), ASSOCIATED MATERIALS CANADA LIMITED (“AM Canada”) and GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP (“Gentek LP”, and together with Gentek Canada and AM Canada, the “Canadian Borrowers”, and each, a “Canadian Borrower”, and together with the US Borrowers, the “Borrowers”), the banks, financial institutions and other institutional lenders and investors from time to time parties thereto, UBS AG, STAMFORD BRANCH, as US Administrative Agent, UBS AG CANADA BRANCH, as Canadian Administrative Agent and the other agents, arrangers and bookrunners party thereto. Terms defined in the Credit Agreement are used herein with the same meanings. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.
Pursuant to the provisions of Section 5.4(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of a U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to a U.S. Borrower as described in Section 881(c)(3)(C) of the Code and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its partners’/members’ conduct of a U.S. trade or business or are effectively connected but are not includible in the partners’/members’ gross income for U.S. federal income tax purposes under an income tax treaty.
The undersigned has furnished the U.S. Administrative Agent and the U.S. Borrowers with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the U.S. Borrowers and the U.S. Administrative Agent and (2) the undersigned shall have at all times furnished the U.S. Borrowers and the U.S. Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:	_____________________________
Name:
Title:

Date: ________ __, 20[ ]

Exhibit P-2-1

EXHIBIT P-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of April 18, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMH INTERMEDIATE HOLDINGS CORP. (f/k/a CAREY INTERMEDIATE HOLDINGS CORP.) (“Holdings”), AMH NEW FINANCE, INC. (f/k/a CAREY NEW FINANCE, INC.) (“AMH”), ASSOCIATED MATERIALS, LLC (the “Company”), GENTEK HOLDINGS, LLC (“Gentek Holdings”) and GENTEK BUILDING PRODUCTS, INC. (“Gentek Building Products”, and together with the Company and Gentek Holdings, the “US Borrowers”, and each, a “US Borrower”), GENTEK CANADA HOLDINGS LIMITED (“Gentek Canada”), ASSOCIATED MATERIALS CANADA LIMITED (“AM Canada”) and GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP (“Gentek LP”, and together with Gentek Canada and AM Canada, the “Canadian Borrowers”, and each, a “Canadian Borrower”, and together with the US Borrowers, the “Borrowers”), the banks, financial institutions and other institutional lenders and investors from time to time parties thereto, UBS AG, STAMFORD BRANCH, as US Administrative Agent, UBS AG CANADA BRANCH, as Canadian Administrative Agent and the other agents, arrangers and bookrunners party thereto. Terms defined in the Credit Agreement are used herein with the same meanings. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.
Pursuant to the provisions of Section 5.4(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of a U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to a U.S. Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business or are effectively connected but are not includible in the undersigned’s gross income for U.S. federal income tax purposes under an income tax treaty.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:	_____________________________
Name:
Title:

Date: ________ __, 20[ ]

Exhibit P-3-1

EXHIBIT P-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of April 18, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMH INTERMEDIATE HOLDINGS CORP. (f/k/a CAREY INTERMEDIATE HOLDINGS CORP.) (“Holdings”), AMH NEW FINANCE, INC. (f/k/a CAREY NEW FINANCE, INC.) (“AMH”), ASSOCIATED MATERIALS, LLC (the “Company”), GENTEK HOLDINGS, LLC (“Gentek Holdings”) and GENTEK BUILDING PRODUCTS, INC. (“Gentek Building Products”, and together with the Company and Gentek Holdings, the “US Borrowers”, and each, a “US Borrower”), GENTEK CANADA HOLDINGS LIMITED (“Gentek Canada”), ASSOCIATED MATERIALS CANADA LIMITED (“AM Canada”) and GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP (“Gentek LP”, and together with Gentek Canada and AM Canada, the “Canadian Borrowers”, and each, a “Canadian Borrower”, and together with the US Borrowers, the “Borrowers”), the banks, financial institutions and other institutional lenders and investors from time to time parties thereto, UBS AG, STAMFORD BRANCH, as US Administrative Agent, UBS AG CANADA BRANCH, as Canadian Administrative Agent and the other agents, arrangers and bookrunners party thereto. Terms defined in the Credit Agreement are used herein with the same meanings. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.
Pursuant to the provisions of Section 5.4(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of a U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to a U.S. Borrower as described in Section 881(c)(3)(C) of the Code and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its partners’/members’ conduct of a U.S. trade or business or are effectively connected but are not includible in the partners’/members’ gross income for U.S. federal income tax purposes under an income tax treaty.
The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:	_____________________________
Name:
Title:

Date: ________ __, 20[ ]

Exhibit P-4-1